Exhibit 3(a)

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BANKAMERICA CORPORATION

BankAmerica Corporation, a corporation organized and existing under the laws of the State of Delaware (the
“Corporation”), hereby certifies that (i) the Certificate of Incorporation of the Corporation was originally filed on July 31,
1998, (ii) the Corporation was originally incorporated under the name “NationsBank (DE) Corporation,” which name was changed to “NationsBank Corporation” on September 25, 1998 and to “BankAmerica Corporation” on September 30, 1998, (iii) this Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and (iv) the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

1. The name of the Corporation is Bank of America Corporation.

2. The purposes for which the Corporation is organized are to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

3. The number of shares, par value $.01 per share, the Corporation is authorized to issue is Five Billion One
Hundred Million (5,100,000,000), divided into the following classes:

Class	Number of Shares
Common	5,000,000,000
Preferred	100,000,000

The class of common (“Common Stock”) has unlimited voting rights and, after satisfaction of claims, if any, of the holders of preferred shares, is entitled to receive the net assets of the Corporation upon distribution.

The Board of Directors of the Corporation shall have full power and authority to establish one or more series within the class of preferred shares (the “Preferred Shares”), to define the designations, preferences, limitations and relative rights (including conversion rights) of shares within such class and to determine all variations between series.

The Board of Directors of the Corporation has
designated, established and authorized the following series of Preferred Shares: (a) 7% Cumulative Redeemable Preferred Stock, Series B.

A.    Designation.

The designation of this series is “7% Cumulative Redeemable Preferred Stock, Series B” (hereinafter referred to as the “Series B Preferred Stock”) and the number of shares constituting such series is Thirty-Five Thousand Forty-Five (35,045). Shares of Series B Preferred Stock shall have a stated value of $100.00 per share.

B.    Dividends.

The holders of record of the shares of the Series B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of any funds legally available for such purpose, cumulative cash dividends at an annual dividend rate per share of 7% of the stated value thereof, which amount is $7.00 per annum, per share, and no more.

Such dividends shall be payable each calendar quarter at the rate of $1.75 per share on such dates as shall be fixed by resolution of the Board of Directors of the Corporation. The date from which dividends on such shares shall be cumulative shall be the first day after said shares are issued. Accumulations of dividends shall not bear interest. No cash dividend shall be declared, paid or set apart for any shares of Common Stock unless all dividends on all shares of the Series B Preferred Stock at the time outstanding for all past dividend periods and for the then current dividend shall have been paid, or shall have been declared and a sum sufficient for the payment thereof, shall have been set apart. Subject to the foregoing provisions of this paragraph B, cash dividends or other cash distributions as may be determined by the Board of Directors of the Corporation may be declared and paid upon the shares of the Common Stock of the Corporation from time to time out of funds legally available therefor, and the shares of the Series B Preferred Stock shall not be entitled to participate in any such cash dividend or other such cash distribution so declared and paid or made on such shares of Common Stock.

C.    Redemption.

From and after October 31, 1988, any holder may, by written request, call upon the Corporation to redeem all or any part of said holder's shares of said Series B Preferred Stock at a redemption price of $100.00 per share plus accumulated unpaid dividends to the date said request for redemption is received by the Corporation and no more (the “Redemption Price”). Any such request for redemption shall be accompanied by the certificates for which redemption is requested, duly endorsed or with appropriate stock power attached, in either case with signature guaranteed. Upon receipt by the Corporation of any such request for redemption from any holder of the Series B Preferred Stock, the Corporation shall forthwith redeem said stock at the Redemption Price, provided that: (i) full cumulative dividends have been paid or declared and set apart for payment upon all shares of any series of preferred stock ranking superior to the Series B Preferred Stock as to dividends or other distributions (collectively the “Superior Stock”); and (ii) the Corporation is not then in default or in arrears with respect to any sinking or analogous fund or call for tenders obligation or agreement for the purchase, redemption or retirement of any shares of Superior Stock. In the event that, upon receipt of a request for redemption, either or both of the conditions set forth in clauses (i) and
(ii) above are not met, the Corporation shall forthwith return said request to the submitting shareholder along with a statement that the Corporation is unable to honor such request and explanation of the reasons therefor. From and after the receipt by the Corporation of a request for redemption from any holder of said Series B Preferred Stock, which request may be honored consistent with the foregoing provisions, all rights of such holder in the Series B Preferred Stock for which redemption is requested shall cease and terminate, except only the right to receive the Redemption Price thereof, but without interest.

D.    Liquidation Preference.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Series B Preferred Stock shall be entitled to receive, subject to the provisions of paragraph G and before any payment shall be made to the holders of the shares of Common Stock, the amount of $100.00 per share, plus accumulated dividends. After payment to the holders of the Series B Preferred Stock of the full amount as aforesaid, the holders of the Series B Preferred Stock as such shall have no right or claim to any of the remaining assets which shall be distributed ratably to the holders of the Common Stock. If, upon any such liquidation, dissolution or winding up, the assets available therefor are not sufficient to permit payments to the holders of Series B Preferred Stock of the full amount as aforesaid, then subject to the provisions of paragraph G, the holders of the Series B Preferred Stock then outstanding shall share ratably in the distribution of assets in accordance with the sums which would be payable if such holders were to receive the full amounts as aforesaid.

E.    Sinking Fund.

There shall be no sinking fund applicable to the shares of Series B Preferred Stock.

F.    Conversion.

The shares of Series B Preferred Stock shall not be convertible into any shares of Common Stock or any other class of shares, nor exchanged for any shares of Common Stock or any other class of shares.

G.    Superior Stock.
The Corporation may issue stock with preferences superior or equal to the shares of the Series B Preferred Stock without the consent of the holders thereof.

H.    Voting Rights.

Each share of the Series B Preferred Stock shall be entitled to equal voting rights, share for share, with each share of the Common Stock.

(b) ESOP Convertible Preferred Stock, Series C.

The shares of the ESOP Convertible Preferred Stock, Series C, of the Corporation shall be designated “ESOP Convertible Preferred Stock, Series C,” and the number of shares constituting such series shall be 3,000,000. The ESOP Convertible Preferred Stock, Series C, shall hereinafter be referred to as the “ESOP Preferred Stock.”

A.    Special Purpose Restricted Transfer Issue.

Shares of ESOP Preferred Stock shall be issued only to a trustee acting on behalf of an employee stock ownership plan or other employee benefit plan of the Corporation or any subsidiary of the Corporation. In the event of any transfer of shares of ESOP Preferred Stock to any person other than any such plan trustee or the Corporation, the shares of ESOP Preferred Stock so transferred, upon such transfer and without any further action by the Corporation or the holder, shall be automatically converted into shares of Common Stock on the terms otherwise provided for the conversion of shares of ESOP Preferred Stock into shares of Common Stock pursuant to paragraph E hereof and no such transferee shall have any of the voting powers, preferences and relative, participating, optional or special rights ascribed to shares of ESOP Preferred Stock hereunder but, rather, only the powers and rights pertaining to the Common Stock into which such shares of ESOP Preferred Stock shall be so converted. Certificates representing shares of ESOP Preferred Stock shall be legended to reflect such restrictions on transfer. Notwithstanding the foregoing provisions of this paragraph A, shares of ESOP Preferred Stock (i) may be converted into shares of Common Stock as provided by paragraph E hereof and the shares of Common Stock issued upon such conversion may be transferred by the holder thereof as permitted by law and (ii) shall be redeemable by the Corporation upon the terms and conditions provided by paragraphs F, G and H hereof.

B.    Dividends and Distributions.

(1) Subject to the provisions for adjustment hereinafter set forth, the holders of shares of ESOP Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, cash dividends (“Preferred Dividends”) in an amount equal to $3.30 per share per annum, and no more, payable semi-annually, one- half on the first day of January and one-half on the first day of July of each year (each a “Dividend Payment Date”) to holders of record at the start of business on such Dividend Payment Date. Preferred Dividends shall accrue on a daily basis whether or not the Corporation shall have earnings or surplus at the time, but Preferred Dividends on the shares of ESOP Preferred Stock for any period less than a full semi-annual period between Dividend Payment Dates shall be computed on the basis of a 360- day year of 30-day months. Accumulated but unpaid Preferred Dividends shall accumulate as of the Dividend Payment Date on which they first become payable, but no interest shall accrue on accumulated but unpaid Preferred Dividends.

(2) So long as any ESOP Preferred Stock shall be outstanding, no dividend shall be declared or paid or set apart for payment on any other series of stock ranking on a parity with the ESOP Preferred Stock as to dividends, unless there shall also be or have been declared and paid or set apart for payment on the ESOP Preferred Stock, like dividends for all dividend payment periods of the ESOP Preferred Stock ending on or before the dividend payment date of such parity stock, ratably in proportion to the respective amounts of dividends accumulated and unpaid through such dividend payment period on the ESOP Preferred Stock and accumulated and unpaid or payable on such parity stock through the dividend payment period on such parity stock next preceding such Dividend Payment Date. In the event that full cumulative dividends on the ESOP Preferred Stock have not been declared and paid or set apart for payment when due, the Corporation shall not declare or pay or set apart for payment any dividends or make any other distributions on, or make any payment on account of the purchase, redemption or other retirement of any other class of stock or series thereof of the Corporation ranking, as to dividends or as to distributions in the event of a liquidation, dissolution or winding-up of the Corporation, junior to the ESOP Preferred Stock until full cumulative dividends on the ESOP Preferred Stock shall have been paid or declared and provided for; provided, however, that the foregoing shall not apply to (i) any dividend payable solely in any shares of any stock ranking, as to dividends or as to distributions in the event of the liquidation, dissolution or winding-up of the Corporation, junior to the ESOP Preferred Stock, or (ii) the acquisition of shares of any stock ranking, as to dividends or as to distributions in the event of a liquidation, dissolution or winding-up of the Corporation, junior to the ESOP Preferred Stock either (A) pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted or (B) in exchange solely for shares of any other stock ranking junior to the ESOP Preferred Stock.

C.    Voting Rights.

The holders of shares of ESOP Preferred Stock shall have the following voting rights:

(1) The holders of ESOP Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of Common Stock of the Corporation, voting together with the holders of Common Stock as one class. Each share of the ESOP Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of ESOP Preferred Stock could be converted on the record date for determining the shareholders entitled to vote, rounded to the nearest whole vote; it being understood that whenever the “Conversion Ratio” (as defined in paragraph E hereof) is adjusted as provided in paragraph I hereof, the voting rights of the ESOP Preferred Stock shall also be similarly adjusted.
(2) Except as otherwise required by the General Corporation Law of the State of Delaware or set forth in paragraph
C(l), holders of ESOP Preferred Stock shall have no special voting rights and their consent shall not be required for the taking of any corporate action.

D.    Liquidation, Dissolution or Winding-Up.

(1) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of ESOP Preferred Stock shall be entitled to receive out of the assets of the Corporation which remain after satisfaction in full of all valid claims of creditors of the Corporation and which are available for payment to shareholders and subject to the rights of the holders of any stock of the Corporation ranking senior to or on a parity with the ESOP Preferred Stock in respect of distributions upon liquidation, dissolution or winding-up of the Corporation, before any amount shall be paid or distributed among the holders of Common Stock or any other shares ranking junior to the ESOP Preferred Stock in respect of the distributions upon liquidation, dissolution or winding-up of the Corporation, liquidating distributions in the amount of $42.50 per share, plus an amount equal to all accrued and unpaid dividends thereon to the date fixed for distribution, and no more. If upon any liquidation, dissolution or winding-up of the Corporation, the amounts payable with respect to the ESOP Preferred Stock and any other stock ranking as to any such distribution on a parity with the ESOP Preferred Stock are not paid in full, the holders of the ESOP Preferred Stock and such other stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount to which they are entitled as provided by the foregoing provisions of this paragraph D(l), the holders of shares of ESOP Preferred Stock shall not be entitled to any further right or claim to any of the remaining assets of the Corporation.

(2) Neither the merger or consolidation of the Corporation with or into any other corporation, nor the merger or consolidation of any other corporation with or into the Corporation, nor the sale, transfer or lease of all or any portion of the assets of the Corporation, shall be deemed to be a dissolution, liquidation or winding-up of the affairs of the Corporation for purposes of this paragraph D, but the holders of ESOP Preferred Stock shall nevertheless be entitled in the event of any such merger or consolidation to the rights provided by paragraph H hereof.

(3) Written notice of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable to holders of ESOP Preferred Stock in such circumstances shall be payable, shall be given by first-class mail, postage prepaid, mailed not less than twenty (20) days prior to any payment date stated therein, to the holders of ESOP Preferred Stock, at the address shown on the books of the Corporation or any transfer agent for the ESOP Preferred Stock.

E.    Conversion into Common Stock.

(1) A holder of shares of ESOP Preferred Stock shall be entitled, at any time prior to the close of business on the date fixed for redemption of such shares pursuant to paragraph F, G or H hereof, to cause any or all of such shares to be converted into shares of Common Stock at a conversion rate equal to the ratio of 1.0 share of ESOP Preferred Stock to 1.68 shares of Common Stock (as adjusted as hereinafter provided, the “Conversion Ratio”). The Conversion Ratio set forth above is subject to adjustment pursuant to this Certificate of Incorporation.

(2) Any holder of shares of ESOP Preferred Stock desiring to convert such shares into shares of Common Stock shall surrender the certificate or certificates representing the shares of ESOP Preferred Stock being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), at the principal executive office of the Corporation or the offices of the transfer agent for the ESOP Preferred Stock or such office or offices in the continental United States of an agent for conversion as may from time to time be designated by notice to the holders of the ESOP Preferred Stock by the Corporation or the transfer agent for the ESOP Preferred Stock, accompanied by written notice of conversion. Such notice of conversion shall specify (i) the number of shares of ESOP Preferred Stock to be converted and the name or names in which such holder wishes the certificate or certificates for Common Stock and for any shares of ESOP Preferred Stock not to be so converted to be issued, and (ii) the address to which such holder wishes delivery to be made of such new certificates to be issued upon such conversion.

(3) Upon surrender of a certificate representing a share or shares of ESOP Preferred Stock for conversion, the Corporation shall issue and send by hand delivery (with receipt to be acknowledged) or by first-class mail, postage prepaid, to the holder thereof or to such holder's designee, at the address designated by such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled upon conversion. In the event that there shall have been surrendered a certificate or certificates representing shares of ESOP Preferred Stock, only part of which are to be converted, the Corporation shall issue and deliver to such holder or such holder's designee a new certificate or certificates representing the number of shares of ESOP Preferred Stock which shall not have been converted.
(4) The issuance by the Corporation of shares of Common Stock upon a conversion of shares of ESOP Preferred Stock into shares of Common Stock made at the option of the holder thereof shall be effective as of the earlier of (i) the delivery to such holder or such holder's designee of the certificate or certificates representing the shares of Common Stock issued upon conversion thereof or (ii) the commencement of business on the second business day after the surrender of the certificate or certificates for the shares of ESOP Preferred Stock to be converted, duly assigned or endorsed for transfer to the corporation (or accompanied by duly executed stock powers relating thereto) as provided hereby. On and after the effective date of conversion, the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock, but no allowance or adjustment shall be made in respect of dividends payable to holders of Common Stock in respect of any period prior to such effective date. The Corporation shall not be obligated to pay any dividends which shall have been declared and shall be payable to holders of shares of ESOP Preferred Stock on a Dividend Payment Date if such Dividend Payment Date for such dividend shall coincide with or be on or subsequent to the effective date of conversion of such shares.

(5) The Corporation shall not be obligated to deliver to holders of ESOP Preferred Stock any fractional share or shares of Common Stock issuable upon any conversion of such shares of ESOP Preferred Stock, but in lieu thereof may make a cash payment in respect thereof in any manner permitted by law.

(6) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of shares of ESOP Preferred Stock as herein provided, free from any preemptive rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all shares of ESOP Preferred Stock then outstanding. The Corporation shall prepare and shall use its best efforts to obtain and keep in force such governmental or regulatory permits or other authorizations as may be required by law, and shall comply with all requirements as to registration or qualification of the Common Stock, in order to enable the Corporation lawfully to issue and deliver to each holder of record of ESOP Preferred Stock such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all shares of ESOP Preferred Stock then outstanding and convertible into shares of Common Stock.

F.    Redemption At the Option of the Corporation.

(1) The ESOP Preferred Stock shall be redeemable, in whole or in part, at the option of the Corporation at any time, at a redemption price per share (except as to redemption pursuant to paragraph F(3)) of $42.83 prior to July 1, 1999 and $42.50 thereafter, plus, in each case, an amount equal to all accrued and unpaid dividends thereon to the date fixed for redemption. Payment of the redemption price shall be made by the Corporation in cash or shares of Common Stock, or a combination thereof, as permitted by paragraph F(5). From and after the date fixed for redemption, dividends on shares of ESOP Preferred Stock called for redemption will cease to accrue, such shares will no longer be deemed to be outstanding and all rights in respect of such shares of the Corporation shall cease, except the right to receive the redemption price. If less than all of the outstanding shares of ESOP Preferred Stock are to be redeemed, the Corporation shall either redeem a portion of the shares of each holder determined pro rata based on the number of shares held by each holder or shall select the shares to be redeemed by lot, as may be determined by the Board of Directors of the Corporation.

(2) Unless otherwise required by law, notice of redemption will be sent to the holders of ESOP Preferred Stock at the address shown on the books of the Corporation or any transfer agent for the ESOP Preferred Stock by first-class mail, postage prepaid, mailed not less than twenty (20) days nor more than sixty (60) days prior to the redemption date. Each such notice shall state: (i) the redemption date; (ii) the total number of shares of the ESOP Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the conversion rights of the shares to be redeemed, the period within which conversion rights may be exercised, and the Conversion Ratio and number of shares of Common Stock issuable upon conversion of a share of ESOP Preferred Stock at the time. These notice provisions may be supplemented if necessary in order to comply with optional redemption provisions for preferred stock which may be required under the Internal Revenue Code of 1986, as amended, or the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Upon surrender of the certificates for any shares so called for redemption and not previously converted (properly endorsed or assigned for transfer, if the Board of Directors of the
Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the date fixed for redemption and at the applicable redemption price set forth in this paragraph F.

(3) In the event of a change in the federal tax law of the United States of America which has the effect of precluding the Corporation from claiming any of the tax deductions for dividends paid on the ESOP Preferred Stock when such dividends are used as provided under Section 404(k)(2) of the Internal Revenue Code of 1986, as amended and in effect on the date shares of ESOP Preferred Stock are initially issued, the Corporation may, within 180 days following the effective date of such tax legislation and implementing regulations of the Internal Revenue Service, if any, in its sole discretion and notwithstanding anything to the contrary in paragraph F(l), elect to redeem any or all such shares for the amount payable in respect of the shares upon liquidation of the Corporation pursuant to paragraph D.

(4) In the event the C&S/Sovran Retirement Savings, ESOP and Profit Sharing Plan (as amended, together with any successor plan, the “Plan”) is terminated, the Corporation shall, notwithstanding anything to the contrary in paragraph F(l), redeem all shares of ESOP Preferred Stock for the amount payable in respect of the shares upon redemption of the ESOP Preferred Stock pursuant to paragraph F(1) hereof.

(5) The Corporation, at its option, may make payment of the redemption price required upon redemption of shares of ESOP Preferred Stock in cash or in shares of Common Stock, or in a combination of such shares and cash, any such shares to be valued for such purpose at their Fair Market Value (as defined in paragraph I(7) hereof).

G.    Other Redemption Rights.

Shares of ESOP Preferred Stock shall be redeemed by the Corporation at a price which is the greater of the Conversion Value (as defined in paragraph I) of the ESOP Preferred Stock on the date fixed for redemption or a redemption price of $42.50 per share plus accrued and unpaid dividends thereon to the date fixed for redemption, for shares of Common Stock (any such shares of Common Stock to be valued for such purpose as provided by paragraph F(5) hereof), at the option of the holder, at any time and from time to time upon notice to the Corporation given not less than five (5) business days prior to the date fixed by the Corporation in such notice for such redemption, when and to the extent necessary (i) to provide for distributions required to be made under, or to satisfy an investment election provided to participants in accordance with, the
Plan to participants in the Plan or (ii) to make payment of principal, interest or premium due and payable (whether as scheduled or upon acceleration) on any indebtedness incurred by the holder or Trustee under the Plan for the benefit of the Plan.

H.    Consolidation, Merger, etc.

(1) In the event that the Corporation shall consummate any consolidation or merger or similar transaction, however named, pursuant to which the outstanding shares of Common Stock are by operation of law exchanged solely for or changed, reclassified or converted solely into stock of any successor or resulting company (including the Corporation and any company that directly or indirectly owns all of the outstanding capital stock of such successor or resulting company) that constitutes “qualifying employer securities” with respect to a holder of ESOP Preferred Stock within the meaning of Section 409(1) of the Internal Revenue Code of 1986, as amended, and Section 407(d)(5) of ERISA, or any successor provisions of law, and, if applicable, for a cash payment in lieu of fractional shares, if any, the shares of ESOP Preferred Stock of such holder shall be assumed by and shall become preferred stock of such successor or resulting company, having in respect of such company insofar as possible the same powers, preferences and relative, participating, optional or other special rights (including the redemption rights provided by paragraphs F, G and H hereof), and the qualifications, limitations or restrictions thereon, that the ESOP Preferred Stock had immediately prior to such transaction, except that after such transaction each share of the ESOP Preferred Stock shall be convertible, otherwise on the terms and conditions provided by paragraph E hereof, into the qualifying employer securities so receivable by a holder of the number of shares of Common Stock into which such shares of ESOP Preferred Stock could have been converted immediately prior to such transaction if such holder of Common Stock failed to exercise any rights of election to receive any kind or amount of stock, securities, cash or other property (other than such qualifying employer securities and a cash payment, if applicable, in lieu of fractional shares) receivable upon such transaction
(provided that, if the kind or amount of qualifying employer securities receivable upon such transaction is not the same for each non-electing share, then the kind and amount of qualifying employer securities receivable upon such transaction for each non- electing share shall be the kind and amount so receivable per share by a plurality of the non- electing shares). The rights of the ESOP Preferred Stock as preferred stock of such successor or resulting company shall successively be subject to adjustments pursuant to paragraph I hereof after any such transaction as nearly equivalent to the adjustments provided for by such paragraph prior to such transaction. The Corporation shall not consummate any such merger, consolidation or similar transaction unless all then outstanding shares of the ESOP Preferred Stock shall be assumed and authorized by the successor or resulting company as aforesaid.

(2) In the event that the Corporation shall consummate any consolidation or merger or similar transaction, however named, pursuant to which the outstanding shares of Common Stock are by operation of law exchanged for or changed, reclassified or converted into other stock or securities or cash or any other property, or any combination thereof, other than any such consideration which is constituted solely of qualifying employer securities (as referred to in paragraph H(l)) and cash payments, if applicable, in lieu of fractional shares, all outstanding shares of ESOP Preferred Stock shall, without any action on the part of the Corporation or any holder thereof (but subject to paragraph H(3)), be deemed converted by virtue of such merger, consolidation or similar transaction immediately prior to such consummation into the number of shares of Common Stock into which such shares of ESOP Preferred Stock could have been converted at such time, and each share of ESOP Preferred Stock shall, by virtue of such transaction and on the same terms as apply to the holders of Common Stock, be converted into or exchanged for the aggregate amount of stock, securities, cash or other property (payable in like kind) receivable by a holder of the number of shares of Common Stock into which such shares of ESOP Preferred Stock could have been converted immediately prior to such transaction if such holder of Common Stock failed to exercise any rights of election as to the kind or amount of stock, securities, cash or other property receivable upon such transaction (provided that, if the kind or amount of stock, securities, cash or other property receivable upon such transaction is not the same for each non-electing share, then the kind and amount of stock, securities, cash or other property receivable upon such transaction for each non- electing share shall be the kind and amount so receivable per share by a plurality of the non-electing shares).

(3) In the event the Corporation shall enter into any agreement providing for any consolidation or merger or similar transaction described in paragraph H(2), then the Corporation shall as soon as practicable thereafter (and in any event at least ten (10) business days before consummation of such transaction) give notice of such agreement and the material terms thereof to each holder of ESOP Preferred Stock and each such holder shall have the right to elect, by written notice to the Corporation, to receive, upon consummation of such transaction (if and when such transaction is consummated), from the Corporation or the successor of the Corporation, in redemption and retirement of such ESOP Preferred Stock, a cash payment equal to the amount payable in respect of shares of ESOP Preferred Stock upon redemption pursuant to paragraph F(l) hereof. No such notice of redemption shall be effective unless given to the Corporation prior to the close of business on the second business day prior to consummation of such transaction, unless the Corporation or the successor of the Corporation shall waive such prior notice, but any notice of redemption so given prior to such time may be withdrawn by notice of withdrawal given to the Corporation prior to the close of business on the second business day prior to consummation of such transaction.

I.    Anti-dilution Adjustments.

(1) In the event the Corporation shall, at any time or from time to time while any of the shares of the ESOP Preferred Stock are outstanding, (i) pay a dividend or make a distribution in respect of the Common Stock in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, in each case whether by reclassification of shares, recapitalization of the Corporation (including a recapitalization effected by a merger or consolidation to which paragraph H hereof does not apply) or otherwise, the Conversion Ratio in effect immediately prior to such action shall be adjusted by multiplying such Conversion Ratio by the fraction the numerator of which is the number of shares of Common Stock outstanding immediately before such event and the denominator of which is the number of shares of Common Stock outstanding immediately after such event. An adjustment made pursuant to this paragraph I(1) shall be given effect, upon payment of such a dividend or distribution, as of the record date for the determination of shareholders entitled to receive such dividend or distribution (on a retroactive basis) and in the case of a subdivision or combination shall become effective immediately as of the effective date thereof.

(2) In the event that the Corporation shall, at any time or from time to time while any of the shares of ESOP Preferred Stock are outstanding, issue to holders of shares of Common Stock as a dividend or distribution, including by way of a reclassification of shares or a recapitalization of the Corporation, any right or warrant to purchase shares of Common Stock (but not including as such a right or warrant any security convertible into or exchangeable for shares of Common Stock) at a purchase price per share less than the Fair Market Value (as hereinafter defined) of a share of Common Stock on the date of issuance of such right or warrant, then, subject to the provisions of paragraphs I(5) and I(6), the Conversion Ratio shall be adjusted by multiplying such Conversion Ratio by the fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately before such issuance of rights or warrants plus the number of shares of Common

Stock which could be purchased at the Fair Market Value of a share of Common Stock at the time of such issuance for the maximum aggregate consideration payable upon exercise in full of all such rights or warrants and the denominator of which shall be the number of shares of Common Stock outstanding immediately before such issuance of rights or warrants plus the maximum number of shares of Common Stock that could be acquired upon exercise in full of all such rights and warrants.

(3) In the event the Corporation shall, at any time and from time to time while any of the shares of ESOP Preferred Stock are outstanding, issue, sell or exchange shares of Common Stock (other than pursuant to any right or warrant to purchase or acquire shares of Common Stock (including as such a right or warrant any security convertible into or exchangeable for shares of Common Stock) and other than pursuant to any dividend reinvestment plan or employee or director incentive or benefit plan or arrangement, including any employment, severance or consulting agreement, of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted) for a consideration having a Fair Market Value on the date of such issuance, sale or exchange less than the Fair Market Value of such shares on the date of such issuance, sale or exchange, then, subject to the provisions of paragraphs I(5) and (6), the Conversion Ratio shall be adjusted by multiplying such Conversion Ratio by the fraction the numerator of which shall be the sum of (i) the Fair Market Value of all the shares of
Common Stock outstanding on the day immediately preceding the first public announcement of such issuance, sale or exchange plus (ii) the Fair Market Value of the consideration received by the Corporation in respect of such issuance, sale or exchange of shares of Common Stock, and the denominator of which shall be the product of (i) the Fair Market Value of a share of Common Stock on the day immediately preceding the first public announcement of such issuance, sale or exchange multiplied by (ii) the sum of the number of shares of Common Stock outstanding on such day plus the number of shares of Common Stock so issued, sold or exchanged by the Corporation. In the event the Corporation shall, at any time or from time to time while any shares of ESOP Preferred Stock are outstanding, issue, sell or exchange any right or warrant to purchase or acquire shares of Common Stock (including as such a right or warrant any security convertible into or exchangeable for shares of Common Stock), other than any such issuance to holders of shares of Common Stock as a dividend or distribution (including by way of a reclassification of shares or a recapitalization of the Corporation) and other than pursuant to any dividend reinvestment plan or employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted, for a consideration having a Fair
Market Value on the date of such issuance, sale or exchange less than the Non-Dilutive Amount (as hereinafter defined), then, subject to the provisions of paragraphs I(5) and (6), the Conversion Ratio shall be adjusted by multiplying such Conversion Ratio by a fraction the numerator of which shall be the sum of (a) the Fair Market Value of all the shares of Common Stock outstanding on the day immediately preceding the first public announcement of such issuance, sale or exchange plus (b) the Fair Market Value of the consideration received by the Corporation in respect of such issuance, sale or exchange of such right or warrant plus (c) the Fair Market Value at the time of such issuance of the consideration which the Corporation would receive upon exercise in full of all such rights or warrants, and the denominator of which shall be the product of (a) the Fair Market Value of a share of Common Stock on the day immediately preceding the first public announcement of such issuance, sale or exchange multiplied by (b) the sum of the number of shares of Common Stock outstanding on such day plus the maximum number of shares of Common Stock which could be acquired pursuant to such right or warrant at the time of the issuance, sale or exchange of such right or warrant (assuming shares of Common Stock could be acquired pursuant to such right or warrant at such time).

(4) In the event the Corporation shall, at any time or from time to time while any of the shares of ESOP Preferred Stock are outstanding, make any Extraordinary Distribution (as hereinafter defined) in respect of the Common Stock, whether by dividend, distribution, reclassification of shares or recapitalization of the Corporation (including a recapitalization or reclassification effected by a merger or consolidation to which paragraph H hereof does not apply) or effect a Pro Rata Repurchase (as hereinafter defined) of Common Stock, the Conversion Ratio in effect immediately prior to such Extraordinary Distribution or Pro Rata Repurchase shall, subject to paragraphs I(5) and (6), be adjusted by multiplying such Conversion Ratio by a fraction the numerator of which shall be (a) the product of (i) the number of shares of Common Stock outstanding immediately before such Extraordinary Distribution or Pro Rata Repurchase multiplied by (ii) the Fair Market Value (as herein defined) of a share of Common Stock on the Valuation Date (as hereinafter defined) with respect to an Extraordinary Distribution, or on the applicable expiration date (including all extensions thereof) of any tender offer which is a Pro Rata Repurchase, or on the date of purchase with respect to any Pro Rata Repurchase which is not a tender offer, as the case may be, minus (b) the Fair Market Value of the Extraordinary Distribution or the aggregate purchase price of the Pro Rata Repurchase, as the case may be, and the denominator of which shall be the product of (i) the number of shares of Common Stock outstanding immediately before such Extraordinary Distribution or Pro Rata Repurchase minus, in the case of a Pro Rata Repurchase, the number of shares of Common Stock repurchased by the Corporation multiplied by (ii) the Fair Market Value of a share of Common Stock on the record date with respect to an Extraordinary Distribution or on the applicable expiration date (including all extensions thereof) of any tender offer which is a Pro Rata Repurchase or on the date of purchase with respect to any Pro Rata Repurchase which is not a tender offer, as the case may be. The Corporation shall send each holder of ESOP Preferred Stock (x) notice of its intent to make any Extraordinary Distribution and (y) notice of any offer by the Corporation to make a Pro Rata Repurchase, in each case at the same time as, or as soon as practicable after, such offer is first communicated (including by announcement of a record date in accordance with the rules of any stock exchange on which the Common Stock is listed or admitted to trading) to holders of Common Stock. Such notice shall indicate the intended record date and the amount and nature of such dividend or distribution, or the number of shares subject to such offer for a Pro Rata Repurchase and the purchase price payable by the Corporation pursuant to such offer, as well as the Conversion Ratio and the number of shares of Common Stock into which a share of ESOP Preferred Stock may be converted at such time.

(5) Notwithstanding any other provisions of this paragraph I, the Corporation shall not be required to make any adjustment of the Conversion Ratio unless such adjustment would require an increase or decrease of at least one percent
(1%) in the Conversion Ratio. Any lesser adjustment shall be carried forward and shall be made no later than the time of, and together with, the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least one percent (1%) in the Conversion Ratio.

(6) If the Corporation shall make any dividend or distribution on the Common Stock or issue any Common Stock, other capital stock or other security of the Corporation or any rights or warrants to purchase or acquire any such security, which transaction does not result in an adjustment to the Conversion Ratio pursuant to the foregoing provisions of this paragraph I, the Board of Directors of the Corporation shall consider whether such action is of such a nature that an adjustment to the Conversion Ratio should equitably be made in respect of such transaction. If in such case the Board of Directors of the Corporation determines that the adjustment to the Conversion Ratio should be made, an adjustment shall be made effective as of such date, as determined by the Board of Directors of the Corporation. The determination of the Board of Directors of the Corporation as to whether an adjustment to the Conversion Ratio should be made pursuant to the foregoing provisions of this paragraph I(6), and, if so, as to what adjustment should be made and when, shall be final and binding on the Corporation and all shareholders of the Corporation. The Corporation shall be entitled to make such additional adjustments in the Conversion
Ratio, in addition to those required by the foregoing provisions of this paragraph I, as shall be necessary in order that any dividend or distribution in shares of capital stock of the Corporation, subdivision, reclassification or combination of shares of stock of the Corporation or any recapitalization of the Corporation shall not be taxable to holders of the Common Stock.

(7) For purposes of this paragraph I, the following definitions shall apply:

“Conversion Value” shall mean the Fair Market Value of the aggregate number of shares of Common Stock into which a share of ESOP Preferred Stock is convertible.

“Extraordinary Distribution” shall mean any dividend or other distribution (effected while any of the shares of ESOP Preferred Stock are outstanding) (a) of cash, where the aggregate amount of such cash dividend and distribution together with the amount of all cash dividends and distributions made during the preceding period of 12 months, when combined with the aggregate amount of all Pro Rata Repurchases (for this purpose, including only that portion of the aggregate purchase price of such Pro Rata Repurchase which is in excess of the Fair Market Value of the Common Stock repurchased as determined on the applicable expiration date (including all extensions thereof) of any tender offer or exchange offer which is a Pro Rata Repurchase, or the date of purchase with respect to any other Pro Rata Repurchase which is not a tender offer or exchange offer made during such period), exceeds Twelve and One- Half percent (12.5%) of the aggregate Fair Market Value of all shares of Common Stock outstanding on the record date for determining the shareholders entitled to receive such Extraordinary Distribution and (b) any shares of capital stock of the Corporation (other than shares of Common Stock), other securities of the Corporation (other than securities of the type referred to in paragraph I(2)), evidence of indebtedness of the Corporation or any other person or any other property (including shares of any subsidiary of the Corporation), or any combination thereof. The Fair Market Value of an Extraordinary Distribution for purposes of paragraph I(4) shall be the sum of the Fair Market Value of such Extraordinary Distribution plus the amount of any cash dividends which are not Extraordinary Distributions made during such twelve- month period and not previously included in the calculation of an adjustment pursuant to paragraph I(4).

“Fair Market Value” shall mean, as to shares of Common Stock or any other class of capital stock or securities of the Corporation or any other issuer which are publicly traded, the average of the Current Market Prices (as hereinafter defined) of such shares or securities for each day of the Adjustment Period (as hereinafter defined). “Current Market Price” of publicly traded shares of Common Stock or any other class of capital stock or other security of the Corporation or any other issuer for a day shall mean the last reported sales price, regular way, or, in case no sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in either case as reported on the New York Stock Exchange Composite Tape or, if such security is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which such security is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on The Nasdaq National Market or, if such security is not quoted on Nasdaq, the average of the closing bid and asked prices on each such day in the over-the-counter market as reported by Nasdaq or, if bid and asked prices for such security on each such day shall not have been reported through Nasdaq, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm selected for such purpose by the Board of Directors of the Corporation or a committee thereof on each trading day during the Adjustment Period. “Adjustment Period” shall mean the period of five (5) consecutive trading days preceding the date as of which the Fair Market Value of a security is to be determined. The “Fair Market Value” of any security which is not publicly traded or of any other property shall mean the fair value thereof as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board of Directors of the Corporation or a committee thereof, or, if no such investment banking or appraisal firm is in the good faith judgment of the Board of Directors or such committee available to make such determination, as determined in good faith by the Board of Directors of the Corporation or such committee.

“Non-Dilutive Amount” in respect of an issuance, sale or exchange by the Corporation of any right or warrant to purchase or acquire shares of Common Stock (including any security convertible into or exchangeable for shares of Common Stock) shall mean the remainder of (a) the product of the Fair Market Value of a share of Common Stock on the day preceding the first public announcement of such issuance, sale or exchange multiplied by the maximum number of shares of Common Stock which could be acquired on such date upon the exercise in full of such rights and warrants (including upon the conversion or exchange of all such convertible or exchangeable securities), whether or not exercisable (or convertible or exchangeable) at such date, minus (b) the aggregate amount payable pursuant to such right or warrant to purchase or acquire such maximum number of shares of Common Stock; provided, however, that in no event shall the Non- Dilutive Amount be less than zero. For purposes of the foregoing sentence, in the case of a security convertible into or exchangeable for shares of Common Stock, the amount payable pursuant to a right or warrant to purchase or acquire shares of Common Stock shall be the Fair Market Value of such security on the date of the issuance, sale or exchange of such security by the Corporation.

“Pro Rata Repurchase” shall mean any purchase of shares of Common Stock by the Corporation or any subsidiary thereof, whether for cash, shares of capital stock of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other person or any other property (including shares of a subsidiary of the Corporation), or any combination thereof, effected while any of the shares of ESOP Preferred Stock are outstanding, pursuant to any tender offer or exchange offer subject to Section 13(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision of law, or pursuant to any other offer available to substantially all holders of Common Stock; provided, however, that no purchase of shares by the Corporation or any subsidiary thereof made in open market transactions shall be deemed a Pro Rata Repurchase. For purposes of this paragraph I(7), shares shall be deemed to have been purchased by the Corporation or any subsidiary thereof “in open market transactions” if they have been purchased substantially in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act, on the date shares of ESOP Preferred Stock are initially issued by the Corporation or on such other terms and conditions as the Board of Directors of the Corporation or a committee thereof shall have determined are reasonably designed to prevent such purchases from having a material effect on the trading market for the Common Stock.

“Valuation Date” with respect to an Extraordinary Distribution shall mean the date that is five (5) business days prior to the record date for such Extraordinary Distribution.

(8) Whenever an adjustment to the Conversion Ratio is required pursuant hereto, the Corporation shall forthwith place on file with the transfer agent for the Common Stock and the ESOP Preferred Stock if there be one, and with the Secretary of the Corporation, a statement signed by two officers of the Corporation, stating the adjusted Conversion Ratio determined as provided herein and the voting rights (as appropriately adjusted) of the ESOP Preferred Stock. Such statement shall set forth in reasonable detail such facts as shall be necessary to show the reason and the manner of computing such adjustment, including any determination of Fair Market Value involved in such computation. Promptly after each adjustment to the Conversion Ratio and the related voting rights of the ESOP Preferred Stock, the Corporation shall mail a notice thereof to each holder of shares of the ESOP Preferred Stock.

J.    Ranking; Retirement of Shares.

(1) The ESOP Preferred Stock shall rank (a) senior to the Common Stock as to the payment of dividends and the distribution of assets on liquidation, dissolution and winding-up of the Corporation and (b) unless otherwise provided in the Articles of Incorporation of the Corporation or an amendment to such Articles of Incorporation relating to a subsequent series of Preferred Shares, junior to all other series of Preferred Shares as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding-up.

(2) Any shares of ESOP Preferred Stock acquired by the Corporation by reason of the conversion or redemption of such shares as provided hereby, or otherwise so acquired, shall be retired as shares of ESOP Preferred Stock and restored to the status of authorized but unissued shares of Preferred Shares, undesignated as to series, and may thereafter be reissued as part of a new series of such Preferred Shares as permitted by law.

K.    Miscellaneous.

(1) All notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) business days after the mailing thereof if sent by registered mail (unless first- class mail shall be specifically permitted for such notice under the terms hereof) with postage prepaid, addressed: (a) if to the
Corporation, to its office at Bank of America Corporate Center, Charlotte, North Carolina 28255 (Attention: Treasurer) or to the transfer agent for the ESOP Preferred Stock, or other agent of the Corporation designated as permitted hereby or (b) if to any holder of the ESOP Preferred Stock or Common Stock, as the case may be, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the ESOP Preferred Stock or Common Stock, as the case may be) or (c) to such other address as the Corporation or any such holder, as the case may be, shall have designated by notice similarly given.

(2) The term “Common Stock” as used herein means the Corporation's Common Stock, as the same existed at the date of filing of the Amendment to the Corporation's Articles of Incorporation relating to the ESOP Preferred Stock or any other class of stock resulting from successive changes or reclassification of such Common Stock consisting solely of changes in par value, or from par value to no par value. In the event that, at any time as a result of an adjustment made pursuant to paragraph I hereof, the holder of any share of the ESOP Preferred Stock upon thereafter surrendering such shares for conversion shall become entitled to receive any shares or other securities of the Corporation other than shares of Common Stock, the
Conversion Ratio in respect of such other shares or securities so receivable upon conversion of shares of ESOP Preferred Stock shall thereafter be adjusted, and shall be subject to further adjustment from time to time, in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in paragraph I hereof, and the provisions of paragraphs A through H, J, and K hereof with respect to the Common Stock shall apply on like or similar terms to any such other shares or securities.

(3) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of ESOP Preferred Stock or shares of Common Stock or other securities issued on account of ESOP Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of ESOP Preferred Stock or Common Stock or other securities in a name other than that in which the shares of ESOP Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person with respect to any such shares or securities other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(4) In the event that a holder of shares of ESOP Preferred Stock shall not by written notice designate the name in which shares of Common Stock to be issued upon conversion of such shares should be registered or to whom payment upon redemption of shares of ESOP Preferred Stock should be made or the address to which the certificate or certificates representing such shares, or such payment, should be sent, the Corporation shall be entitled to register such shares, and make such payment, in the name of the holder of such ESOP Preferred Stock as shown on the records of the Corporation and to send the certificate or certificates representing such shares, or such payment, to the address of such holder shown on the records of the Corporation.

(5) The Corporation may appoint, and from time to time discharge and change, a transfer agent for the ESOP Preferred Stock. Upon any such appointment or discharge of a transfer agent, the Corporation shall send notice thereof by first- class mail, postage prepaid, to each holder of record of ESOP Preferred Stock.

(c) $2.50 Cumulative Convertible Preferred Stock, Series BB.

A.    Designation.

The designation of this series is “$2.50 Cumulative Convertible Preferred Stock, Series BB” (hereinafter referred to as the “Series BB Preferred Stock”), and the initial number of shares constituting such series shall be 20,000,000, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by the Board of Directors. The Series BB Preferred Stock shall rank prior to each of the Common Stock, the Series B Preferred Stock and the
ESOP Preferred Stock with respect to the payment of dividends and the distribution of assets.

B.    Dividend Rights.

(1) The holders of shares of Series BB Preferred Stock shall be entitled to receive, when and as declared by the
Board of Directors, out of funds legally available therefor, cumulative preferential cash dividends, accruing from January 1,
1998, at the annual rate of $2.50 per share, and no more, payable quarterly on the first day of January, April, July and October of each year (each of the quarterly periods ending on the last day of March, June, September and December being hereinafter referred to as a “dividend period”). Dividends on the Series BB Preferred Stock shall first become payable on the first day of January, April, July or October, as the case may be, next following the date of issuance; provided, however, that if the first dividend period ends within 20 days of the date of issuance, such initial dividend shall be payable at the completion of the first full dividend period.

(2) Dividends on shares of Series BB Preferred Stock shall be cumulative from January 1, 1998, whether or not there shall be funds legally available for the payment thereof. Accumulations of dividends on the Series BB Preferred Stock shall not bear interest. The Corporation shall not (i) declare or pay or set apart for payment any dividends or distributions on any stock ranking as to dividends junior to the Series BB Preferred Stock (other than dividends paid in shares of such junior stock) or (ii) make any purchase or redemption of, or any sinking fund payment for the purchase or redemption of, any stock ranking as to dividends junior to the Series BB Preferred Stock (other than a purchase or redemption made by issue or delivery of such junior stock) unless all dividends payable on all outstanding shares of Series BB Preferred Stock for all past dividend periods shall have been paid in full or declared and a sufficient sum set apart for payment thereof; provided, however, that any moneys theretofore deposited in any sinking fund with respect to any preferred stock of the Corporation in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund regardless of whether at the time of such application all dividends payable on all outstanding shares of Series BB Preferred Stock for all past dividend periods shall have been paid in full or declared and a sufficient sum set apart for payment thereof.

(3) All dividends declared on shares of Series BB Preferred Stock and any other class of preferred stock or series thereof ranking on a parity as to dividends with the Series BB Preferred Stock shall be declared pro rata, so that the amounts of dividends declared on the Series BB Preferred Stock and such other preferred stock for the same dividend period, or for the dividend period of the Series BB Preferred Stock ending within the dividend period of such other stock, shall, in all cases, bear to each other the same ratio that accrued dividends on the shares of Series BB Preferred Stock and such other stock bear to each other.

C.    Liquidation Preference.

(1) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of Series BB Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders an amount equal to $25 per share plus an amount equal to accrued and unpaid dividends thereon to and including the date of such distribution, and no more, before any distribution shall be made to the holders of any class of stock of the Corporation ranking junior to the Series BB Preferred Stock as to the distribution of assets.

(2) In the event the assets of the Corporation available for distribution to shareholders upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to the Series BB Preferred Stock and any other shares of preferred stock of the Corporation ranking on a parity with the Series BB Preferred Stock as to the distribution of assets, the holders of Series BB Preferred Stock and the holders of such other preferred stock shall share ratably in any distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled.

(3) The merger or consolidation of the Corporation into or with any other corporation, the merger or consolidation of any other corporation into or with the Corporation or the sale of the assets of the Corporation substantially as an entirety shall not be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph C.

D.    Redemption.

(1) The Corporation, at its option, may redeem all or any shares of the Series BB Preferred Stock at any time at a redemption price (the “Redemption Price”) consisting of the sum of (i) $25 per share and (ii) an amount equal to accrued and unpaid dividends thereon to and including the date of redemption.

(2) If less than all the outstanding shares of Series BB Preferred Stock are to be redeemed, the shares to be redeemed shall be selected pro rata as nearly as practicable or by lot, as the Board of Directors may determine.

(3) Notice of any redemption shall be given by first class mail, postage prepaid, mailed not less than 60 nor more than 90 days prior to the date fixed for redemption to the holders of record of the shares of Series BB Preferred Stock to be redeemed, at their respective addresses appearing on the books of the Corporation. Notice so mailed shall be conclusively presumed to have been duly given whether or not actually received. Such notice shall state: (1) the date fixed for redemption; (2) the Redemption Price; (3) the right of the holders of Series BB Preferred Stock to convert such stock into Common Stock until the close of business on the 15th day prior to the redemption date (or the next succeeding business day, if the 15th day is not a business day); (4) if less than all the shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder; and (5) the place(s) where certificates for such shares are to be surrendered for payment of the Redemption Price. If such notice is mailed as aforesaid, and if on or before the date fixed for redemption funds sufficient to redeem the shares called for redemption are set aside by the Corporation in trust for the account of the holders of the shares to be redeemed, notwithstanding the fact that any certificate for shares called for redemption shall not have been surrendered for cancellation, on and after the redemption date the shares represented thereby so called for redemption shall be deemed to be no longer outstanding, dividends thereon shall cease to accrue, and all rights of the holders of such shares as shareholders of the corporation shall cease, except the right to receive the Redemption Price, without interest, upon surrender of the certificate(s) representing such shares. Upon surrender in accordance with the aforesaid notice of the certificate(s) for any shares so redeemed (duly endorsed or accompanied by appropriate instruments of transfer, if so required by the Corporation in such notice), the holders of record of such shares shall be entitled to receive the Redemption Price, without interest.

(4) At the option of the Corporation, if notice of redemption is mailed as aforesaid, and if prior to the date fixed for redemption funds sufficient to pay in full the Redemption Price are deposited in trust, for the account of the holders of the shares to be redeemed, with a bank or trust company named in such notice doing business in the Borough of Manhattan, the City of New York, State of New York or the City of Charlotte, State of North Carolina and having capital, surplus and undivided profits of at least $3 million, which bank or trust company also may be the Transfer Agent and/or Paying Agent for the Series BB Preferred Stock, notwithstanding the fact that any certificate for shares called for redemption shall not have been surrendered for cancellation, on and after such date of deposit the shares represented thereby so called for redemption shall be deemed to be no longer outstanding, and all rights of the holders of such shares as shareholders of the Corporation shall cease, except the right of the holders thereof to convert such shares in accordance with the provisions of paragraph F at any time prior to the close of business on the 15th day prior to the redemption date (or the next succeeding business day, if the 15th day is not a business day), and the right of the holders thereof to receive out of the funds so deposited in trust the Redemption Price, without interest, upon surrender of the certificate(s) representing such shares. Any funds so deposited with such bank or trust company in respect of shares of Series BB Preferred Stock converted before the close of business on the 15th day prior to the redemption date (or the next succeeding business day, if the 15th day is not a business day) shall be returned to the Corporation upon such conversion. Any funds so deposited with such a bank or trust company which shall remain unclaimed by the holders of shares called for redemption at the end of six years after the redemption date shall be repaid to the Corporation, on demand, and thereafter the holder of any such shares shall look only to the Corporation for the payment, without interest, of the Redemption Price.

(5) Any provisions of paragraph D or E to the contrary notwithstanding, in the event that any quarterly dividend payable on the Series BB Preferred Stock shall be in arrears and until all such dividends in arrears shall have been paid or declared and set apart for payment, the Corporation shall not redeem any shares of Series BB Preferred Stock unless all outstanding shares of Series BB Preferred Stock are simultaneously redeemed and shall not purchase or otherwise acquire any shares of Series BB Preferred Stock except in accordance with a purchase offer made by the Corporation on the same terms to all holders of record of Series BB Preferred Stock for the purchase of all outstanding shares thereof.

E.    Purchase by the Corporation.

(1) Except as provided in paragraph D(5), the Corporation shall be obligated to purchase shares of Series BB Preferred Stock tendered by the holder thereof for purchase hereunder, at a purchase price consisting of the sum of (i) $25 per share and (ii) an amount equal to accrued and unpaid dividends thereon to and including the date of purchase. In order to exercise his right to require the Corporation to purchase his shares of Series BB Preferred Stock, the holder thereof shall surrender the Certificate(s) therefor duly endorsed if the Corporation shall so require or accompanied by appropriate instruments of transfer satisfactory to the Corporation, at the office of the Transfer Agent(s) for the Series BB Preferred Stock, or at such other office as may be designated by the Corporation, together with written notice that such holder irrevocably elects to sell such shares to the Corporation. Shares of Series BB Preferred Stock shall be deemed to have been purchased by the Corporation immediately prior to the close of business on the date such shares are tendered for sale to the Corporation and notice of election to sell the same is received by the Corporation in accordance with the foregoing provisions. As of such date the shares so tendered for sale shall be deemed to be no longer outstanding, dividends thereon shall cease to accrue and all rights of the holder of such shares as a shareholder of the Corporation shall cease, except the right to receive the purchase price.

F.    Conversion Rights.

The holders of shares of Series BB Preferred Stock shall have the right, at their option, to convert such shares into shares of Common Stock on the following terms and conditions:

(1) Shares of Series BB Preferred Stock shall be convertible at any time into fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/1,000 of a share) at the initial rate of 6.17215 shares of Common Stock for each share of Series BB Preferred Stock surrendered for conversion (the “Conversion Rate”). The Conversion Rate shall be subject to adjustment from time to time as hereinafter provided. No payment or adjustment shall be made on account of any accrued and unpaid dividends on shares of Series BB Preferred Stock surrendered for conversion prior to the record date for the determination of shareholders entitled to such dividends or on account of any dividends on the

Common Stock issued upon such conversion subsequent to the record date for the determination of shareholders entitled to such dividends. If any shares of Series BB Preferred Stock shall be called for redemption, the right to convert the shares designated for redemption shall terminate at the close of business on the 15th day prior to the redemption date (or the next succeeding business day, if the 15th day is not a business day) unless default be made in the payment of the Redemption Price. In the event of default in the payment of the Redemption Price, the right to convert the shares designated for redemption shall terminate at the close of business on the business day immediately preceding the date that such default is cured.

(2) In order to convert shares of Series BB Preferred Stock into Common Stock, the holder thereof shall surrender the certificate(s) therefor, duly endorsed if the Corporation shall so require, or accompanied by appropriate instruments of transfer satisfactory to the Corporation, at the office of the Transfer Agent(s) for the Series BB Preferred Stock, or at such other office as may be designated by the Corporation, together with written notice that such holder irrevocably elects to convert such shares. Such notice shall also state the name(s) and address(es) in which such holder wishes the certificate(s) for the shares of Common Stock issuable upon conversion to be issued. As soon as practicable after receipt of the certificate(s) representing the shares of Series BB Preferred Stock to be converted and the notice of election to convert the same, the Corporation shall issue and deliver at said office a certificate or certificates for the number of whole shares of Common Stock issuable upon conversion of the shares of Series BB Preferred Stock surrendered for conversion, together with a cash payment in lieu of any fraction of a share, as hereinafter provided, to the person(s) entitled to receive the same. Shares of Series BB Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the date such shares are surrendered for conversion and notice of election to convert the same is received by the Corporation in accordance with the foregoing provisions, and the person(s) entitled to receive the Common Stock issuable upon such conversion shall be deemed for all purposes as record holder(s) of such Common Stock as of such date.

(3) No fractional shares of Common Stock shall be issued upon conversion of any shares of Series BB Preferred Stock. If more than one share of Series BB Preferred Stock is surrendered at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares so surrendered. If the conversion of any shares of Series BB Preferred Stock results in a fractional share of Common Stock, the Corporation shall pay cash in lieu thereof in an amount equal to such fraction multiplied times the closing price of the Common Stock on the date on which the shares of Series BB Preferred Stock were duly surrendered for conversion, or if such date is not a trading date, on the next succeeding trading date. The closing price of the Common Stock for any day shall mean the last reported sales price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices, regular way, on the New York Stock Exchange, or, if the Common Stock is not then listed on such Exchange, on the principal national securities exchange on which the Common Stock is listed for trading, or, if not then listed for trading on any national securities exchange, the average of the closing bid and asked prices of the Common Stock as furnished by the National Quotation Bureau, Inc., or if the National Quotation Bureau, Inc. ceases to furnish such information, by a comparable independent securities quotation service.

(4) In the event the Corporation shall at any time (i) pay a dividend or make a distribution to holders of Common
Stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a larger number of shares, or
(iii) combine its outstanding shares of Common Stock into a smaller number of shares, the Conversion Rate in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision or combination shall be adjusted so that the holder of any shares of Series BB Preferred Stock surrendered for conversion after such record date or effective date shall be entitled to receive the number of shares of Common Stock which he would have owned or have been entitled to receive immediately following such record date or effective date had such shares of Series BB Preferred Stock been converted immediately prior thereto.

(5) Whenever the Conversion Rate shall be adjusted as herein provided (i) the Corporation shall forthwith keep available at the office of the Transfer Agent(s) for the Series BB Preferred Stock a statement describing in reasonable detail the adjustment, the facts requiring such adjustment and the method of calculation used; and (ii) the Corporation shall cause to be mailed by first class mail, postage prepaid, as soon as practicable to each holder of record of shares of Series BB Preferred Stock a notice stating that the Conversion Rate has been adjusted and setting forth the adjusted Conversion Rate.

(6) In the event of any consolidation of the Corporation with or merger of the Corporation into any other corporation (other than a merger in which the Corporation is the surviving corporation) or a sale of the assets of the Corporation substantially as an entirety, the holder of each share of Series BB Preferred Stock shall have the right, after such consolidation, merger or sale to convert such share into the number and kind of shares of stock or other securities and the amount and kind of property receivable upon such consolidation, merger or sale by a holder of the number of shares of Common Stock issuable upon conversion of such share of Series BB Preferred Stock immediately prior to such consolidation, merger or sale. Provision shall be made for adjustments in the Conversion Rate which shall be as nearly equivalent as may be practicable to the adjustments provided for in paragraph F(4). The provisions of this paragraph F(6) shall similarly apply to successive consolidations, mergers and sales.

(7) The Corporation shall pay any taxes that may be payable in respect of the issuance of shares of Common Stock upon conversion of shares of Series BB Preferred Stock, but the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance of shares of Common Stock in a name other than that in which the shares of Series BB Preferred Stock so converted are registered, and the Corporation shall not be required to issue or deliver any such shares unless and until the person(s) requesting such issuance shall have paid to the Corporation the amount of any such taxes, or shall have established to the satisfaction of the Corporation that such taxes have been paid.

(8) The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock the full number of shares of Common Stock issuable upon the conversion of all shares of Series BB Preferred Stock then outstanding.

(9) In the event that:

(i) The Corporation shall declare a dividend or any other distribution on its Common Stock, payable otherwise than in cash out of retained earnings; or

(ii) The Corporation shall authorize the granting to the holders of its Common Stock of rights to subscribe for or purchase any shares of capital stock of any class or of any other rights; or

(iii) The Corporation shall propose to effect any consolidation of the Corporation with or merger of the Corporation with or into any other corporation or a sale of the assets of the company substantially as an entirety which would result in an adjustment under paragraph F(6), the Corporation shall cause to be mailed to the holders of record of Series BB Preferred Stock at least 20 days prior to the applicable date hereinafter specified a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined or (y) the date on which such consolidation, merger or sale is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such consolidation, merger or sale. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, consolidation, merger or sale.

G.    Voting Rights.

Holders of Series BB Preferred Stock shall have no voting rights except as required by law and as follows: in the event that any quarterly dividend payable on the Series BB Preferred Stock is in arrears, the holders of Series BB Preferred Stock shall be entitled to vote together with the holders of Common Stock at the Corporation's next meeting of shareholders and at each subsequent meeting of shareholders unless all dividends in arrears have been paid or declared and set apart for payment prior to the date of such meeting. For the purpose of this paragraph G, each holder of Series BB Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which his Series BB Preferred Stock is then convertible.

H.    Reacquired Shares.

Shares of Series BB Preferred Stock converted, redeemed, or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

I.    No Sinking Fund.

Shares of Series BB Preferred Stock are not subject to the operation of a sinking fund.

4. The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209

Orange Street in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

5. No holder of any stock of the Corporation of any class now or hereafter authorized shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into any such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire any such shares whether such shares, securities, warrants or other instruments be unissued, or issued and thereafter acquired by the Corporation.

6. To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation, its shareholders or otherwise for monetary damage for breach of his duty as a director. Any repeal or modification of this Article shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

7. In furtherance and not in limitation of the powers conferred by law, the Board of Directors of the Corporation is expressly authorized and empowered to make, alter and repeal the Bylaws of the Corporation by a majority vote at any regular or special meeting of the Board of Directors or by written consent, subject to the power of the stockholders of the Corporation to alter or repeal any Bylaws made by the Board of Directors.

8. The Corporation reserves the right at any time from time to time to amend or repeal any provision contained in this Certificate of Incorporation, and to add any other provisions authorized by the laws of the State of Delaware at the time in force; and all rights, preferences and privileges conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article.

9. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

10. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation or may be effected by consent in writing in lieu of a meeting of such stockholders only if consents are signed by all stockholders of the Corporation entitled to vote on such action.

IN WITNESS WHEREOF, BankAmerica Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Hugh L. McColl, Jr., its Chairman of the Board and Chief Executive Officer, and attested to by James W. Kiser, its Secretary, this 28th day of April, 1999.

BANKAMERICA CORPORATION

By:	/s/ Hugh L. McColl, Jr.
Name:	Hugh L. McColl, Jr.
Title:	Chairman of the Board and Chief Executive Officer

ATTEST:

By:	/s/ James W. Kiser
James W. Kiser
Secretary

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BANK OF AMERICA CORPORATION

Bank of America Corporation, a Delaware corporation (the “Corporation”), does hereby certify as follows:

FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article 3 of the Amended and Restated Certificate of Incorporation of the Corporation be amended by changing the number of shares of stock the Corporation is authorized to issue, so that, as amended, the first sentence of said Article 3 shall be and read as follows:

“3. The number of shares, par value $.01 per share, the Corporation is authorized to issue is Seven Billion Six
Hundred Million (7,600,000,000), divided into the following classes:

Class	Number of Shares
Common	7,500,000,000
Preferred	100,000,000."

The balance of said Article 3 shall remain unchanged.

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this 26th day of March, 2004.

By:	/s/ James H. Hance, Jr.
Name:	James H. Hance, Jr.
Title:	Vice Chairman and Chief Financial Officer

CERTIFICATE OF DESIGNATION

OF

FIXED/ADJUSTABLE RATE CUMULATIVE

PREFERRED STOCK

OF

Bank of America Corporation

(Pursuant to Section 151 of the Delaware Corporation Law)

Bank of America Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation (the “Board of Directors”) pursuant to the authority of the Board of Directors as required by Section 151 of the General Corporation Law of the State of Delaware, at a meeting duly convened and held on January 28, 2004:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors hereby creates a series of the Corporation's previously authorized preferred stock, without par value (the “Preferred Stock”) and hereby states the designation and number thereof and fixes the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as follows:

(a) Designation. The designation of the series of Preferred Stock shall be “Fixed/Adjustable Rate Cumulative Preferred Stock” (hereinafter called this “Series”) and the number of shares constituting this Series is Eight Hundred Five Thousand (805,000).

(b) Dividend Rate.

(1) The holders of shares of this Series shall be entitled to receive dividends thereon at a rate of 6.60% per annum computed on the basis of an issue price thereof of $250 per share, and no more, payable quarterly out of the funds of the Corporation legally available for the payment of dividends. Such dividends shall be cumulative from the date of original issue of such shares and shall be payable, when, as and if declared by the Board, on January 1, April 1, July 1 and October 1 of each year, commencing July 1, 2004 (a “Dividend Payment Date”) through April 1, 2006. Each such dividend shall be paid to the holders of record of shares of this Series as they appear on the stock register of the Corporation on such record date, not exceeding 30 days preceding the payment date thereof, as shall be fixed by the Board. Dividends on account of arrears for any past quarters may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board.

After April 1, 2006, dividends on this Series will be payable quarterly, as, if and when declared by the Board of Directors or a duly authorized committee thereof on each Dividend Payment Date at the Applicable Rate from time to time in effect. The Applicable Rate per annum for any dividend period beginning on or after April 1, 2006 will be equal to .50% plus the highest of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate (each as defined below under “Adjustable Rate Dividends”), as determined in advance of such dividend period. The Applicable Rate per annum for any dividend period beginning on or after April 1, 2006 will not be less than 7.0% nor greater than 13.0% (without taking into account any adjustments as described below in subsection (3) of this Section (b)).

(2) Except as provided below in this paragraph, the “Applicable Rate” per annum for any dividend period beginning on or after April 1, 2006 will be equal to .50% plus the Effective Rate (as defined below), but not less than 7.0% nor greater than

13.0% (without taking into account any adjustments as described below in subsection (3) of this Section (b)). The “Effective Rate” for any dividend period beginning on or after April 1, 2006 will be equal to the highest of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate (each as defined below) for such dividend period. In the event that the Corporation determines in good faith that for any reason:

(i) any one of the Treasury Bill Rate, the Ten Year Constant Maturity Rate or the Thirty Year Constant Maturity Rate cannot be determined for any dividend period, then the Effective Rate for such dividend period will be equal to the higher of whichever two of such rates can be so determined;

(ii) only one of the Treasury Bill Rate, the Ten Year Constant Maturity Rate or the Thirty Year Constant Maturity Rate can be determined for any dividend period, then the Effective Rate for such dividend period will be equal to whichever such rate can be so determined; or

(iii) none of the Treasury Bill Rate, the Ten Year Constant Maturity Rate or the Thirty Year Constant Maturity Rate can be determined for any dividend period, then the Effective Rate for the preceding dividend period will be continued for such dividend period.

Except as described below in this paragraph, the “Treasury Bill Rate” for each dividend period will be the arithmetic average of the two most recent weekly per annum market discount rates (or the one weekly per annum market discount rate, if only one such rate is published during the relevant Calendar Period (as defined below)) for three-month U.S. Treasury bills, as published weekly by the Federal Reserve Board (as defined below) during the Calendar Period immediately preceding the last ten calendar days preceding the dividend period for which the dividend rate on this Series is being determined. In the event that the Federal Reserve Board does not publish such a weekly per annum market discount rate during any such Calendar Period, then the Treasury Bill Rate for such dividend period will be the arithmetic average of the two most recent weekly per annum market discount rates (or the one weekly per annum market discount rate, if only one such rate is published during the relevant Calendar Period) for three-month U.S. Treasury bills, as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Corporation. In the event that a per annum market discount rate for three-month U.S. Treasury bills is not published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Treasury Bill Rate for such dividend period will be the arithmetic average of the two most recent weekly per annum market discount rates (or the one weekly per annum market discount rate, if only one such rate is published during the relevant Calendar Period) for all of the U.S. Treasury bills then having remaining maturities of not less than 80 nor more than 100 days, as published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board does not publish such rates, by any Federal Reserve Bank or by any U.S. Government Department or agency selected by the Corporation. In the event that the Corporation determines in good faith that for any reason no such U.S. Treasury Bill Rates are published as provided above during such Calendar Period, then the Treasury Bill Rate for such dividend period will be the arithmetic average of the per annum market discount rates based upon the closing bids during such Calendar Period for each of the issues of marketable non-interest- bearing U.S. Treasury securities with a remaining maturity of not less than 80 nor more than 100 days from the date of each such quotation, as chosen and quoted daily for each business day in New York City (or less frequently if daily quotations are not generally available) to the Corporation by at least three recognized dealers in U.S. Government securities selected by the Corporation. In the event that the Corporation determines in good faith that for any reason the Corporation cannot determine the Treasury Bill Rate for any dividend period as provided above in this paragraph, the Treasury Bill Rate for such dividend period will be the arithmetic average of the per annum market discount rates based upon the closing bids during such Calendar Period for each of the issues of marketable interest-bearing U.S. Treasury securities with a remaining maturity of not less than 80 nor more than 100 days, as chosen and quoted daily for each business day in New York City (or less frequently if daily quotations are not generally available) to the Corporation by at least three recognized dealers in U.S. Government securities selected by the Corporation.

Except as described below in this paragraph, the “Ten Year Constant Maturity Rate” for each dividend period will be the arithmetic average of the two most recent weekly per annum Ten Year Average Yields (as defined below) (or the one weekly per annum Ten Year Average Yield, if only one such yield is published during the relevant Calendar Period), as published weekly by the Federal Reserve Board during the Calendar Period immediately preceding the last ten calendar days preceding the dividend period for which the dividend rate on this Series is being determined. In the event that the Federal Reserve Board does not publish such a weekly per annum Ten Year Average Yield during such Calendar Period, then the Ten Year Constant Maturity Rate for such dividend period will be the arithmetic average of the two most recent weekly per annum Ten Year Average Yields (or the one weekly per annum Ten Year Average Yield, if only such yield is published during the relevant Calendar Period), as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Corporation. In the event that a per annum Ten Year Average Yield is not published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Ten Year Constant Maturity Rate for such dividend period will be the arithmetic average of the two most recent weekly per annum average yields to maturity (or the one weekly per annum average yield to maturity, if only one such yield is published during the relevant Calendar Period) for all of the actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities (as defined below)) then having remaining maturities of not less than eight nor more than twelve years, as published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board does not publish such yields, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Corporation. In the event that the Corporation determines in good faith that for any reason the Corporation cannot determine the Ten Year Constant Maturity Rate for any dividend period as provided above in this paragraph, then the Ten Year Constant Maturity Rate for such dividend period will be the arithmetic average of the per annum average yields to maturity based upon the closing bids during such Calendar Period for each of the issues of actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) with a final maturity date not less than eight nor more than twelve years from the date of each such quotation, as chosen and quoted daily for each business day in New York City (or less frequently if daily quotations are not generally available) to the Corporation by at least three recognized dealers in U.S. Government securities selected by the Corporation.

Except as described below in this paragraph, the “Thirty Year Constant Maturity Rate” for each dividend period will be the arithmetic average of the two most recent weekly per annum Thirty Year Average Yields (as defined below) (or the one weekly per annum Thirty Year Yield, if only one such yield is published during the relevant Calendar Period), as published weekly by the Federal Reserve Board during the Calendar Period immediately preceding the last ten calendar days preceding the dividend period for which the dividend rate on this Series is being determined. In the event that the Federal Reserve Board does not publish such a weekly per annum Thirty Year Average Yield during such Calendar Period, then the Thirty Year Constant Maturity Rate for such dividend period will be the arithmetic average of the two most recent weekly per annum Thirty Year Average Yields (or the one weekly per annum Thirty Year Average Yield, if only one such yield is published during the relevant Calendar Period), as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Corporation. In the event that a per annum Thirty Year Average Yield is not published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Thirty Year Constant Maturity Rate for such dividend period will be the arithmetic average of the two most recent weekly per annum average yields to maturity (or the one weekly per annum average yield to maturity, if only one such yield is published during the relevant Calendar Period) for all of the actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) then having remaining maturities of not less than twenty- eight nor more than thirty years, as published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board does not publish such yields, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Corporation. In the event that the Corporation determines in good faith that for any reason the Corporation cannot determine the Thirty Year Constant Maturity Rate for any dividend period as provided above in this paragraph, then the Thirty Year Constant Maturity Rate for such dividend period will be the arithmetic average of the per annum average yields to maturity based upon the closing bids during such Calendar Period for each of the issues of actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) with a final maturity date not less than twenty-eight nor more than thirty years from the date of such quotation, as chosen and quoted daily for each business day in New York City (or less frequently if daily quotations are not generally available) to the Corporation by at least three recognized dealers in U.S. Government securities selected by the Corporation.

The Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate will each be rounded to the nearest five hundredths of a percent.

The Applicable Rate with respect to each dividend period beginning on or after April 1, 2006 will be calculated as promptly as practicable by the Corporation according to the appropriate method described above. The Corporation will cause notice of each Applicable Rate to be enclosed with the dividend payment checks next mailed to the holders of this Series.

As used above, the term “Calendar Period” means a period of fourteen calendar days; the term “Federal Reserve Board” means the Board of Governors of the Federal Reserve System; the term “Special Securities” means securities which can, at the option of the holder, be surrendered at face value in payment of any Federal estate tax or which provide tax benefits to the holder and are priced to reflect such tax benefits or which were originally issued at a deep or substantial discount; the term “Ten Year Average Yield” means the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities (adjusted to constant maturities of ten years); and the term “Thirty Year Average Yield” means the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities (adjusted to constant maturities of thirty years.)

(3) If one or more amendments to the Internal Revenue Code of 1986, as amended (the “Code”), are enacted that change the percentage of the dividends received deduction (currently 70%) as specified in Section 243(a)(1) of the Code or any successor provision (the “Dividends Received Percentage”), the amount of each dividend payable per share of this Series for dividend payments made on or after the date of enactment of such change shall be adjusted by multiplying the amount of the dividend payable determined as described above (before adjustment) by a factor which shall be the number determined in accordance with the following formula (the “DRD Formula”), and rounding the result to the nearest cent:

1 - .35(1 - .70)/1 - .35(1 - DRP)

For the purposes of the DRD Formula, “DRP” means the Dividends Received Percentage applicable to the dividend in question. No amendment to the Code, other than a change in the percentage of the dividends received deduction set forth in Section 243(a)(1) of the Code or any successor provision, will give rise to an adjustment. Notwithstanding the foregoing provisions, in the event that, with respect to any such amendment, the Corporation shall receive either an unqualified opinion of independent recognized tax counsel or a private letter ruling or similar form of authorization from the Internal Revenue Service to the effect that such an amendment would not apply to dividends payable on shares of this Series, then any such amendment shall not result in the adjustment provided for pursuant to the DRD Formula. The Corporation's calculation of the dividends payable as so adjusted and as certified accurate as to calculation and reasonable as to method by the independent certified public accountants then regularly engaged by the Corporation shall be final and not subject to review.

If any amendment to the Code which reduces the Dividends Received Percentage is enacted after a dividend payable on a Dividend Payment Date has been declared, the amount of dividend payable on such Dividend Payment Date will not be increased; but instead, an amount, equal to the excess of (x) the product of the dividends paid by the Corporation on such Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the reduced Dividends Received Percentage) and (y) the dividends paid by the Corporation on such Dividend
Payment Date, will be payable to holders of record on the next succeeding Dividend Payment Date in addition to any other amounts payable on such date.

(4) No full dividends shall be declared or paid or set apart for payment on the Preferred Stock of any series ranking, as to dividends, on a parity with or junior to this Series for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on this Series for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full, as aforesaid, upon the shares of this Series and any other preferred stock ranking on a parity as to dividends with this Series, all dividends declared upon shares of this Series and any other class or series of preferred stock of the Corporation ranking on a parity as to dividends with this Series shall be declared pro rata so that the amount of dividends declared per share on this Series and such other preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of this Series and such other preferred stock bear to each other. Holders of shares of this Series shall not be entitled to any dividend, whether payable in cash, property or stocks, in excess of full cumulative dividends, as herein provided, on this Series. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on this Series which may be in arrears.

(5) So long as any shares of this Series are outstanding, no dividend (other than a dividend in Common Stock or in any other stock ranking junior to this Series as to dividends and upon liquidation and other than as provided in subsection (4) of this Section (b)) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock ranking junior to or on a parity with this Series as to dividends or upon liquidation, nor shall any Common Stock nor any other stock of the Corporation ranking junior to or on a parity with this Series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to this Series as to dividends and upon liquidation) unless, in each case, the full cumulative dividends on all outstanding shares of this Series shall have been paid for all past dividend payment periods.

(6) Dividends payable on this Series for any period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(c) Redemption.

(1) (A) The shares of this Series shall not be redeemable prior to April 1, 2006. On and after April 1, 2006, the Corporation, at its option, may redeem shares of this Series, in whole or in part, at any time or from time to time, at a redemption price or $250 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption.

(B) In the event that fewer than all the outstanding shares of this Series are to be redeemed pursuant to subsection (1)(A), the number of shares to be redeemed shall be determined by the Board and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board or by any other method as may be determined by the Board in its sole discretion to be equitable.

(2) (A) Notwithstanding subsection (1) above, if the Dividends Received Percentage is equal to or less than 40% and, as a result, the amount of dividends on the shares of this Series payable on any Dividend Payment Date will be or is adjusted upwards as described in Section (b)(2) above, the Corporation, at its Option, may redeem all, but not less than all, of the outstanding shares of this Series; provided, that within sixty days of the date on which an amendment to the Code is enacted which reduces the Dividends Received Percentage to 40% or less, the Corporation sends notice to holders of shares of this Series of such redemption in accordance with subsection (3) below.

(B) Any redemption of this Series in accordance with this subsection (2) shall be at the applicable redemption price set forth in the following table, in each case plus accrued and unpaid dividends (whether or not declared) thereon to the date fixed for redemption, including any changes in dividends payable due to changes in the Dividends Received Percentage.

Redemption Period	Redemption Price Per Share	Redemption Price Per Depositary Share
April 2, 2004 to March 31, 2005	252.50	50.50
April 1, 2005 to March 31, 2006	251.25	50.25
On or after April 1, 2006	250.00	50.00

(3) In the event the Corporation shall redeem shares of this Series pursuant to subsections (1) or (2) above, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the number of shares of this Series to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

(4) Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price) dividends on the shares of this Series so called for redemption under either subsection (1) or (2) above shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the applicable redemption price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

(5) Notwithstanding the foregoing provisions of this Section (c), if any dividends on this Series are in arrears, no shares of this Series shall be redeemed unless all outstanding shares of this Series are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire any shares of this Series; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of this Series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of this Series.

(d) Liquidation Rights.

(1) Upon the dissolution, liquidation or winding up of the Corporation, the holders of the shares of this Series shall be entitled to receive and be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment or distribution shall be made on the Common Stock or on any other class of stock ranking junior to the shares of this Series upon liquidation, the amount of $250 per share, plus a sum equal to all dividends (whether or not earned or declared) on such shares accrued and unpaid thereon to the date of final distribution.

(2) Neither the sale of all or substantially all the property or business of the Corporation nor the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section (d).

(3) After the payment to the holders of the shares of this Series of the full preferential amounts provided for in this Section (d), the holders of this Series as such shall have no right or claim to any of the remaining assets of the Corporation.

(4) In the event the assets of the Corporation available for distribution to the holders of shares of this Series upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to paragraph (1) of this Section (d), no such distribution shall be made on account of any shares of any other class or series of Preferred Stock ranking on a parity with the shares of this Series upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of this Series, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

(e) Conversion or Exchange. The holders of shares of this Series shall not have any rights herein to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of capital stock of the Corporation.

(f) Voting. The shares of this Series shall not have any voting powers, either general or special, except that:

(1) Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the consent of the holders of at least 66 2/3% of all of the shares of this Series at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of shares of this Series shall vote together as a separate class, shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal of any of the provisions of the Corporation's Amended and Restated Certificate of Incorporation or of any certificate amendatory thereof or supplemental thereto (including any Certificate of the Voting Powers, Designations, Preferences and Relative, Participating, Optional or Other Special Rights, and the Qualifications, Limitations or Restrictions thereof, or any similar document relating to any series of Preferred Stock) which would adversely affect the preferences, rights, powers or privileges of this Series;

(2) Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the consent of the holders of at least 66 2/3% of all of the shares of this Series and all other series of Preferred Stock ranking on a parity with shares of this Series, either as to dividends or upon liquidation, at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of shares of this Series and such other series of Preferred Stock shall vote together as a single class without regard to series, shall be necessary for authorizing, effecting, increasing or validating the creation, authorization or issue of any shares of any class of stock of the Corporation ranking prior to the shares of this Series as to dividends or upon liquidation, or the reclassification of any authorized stock of the Corporation into any such prior shares, or the creation, authorization or issue of any obligation or security convertible into or evidencing the right to purchase any such prior shares.

(3) If, at the time of any annual meeting of stockholders for the election of directors, a default in preference dividends on any series of the Preferred Stock or any other class or series of preferred stock of the Corporation (other than any other class or series of the Corporation's preferred stock expressly entitled to elect additional directors to the Board by a vote separate and distinct from the vote provided for in this paragraph (3) (“Voting Preferred”)) shall exist, the number of directors constituting the Board shall be increased by two (without duplication of any increase made pursuant to the terms of any other class or series of the Corporation's preferred stock other than any Voting Preferred) and the holders of the Corporation's preferred stock of all classes and series (other than any such Voting Preferred) shall have the right at such meeting, voting together as a single class without regard to class or series, to the exclusion of the holders of Common Stock and the Voting Preferred, to elect two directors of the Corporation to fill such newly created directorships. Such right shall continue until there are no dividends in arrears upon shares of any class or series of the Corporation's preferred stock ranking prior to or on a parity with shares of this Series as to dividends (other than any Voting Preferred). Each director elected by the holders of shares of any series of the Preferred Stock or any other class or series of the Corporation's preferred stock in an election provided for by this paragraph (3) (herein called a “Preferred Director”) shall continue to serve as such director for the full term for which he shall have been elected, notwithstanding that prior to the end of such term a default in preference dividends shall cease to exist. Any Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of record of the outstanding shares of the Corporation's preferred stock entitled to have originally voted for such director's election, voting together as a single class without regard to class or series, at a meeting of the stockholders, or of the holders of shares of the Corporation's preferred stock, called for that purpose. So long as a default in any preference dividends on any series of the Preferred Stock or any other class or series of preferred stock of the Corporation shall exist (other than any Voting Preferred) (A) any vacancy in the office of a Preferred Director may be filled (except as provided in the following clause (B)) by an instrument in writing signed by the remaining Preferred Director and filed with the Corporation and (B) in the case of the removal of any Preferred Director, the vacancy may be filled by the vote of the holders of the outstanding shares of the Corporation's preferred stock entitled to have originally voted for the removed director's election, voting together as a single class without regard to class or series, at the same meeting at which such removal shall be voted. Each director appointed as aforesaid shall be deemed for all purposes hereto to be a Preferred Director.

Whenever the term of office of the Preferred Directors shall end and a default in preference dividends shall no longer exist, the number of directors constituting the Board shall be reduced by two. For purposes hereof, a “default in preference dividends” on any series of the Preferred Stock or any other class or series of preferred stock of the Corporation shall be deemed to have occurred whenever the amount of accrued dividends upon such class or series of the Corporation's preferred stock shall be equivalent to six full quarterly dividends or more, and, having so occurred, such default shall be deemed to exist thereafter until, but only until, all accrued dividends on all such shares of the Corporation's preferred stock of each and every series then Outstanding (other than any Voting Preferred or shares of any class or series ranking junior to shares of this Series as to dividends) shall have been paid to the end of the last preceding quarterly dividend period.

(4) Without limiting the foregoing, under any circumstances in which the Series would have additional rights under Rhode Island law if the Corporation were incorporated under the Rhode Island Business Corporation Act (rather than the Delaware General Corporation Law), holders of shares of the Series shall be entitled to such rights, including, without limitation, voting rights under Chapter 7-1.1-55, voting and notice rights under Chapter 7-1.1-67 and dissenters' rights under Chapters 7-1.1-73 and 7-1.1-74 of the Rhode Island Business Corporation Act (as such Chapters may be amended from time to time).

(g) Reacquired Shares. Shares of this Series which have been issued and reacquired through redemption or purchase shall, upon compliance with an applicable provision of the Delaware General Corporation Law, have the status of authorized and unissued shares of Preferred Stock and may be reissued but only as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board.

(h) Relation to Existing Preferred Classes of Stock. Shares of this Series are equal in rank and preference with all other series of the Preferred Stock (other than the ESOP Convertible Preferred Stock, Series C) outstanding on the date of original issue of the shares of this Series and are senior in rank and preference to the Common Stock and the ESOP Convertible Preferred Stock, Series C of the Corporation.

(i) Relation to Other Preferred Classes of Stock. For purposes of this resolution, any stock of any class or classes of the
Corporation shall be deemed to rank:

(1) prior to the shares of this Series, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of this Series;

(2) on a parity with shares of this Series, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of this Series, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of this Series; and

(3) junior to the shares of this Series, either as to dividends or upon liquidation, if such class shall be Common Stock or if the holders of shares of this Series shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of such class or classes.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by James H. Hance, Jr., its Vice Chairman and Chief Financial Officer, and attested to by Rachel R. Cummings, its Corporate Secretary, and has caused the corporate seal to be affixed hereto, this 26th day of March, 2004.

BANK OF AMERICA CORPORATION

By:	/s/ James H. Hance, Jr.
Vice Chairman and Chief Financial Officer

ATTEST:

/s/ Rachel R. Cummings
Corporate Secretary

(Corporate Seal)

CERTIFICATE OF DESIGNATION

OF

6.75% PERPETUAL PREFERRED STOCK

OF

BANK OF AMERICA CORPORATION

(Pursuant to Section 151 of the Delaware Corporation Law)

Bank of America Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation (the “Board of Directors”) pursuant to the authority of the Board of Directors as required by Section 151 of the General Corporation Law of the State of Delaware, at a meeting duly convened and held on January 28, 2004:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors hereby creates a series of the Corporation's previously authorized preferred stock, without par value (the “Preferred Stock”) and hereby states the designation and number thereof and fixes the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as follows:

(a) Designation. The designation of the series of Preferred Stock shall be “6.75% Perpetual Preferred Stock” (hereinafter called this “Series”) and the number of shares constituting this Series is Six Hundred Ninety Thousand (690,000).

(b) Dividend Rate.

(1) The holders of shares of this Series shall be entitled to receive dividends thereon at a rate of 6.75% per annum computed on the basis of an issue price thereof of $250 per share, and no more, payable quarterly out of the funds of the Corporation legally available for the payment of dividends. Such dividends shall be cumulative from the date of original issue of such shares and shall be payable, when, as and if declared by the Board, on January 15, April 15, July 15 and October 15 of each year, commencing April 15, 2004 (a “Dividend Payment Date”). Each such dividend shall be paid to the holders of record of shares of this Series as they appear on the stock register of the Corporation on such record date, not exceeding 30 days preceding the payment date thereof, as shall be fixed by the Board. Dividends on account of arrears for any past quarters may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board.

(2) If one or more amendments to the Internal Revenue Code of 1986, as amended (the “Code”), are enacted that change the percentage of the dividends received deduction (currently 70%) as specified in Section 243(a)(1) of the Code or any successor provision (the “Dividends Received Percentage”), the amount of each dividend payable per share of this Series for dividend payments made on or after the date of enactment of such change shall be adjusted by multiplying the amount of the dividend payable determined as described above (before adjustment) by a factor which shall be the number determined in accordance with the following formula (the “DRD Formula”), and rounding the result to the nearest cent:

1 - .35(1 - .70)/1 - .35(1 - DRP)

For the purposes of the DRD Formula, “DRP” means the Dividends Received Percentage applicable to the dividend in question. No amendment to the Code, other than a change in the percentage of the dividends received deduction set forth in Section 243(a)(1) of the Code or any successor provision, will give rise to an adjustment. Notwithstanding the foregoing provisions, in the event that, with respect to any such amendment, the Corporation shall receive either an unqualified opinion of independent recognized tax counsel or a private letter ruling or similar form of authorization from the Internal Revenue Service to the effect that such an amendment would not apply to dividends payable on shares of this Series, then any such amendment shall not result in the adjustment provided for pursuant to the DRD Formula. The Corporation's calculation of the dividends payable as so adjusted and as certified accurate as to calculation and reasonable as to method by the independent certified public accountants then regularly engaged by the Corporation shall be final and not subject to review.

If any amendment to the Code which reduces the Dividends Received Percentage is enacted after a dividend payable on a Dividend Payment Date has been declared, the amount of dividend payable on such Dividend Payment Date will not be increased; but instead, an amount, equal to the excess of (x) the product of the dividends paid by the Corporation on such Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the reduced Dividends Received Percentage) and (y) the dividends paid by the Corporation on such Dividend Payment Date, will be payable to holders of record on the next succeeding Dividend Payment Date in addition to any other amounts payable on such date.
(3) No full dividends shall be declared or paid or set apart for payment on the Preferred Stock of any series ranking, as to dividends, on a parity with or junior to this Series for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on this Series for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full, as aforesaid, upon the shares of this Series and any other preferred stock ranking on a parity as to dividends with this Series, all dividends declared upon shares of this Series and any other class or series of preferred stock of the Corporation ranking on a parity as to dividends with this Series shall be declared pro rata so that the amount of dividends declared per share on this Series and such other preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of this Series and such other preferred stock bear to each other. Holders of shares of this Series shall not be entitled to any dividend, whether payable in cash, property or stocks, in excess of full cumulative dividends, as herein provided, on this Series. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on this Series which may be in arrears.

(4) So long as any shares of this Series are outstanding, no dividend (other than a dividend in Common Stock or in any other stock ranking junior to this Series as to dividends and upon liquidation and other than as provided in subsection (3) of this Section (b)) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock ranking junior to or on a parity with this Series as to dividends or upon liquidation, nor shall any Common Stock nor any other stock of the Corporation ranking junior to or on a parity with this Series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to this Series as to dividends and upon liquidation) unless, in each case, the full cumulative dividends on all outstanding shares of this Series shall have been paid for all past dividend payment periods.

(5) Dividends payable on this Series for any period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(c) Redemption.

(1) (A) The shares of this Series shall not be redeemable prior to April 15, 2006. On and after April 15, 2006, the Corporation, at its option, may redeem shares of this Series, in whole or in part, at any time or from time to time, at a redemption price of $250 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption.

(B) In the event that fewer than all the outstanding shares of this Series are to be redeemed pursuant to subsection (1)(A), the number of shares to be redeemed shall be determined by the Board and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board or by any other method as may be determined by the Board in its sole discretion to be equitable.

(2) (A) Notwithstanding subsection (1) above, if the Dividends Received Percentage is equal to or less than
40% and, as a result, the amount of dividends on the shares of this Series payable on any Dividend Payment Date will be or is adjusted upwards as described in Section (b)(2) above, the Corporation, at its option, may redeem all, but not less than all, of the outstanding shares of this Series; provided, that within sixty days of the date on which an amendment to the Code is enacted which reduces the Dividends Received Percentage to 40% or less, the Corporation sends notice to holders of shares of this Series of such redemption in accordance with subsection (3) below.

(B) Any redemption of the Perpetual Preferred Stock in accordance with this subsection (2) shall be at the applicable redemption price set forth in the following table, in each case plus accrued and unpaid dividends (whether or not declared) thereon to the date fixed for redemption, including any changes in dividends payable due to changes in the Dividends Received Percentage.

Redemption Period	Redemption Price Per Share	Redemption Price Per Depositary Share
April 2, 2004 to April 14, 2004	253.75	50.75
April 15, 2004 to April 14, 2005	252.50	50.50
April 15, 2005 to April 14, 2006	251.25	50.25
On or after April 15, 2006	250.00	50.00

(3) In the event the Corporation shall redeem shares of this Series pursuant to subsections (1) or (2) above, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the number of shares of this Series to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

(4) Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price) dividends on the shares of this Series so called for redemption under either subsection (1) or (2) above shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the applicable redemption price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

(5) Notwithstanding the foregoing provisions of this Section (c), if any dividends on this Series are in arrears, no shares of this Series shall be redeemed unless all outstanding shares of this Series are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire any shares of this Series; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of this Series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of this Series.

(d) Liquidation Rights.

(1) Upon the dissolution, liquidation or winding up of the Corporation, the holders of the shares of this Series shall be entitled to receive and be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment or distribution shall be made on the Common Stock or on any other class of stock ranking junior to the shares of this Series upon liquidation, the amount of $250 per share, plus a sum equal to all dividends (whether or not earned or declared) on such shares accrued and unpaid thereon to the date of final distribution.

(2) Neither the sale of all or substantially all the property or business of the Corporation nor the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section (d).

(3) After the payment to the holders of the shares of this Series of the full preferential amounts provided for in this
Section (d), the holders of this Series as such shall have no right or claim to any of the remaining assets of the Corporation.

(4) In the event the assets of the Corporation available for distribution to the holders of shares of this Series upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to paragraph (1) of this Section (d), no such distribution shall be made on account of any shares of any other class or series of Preferred Stock ranking on a parity with the shares of this Series upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of this Series, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

(e) Conversion or Exchange. The holders of shares of this Series shall not have any rights herein to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of capital stock of the Corporation.

(f) Voting. The shares of this Series shall not have any voting powers, either general or special, except that:

(1) Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the consent of the holders of at least 66 2/3% of all of the shares of this Series at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of shares of this Series shall vote together as a separate class, shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal of any of the provisions of the Corporation's Amended and Restated Certificate of Incorporation or of any certificate amendatory thereof or supplemental thereto (including any Certificate of the Voting Powers, Designations, Preferences and Relative, Participating,

Optional or Other Special Rights, and the Qualifications, Limitations or Restrictions thereof, or any similar document relating to any series of Preferred Stock) which would adversely affect the preferences, rights, powers or privileges of this Series;

(2) Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the consent of the holders of at least 66 2/3% of all of the shares of this Series and all other series of Preferred Stock ranking on a parity with shares of this Series, either as to dividends or upon liquidation, at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of shares of this Series and such other series of Preferred Stock shall vote together as a single class without regard to series, shall be necessary for authorizing, effecting, increasing or validating the creation, authorization or issue of any shares of any class of stock of the Corporation ranking prior to the shares of this Series as to dividends or upon liquidation, or the reclassification of any authorized stock of the Corporation into any such prior shares, or the creation, authorization or issue of any obligation or security convertible, into or evidencing the right to purchase any such prior shares.

(3) If, at the time of any annual meeting of stockholders for the election of directors, a default in preference dividends on any series of the Preferred Stock or any other class or series of preferred stock of the Corporation (other than any other class or series of the Corporation's preferred stock expressly entitled to elect additional directors to the Board by a vote separate and distinct from the vote provided for in this paragraph (3) (“Voting Preferred”)) shall exist, the number of directors constituting the Board shall be increased by two (without duplication of any increase made pursuant to the terms of any other class or series of the Corporation's preferred stock other than any Voting Preferred) and the holders of the Corporation's preferred stock of all classes and series (other than any such Voting Preferred) shall have the right at such meeting, voting together as a single class without regard to class or series, to the exclusion of the holders of Common Stock and the Voting Preferred, to elect two directors of the Corporation to fill such newly created directorships. Such right shall continue until there are no dividends in arrears upon shares of any class or series of the Corporation's preferred stock ranking prior to or on a parity with shares of this Series as to dividends (other than any Voting Preferred). Each director elected by the holders of shares of any series of the Preferred Stock or any other class or series of the Corporation's preferred stock in an election provided for by this paragraph (3) (herein called a “Preferred Director”) shall continue to serve as such director for the full term for which he shall have been elected, notwithstanding that prior to the end of such term a default in preference dividends shall cease to exist. Any Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of record of the outstanding shares of the Corporation's preferred stock entitled to have originally voted for such director's election, voting together as a single class without regard to class or series, at a meeting of the stockholders, or of the holders of shares of the Corporation's preferred stock, called for that purpose. So long as a default in any preference dividends on any series of the Preferred Stock or any other class or series of preferred stock of the Corporation shall exist (other than any Voting Preferred) (A) any vacancy in the office of a Preferred Director may be filled (except as provided in the following clause (B)) by an instrument in writing signed by the remaining Preferred Director and filed with the Corporation and (B) in the case of the removal of any Preferred Director, the vacancy may be filled by the vote of the holders of the outstanding shares of the Corporation's preferred stock entitled to have originally voted for the removed director's election, voting together as a single class without regard to class or series, at the same meeting at which such removal shall be voted. Each director appointed as aforesaid shall be deemed for all purposes hereto to be a Preferred Director.

Whenever the term of office of the Preferred Directors shall end and a default in preference dividends shall no longer exist, the number of directors constituting the Board shall be reduced by two. For purposes hereof, a “default in preference dividends” on any series of the Preferred Stock or any other class or series of preferred stock of the Corporation shall be deemed to have occurred whenever the amount of accrued dividends upon such class or series of the Corporation's preferred stock shall be equivalent to six full quarterly dividends or more, and, having so occurred, such default shall be deemed to exist thereafter until, but only until, all accrued dividends on all such shares of the Corporation's preferred stock of each and every series then outstanding (other than any Voting Preferred or shares of any class or series ranking junior to shares of this Series as to dividends) shall have been paid to the end of the last preceding quarterly dividend period.

(4) Without limiting the foregoing, under any circumstances in which the Series would have additional rights under Rhode Island law if the Corporation were incorporated under the Rhode Island Business Corporation Act (rather than the

Delaware General Corporation Law), holders of shares of the Series shall be entitled to such rights, including, without limitation, voting rights under Chapter 7-1.1-55, voting and notice rights under Chapter 7-1.1-67 and dissenters' rights under Chapters 7-1.1-73 and 7-1.1-74 of the Rhode Island Business Corporation Act (as such Chapters may be amended from time to time).

(g) Reacquired Shares. Shares of this Series which have been issued and reacquired through redemption or purchase shall, upon compliance with an applicable provision of the Delaware General Corporation Law, have the status of authorized and unissued shares of Preferred Stock and may be reissued but only as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board.

(h) Relation to Existing Preferred Classes of Stock. Shares of this Series are equal in rank and preference with all other series of the Preferred Stock (other than the ESOP Convertible Preferred Stock, Series C) outstanding on the date of original issue of the shares of this Series and are senior in rank and preference to the Common Stock and the ESOP Convertible Preferred Stock, Series C of the Corporation.

(i) Relation to Other Preferred Classes of Stock. For purposes of this resolution, any stock of any class or classes of the
Corporation shall be deemed to rank:

(1) prior to the shares of this Series, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of this Series;

(2) on a parity with shares of this Series, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of this Series, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of this Series; and

(3) junior to the shares of this Series, either as to dividends or upon liquidation, if such class shall be Common Stock or if the holders of shares of this Series shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of such class or classes.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by James H. Hance, Jr., its Vice Chairman and Chief Financial Officer, and attested to by Rachel R. Cummings, its Corporate Secretary, and has caused the corporate seal to be affixed hereto, this 26th day of March, 2004.

BANK OF AMERICA CORPORATION

By:	/s/ James H. Hance, Jr.
Vice Chairman and Chief Financial Officer

ATTEST:

/s/ Rachel R. Cummings
Corporate Secretary

(Corporate Seal)

CERTIFICATE OF MERGER
OF
FLEETBOSTON FINANCIALCORPORATION
INTO
BANK OF AMERICA CORPORATION

In accordance with Section 252 of the General Corporation Law of the State of Delaware, Bank of America Corporation, a Delaware corporation (“Bank of America”), does hereby certify as follows:

FIRST: That the name and state of incorporation of each of the constituent corporations of the merger herein certified are as follows:

Name	State of Incorporation
FleetBoston Financial Corporation	Rhode Island
Bank of America Corporation	Delaware

SECOND: That an Agreement and Plan of Merger, dated as of October 27, 2003, by and between FleetBoston Financial Corporation (“FleetBoston”), a Rhode Island Corporation, and Bank of America, was approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 252 of the General Corporation Law of the State of Delaware.

THIRD: That Bank of America will continue as the surviving corporation.

FOURTH: That the Amended and Restated Certificate of Incorporation of Bank of America at the effective time of the merger shall be the certificate of incorporation of the surviving corporation.

FIFTH: That a copy of the executed Agreement and Plan of Merger is on file at the offices of the surviving corporation at Bank of America Corporate Center, Charlotte, North Carolina 28255.

SIXTH: That a copy of the Agreement and Plan of Merger will be furnished by Bank of America, on request and without cost, to any stockholder of any constituent corporation.

SEVENTH: The authorized capital stock of FleetBoston consisted of 2,000,000,000 shares of Common Stock, $0.01 par value per share, and 16,000,000 shares of Preferred Stock, $1.00 par value per share, of which 690,000 shares were designated as Series VI 6.75% Perpetual Preferred Stock and 805,000 shares were designated as Series VII Fixed/Adjustable Rate Cumulative Preferred Stock.

EIGHTH: This Certificate of Merger shall become effective on April 1, 2004 at 12:01 a.m., Eastern Time.

IN WITNESS WHEREOF, Bank of America has caused this Certificate of Merger to be executed by a duly authorized officer on this 31st day of March, 2004.

BANK OF AMERICA CORPORATION

By:	/s/ James H. Hance, Jr.
Name:	James H. Hance, Jr.
Title:	Chief Financial Officer

CERTIFICATE OF MERGER

OF

MBNA CORPORATION
(a Maryland corporation)

with and into

BANK OF AMERICA CORPORATION
(a Delaware corporation)

Pursuant to Section 252 of the General Corporation Law of the State of Delaware (the “DGCL”), Bank of America Corporation, a Delaware corporation (“Bank of America”), hereby certifies the following information relating to the merger of MBNA Corporation, a Maryland corporation (“MBNA”), with and into Bank of America (the “Merger”):

FIRST:	The name and state of incorporation of each of the constituent corporations (the “Constituent Corporations”) in the Merger are:
	Name:	State of Incorporation
	Bank of America Corporation	Delaware
	MBNA Corporation	Maryland
SECOND:
The Agreement and Plan of Merger, dated as of June 30, 2005, by and between MBNA and Bank of America (the “Plan of Merger”), setting forth the terms and conditions of the Merger has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 252 of the DGCL.

THIRD:	The name of the surviving corporation of the Merger (the “Surviving Corporation”) is Bank of America Corporation.
FOURTH:
The Amended and Restated Certificate of Incorporation of Bank of America in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the Surviving Corporation.

FIFTH:	The executed Plan of Merger is on file at the principal place of business of the Surviving Corporation at Bank of America Corporate Center, 100 N. Tryon Street, Charlotte, North Carolina 28255.
SIXTH:	A copy of the Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.
SEVENTH:	The authorized capital stock of MBNA consisted of 1,500,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share.
EIGHTH:	The Merger shall become effective as of 12:01 a.m., Eastern time, on January 1, 2006.

IN WITNESS WHEREOF, Bank of America has caused this Certificate of Merger to be executed by its duly authorized officer on this 29th day of December, 2005.

BANK OF AMERICA CORPORATION

By:	/s/ WILLIAM J. MOSTYN
Name:	William J. Mostyn
Title:	Secretary

CERTIFICATE OF ELIMINATION
OF
FIXED/ADJUSTABLE RATE CUMULATIVE PREFERRED STOCK
AND
6.75% PERPETUAL PREFERRED STOCK
OF
BANK OF AMERICA CORPORATION

Pursuant to Section 15(g)
of the General Corporation Law
of the State of Delaware

Bank of America Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1. That, pursuant to Section 151 of the DGCL and the authority granted in the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), the Board of Directors of the Company (the “Board”), by resolution duly adopted, authorized the issuance of a series of 805,000 shares of Fixed/Adjustable Rate Cumulative Preferred Stock, without par value (the “Fixed/Adjustable Preferred Stock”), and established the powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on March 29, 2004, filed a Certificate of Designation with respect to such Fixed/Adjustable Preferred Stock in the office of the Secretary of State of the State of Delaware (the “Secretary of State”).

2. That, pursuant to Section 151 of the DGCL and the authority granted in the Certificate of Incorporation, the Board, by resolution duly adopted, authorized the issuance of a series of 690,000 shares of 6.75% Perpetual Preferred Stock, without par value (the “Perpetual Preferred Stock”), and established the powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on March 29, 2004, filed a Certificate of Designation with respect to such Perpetual Preferred Stock in the office of the Secretary of State.

3. That on May 26, 2006 the Special Preferred Stock Committee of the Board (the “Committee”) authorized and approved the redemption of the issued and outstanding shares of Fixed/Adjustable Preferred Stock on July 3, 2006 and the redemption of the Fixed/Adjustable Preferred Stock on July 14, 2006.

4. That all of the issued and outstanding shares of Fixed/Adjustable Preferred Stock were redeemed on July 3, 2006 and all of the issued and outstanding shares of Perpetual Preferred Stock were redeemed on July 14, 2006, and, therefore, no shares of Fixed/Adjustable Preferred Stock or Perpetual Preferred Stock are outstanding and no shares thereof will be issued subject to such Certificates of Designation.

5. That the Board has adopted the following resolutions:

WHEREAS, by resolution of the Board of Directors of the Company (the “Board”) and by a Certificate of Designation filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on March 29, 2004, this Company authorized the issuance of a series of 805,000 shares of Fixed/Adjustable Rate Cumulative Preferred Stock, without par value, of the Company (the “Fixed/Adjustable Preferred Stock”) and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof; and

WHEREAS, by resolution of the Board and by a Certificate of Designation filed in the office of the Secretary of State on March 29, 2004, this Company authorized the issuance of a series of 690,000 shares of 6.75% Perpetual Preferred

Stock, without par value, of the Company (the “Perpetual Preferred Stock”) and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations and restrictions thereof;

WHEREAS, on May 26, 2006, the Special Preferred Stock Committee of the Board (the “Committee”) authorized and approved the redemption of all the issued and outstanding shares of the Fixed/Adjustable Preferred Stock on July 3, 2006 and the Perpetual Preferred Stock on July 14, 2006;

WHEREAS, all of the issued and outstanding shares of Fixed/Adjustable Preferred Stock were redeemed on July 3, 2006 and all issued and outstanding shares of Perpetual Preferred Stock were redeemed on July 14, 2006, and, therefore, no shares of Fixed/Adjustable Preferred Stock or Perpetual Preferred Stock are outstanding and no shares thereof will be issued subject to such Certificates of Designation;

WHEREAS, it is desirable that all matters set forth in the Certificates of Designation with respect to such Fixed/ Adjustable Preferred Stock and Perpetual Preferred Stock be eliminated from the Amended and Restated Certificate of Incorporation, as heretofore amended, of the Company (the “Certificate of Incorporation”).

NOW, THEREFORE, BE IT AND IT HEREBY IS:

RESOLVED, that all matters set forth in the Certificates of Designation with respect to such Fixed/Adjustable
Preferred Stock and Perpetual Preferred Stock be eliminated from the Certificate of Incorporation; and it is further

RESOLVED, that the officers of the Company be, and hereby are, authorized and directed to file a Certificate with the office of the Secretary of State setting forth a copy of these resolutions whereupon all matters set forth in the Certificates of Designation with respect to such Fixed/Adjustable Preferred Stock and Perpetual Preferred Stock shall be eliminated from the Certificate of Incorporation; and it is further

RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized and directed, for and on behalf of the Corporation, to take any and all actions, to perform all such acts and things, to execute, file, deliver or record in the name and on behalf of the Corporation, all such certificates, instruments, agreements or other documents, and to make all such payments as they, in their judgment, or in the judgment of any one or more of them, may deem necessary, advisable or appropriate in order to carry out the purpose and intent of the foregoing resolutions and the transactions contemplated therein or thereby, the authorization therefor to be conclusively evidenced by the taking of such action or the execution and delivery of such certificates, instruments, agreements or documents.

6. That, accordingly, all matters set forth in the Certificates of Designation with respect to such Fixed/Adjustable Preferred Stock and Perpetual Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation, as heretofore amended.

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by its duly authorized officer as of this 31st day of July, 2006.

BANK OF AMERICA CORPORATION

By:	/s/ Teresa M. Brenner
Name:	Teresa M. Brenner
Title:	Associate General Counsel

CERTIFICATE OF DESIGNATIONS OF
6.204% NON-CUMULATIVE PREFERRED STOCK, SERIES D OF
BANK OF AMERICA CORPORATION

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

Bank of America Corporation, a corporation organized and existing under the General Corporation Law of the State of
Delaware (the “Corporation”), does hereby certify that:

1. At a meeting duly convened and held on July 26, 2006, the Board of Directors of the Corporation (the “Board”) duly adopted resolutions (a) authorizing the issuance and sale by the Corporation of one or more series of the Corporation's preferred stock, and (b) appointing a Committee (the “Committee”) of the Board to act on behalf of the Board in establishing the number of authorized shares, the dividend rate and other powers, designations, preferences and rights of the preferred stock.

2. Thereafter, on September 6, 2006, the Committee duly adopted the following resolution by written consent:

“RESOLVED, that the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Corporation's 6.204% Non-Cumulative Preferred Stock, Series D, including those established by the Board and the number of authorized shares and dividend rate established hereby, are authorized and approved as set forth in Exhibit A hereto, which is incorporated herein by reference.”

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its duly authorized officer this 13th day of September, 2006.

BANKAMERICA CORPORATION

/s/ TERESA M. BRENNER
Name:	Teresa M. Brenner
Title:	Associate General Counsel

EXHIBIT A
TO
CERTIFICATE OF DESIGNATIONS
OF
6.204% NON-CUMULATIVE PREFERRED STOCK, SERIES D
OF
BANK OF AMERICA CORPORATION

Section 1. Designation. The designation of the series of preferred stock shall be “6.204% Non-Cumulative Preferred Stock, Series D” (the “Series D Preferred Stock”). Each share of Series D Preferred Stock shall be identical in all respects to every other share of Series D Preferred Stock. Series D Preferred Stock will rank equally with Parity Stock, if any, will rank senior to Junior Stock and will rank junior to Senior Stock, if any, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2. Number of Shares. The number of authorized shares of Series D Preferred Stock shall be 34,500. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series D Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors of the Corporation, the Committee or any other duly authorized committee of the Board of Directors of the Corporation and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Corporation shall have the authority to issue fractional shares of Series D Preferred Stock.

Section 3. Definitions. As used herein with respect to Series D Preferred Stock:

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York or in Charlotte, North Carolina.

“Depositary Company” shall have the meaning set forth in Section 6(d) hereof.

“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.

“Dividend Period” shall have the meaning set forth in Section 4(a)hereof.

“DTC” means The Depositary Trust Company, together with its successors and assigns.

“Junior Stock” means the Corporation's common stock and any other class or series of stock of the Corporation now existing or hereafter authorized over which Series D Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Parity Stock” means (a) the Corporation's 7% Cumulative Redeemable Preferred Stock, Series B and (b) any other class or series of stock of the Corporation hereafter authorized that ranks on a par with the Series D Preferred Stock in the payment of dividends and in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Senior Stock” means any class or series of stock of the Corporation now existing or hereafter authorized which has preference or priority over the Series D Preferred Stock as to the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Series D Preferred Stock” shall have the meaning set forth in Section 1 hereof.

Section 4. Dividends.
(a) Rate. Holders of Series D Preferred Stock shall be entitled to receive, if, as and when declared by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation, but only out of assets legally available therefor, non-cumulative cash dividends on the liquidation preference of $25,000 per share of Series D Preferred Stock, and no more, payable quarterly in arrears on each March 14, June 14, September 14 and December 14; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, unless that day falls in the next calendar year, in which case payment of such dividend will occur on the immediately preceding Business Day (in either case, without any interest or other payment in respect of such delay) (each such day on which dividends are payable a “Dividend Payment Date”). The period from and including the date of issuance of the Series D Preferred Stock or any Dividend Payment Date to but excluding the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series D Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to 6.204%. The record date for payment of dividends on the Series D Preferred Stock shall be the last Business Day of the calendar month immediately preceding the month during which the Dividend Payment Date falls. The amount of dividends payable shall be computed on the basis of a 360-day year of twelve 30-day months.

(b) Non-Cumulative Dividends. Dividends on shares of Series D Preferred Stock shall be non-cumulative. To the extent that any dividends payable on the shares of Series D Preferred Stock on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable, and the Corporation shall have no obligation to pay, and the holders of Series D Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series D Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Corporation.

(c) Priority of Dividends. So long as any share of Series D Preferred Stock remains outstanding, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in shares of Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such Junior Stock by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series D Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, in each case unless full dividends on all outstanding shares of Series D Preferred Stock for the then-current Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. The foregoing limitations do not apply to purchases or acquisitions of the Corporation's Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted.

Subject to the succeeding sentence, for so long as any shares of Series D Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Stock for any period unless full dividends on all outstanding shares of Series D Preferred Stock for the then-current Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. To the extent the Corporation declares dividends on the Series D Preferred Stock and on any Parity Stock but cannot make full payment of such declared dividends, the Corporation will allocate the dividend payments on a pro rate basis among the holders of the shares of Series D Preferred Stock and the holders of any Parity Stock. For purposes of calculating the pro rate allocation of partial dividend payments, the Corporation will allocate dividend payments based on the ratio between the then-current dividend payments due on the shares of Series D Preferred Stock and the aggregate of the current and accrued dividends due on the Parity Stock. No interest will be payable in respect of any dividend payment on shares of Series D Preferred Stock that may be in arrears. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may be declared and paid on any Junior Stock from time to time out of any assets legally available therefor, and the shares of Series D Preferred Stock shall not be entitled to participate in any such dividend.

Section 5. Liquidation Rights.
(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series D Preferred Stock shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series D Preferred Stock upon liquidation and the rights of the Corporation's depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share, plus any dividends which have been declared but not yet paid, without accumulation of any undeclared dividends, to the date of liquidation. The holders of Series D Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.
(b) Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all holders of Series D Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series D Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences plus any dividends which have been declared but not yet paid of Series D Preferred Stock and all such Parity Stock.
(c) Residual Distributions. If the liquidation preference plus any dividends which have been declared but not yet paid has been paid in full to all holders of Series D Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section 6. Redemption.
(a) Optional Redemption. The Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors of the Corporation, may redeem out of funds legally available therefor, in whole or in part, the shares of Series D Preferred Stock at the time outstanding, at any time on any Dividend Payment Date on or after the Dividend Payment Date on September 14, 2011, upon notice given as provided in Section 6(b) below. The redemption price for shares of Series D Preferred Stock shall be $25,000 per share plus dividends that have been declared but not paid.

(b) Notice of Redemption. Notice of every redemption of shares of Series D Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series D Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series D Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of Series D Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. Notwithstanding the foregoing, if the Series D Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC.

(c) Partial Redemption. In case of any redemption of only part of the shares of Series D Preferred Stock at the time outstanding, the shares of Series D Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series D Preferred Stock in proportion to the number of Series D Preferred Stock held by such holders or by lot or in such other manner as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors of the Corporation, the Committee or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series D Preferred Stock shall be redeemed from time to time.
(d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue after such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company at any time after the redemption date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.
Section 7. Voting Rights.
(a) General. The holders of Series D Preferred Stock shall not be entitled to vote on any matter except as set forth in paragraph 7(b) below or as required by Delaware law.
(b) Special Voting Right.
(i) Voting Right. If and whenever dividends on the Series D Preferred Stock or any other class or series of preferred stock that ranks on parity with Series D Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those granted by this Section 7(b) have been conferred and are exercisable, have not been paid in an aggregate amount equal, as to any class or series, to at least six quarterly Dividend Periods (whether consecutive or not), the number of directors constituting the Board of Directors of the Corporation shall be increased by two, and the holders of the Series D Preferred Stock (together with holders of any other class of the Corporation's authorized preferred stock having equivalent voting rights, whether or not the holders of the such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist), shall have the right, voting separately as a single class without regard to series, to the exclusion of the holders of common stock, to elect two directors of the Corporation to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the election of such directors must not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Corporation's securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors of the Corporation shall at no time include more than two such directors. Each such director elected by the holders of shares of Series D Preferred Stock and any other class or series of preferred stock that ranks on parity with the Series D Preferred Stock as to payment of dividends is a “Preferred Director”.
(ii) Election. The election of the Preferred Directors will take place at any annual meeting of stockholders or any special meeting of the holders of Series D Preferred Stock and any other class or series of our stock that ranks on parity with Series D Preferred Stock as to payment of dividends and for which dividends have not been paid, called as provided herein.

At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Corporation may, and upon the written request of any holder of Series D Preferred Stock (addressed to the secretary at the Corporation's principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series D Preferred Stock and any other class or series of preferred stock that ranks on parity with Series D Preferred Stock as to payment of dividends and for which dividends have not been paid for the election of the two directors to be elected by them as provided in Section 7(b)(iii) below. The Preferred Directors shall each be entitled to one vote per director on any matter.

(iii) Notice of Special Meeting. Notice for a special meeting will be given in a similar manner to that provided in the Corporation's by-laws for a special meeting of the stockholders. If the secretary of the Corporation does not call a special meeting within 20 days after receipt of any such request, then any holder of Series D Preferred Stock may (at our expense) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Corporation. The Preferred Directors elected at any such special meeting will hold office until the next annual meeting of our stockholders unless they have been previously terminated or removed pursuant to Section 7(b)(iv). In case any vacancy in the office of a Preferred Director occurs (other than prior to the initial election of the Preferred Directors), the vacancy may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by the vote of the holders of the Series D Preferred Stock (together with holders of any other class of the Corporation's authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the stockholders.

(iv) Termination; Removal. Whenever full dividends have been paid regularly on the Series D Preferred Stock and any other class or series of preferred stock that ranks on parity with Series D Preferred Stock as to payment of dividends, if any, for at least four quarterly Dividend Periods, then the right of the holders of Series D Preferred Stock to elect the Preferred Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods). The terms of office of the Preferred Directors will immediately terminate, and the number of directors constituting the board of directors will be reduced accordingly. Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series D Preferred Stock (together with holders of any other class of the Corporation's authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this Section 7(b).

Section 8. Preemption and Conversion. The holders of Series D Preferred Stock shall not have any rights of preemption or rights to convert such Series D Preferred Stock into shares of any other class of capital stock of the Corporation.

Section 9. Rank. Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designations to the contrary, the Board of Directors of the Corporation, the Committee or any authorized committee of the Board of Directors of the Corporation, without the vote of the holders of the Series D Preferred Stock, may authorize and issue additional shares of Junior Stock, Parity Stock or any class or series of Senior Stock or any other securities ranking senior to the Series D Preferred Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 10. Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell Series D Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 11. Unissued or Reacquired Shares. Shares of Series D Preferred Stock not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 12. No Sinking Fund. Shares of Series D Preferred Stock are not subject to the operation of a sinking fund.

CERTIFICATE OF DESIGNATIONS OF
FLOATING RATE NON-CUMULATIVE PREFERRED STOCK, SERIES E OF
BANK OF AMERICA CORPORATION

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

Bank of America Corporation, a corporation organized and existing under the General Corporation Law of the State of
Delaware (the “Corporation”), does hereby certify that:

1. At a meeting duly convened and held on July 26, 2006, the Board of Directors of the Corporation (the “Board”) duly adopted resolutions (a) authorizing the issuance and sale by the Corporation of one or more series of the Corporation's preferred stock, and (b) appointing a Committee (the “Committee”) of the Board to act on behalf of the Board in establishing the number of authorized shares, the dividend rate and other powers, designations, preferences and rights of the preferred stock.
2. Thereafter, on October 30, 2006, the Committee duly adopted the following resolution by written consent:
“RESOLVED, that the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Corporation's Floating Rate Non-Cumulative Preferred Stock, Series E, including those established by the Board and the number of authorized shares and dividend rate established hereby, are authorized and approved as set forth in Exhibit A hereto, which is incorporated herein by reference.”

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its duly authorized officer this 3rd day of November, 2006.

BANK OF AMERICA CORPORATION

/s/ TERESA M. BRENNER
Name:	Teresa M. Brenner
Title:	Associate General Counsel

EXHIBIT A
TO
CERTIFICATE OF DESIGNATIONS
OF
FLOATING RATE NON-CUMULATIVE PREFERRED STOCK, SERIES E
OF
BANK OF AMERICA CORPORATION

Section 1. Designation. The designation of the series of preferred stock shall be “Floating Rate Non-Cumulative Preferred Stock, Series E” (the “Series E Preferred Stock”). Each share of Series E Preferred Stock shall be identical in all respects to every other share of Series E Preferred Stock. Series E Preferred Stock will rank equally with Parity Stock, if any, will rank senior to Junior Stock and will rank junior to Senior Stock, if any, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2. Number of Shares. The number of authorized shares of Series E Preferred Stock shall be 85,100. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series E Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors of the Corporation, the Committee or any other duly authorized committee of the Board of Directors of the Corporation and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Corporation shall have the authority to issue fractional shares of Series E Preferred Stock.

Section 3. Definitions. As used herein with respect to Series E Preferred Stock:

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York or in Charlotte, North Carolina.

“Calculation Agent” shall mean The Bank of New York Trust Company, N.A., or such other bank or entity as may be appointed by the Corporation to act as calculation agent for the Series E Preferred Stock.
“Depositary Company” shall have the meaning set forth in Section 6(d) hereof.
“Dividend Determination Date” shall have the meaning set forth below in the definition of “Three-Month LIBOR.” “Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.

“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.

“DTC” means The Depository Trust Company, together with its successors and assigns.

“Junior Stock” means the Corporation's common stock and any other class or series of stock of the Corporation now existing or hereafter authorized over which Series E Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England.

“Parity Stock” means (a) the Corporation's 7% Cumulative Redeemable Preferred Stock, Series B, (b) the Corporation's

6.204% Non-Cumulative Preferred Stock, Series D and (c) any other class or series of stock of the Corporation hereafter authorized that ranks on a par with the Series E Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Senior Stock” means any class or series of stock of the Corporation now existing or hereafter authorized which has preference or priority over the Series E Preferred Stock as to the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Series E Preferred Stock” shall have the meaning set forth in Section 1 hereof.

“Telerate Page 3750” means the display page so designated on the Moneyline/Telerate Service (or any other page as may replace that page on that service, or any other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered Rate for U.S. dollar deposits).

“Three-Month LIBOR” means, with respect to any Dividend Period, the offered rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Dividend Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time) on the second London Banking Day immediately preceding the first day of that Dividend Period (the “Dividend Determination Date”). If such rate does not appear on Telerate Page 3750, Three-Month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Corporation, at approximately 11:00 A.M., London time on the second London Banking Day immediately preceding the first day of that Dividend Period. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, Three-Month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of such quotations. If fewer than two quotations are provided, Three-Month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of the rates quoted by three major banks in New York City selected by the Corporation, at approximately 11:00 a.m., New York City time, on the first day of that Dividend Period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the Corporation to provide quotations are not quoting as described above, Three-Month LIBOR for that Dividend Period will be the same as Three-Month LIBOR as determined for the previous Dividend Period, or in the case of the first Dividend Period, the most recent rate that could have been determined in accordance with the first sentence of this paragraph had Series E Preferred Stock been outstanding. The calculation agent's establishment of Three-Month LIBOR and calculation of the amount of dividends for each Dividend Period will be on file at the principal offices of the Corporation, will be made available to any holder of Series E Preferred Stock upon request and will be final and binding in the absence of manifest error.

Section 4. Dividends.

(a) Rate. Holders of Series E Preferred Stock shall be entitled to receive, if, as and when declared by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation, but only out of assets legally available therefor, non-cumulative cash dividends on the liquidation preference of $25,000 per share of Series E Preferred Stock, and no more, payable quarterly in arrears on each February 15, May 15, August 15 and November 15; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, unless that day falls in the next calendar year, in which case payment of such dividend will occur on the immediately preceding Business Day (in either case, without any interest or other payment in respect of such delay) (each such day on which dividends are payable a “Dividend Payment Date”). The period from and including the date of issuance of the Series E Preferred Stock or any Dividend Payment Date to but excluding the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series E Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to the greater of (i) Three-Month LIBOR plus a spread of 0.35% and (ii) 4.00%. The record date for payment of dividends on the Series E Preferred Stock shall be the last Business Day of the calendar month immediately preceding the month during which the Dividend Payment Date falls. The amount of dividends payable shall be computed on the basis of a 360-day year and the actual number of days elapsed in a Dividend Period.

(b) Non-Cumulative Dividends. Dividends on shares of Series E Preferred Stock shall be non-cumulative. To the extent that any dividends payable on the shares of Series E Preferred Stock on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable and the Corporation shall have no obligation to pay, and the holders of Series E Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series E Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Corporation.

(c) Priority of Dividends. So long as any share of Series E Preferred Stock remains outstanding, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in shares of Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such Junior Stock by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series E Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, in each case unless full dividends on all outstanding shares of Series E Preferred Stock for the then-current Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. The foregoing limitations do not apply to purchases or acquisitions of the Corporation's Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted. Subject to the succeeding sentence, for so long as any shares of Series E Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Stock for any period unless full dividends on all outstanding shares of Series E Preferred Stock for the then-current Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. To the extent the Corporation declares dividends on the Series E Preferred Stock and on any Parity Stock but cannot make full payment of such declared dividends, the Corporation will allocate the dividend payments on a pro rate basis among the holders of the shares of Series E Preferred Stock and the holders of any Parity Stock. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation will allocate dividend payments based on the ratio between the then-current dividend payments due on the shares of Series E Preferred Stock and the aggregate of the current and accrued dividends due on the Parity Stock. No interest will be payable in respect of any dividend payment on shares of Series E Preferred Stock that may be in arrears. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may be declared and paid on any Junior Stock from time to time out of any assets legally available therefor, and the shares of Series E Preferred Stock shall not be entitled to participate in any such dividend.

Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the
Corporation, holders of Series E Preferred Stock shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series E Preferred Stock upon liquidation and the rights of the Corporation's depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share, plus any dividends which have been declared but not yet paid, without accumulation of any undeclared dividends, to the date of liquidation. The holders of Series E Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.

(b) Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all holders of Series E Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series E Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences plus any dividends which have been declared but not yet paid of Series E Preferred Stock and all such Parity Stock.

(c) Residual Distributions. If the liquidation preference plus any dividends which have been declared but not yet paid has been paid in full to all holders of Series E Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section 6. Redemption.

(a) Optional Redemption. The Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors of the Corporation, may redeem out of funds legally available therefor, in whole or in part, the shares of Series E Preferred Stock at the time outstanding, at any time on any Dividend Payment Date on or after the Dividend Payment Date on November 15, 2011, upon notice given as provided in Section 6(b) below. The redemption price for shares of Series E Preferred Stock shall be $25,000 per share plus dividends that have been declared but not paid.
(b) Notice of Redemption. Notice of every redemption of shares of Series E Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series E Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series E Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of Series E Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. Notwithstanding the foregoing, if the Series E Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC.

(c) Partial Redemption. In case of any redemption of only part of the shares of Series E Preferred Stock at the time outstanding, the shares of Series E Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series E Preferred Stock in proportion to the number of Series E Preferred Stock held by such holders or by lot or in such other manner as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors of the Corporation, the Committee or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series E Preferred Stock shall be redeemed from time to time.

(d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue after such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company at any time after the redemption date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the

Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

Section 7. Voting Rights.

(a) General. The holders of Series E Preferred Stock shall not be entitled to vote on any matter except as set forth in paragraph 7(b) below or as required by Delaware law.

(b) Special Voting Right.

(i) Voting Right. If and whenever dividends on the Series E Preferred Stock or any other class or series of preferred stock that ranks on parity with Series E Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those granted by this Section 7(b) have been conferred and are exercisable, have not been paid in an aggregate amount equal, as to any class or series, to at least six quarterly Dividend Periods (whether consecutive or not), the number of directors constituting the Board of Directors of the Corporation shall be increased by two, and the holders of the Series E Preferred Stock (together with holders of any class of the Corporation's authorized preferred stock having equivalent voting rights, whether or not the holders of the such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist), shall have the right, voting separately as a single class without regard to series, to the exclusion of the holders of common stock, to elect two directors of the Corporation to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the election of such directors must not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Corporation's securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors of the Corporation shall at no time include more than two such directors. Each such director elected by the holders of shares of Series E Preferred Stock and any other class or series of preferred stock that ranks on parity with the Series E Preferred Stock as to payment of dividends is a “Preferred Director.”

(ii) Election. The election of the Preferred Directors will take place at any annual meeting of stockholders or any special meeting of the holders of Series E Preferred Stock and any other class or series of our stock that ranks on parity with Series E Preferred Stock as to payment of dividends and for which dividends have not been paid, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Corporation may, and upon the written request of any holder of Series E Preferred Stock (addressed to the secretary at the Corporation's principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series E Preferred Stock and any other class or series of preferred stock that ranks on parity with Series E Preferred Stock as to payment of dividends and for which dividends have not been paid for the election of the two directors to be elected by them as provided in Section 7(b)(iii) below. The Preferred Directors shall each be entitled to one vote per director on any matter.

(iii) Notice of Special Meeting. Notice for a special meeting will be given in a similar manner to that provided in the Corporation's by-laws for a special meeting of the stockholders. If the secretary of the Corporation does not call a special meeting within 20 days after receipt of any such request, then any holder of Series E Preferred Stock may (at our expense) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Corporation. The Preferred Directors elected at any such special meeting will hold office until the next annual meeting of our stockholders unless they have been previously terminated or removed pursuant to Section 7(b)(iv). In case any vacancy in the office of a Preferred Director occurs (other than prior to the initial election of the Preferred Directors), the vacancy may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by the vote of the holders of the Series E Preferred Stock (together with holders of any other class of the Corporation's authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the stockholders.

(iv) Termination; Removal. Whenever full dividends have been paid regularly on the Series E Preferred Stock and any other class or series of preferred stock that ranks on parity with Series E Preferred Stock as to payment of dividends, if any, for at least four quarterly Dividend Periods, then the right of the holders of Series E Preferred Stock to elect the Preferred Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods). The terms of office of the Preferred Directors will immediately terminate and the number of directors constituting the board of directors will be reduced accordingly. Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series E Preferred Stock (together with holders of any other class of the Corporation's authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this Section 7(b).

Section 8. Preemption and Conversion. The holders of Series E Preferred Stock shall not have any rights of preemption or rights to convert such Series E Preferred Stock into shares of any other class of capital stock of the Corporation.

Section 9. Rank. Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designations to the contrary, the Board of Directors of the Corporation, the Committee or any authorized committee of the Board of Directors of the Corporation, without the vote of the holders of the Series E Preferred Stock, may authorize and issue additional shares of Junior Stock, Parity Stock or any class or series of Senior Stock or any other securities ranking senior to the Series E Preferred Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 10. Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell Series E Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 11. Unissued or Reacquired Shares. Shares of Series E Preferred Stock not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 12. No Sinking Fund. Shares of Series E Preferred Stock are not subject to the operation of a sinking fund.

CERTIFICATE OF DESIGNATIONS
OF
FLOATING RATE NON-CUMULATIVE PREFERRED STOCK, SERIES F
OF
BANK OF AMERICA CORPORATION

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

Bank of America Corporation, a corporation organized and existing under the General Corporation Law of the State of
Delaware (the “Corporation”), does hereby certify that:

1. At a meeting duly convened and held on April 26, 2006, the Board of Directors of the Corporation (the “Board”) duly adopted resolutions (a) authorizing the issuance and sale by the Corporation of one or more series of the Corporation's preferred stock, and (b) appointing a Committee (the “Committee”) of the Board to act on behalf of the Board in establishing the number of authorized shares, the dividend rate and other powers, designations, preferences and rights of the preferred stock.
2. Thereafter, on February 12, 2007, the Committee duly adopted the following resolution by written consent: “RESOLVED, that the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Corporation's Floating Rate Non-Cumulative Preferred Stock, Series F, including those established by the Board and the number of authorized shares and dividend rate established hereby, are authorized and approved as set forth in Exhibit A hereto, which is incorporated herein by reference.”

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its duly authorized officer this 15th day of February, 2007.

BANK OF AMERICA CORPORATION

/s/ TERESA M. BRENNER
Name:	Teresa M. Brenner
Title:	Associate General Counsel

EXHIBIT A
TO
CERTIFICATE OF DESIGNATIONS
OF
FLOATING RATE NON-CUMULATIVE PREFERRED STOCK, SERIES F
OF
BANK OF AMERICA CORPORATION

Section 1. Designation. The designation of the series of preferred stock shall be “Floating Rate Non-Cumulative Preferred Stock, Series F” (the “Series F Preferred Stock”). Each share of Series F Preferred Stock shall be identical in all respects to every other share of Series F Preferred Stock. Series F Preferred Stock will rank equally with Parity Stock, if any, will rank senior to Junior Stock and will rank junior to Senior Stock, if any, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2. Number of Shares. The number of authorized shares of Series F Preferred Stock shall be 7,001. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series F Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors of the Corporation, the Committee or any other duly authorized committee of the Board of Directors of the Corporation and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Corporation shall have the authority to issue fractional shares of Series F Preferred Stock.

Section 3. Definitions. As used herein with respect to Series F Preferred Stock:

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York or in Charlotte, North Carolina.

“Calculation Agent” shall mean The Bank of New York Trust Company, N.A., or such other bank or entity as may be appointed by the Corporation to act as calculation agent for the Series F Preferred Stock.

“Depositary Company” shall have the meaning set forth in Section 6(d) hereof.
“Dividend Determination Date” shall have the meaning set forth below in the definition of “Three-Month LIBOR.”
“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.

“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.

“DTC” means The Depository Trust Company, together with its successors and assigns.

“Junior Stock” means the Corporation's common stock and any other class or series of stock of the Corporation now existing or hereafter authorized over which Series F Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England.

“Parity Stock” means (a) the Corporation's 7% Cumulative Redeemable Preferred Stock, Series B, (b) the Corporation's

6.204% Non-Cumulative Preferred Stock, Series D, (c) the Corporation's Floating Rate Non-Cumulative Preferred Stock, Series E, (d) the Corporation's Adjustable Rate Non-Cumulative Preferred Stock, Series G and (e) any other class or series of stock of the Corporation hereafter authorized that ranks on a par with the Series F Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Senior Stock” means any class or series of stock of the Corporation now existing or hereafter authorized which has preference or priority over the Series F Preferred Stock as to the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Series F Preferred Stock” shall have the meaning set forth in Section 1 hereof.

“Telerate Page 3750” means the display page so designated on the Moneyline/Telerate Service (or any other page as may replace that page on that service, or any other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered Rate for U.S. dollar deposits).

“Three-Month LIBOR” means, with respect to any Dividend Period, the offered rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Dividend Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time) on the second London Banking Day immediately preceding the first day of that Dividend Period (the “Dividend Determination Date”). If such rate does not appear on Telerate Page 3750, Three-Month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Corporation, at approximately 11:00 a.m., London time on the second London Banking Day immediately preceding the first day of that Dividend Period. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, Three-Month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of such quotations. If fewer than two quotations are provided, Three-Month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of the rates quoted by three major banks in New York City selected by the Corporation, at approximately 11:00 a.m., New York City time, on the first day of that Dividend Period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the Corporation to provide quotations are not quoting as described above, Three-Month LIBOR for that Dividend Period will be the same as Three-Month LIBOR as determined for the previous Dividend Period, or in the case of the first Dividend Period, the most recent rate that could have been determined in accordance with the first sentence of this paragraph had Series F Preferred Stock been outstanding. The Calculation Agent's establishment of Three-Month LIBOR and calculation of the amount of dividends for each Dividend Period will be on file at the principal offices of the Corporation, will be made available to any holder of Series F Preferred Stock upon request and will be final and binding in the absence of manifest error.

Section 4. Dividends.

(a) Rate. Holders of Series F Preferred Stock shall be entitled to receive, if, as and when declared by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation, but only out of assets legally available therefor, non-cumulative cash dividends on the liquidation preference of $100,000 per share of Series F Preferred Stock, and no more, payable quarterly in arrears on each March 15, June 15, September 15 and December 15; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, unless that day falls in the next calendar year, in which case payment of such dividend will occur on the immediately preceding Business Day (in either case, without any interest or other payment in respect of such delay) (each such day on which dividends are payable a “Dividend Payment Date”). The period from and including the date of issuance of the Series F Preferred Stock or any Dividend Payment Date to but excluding the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series F Preferred Stock will accrue on the liquidation preference of $100,000 per share for each Dividend Period (1) from the date of issuance to, but excluding, the Dividend Payment Date in March 2012 (if issued prior to that date) at a rate per annum equal to Three-Month LIBOR plus a spread of 0.40% and (2) thereafter at a rate per annum equal to the greater of (i) Three-Month LIBOR plus a spread of 0.40% and (ii) 4.00%. The record date for payment of dividends on the Series F Preferred Stock shall be the last Business Day of the calendar month immediately preceding the month during which the Dividend Payment Date falls. The amount of dividends payable shall be computed on the basis of a 360-day year and the actual number of days elapsed in a Dividend Period.

(b) Non-Cumulative Dividends. Dividends on shares of Series F Preferred Stock shall be non-cumulative. To the extent that any dividends payable on the shares of Series F Preferred Stock on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable and the Corporation shall have no obligation to pay, and the holders of Series F Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series F Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Corporation.

(c) Priority of Dividends. So long as any share of Series F Preferred Stock remains outstanding, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in shares of Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such Junior Stock by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series F Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, in each case unless full dividends on all outstanding shares of Series F Preferred Stock for the then-current Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. The foregoing limitations do not apply to purchases or acquisitions of the Corporation's Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted. Subject to the succeeding sentence, for so long as any shares of Series F Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Stock for any period unless full dividends on all outstanding shares of Series F Preferred Stock for the then-current Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. To the extent the Corporation declares dividends on the Series F Preferred Stock and on any Parity Stock but cannot make full payment of such declared dividends, the Corporation will allocate the dividend payments on a pro rata basis among the holders of the shares of Series F Preferred Stock and the holders of any Parity Stock. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation will allocate dividend payments based on the ratio between the then-current dividend payments due on the shares of Series F Preferred Stock and the aggregate of the current and accrued dividends due on the Parity Stock. No interest will be payable in respect of any dividend payment on shares of Series F Preferred Stock that may be in arrears. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may be declared and paid on any Junior Stock from time to time out of any assets legally available therefor, and the shares of Series F Preferred Stock shall not be entitled to participate in any such dividend.

Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series F Preferred Stock shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series F Preferred Stock upon liquidation and the rights of the Corporation's depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $100,000 per share, plus any dividends which have been declared but not yet paid, without accumulation of any undeclared dividends, to the date of liquidation. The holders of Series F Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.

(b) Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all holders of Series F Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series F Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences plus any dividends which have been declared but not yet paid of Series F Preferred Stock and all such Parity Stock.

(c) Residual Distributions. If the liquidation preference plus any dividends which have been declared but not yet paid has been paid in full to all holders of Series F Preferred Stock and all holders of any Parity Stock, then the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section 6. Redemption.

(a) Optional Redemption. The Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors of the Corporation, may redeem out of funds legally available therefor, in whole or in part, the shares of

Series F Preferred Stock at the time outstanding, at any time on or after the later of March 15, 2012 and the date of original issuance of the Series F Preferred Stock, upon notice given as provided in Section 6(b) below. The redemption price for shares of Series F Preferred Stock shall be $100,000 per share plus dividends that have been declared but not paid plus accrued and unpaid dividends for the then-current Dividend Period to the redemption date.

(b) Notice of Redemption. Notice of every redemption of shares of Series F Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation. Such mailing shall be at least 15 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series F Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series F Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of Series F Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. Notwithstanding the foregoing, if the Series F Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC.

(c) Partial Redemption. In case of any redemption of only part of the shares of Series F Preferred Stock at the time outstanding, the shares of Series F Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series F Preferred Stock in proportion to the number of Series F Preferred Stock held by such holders or by lot or in such other manner as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors of the Corporation, the Committee or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series F Preferred Stock shall be redeemed from time to time.

(d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue after such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company at any time after the redemption date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

Section 7. Voting Rights. The holders of the Series F Preferred Stock will have no voting rights and will not be entitled to elect any directors, except as expressly provided by law.

Section 8. Preemption and Conversion. The holders of Series F Preferred Stock shall not have any rights of preemption or rights to convert such Series F Preferred Stock into shares of any other class of capital stock of the Corporation.

Section 9. Rank. Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designations to the contrary, the Board of Directors of the Corporation, the Committee or any authorized committee of the Board of Directors of the

Corporation, without the vote of the holders of the Series F Preferred Stock, may authorize and issue additional shares of Junior Stock, Parity Stock or any class or series of Senior Stock or any other securities ranking senior to the Series F Preferred Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 10. Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell Series F Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors of the

Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 11. Unissued or Reacquired Shares. Shares of Series F Preferred Stock not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 12. No Sinking Fund. Shares of Series F Preferred Stock are not subject to the operation of a sinking fund.

CERTIFICATE OF DESIGNATIONS
OF
ADJUSTABLE RATE NON-CUMULATIVE PREFERRED STOCK, SERIES G
OF
BANK OF AMERICA CORPORATION

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

Bank of America Corporation, a corporation organized and existing under the General Corporation Law of the State of
Delaware (the “Corporation”), does hereby certify that:

1. At a meeting duly convened and held on April 26, 2006, the Board of Directors of the Corporation (the “Board”) duly adopted resolutions (a) authorizing the issuance and sale by the Corporation of one or more series of the Corporation's preferred stock, and (b) appointing a Committee (the “Committee”) of the Board to act on behalf of the Board in establishing the number of authorized shares, the dividend rate and other powers, designations, preferences and rights of the preferred stock.
2. Thereafter, on February 12, 2007, the Committee duly adopted the following resolution by written consent:

“RESOLVED, that the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Corporation's Adjustable Rate Non-Cumulative Preferred Stock, Series G, including those established by the Board and the number of authorized shares and dividend rate established hereby, are authorized and approved as set forth in Exhibit A hereto, which is incorporated herein by reference.”

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its duly authorized officer this 15th day of February, 2007.

BANK OF AMERICA CORPORATION

/s/ TERESA M. BRENNER
Name:	Teresa M. Brenner
Title:	Associate General Counsel

EXHIBIT A
TO
CERTIFICATE OF DESIGNATIONS
OF
ADJUSTABLE RATE NON-CUMULATIVE PREFERRED STOCK, SERIES G
OF
BANK OF AMERICA CORPORATION

Section 1. Designation. The designation of the series of preferred stock shall be “Adjustable Rate Non-Cumulative Preferred Stock, Series G” (the “Series G Preferred Stock”). Each share of Series G Preferred Stock shall be identical in all respects to every other share of Series G Preferred Stock. Series G Preferred Stock will rank equally with Parity Stock, if any, will rank senior to Junior Stock and will rank junior to Senior Stock, if any, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2. Number of Shares. The number of authorized shares of Series G Preferred Stock shall be 8,501. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series G Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors of the Corporation, the Committee or any other duly authorized committee of the Board of Directors of the Corporation and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Corporation shall have the authority to issue fractional shares of Series G Preferred Stock.

Section 3. Definitions. As used herein with respect to Series G Preferred Stock:

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York or in Charlotte, North Carolina.

“Calculation Agent” shall mean The Bank of New York Trust Company, N.A., or such other bank or entity as may be appointed by the Corporation to act as calculation agent for the Series G Preferred Stock.

“Depositary Company” shall have the meaning set forth in Section 6(d) hereof.
“Dividend Determination Date” shall have the meaning set forth below in the definition of “Three-Month LIBOR.”
“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.

“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.

“DTC” means The Depository Trust Company, together with its successors and assigns.

“Junior Stock” means the Corporation's common stock and any other class or series of stock of the Corporation now existing or hereafter authorized over which Series G Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England.

“Parity Stock” means (a) the Corporation's 7% Cumulative Redeemable Preferred Stock, Series B, (b) the Corporation's

6.204% Non-Cumulative Preferred Stock, Series D, (c) the Corporation's Floating Rate Non-Cumulative Preferred Stock, Series E, (d) the Corporation's Floating Rate Non-Cumulative Preferred Stock, Series F and (e) any other class or series of stock of the Corporation hereafter authorized that ranks on a par with the Series G Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Senior Stock” means any class or series of stock of the Corporation now existing or hereafter authorized which has preference or priority over the Series G Preferred Stock as to the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Series G Preferred Stock” shall have the meaning set forth in Section 1 hereof.

“Telerate Page 3750” means the display page so designated on the Moneyline/Telerate Service (or any other page as may replace that page on that service, or any other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered Rate for U.S. dollar deposits).

“Three-Month LIBOR” means, with respect to any Dividend Period, the offered rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Dividend Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time) on the second London Banking Day immediately preceding the first day of that Dividend Period (the “Dividend Determination Date”). If such rate does not appear on Telerate Page 3750, Three-Month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Corporation, at approximately 11:00 a.m., London time on the second London Banking Day immediately preceding the first day of that Dividend Period. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, Three-Month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of such quotations. If fewer than two quotations are provided, Three-Month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of the rates quoted by three major banks in New York City selected by the Corporation, at approximately 11:00 a.m., New York City time, on the first day of that Dividend Period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the Corporation to provide quotations are not quoting as described above, Three-Month LIBOR for that Dividend Period will be the same as Three-Month LIBOR as determined for the previous Dividend Period, or in the case of the first Dividend Period, the most recent rate that could have been determined in accordance with the first sentence of this paragraph had Series G Preferred Stock been outstanding. The Calculation Agent's establishment of Three-Month LIBOR and calculation of the amount of dividends for each Dividend Period will be on file at the principal offices of the Corporation, will be made available to any holder of Series G Preferred Stock upon request and will be final and binding in the absence of manifest error.

Section 4. Dividends.

(a) Rate. Holders of Series G Preferred Stock shall be entitled to receive, if, as and when declared by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation, but only out of assets legally available therefor, non-cumulative cash dividends on the liquidation preference of $100,000 per share of Series G Preferred Stock, and no more, payable as follows: (i) if the Series G Preferred Stock is issued prior to March 15, 2012, semi- annually in arrears on each March 15 and September 15 through March 15, 2012; and (ii) from and including the later of March 15, 2012 and the date of issuance, quarterly in arrears on each March 15, June 15, September 15 and December 15; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, unless that day falls in the next calendar year, in which case payment of such dividend will occur on the immediately preceding Business Day (in either case, without any interest or other payment in respect of such delay) (each such day on which dividends are payable a “Dividend Payment Date”). The period from and including the date of issuance of the Series G Preferred Stock or any Dividend Payment Date to but excluding the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series G Preferred Stock will accrue on the liquidation preference of $100,000 per share for each Dividend Period (1) from the date of issuance to, but excluding, the Dividend Payment Date in March 2012 (if issued prior to that date) at a rate per annum equal to 5.63% and (2) thereafter at a rate per annum equal to the greater of (x) Three-Month LIBOR plus a spread of 0.40% and (y) 4.00%. The record date for payment of dividends on the Series G Preferred Stock shall be the last Business Day of the calendar month immediately preceding the month during which the Dividend Payment Date falls. The amount of dividends payable shall be computed on the basis of a 360-day year and the actual number of days elapsed in a Dividend Period.

(b) Non-Cumulative Dividends. Dividends on shares of Series G Preferred Stock shall be non-cumulative. To the extent that any dividends payable on the shares of Series G Preferred Stock on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable and the Corporation shall have no obligation to pay, and the holders of Series G Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series G Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Corporation.

(c) Priority of Dividends. So long as any share of Series G Preferred Stock remains outstanding, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in shares of Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such Junior Stock by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series G Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, in each case unless full dividends on all outstanding shares of Series G Preferred Stock for the then-current Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. The foregoing limitations do not apply to purchases or acquisitions of the Corporation's Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted. Subject to the succeeding sentence, for so long as any shares of Series G Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Stock for any period unless full dividends on all outstanding shares of Series G Preferred Stock for the then-current Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. To the extent the Corporation declares dividends on the Series G Preferred Stock and on any Parity Stock but cannot make full payment of such declared dividends, the Corporation will allocate the dividend payments on a pro rata basis among the holders of the shares of Series G Preferred Stock and the holders of any Parity Stock. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation will allocate dividend payments based on the ratio between the then-current dividend payments due on the shares of Series G Preferred Stock and the aggregate of the current and accrued dividends due on the Parity Stock. No interest will be payable in respect of any dividend payment on shares of Series G Preferred Stock that may be in arrears. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may be declared and paid on any Junior Stock from time to time out of any assets legally available therefor, and the shares of Series G Preferred Stock shall not be entitled to participate in any such dividend.

Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series G Preferred Stock shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series G Preferred Stock upon liquidation and the rights of the Corporation's depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $100,000 per share, plus any dividends which have been declared but not yet paid, without accumulation of any undeclared dividends, to the date of liquidation. The holders of Series G Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.

(b) Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all holders of Series G Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series G Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences plus any dividends which have been declared but not yet paid of Series G Preferred Stock and all such Parity Stock.

(c) Residual Distributions. If the liquidation preference plus any dividends which have been declared but not yet paid has been paid in full to all holders of Series G Preferred Stock and all holders of any Parity Stock, then the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the

Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section 6. Redemption.

(a) Optional Redemption. The Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors of the Corporation, may redeem out of funds legally available therefor, in whole or in part, the shares of Series G Preferred Stock at the time outstanding, at any time on or after the later of March 15, 2012 and the date of original issuance of the Series G Preferred Stock, upon notice given as provided in Section 6(b) below. The redemption price for shares of Series G Preferred Stock shall be $100,000 per share plus dividends that have been declared but not paid plus accrued and unpaid dividends for the then-current Dividend Period to the redemption date.

(b) Notice of Redemption. Notice of every redemption of shares of Series G Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation. Such mailing shall be at least 15 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series G Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series G Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of Series G Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. Notwithstanding the foregoing, if the Series G Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC.

(c) Partial Redemption. In case of any redemption of only part of the shares of Series G Preferred Stock at the time outstanding, the shares of Series G Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series G Preferred Stock in proportion to the number of Series G Preferred Stock held by such holders or by lot or in such other manner as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors of the Corporation, the Committee or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series G Preferred Stock shall be redeemed from time to time.

(d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue after such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company at any time after the redemption date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

Section 7. Voting Rights. The holders of the Series G Preferred Stock will have no voting rights and will not be entitled to elect any directors, except as expressly provided by law.

Section 8. Preemption and Conversion. The holders of Series G Preferred Stock shall not have any rights of preemption or rights to convert such Series G Preferred Stock into shares of any other class of capital stock of the Corporation.

Section 9. Rank. Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designations to the contrary, the Board of Directors of the Corporation, the Committee or any authorized committee of the Board of Directors of the Corporation, without the vote of the holders of the Series G Preferred Stock, may authorize and issue additional shares of Junior Stock, Parity Stock or any class or series of Senior Stock or any other securities ranking senior to the Series G Preferred Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
Section 10. Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell Series G Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 11. Unissued or Reacquired Shares. Shares of Series G Preferred Stock not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 12. No Sinking Fund. Shares of Series G Preferred Stock are not subject to the operation of a sinking fund.

CERTIFICATE OF DESIGNATIONS OF
6.625% NON-CUMULATIVE PREFERRED STOCK, SERIES I OF
BANK OF AMERICA CORPORATION

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

Bank of America Corporation, a corporation organized and existing under the General Corporation Law of the State of
Delaware (the “Corporation”), does hereby certify that:

1. At a meeting duly convened and held on January 24, 2007, the Board of Directors of the Corporation (the “Board”) duly adopted resolutions (a) authorizing the issuance and sale by the Corporation of one or more series of the Corporation's preferred stock, and (b) appointing a Special Committee (the “Committee”) of the Board to act on behalf of the Board in establishing the number of authorized shares, the dividend rate and other powers, designations, preferences and rights of the preferred stock.
2. Thereafter, on September 20, 2007, the Committee duly adopted the following resolution by written consent:

“RESOLVED, that the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Corporation's 6.625% Non-Cumulative Preferred Stock, Series I, including those established by the Board and the number of authorized shares and dividend rate established hereby, are authorized and approved as set forth in the Certificate of Designations attached hereto as Exhibit A, which is incorporated herein and made a part of these resolutions by reference.”

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its duly authorized officer this 25th day of September, 2007.

BANK OF AMERICA CORPORATION

/s/ TERESA M. BRENNER
Name:	Teresa M. Brenner
Title:	Associate General Counsel

EXHIBIT A
CERTIFICATE OF DESIGNATIONS
OF
6.625% NON-CUMULATIVE PREFERRED STOCK, SERIES I
OF
BANK OF AMERICA CORPORATION

Section 1. Designation. The designation of the series of preferred stock shall be “6.625% Non-Cumulative Preferred Stock, Series I” (the “Series I Preferred Stock”). Each share of Series I Preferred Stock shall be identical in all respects to every other share of Series I Preferred Stock. Series I Preferred Stock will rank equally with Parity Stock, if any, will rank senior to Junior Stock and will rank junior to Senior Stock, if any, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2. Number of Shares. The number of authorized shares of Series I Preferred Stock shall be 25,300. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series I Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors of the Corporation, the Committee or any other duly authorized committee of the Board of Directors of the Corporation and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of
Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Corporation shall have the authority to issue fractional shares of Series I Preferred Stock.

Section 3. Definitions. As used herein with respect to Series I Preferred Stock:

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York or in Charlotte, North Carolina.
“Depositary Company” shall have the meaning set forth in Section 6(d) hereof.

“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.

“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.

“DTC” means The Depository Trust Company, together with its successors and assigns.

“Junior Stock” means the Corporation's common stock and any other class or series of stock of the Corporation now existing or hereafter authorized over which Series I Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

Parity Stock” means (a) the Corporation's 7% Cumulative Redeemable Preferred Stock, Series B, (b) the Corporation's
6.204% Non-Cumulative Preferred Stock, Series D, (c) the Corporation's Floating Rate Non-Cumulative Preferred Stock, Series E, (d) the Corporation's Floating Rate Non-Cumulative Preferred Stock, Series F (if and when issued and outstanding), (e) the Corporation's Adjustable Rate Non-Cumulative Preferred Stock, Series G (if and when issued and outstanding) and (f) any other class or series of stock of the Corporation hereafter authorized that ranks on a par with the Series I Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Senior Stock” means any class or series of stock of the Corporation now existing or hereafter authorized which has preference or priority over the Series I Preferred Stock as to the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Series I Preferred Stock” shall have the meaning set forth in Section 1 hereof.

Section 4. Dividends.

(a) Rate. Holders of Series I Preferred Stock shall be entitled to receive, if, as and when declared by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation, but only out of assets legally available therefor, non-cumulative cash dividends on the liquidation preference of $25,000 per share of Series I Preferred Stock, and no more, payable quarterly in arrears on each January 1, April 1, July 1, and October 1; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, unless that day falls in the next calendar year, in which case payment of such dividend will occur on the immediately preceding Business Day (in either case, without any interest or other payment in respect of such delay) (each such day on which dividends are payable a “Dividend Payment Date”). The period from and including the date of issuance of the Series I Preferred Stock or any Dividend Payment Date to but excluding the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series I Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to 6.625%. The record date for payment of dividends on the Series I Preferred Stock shall be the fifteenth day of the calendar month immediately preceding the month during which the Dividend Payment Date falls. The amount of dividends payable shall be computed on the basis of a 360-day year of twelve 30-day months.

(b) Non-Cumulative Dividends. Dividends on shares of Series I Preferred Stock shall be non-cumulative. To the extent that any dividends payable on the shares of Series I Preferred Stock on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable, and the Corporation shall have no obligation to pay, and the holders of Series I Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series I Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Corporation.

(c) Priority of Dividends. So long as any share of Series I Preferred Stock remains outstanding, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in shares of Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such Junior Stock by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series I Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, in each case unless full dividends on all outstanding shares of Series I Preferred Stock for the then-current Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. The foregoing limitations do not apply to purchases or acquisitions of the Corporation's Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted. Subject to the succeeding sentence, for so long as any shares of Series I Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Stock for any period unless full dividends on all outstanding shares of Series I Preferred Stock for the then-current Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. To the extent the Corporation declares dividends on the Series I Preferred Stock and on any Parity Stock but cannot make full payment of such declared dividends, the Corporation will allocate the dividend payments on a pro rata basis among the holders of the shares of Series I Preferred Stock and the holders of any Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation will allocate dividend payments based on the ratio between the then-current dividend payments due on the shares of Series I Preferred Stock and the aggregate of the current and accrued dividends due on the outstanding Parity Stock. No interest will be payable in respect of any dividend payment on shares of Series I Preferred Stock that may be in arrears. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may be declared and paid on any Junior Stock from time to time out of any assets legally available therefor, and the shares of Series I Preferred Stock shall not be entitled to participate in any such dividend.

Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series I Preferred Stock shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series I Preferred Stock upon liquidation and the rights of the Corporation's depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share, plus any dividends which have been declared but not yet paid, without accumulation of any undeclared dividends, to the date of liquidation. The holders of Series I Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.

(b) Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all holders of Series I Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series I Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences plus any dividends which have been declared but not yet paid of Series I Preferred Stock and all such Parity Stock.

(c) Residual Distributions. If the liquidation preference plus any dividends which have been declared but not yet paid has been paid in full to all holders of Series I Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section 6. Redemption.

(a) Optional Redemption. The Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors of the Corporation, may redeem out of funds legally available therefor, in whole or in part, the shares of Series I Preferred Stock at the time outstanding, at any time on any Dividend Payment Date on or after the Dividend Payment Date on October 1, 2017, upon notice given as provided in Section 6(b) below. The redemption price for shares of Series I Preferred Stock shall be $25,000 per share plus dividends that have been declared but not paid.

(b) Notice of Redemption. Notice of every redemption of shares of Series I Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series I Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series I Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of Series I Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. Notwithstanding the foregoing, if the Series I Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC.

(c) Partial Redemption. In case of any redemption of only part of the shares of Series I Preferred Stock at the time outstanding, the shares of Series I Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series I Preferred Stock in proportion to the number of Series I Preferred Stock held by such holders or by lot or in such other manner as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors of the Corporation, the Committee or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series I Preferred Stock shall be redeemed from time to time.

(d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue after such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company at any time after the redemption date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

Section 7. Voting Rights.

(a) General. The holders of Series I Preferred Stock shall not be entitled to vote on any matter except as set forth in paragraph 7(b) below or as required by Delaware law.

(b) Special Voting Right.

(i) Voting Right. If and whenever dividends on the Series I Preferred Stock or any other class or series of preferred stock that ranks on parity with Series I Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable, have not been paid in an aggregate amount equal, as to any class or series, to at least six quarterly Dividend Periods (whether consecutive or not), the number of directors constituting the Board of Directors of the Corporation shall be increased by two, and the holders of the Series I Preferred Stock (together with holders of any class of the Corporation's authorized preferred stock having equivalent voting rights, whether or not the holders of the such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist), shall have the right, voting separately as a single class without regard to series, to the exclusion of the holders of common stock, to elect two directors of the Corporation to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the election of such directors must not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Corporation's securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors of the Corporation shall at no time include more than two such directors. Each such director elected by the holders of shares of Series I Preferred Stock and any other class or series of preferred stock that ranks on parity with the Series I Preferred Stock as to payment of dividends and having equivalent voting rights is a “Preferred Director.”

(ii) Election. The election of the Preferred Directors will take place at any annual meeting of stockholders or any special meeting of the holders of Series I Preferred Stock and any other class or series of our stock that ranks on parity with Series I Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Corporation may, and upon the written request of any holder of Series I Preferred Stock (addressed to the secretary at the Corporation's principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series I Preferred Stock and any other class or series of preferred stock that ranks on parity with Series I Preferred Stock as to payment of dividends and for which dividends have not been paid for the election of the two directors to be elected by them as provided in Section 7(b)(iii) below. The Preferred Directors shall each be entitled to one vote per director on any matter.

(iii) Notice of Special Meeting. Notice for a special meeting will be given in a similar manner to that provided in the Corporation's by-laws for a special meeting of the stockholders. If the secretary of the Corporation does not call a special meeting within 20 days after receipt of any such request, then any holder of Series I Preferred Stock may (at our expense) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Corporation. The Preferred Directors elected at any such special meeting will hold office until the next annual meeting of our stockholders unless they have been previously terminated or removed pursuant to Section 7(b)(iv). In case any vacancy in the office of a Preferred Director occurs (other than prior to the initial election of the Preferred Directors), the vacancy may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by the vote of the holders of the Series I Preferred Stock (together with holders of any other class of the Corporation's authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the stockholders.

(iv) Termination; Removal. Whenever full dividends have been paid regularly on the Series I Preferred Stock and any other class or series of preferred stock that ranks on parity with Series I Preferred Stock as to payment of dividends, if any, for at least four quarterly Dividend Periods, then the right of the holders of Series I Preferred Stock to elect the Preferred Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non- payment of dividends in respect of future Dividend Periods). The terms of office of the Preferred Directors will immediately terminate, and the number of directors constituting the board of directors will be reduced accordingly. Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series I Preferred Stock (together with holders of any other class of the Corporation's authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this Section 7(b).

Section 8. Preemption and Conversion. The holders of Series I Preferred Stock shall not have any rights of preemption or rights to convert such Series I Preferred Stock into shares of any other class of capital stock of the Corporation.

Section 9. Rank. Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designations to the contrary, the Board of Directors of the Corporation, the Committee or any authorized committee of the Board of Directors of the Corporation, without the vote of the holders of the Series I Preferred Stock, may authorize and issue additional shares of Junior Stock, Parity Stock or any class or series of Senior Stock or any other securities ranking senior to the Series I Preferred Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 10. Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell Series I Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 11. Unissued or Reacquired Shares. Shares of Series I Preferred Stock not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 12. No Sinking Fund. Shares of Series I Preferred Stock are not subject to the operation of a sinking fund.

CERTIFICATE OF DESIGNATIONS OF
7.25% NON-CUMULATIVE PREFERRED STOCK, SERIES J OF
BANK OF AMERICA CORPORATION

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

Bank of America Corporation, a corporation organized and existing under the General Corporation Law of the State of
Delaware (the “Corporation”), does hereby certify that:

1. At a meeting duly convened and held on January 24, 2007, the Board of Directors of the Corporation (the “Board”) duly adopted resolutions (a) authorizing the issuance and sale by the Corporation of one or more series of the Corporation's preferred stock, and (b) appointing a Special Committee (the “Committee”) of the Board to act on behalf of the Board in establishing the number of authorized shares, the dividend rate and other powers, designations, preferences and rights of the preferred stock.
2. Thereafter, on November 14, 2007, the Committee duly adopted the following resolution by written consent:

“RESOLVED, that the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Corporation's 7.25% Non-Cumulative Preferred Stock, Series J, including those established by the Board and the number of authorized shares and dividend rate established hereby, are authorized and approved as set forth in the Certificate of Designations attached hereto as Exhibit A, which is incorporated herein and made a part of these resolutions by reference.”

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its duly authorized officer this 19th day of November, 2007.

BANK OF AMERICA CORPORATION

/s/ TERESA M. BRENNER
Name:	Teresa M. Brenner
Title:	Associate General Counsel

EXHIBIT A CERTIFICATE OF

DESIGNATIONS OF

7.25% NON-CUMULATIVE PREFERRED STOCK, SERIES J

OF

BANK OF AMERICA CORPORATION

Section 1. Designation. The designation of the series of preferred stock shall be “7.25% Non-Cumulative Preferred Stock, Series J” (the “Series J Preferred Stock”). Each share of Series J Preferred Stock shall be identical in all respects to every other share of Series J Preferred Stock. Series J Preferred Stock will rank equally with Parity Stock, if any, will rank senior to Junior Stock and will rank junior to Senior Stock, if any, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2. Number of Shares. The number of authorized shares of Series J Preferred Stock shall be 41,400. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series J Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors of the Corporation, the Committee or any other duly authorized committee of the Board of Directors of the Corporation and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Corporation shall have the authority to issue fractional shares of Series J Preferred Stock.

Section 3. Definitions. As used herein with respect to Series J Preferred Stock:

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York or in Charlotte, North Carolina.

“Depositary Company” shall have the meaning set forth in Section 6(d) hereof.

“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.

“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.

“DTC” means The Depository Trust Company, together with its successors and assigns.

“Junior Stock” means the Corporation's common stock and any other class or series of stock of the Corporation now existing or hereafter authorized over which Series J Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Parity Stock” means (a) the Corporation's 7% Cumulative Redeemable Preferred Stock, Series B, (b) the Corporation's 6.204% Non-Cumulative Preferred Stock, Series D, (c) the Corporation's Floating Rate Non-Cumulative Preferred Stock, Series E, (d) the Corporation's Floating Rate Non-Cumulative Preferred Stock, Series F (if and when issued and outstanding), (e) the Corporation's Adjustable Rate Non-Cumulative Preferred Stock, Series G (if and when issued and outstanding), (f) the Corporation's 6.625% Non-Cumulative Preferred Stock, Series I and (g) any other class or series of stock of the Corporation hereafter authorized that ranks on a par with the Series J Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Senior Stock” means any class or series of stock of the Corporation now existing or hereafter authorized which has preference or priority over the Series J Preferred Stock as to the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Series J Preferred Stock” shall have the meaning set forth in Section 1 hereof.
Section 4. Dividends.
(a) Rate. Holders of Series J Preferred Stock shall be entitled to receive, if, as and when declared by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation, but only out of assets legally available therefor, non-cumulative cash dividends on the liquidation preference of $25,000 per share of Series J Preferred Stock, and no more, payable quarterly in arrears on each February 1, May 1, August 1 and November 1; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, unless that day falls in the next calendar year, in which case payment of such dividend will occur on the immediately preceding Business Day (in either case, without any interest or other payment in respect of such delay) (each such day on which dividends are payable a “Dividend Payment Date”). The period from and including the date of issuance of the Series J Preferred Stock or any Dividend Payment Date to but excluding the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series J Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to 7.25%. The record date for payment of dividends on the Series J Preferred Stock shall be the fifteenth day of the calendar month immediately preceding the month during which the Dividend Payment Date falls. The amount of dividends payable shall be computed on the basis of a 360-day year of twelve 30-day months.

(b) Non-Cumulative Dividends. Dividends on shares of Series J Preferred Stock shall be non-cumulative. To the extent that any dividends payable on the shares of Series J Preferred Stock on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable, and the Corporation shall have no obligation to pay, and the holders of Series J Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series J Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Corporation.

(c) Priority of Dividends. So long as any share of Series J Preferred Stock remains outstanding, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in shares of Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such Junior Stock by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series J Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, in each case unless full dividends on all outstanding shares of Series J Preferred Stock for the then-current Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. The foregoing limitations do not apply to purchases or acquisitions of the Corporation's Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted. Subject to the succeeding sentence, for so long as any shares of Series J Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Stock for any period unless full dividends on all outstanding shares of Series J Preferred Stock for the then-current Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. To the extent the Corporation declares dividends on the Series J Preferred Stock and on any Parity Stock but cannot make full payment of such declared dividends, the Corporation will allocate the dividend payments on a pro rata basis among the holders of the shares of Series J Preferred Stock and the holders of any Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation will allocate dividend payments based on the ratio between the then-current dividend payments due on the shares of Series J Preferred Stock and the aggregate of the current and accrued dividends due on the outstanding Parity Stock. No interest will be payable in respect of any dividend payment on shares of Series J Preferred Stock that may be in arrears. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may be declared and paid on any Junior Stock from time to time out of any assets legally available therefor, and the shares of Series J Preferred Stock shall not be entitled to participate in any such dividend.

Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series J Preferred Stock shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series J Preferred Stock upon liquidation and the rights of the Corporation's depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share, plus any dividends which have been declared but not yet paid, without accumulation of any undeclared dividends, to the date of liquidation. The holders of Series J Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.

(b) Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all holders of Series J Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series J Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences, plus any dividends which have been declared but not yet paid, of Series J Preferred Stock and all such Parity Stock.

(c) Residual Distributions. If the liquidation preference plus any dividends which have been declared but not yet paid has been paid in full to all holders of Series J Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section 6. Redemption.

(a) Optional Redemption. The Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors of the Corporation, may redeem out of funds legally available therefor, in whole or in part, the shares of Series J Preferred Stock at the time outstanding, at any time on any Dividend Payment Date on or after the Dividend Payment Date on November 1, 2012, upon notice given as provided in Section 6(b) below. The redemption price for shares of Series J Preferred Stock shall be $25,000 per share plus dividends that have been declared but not paid.

(b) Notice of Redemption. Notice of every redemption of shares of Series J Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series J Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series J Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of Series J Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. Notwithstanding the foregoing, if the Series J Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC.

(c) Partial Redemption. In case of any redemption of only part of the shares of Series J Preferred Stock at the time outstanding, the shares of Series J Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series J Preferred Stock in proportion to the number of Series J Preferred Stock held by such holders or by lot or in such other manner as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors of the Corporation, the Committee or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series J Preferred Stock shall be redeemed from time to time.

(d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue after such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company at any time after the redemption date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

Section 7. Voting Rights.

(a) General. The holders of Series J Preferred Stock shall not be entitled to vote on any matter except as set forth in paragraph 7(b) below or as required by Delaware law.

(b) Special Voting Right.

(i) Voting Right. If and whenever dividends on the Series J Preferred Stock or any other class or series of preferred stock that ranks on parity with Series J Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable, have not been paid in an aggregate amount equal, as to any class or series, to at least six quarterly Dividend Periods (whether consecutive or not), the number of directors constituting the Board of Directors of the Corporation shall be increased by two, and the holders of the Series J Preferred Stock (together with holders of any class of the Corporation's authorized preferred stock having equivalent voting rights, whether or not the holders of the such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist), shall have the right, voting separately as a single class without regard to series, to the exclusion of the holders of common stock, to elect two directors of the Corporation to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the election of such directors must not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Corporation's securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors of the Corporation shall at no time include more than two such directors. Each such director elected by the holders of shares of Series J Preferred Stock and any other class or series of preferred stock that ranks on parity with the Series J Preferred Stock as to payment of dividends and having equivalent voting rights is a “Preferred Director.”

(ii) Election. The election of the Preferred Directors will take place at any annual meeting of stockholders or any special meeting of the holders of Series J Preferred Stock and any other class or series of our stock that ranks on parity with Series J Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Corporation may, and upon the written request of any holder of Series J Preferred Stock (addressed to the secretary at the Corporation's principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series J Preferred Stock and any other class or series of preferred stock that ranks on parity with Series J Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid for the election of the two directors to be elected by them as provided in Section 7(b)(iii) below. The Preferred Directors shall each be entitled to one vote per director on any matter.

(iii) Notice of Special Meeting. Notice for a special meeting will be given in a similar manner to that provided in the Corporation's by-laws for a special meeting of the stockholders. If the secretary of the Corporation does not call a special meeting within 20 days after receipt of any such request, then any holder of Series J Preferred Stock may (at our expense) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Corporation. The Preferred Directors elected at any such special meeting will hold office until the next annual meeting of our stockholders unless they have been previously terminated or removed pursuant to Section 7(b)(iv). In case any vacancy in the office of a Preferred Director occurs (other than prior to the initial election of the Preferred Directors), the vacancy may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by the vote of the holders of the Series J Preferred Stock (together with holders of any other class of the Corporation's authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the stockholders.

(iv) Termination; Removal. Whenever full dividends have been paid regularly on the Series J Preferred Stock and any other class or series of preferred stock that ranks on parity with Series J Preferred Stock as to payment of dividends, if any, for at least four quarterly Dividend Periods, then the right of the holders of Series J Preferred Stock to elect the Preferred Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non- payment of dividends in respect of future Dividend Periods). The terms of office of the Preferred Directors will immediately terminate, and the number of directors constituting the Board of Directors will be reduced accordingly. Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series J Preferred Stock (together with holders of any other class of the Corporation's authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this Section 7(b).

Section 8. Preemption and Conversion. The holders of Series J Preferred Stock shall not have any rights of preemption or rights to convert such Series J Preferred Stock into shares of any other class of capital stock of the Corporation.

Section 9. Rank. Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designations to the contrary, the Board of Directors of the Corporation, the Committee or any authorized committee of the Board of Directors of the Corporation, without the vote of the holders of the Series J Preferred Stock, may authorize and issue additional shares of Junior Stock, Parity Stock or any class or series of Senior Stock or any other securities ranking senior to the Series J Preferred Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 10. Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell Series J Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 11. Unissued or Reacquired Shares. Shares of Series J Preferred Stock not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 12. No Sinking Fund. Shares of Series J Preferred Stock are not subject to the operation of a sinking fund.

CERTIFICATE OF DESIGNATIONS
OF
FIXED-TO-FLOATING RATE
NON-CUMULATIVE PREFERRED STOCK, SERIES K
OF
BANK OF AMERICA CORPORATION

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

Bank of America Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. At meetings duly convened and held on December 11, 2007 and January 23, 2008, the Board of Directors of the Corporation (the “Board”) duly adopted resolutions (a) authorizing the issuance and sale by the Corporation of one or more series of the Corporation's preferred stock, and (b) appointing a Special Committee (the “Committee”) of the Board to act on behalf of the Board in establishing the number of authorized shares, the dividend rate and other powers, designations, preferences and rights of the preferred stock.

2. Thereafter, on January 25, 2008, the Committee duly adopted the following resolution by written consent:

“RESOLVED, that the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Corporation's Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K, including those established by the Board and the number of authorized shares and dividend rate established hereby, are authorized and approved as set forth in the Certificate of Designations attached hereto as Exhibit A, which is incorporated herein and made a part of these resolutions by reference.”

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its duly authorized officer this 28th day of January, 2008.

BANK OF AMERICA CORPORATION

By:	/s/ TERESA M. BRENNER
Name:	Teresa M. Brenner
Title:	Associate General Counsel

EXHIBIT A

CERTIFICATE OF DESIGNATIONS

OF

FIXED-TO-FLOATING RATE
NON-CUMULATIVE PREFERRED STOCK, SERIES K

OF

BANK OF AMERICA CORPORATION

Section 1. Designation. The designation of the series of preferred stock shall be “Fixed-to-Floating Rate Non- Cumulative Preferred Stock, Series K” (the “Series K Preferred Stock”). Each share of Series K Preferred Stock shall be identical in all respects to every other share of Series K Preferred Stock. Series K Preferred Stock will rank equally with Parity Stock, if any, will rank senior to Junior Stock and will rank junior to Senior Stock, if any, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2. Number of Shares. The number of authorized shares of Series K Preferred Stock shall be 240,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series K Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors of the Corporation, the Committee or any other duly authorized committee of the Board of Directors of the Corporation and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Corporation shall have the authority to issue fractional shares of Series K Preferred Stock.

Section 3. Definitions. As used herein with respect to Series K Preferred Stock:

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York or in Charlotte, North Carolina.

“Calculation Agent” shall mean The Bank of New York Trust Company, N.A., or such other bank or entity as may be appointed by the Corporation to act as calculation agent for the Series K Preferred Stock during the Floating Rate Period (as defined below).

“Depositary Company” shall have the meaning set forth in Section 6(d) hereof.

“Dividend Determination Date” shall have the meaning set forth below in the definition of “Three-Month LIBOR.”

“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.

“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.

“DTC” means The Depository Trust Company, together with its successors and assigns.

“Fixed Rate Period” shall have the meaning set forth in Section 4(a) hereof.

“Floating Rate Period” shall have the meaning set forth in Section 4(a) hereof.

“Junior Stock” means the Corporation's common stock and any other class or series of stock of the Corporation now existing or hereafter authorized over which Series K Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England.
“Parity Stock” means (a) the Corporation's 7% Cumulative Redeemable Preferred Stock, Series B, (b) the Corporation's 6.204% Non-Cumulative Preferred Stock, Series D, (c) the Corporation's Floating Rate Non-Cumulative Preferred Stock, Series E, (d) the Corporation's Floating Rate Non-Cumulative Preferred Stock, Series F (if and when issued and outstanding), (e) the Corporation's Adjustable Rate Non-Cumulative Preferred Stock, Series G (if and when issued and outstanding), (f) the Corporation's 6.625% Non-Cumulative Preferred Stock, Series I, (g) the Corporation's 7.25% Non- Cumulative Preferred Stock, Series J, (h) the Corporation's 7.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series L (if and when issued and outstanding), and (i) any other class or series of stock of the Corporation hereafter authorized that ranks on a par with the Series K Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Reuters Screen Page “LIBOR01”“ means the display page so designated on Reuters (or any other page as may replace that page on that service, or any other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered Rate for U.S. dollar deposits).

“Senior Stock” means any class or series of stock of the Corporation now existing or hereafter authorized which has preference or priority over the Series K Preferred Stock as to the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Series K Preferred Stock” shall have the meaning set forth in Section 1 hereof.

“Three-Month LIBOR” means, with respect to any Dividend Period in the Floating Rate Period, the offered rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Dividend Period that appears on Reuters Screen Page “LIBOR01” as of 11:00 a.m. (London time) on the second London Banking Day immediately preceding the first day of that Dividend Period (the “Dividend Determination Date”). If such rate does not appear on Reuters Screen Page “LIBOR01”, Three-Month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Corporation, at approximately 11:00 a.m., London time on the second London Banking Day immediately preceding the first day of that Dividend Period. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, Three- Month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of such quotations. If fewer than two quotations are provided, Three-Month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of the rates quoted by three major banks in New York City selected by the Corporation, at approximately 11:00 a.m., New York City time, on the first day of that Dividend Period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the Corporation to provide quotations are not quoting as described above, Three-Month LIBOR for that Dividend Period will be the same as Three-Month LIBOR as determined for the previous Dividend Period, or in the case of the first Dividend Period in the Floating Rate Period, the most recent rate that could have been determined in accordance with the first sentence of this paragraph had the dividend rate been a floating rate during the Fixed Rate Period (as defined below). The Calculation Agent's establishment of Three-Month LIBOR and calculation of the amount of dividends for each Dividend Period in the Floating Rate Period will be on file at the principal offices of the Corporation, will be made available to any holder of Series K Preferred Stock upon request and will be final and binding in the absence of manifest error.

Section 4. Dividends.

(a) Rate. Holders of Series K Preferred Stock shall be entitled to receive, if, as and when declared by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation, but only out of assets legally available therefor, non-cumulative cash dividends on the liquidation preference of $25,000 per share of Series K Preferred Stock, and no more, payable (x) for the Fixed Rate Period, semi-annually in arrears on each January 30 and July 30 and (y) for the Floating Rate Period, quarterly in arrears on each January 30, April 30, July 30 and October 30; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, unless that day falls in the next calendar year, in which case payment of such dividend will occur on the immediately preceding Business Day (in either case, without any interest or other payment in respect of such delay) (each such day on which dividends are payable a “Dividend Payment Date”). The period from and including the date of issuance of the Series K Preferred Stock or any Dividend Payment Date to but excluding the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series K Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to (1) 8.00%, for each Dividend Period from the issue date to, but excluding,

January 30, 2018 (the “Fixed Rate Period”), and (2) Three-Month LIBOR plus a spread of 3.63%, for each Dividend Period from January 30, 2018 to the date of redemption of the Series K Preferred Stock (the “Floating Rate Period”). The record date for payment of dividends on the Series K Preferred Stock shall be the fifteenth day of the calendar month in which the Dividend Payment Date falls. For the Fixed Rate Period, the amount of dividends payable shall be computed on the basis of a 360-day year of twelve 30-day months. For the Floating Rate Period, the amount of dividends payable shall be computed on the basis of a 360-day year and the actual number of days elapsed in a Dividend Period.

(b) Non-Cumulative Dividends. Dividends on shares of Series K Preferred Stock shall be non-cumulative. To the extent that any dividends payable on the shares of Series K Preferred Stock on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable, and the Corporation shall have no obligation to pay, and the holders of Series K Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series K Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Corporation.

(c) Priority of Dividends. So long as any share of Series K Preferred Stock remains outstanding, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in shares of Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such Junior Stock by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series K Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, in each case unless full dividends on all outstanding shares of Series K Preferred Stock for the then-current Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. The foregoing limitations do not apply to purchases or acquisitions of the Corporation's Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted. Subject to the succeeding sentence, for so long as any shares of Series K Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Stock for any period unless full dividends on all outstanding shares of Series K Preferred Stock for the then-current Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. To the extent the Corporation declares dividends on the Series K Preferred Stock and on any Parity Stock but cannot make full payment of such declared dividends, the Corporation will allocate the dividend payments on a pro rata basis among the holders of the shares of Series K Preferred Stock and the holders of any Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation will allocate dividend payments based on the ratio between the then-current dividend payments due on the shares of Series K Preferred Stock and the aggregate of the current and accrued dividends due on the outstanding Parity Stock. No interest will be payable in respect of any dividend payment on shares of Series K Preferred Stock that may be in arrears. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may be declared and paid on any Junior Stock from time to time out of any assets legally available therefor, and the shares of Series K Preferred Stock shall not be entitled to participate in any such dividend.

Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series K Preferred Stock shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series K Preferred Stock upon liquidation and the rights of the Corporation's depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share, plus any dividends which have been declared but not yet paid, without accumulation of any undeclared dividends, to the date of liquidation. The holders of Series K Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.
(b) Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all holders of Series K Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series K Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences, plus any dividends which have been declared but not yet paid, of Series K Preferred Stock and all such Parity Stock.
(c) Residual Distributions. If the liquidation preference plus any dividends which have been declared but not yet paid has been paid in full to all holders of Series K Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.
(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.
Section 6. Redemption.
(a) Optional Redemption. The Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors of the Corporation, may redeem out of funds legally available therefor, in whole or in part, the shares of Series K Preferred Stock at the time outstanding, at any time on any Dividend Payment Date on or after the Dividend Payment Date on January 30, 2018, upon notice given as provided in Section 6(b) below. The redemption price for shares of Series K Preferred Stock shall be $25,000 per share plus dividends that have been declared but not paid.
(b) Notice of Redemption. Notice of every redemption of shares of Series K Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series K Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series K Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of Series K Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. Notwithstanding the foregoing, if the Series K Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC.
(c) Partial Redemption. In case of any redemption of only part of the shares of Series K Preferred Stock at the time outstanding, the shares of Series K Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series K Preferred Stock in proportion to the number of Series K Preferred Stock held by such holders or by lot or in such other manner as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors of the Corporation, the Committee or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series K Preferred Stock shall be redeemed from time to time.
(d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue after such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company at any time after the redemption date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.
Section 7. Voting Rights.
(a) General. The holders of Series K Preferred Stock shall not be entitled to vote on any matter except as set forth in paragraph 7(b) below or as required by Delaware law.
(b) Special Voting Right.
(i) Voting Right. If and whenever dividends on the Series K Preferred Stock or any other class or series of preferred stock that ranks on parity with Series K Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable, have not been paid in an aggregate amount equal to, as to any class or series, the equivalent of at least three or more semi-annual or six or more quarterly Dividend Periods (whether consecutive or not), as applicable, the number of directors constituting the Board of Directors of the Corporation shall be increased by two, and the holders of the Series K Preferred Stock (together with holders of any class of the Corporation's authorized preferred stock having equivalent voting rights, whether or not the holders of the such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist), shall have the right, voting separately as a single class without regard to series, to the exclusion of the holders of common stock, to elect two directors of the Corporation to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the election of such directors must not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Corporation's securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors of the Corporation shall at no time include more than two such directors. Each such director elected by the holders of shares of Series K Preferred Stock and any other class or series of preferred stock that ranks on parity with the Series K Preferred Stock as to payment of dividends and having equivalent voting rights is a “Preferred Director.”
(ii) Election. The election of the Preferred Directors will take place at any annual meeting of stockholders or any special meeting of the holders of Series K Preferred Stock and any other class or series of our stock that ranks on parity with Series K Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Corporation may, and upon the written request of any holder of Series K Preferred Stock (addressed to the secretary at the Corporation's principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series K Preferred Stock and any other class or series of preferred stock that ranks on parity with Series K Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid for the election of the two directors to be elected by them as provided in Section 7(b)(iii) below. The Preferred Directors shall each be entitled to one vote per director on any matter.
(iii) Notice of Special Meeting. Notice for a special meeting will be given in a similar manner to that provided in the Corporation's by-laws for a special meeting of the stockholders. If the secretary of the Corporation does not call a special meeting within 20 days after receipt of any such request, then any holder of Series K Preferred Stock may (at our expense) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Corporation. The Preferred Directors elected at any such special meeting will hold office until the next annual meeting of our stockholders unless they have been previously terminated or removed pursuant to Section 7(b)(iv). In case any vacancy in the office of a Preferred Director occurs (other than prior to the initial election of the Preferred Directors), the vacancy may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by the vote of the holders of the Series K Preferred Stock (together with holders of any other class of the Corporation's authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the stockholders.
(iv) Termination; Removal. Whenever full dividends have been paid regularly on the Series K Preferred Stock and any other class or series of preferred stock that ranks on parity with Series K Preferred Stock as to payment of dividends, if any, for the equivalent of at least two semi-annual or four quarterly Dividend Periods, as applicable, then the right of the holders of Series K Preferred Stock to elect the Preferred Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods). The terms of office of the Preferred Directors will immediately terminate, and the number of directors constituting the Board of Directors will be reduced accordingly. Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series K Preferred Stock (together with holders of any other class of the Corporation's authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this Section 7(b).

Section 8. Preemption and Conversion. The holders of Series K Preferred Stock shall not have any rights of preemption or rights to convert such Series K Preferred Stock into shares of any other class of capital stock of the Corporation.

Section 9. Rank. Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designations to the contrary, the Board of Directors of the Corporation, the Committee or any authorized committee of the Board of Directors of the Corporation, without the vote of the holders of the Series K Preferred Stock, may authorize and issue additional shares of Junior Stock, Parity Stock or any class or series of Senior Stock or any other securities ranking senior to the Series K Preferred Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 10. Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell Series K Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 11. Unissued or Reacquired Shares. Shares of Series K Preferred Stock not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 12. No Sinking Fund. Shares of Series K Preferred Stock are not subject to the operation of a sinking fund.

CERTIFICATE OF DESIGNATIONS
OF
7.25% NON-CUMULATIVE PERPETUAL
CONVERTIBLE PREFERRED STOCK, SERIES L
OF
BANK OF AMERICA CORPORATION

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

Bank of America Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. At meetings duly convened and held on December 11, 2007 and January 23, 2008, the Board of Directors of the Corporation (the “Board”) duly adopted resolutions (a) authorizing the issuance and sale by the Corporation of one or more series of the Corporation's preferred stock, and (b) appointing a Special Committee (the “Committee”) of the Board to act on behalf of the Board in establishing the number of authorized shares, the dividend rate and other powers, designations, preferences and rights of the preferred stock.

2. Thereafter, on January 28, 2008, the Committee duly adopted the following resolution by written consent:

“RESOLVED, that the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Corporation's 7.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series L, including those established by the Board and the number of authorized shares and dividend rate established hereby, are authorized and approved as set forth in the Certificate of Designations attached hereto as Exhibit A, which is incorporated herein and made a part of these resolutions by reference.”

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its duly authorized officer this 28th day of January, 2008.

BANK OF AMERICA CORPORATION

By:	/s/ TERESA M. BRENNER
Name:	Teresa M. Brenner
Title:	Associate General Counsel

EXHIBIT
A CERTIFICATE OF DESIGNATIONS
OF
7.25% NON-CUMULATIVE PERPETUAL CONVERTIBLE PREFERRED STOCK, SERIES L
OF
BANK OF AMERICA CORPORATION

Section 1. Designation. The designation of the series of preferred stock shall be “7.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series L”, $0.01 par value, with a liquidation preference of $1,000 per share (the “Series L Preferred Stock”). Each share of Series L Preferred Stock shall be identical in all respects to every other share of Series L Preferred Stock. Series L Preferred Stock will rank equally with Parity Stock, if any, will rank senior to Junior Stock and will rank junior to Senior Stock, if any, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2. Number of Shares. The number of authorized shares of Series L Preferred Stock shall be 6,900,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series L Preferred Stock then outstanding) by further resolution duly adopted by the Board, the Committee or any other duly authorized committee of the Board and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Corporation shall have the authority to issue fractional shares of Series L Preferred Stock.

Section 3. Definitions. As used herein with respect to Series L Preferred Stock:

“Applicable Conversion Price” at any given time means, for each share of Series L Preferred Stock, the price equal to $1,000 divided by the Applicable Conversion Rate in effect at such time.

“Applicable Conversion Rate” means the Conversion Rate in effect at any given time.

“Base Price” has the meaning set forth in Section 6(d)(i).

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or required by law or regulation to close in New York, New York or in Charlotte, North Carolina.

“Closing Price” of the Common Stock on any determination date means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the New York Stock Exchange on such date. If the Common Stock is not traded on the New York Stock Exchange on any determination date, the Closing Price of the Common Stock on such determination date means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or a similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

For purposes of this Certificate of Designations, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock on the New York Stock Exchange shall be such closing sale price and last reported sale price as reflected on the website of the New York Stock Exchange (http://www.nyse.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the New York Stock Exchange and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the New York Stock Exchange will govern.

“Common Stock” means the common stock, $0.01 par value, of the Corporation.

“Conversion Agent” shall mean Computershare Trust Company, N.A. and Computershare Inc. collectively acting in their capacity as conversion agent for the Series L Preferred Stock, and their respective successors and assigns.

“Conversion Date” has the meaning set forth in Section 6(a)(v)(B).

“Conversion Rate” means for each share of Series L Preferred Stock, 20 shares of Common Stock, plus cash in lieu of fractional shares, subject to adjustment as set forth herein.

“Current Market Price” of the Common Stock on any day, means the average of the VWAP of the Common Stock over each of the ten consecutive Trading Days ending on the earlier of the day in question and the day before the Ex-Date or other specified date with respect to the issuance or distribution requiring such computation, appropriately adjusted to take into account the occurrence during such period of any event described in Section 7(a)(i) through (vi).

“Depository” means DTC or its nominee or any successor depository appointed by the Corporation.

“Dividend Payment Date” has the meaning set forth in Section 4(a) hereof.

“Dividend Period” has the meaning set forth in Section 4(a) hereof.

“Dividend Threshold Amount” has the meaning set forth in Section 7(a)(v).

“DTC” means The Depository Trust Company, together with its successors and assigns.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Property” has the meaning set forth in Section 8(a).

“Ex-Date,” when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution.

“Fundamental Change” has the meaning set forth in Section 6(d)(i).

“Holder” means the Person in whose name the shares of Series L Preferred Stock are registered, which may be treated by the Corporation, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Series L Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

“Junior Stock” means the Common Stock and any other class or series of capital stock of the Corporation over which Series L Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Make-Whole Acquisition” means the occurrence, prior to any Conversion Date, of one of the following:

(a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form, or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of common equity of the Corporation representing more than 50% of the voting power of the Common Stock; or

(b) consummation of the Corporation's consolidation or merger or similar transaction or any sale, lease, or other transfer in one transaction or a series of related transactions of all or substantially all of the Corporation's and the Corporation's subsidiaries' consolidated assets, taken as a whole, to any Person other than one of the Corporation's subsidiaries, in each case pursuant to which the Common Stock will be converted into cash, securities, or other property, other than pursuant to a transaction in which the persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, voting shares immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving person immediately after the transaction; provided, however that a Make-Whole Acquisition will not be deemed to have occurred if at least 90% of the consideration received by holders of the Common Stock in the transaction or transactions consists of shares of common stock or American Depositary

Receipts in respect of common stock that are traded on a U.S. national securities exchange or securities exchange in the European Economic Area or that will be so traded when issued or exchanged in connection with a Make-Whole
Acquisition.

“Make-Whole Acquisition Conversion” has the meaning set forth in Section 6(c)(i).
“Make-Whole Acquisition Conversion Period” has the meaning set forth in Section 6(c)(i).
“Make-Whole Acquisition Effective Date” has the meaning set forth in Section 6(c)(i).

“Make-Whole Acquisition Stock Price” means the price paid per share of Common Stock in the event of a Make-Whole Acquisition. If the holders of shares of Common Stock receive only cash in the Make-Whole Acquisition, the Make-Whole Acquisition Stock Price will be the cash amount paid per share of Common Stock. Otherwise, the Make-Whole Acquisition Stock Price shall be the average of the Closing Price per share of Common Stock on the ten Trading Days up to, but not including, the Make-Whole Acquisition Effective Date.

“Make-Whole Shares” has the meaning set forth in Section 6(c)(i).
“Nonpayment” has the meaning set forth in Section 11(b)(i).
“Notice of Optional Conversion” has the meaning set forth in Section 6(b)(iii).
“Optional Conversion Date” has the meaning set forth in Section 6(b)(iii).
“Parity Stock” means (a) the Corporation's 7% Cumulative Redeemable Preferred Stock, Series B, (b) the Corporation's
6.204% Non-Cumulative Preferred Stock, Series D, (c) the Corporation's Floating Rate Non-Cumulative Preferred Stock, Series E, (d) the Corporation's Floating Rate Non-Cumulative Preferred Stock, Series F (if and when issued and outstanding), (e) the Corporation's Adjustable Rate Non-Cumulative Preferred Stock, Series G (if and when issued and outstanding), (f) the Corporation's 6.625% Non-Cumulative Preferred Stock, Series I, (g) the Corporation's 7.25% Non-Cumulative Preferred Stock, Series J, (h) the Corporation's Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K (if and when issued and outstanding) and (i) any other class or series of capital stock of the Corporation hereafter authorized that ranks on par with the Series L Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint- stock company, limited liability company or trust.

“Preferred Director” has the meaning set forth in Section 11(b)(i).

“Purchased Shares” has the meaning set forth in Section 7(a)(vi)

“Reference Price” means the price paid per share of Common Stock in the event of a Fundamental Change. If the holders of shares of Common Stock receive only cash in the Fundamental Change, the Reference Price shall be the cash amount paid per share. Otherwise, the Reference Price will be the average of the Closing Price per share of Common Stock on the ten Trading Days up to, but not including, the effective date of the Fundamental Change.

“Reorganization Event” has the meaning set forth in Section 8.

“Registrar” means Computershare Trust Company, N.A. or its nominee or any successor or registrar appointed by the
Corporation.

“Senior Stock” means any class or series of capital stock of the Corporation authorized which has preference or priority over the Series L Preferred Stock as to the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Series L Preferred Stock” has the meaning set forth in Section 1.

“spin-off” has the meaning set forth in Section 7(a)(iv).

“Trading Day” for purposes of determining the VWAP or Closing Price means a day on which the shares of Common
Stock:

(a) are not suspended from trading on any national or regional securities exchange or association or over-the- counter market at the close of business; and

(b) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

“Transfer Agent” means Computershare Trust Company, N.A. acting as Transfer Agent, Registrar, and Conversion Agent for the Series L Preferred Stock, and its successors and assigns.
“Voting Parity Securities” has the meaning set forth in Section 11(b)(i).
“VWAP” means, per share of the Common Stock on any Trading Day, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “BAC UN <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on the relevant Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of the Common Stock on such trading days determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with the Corporation) retained for this purpose by the Corporation).

Section 4. Dividends.

(a) Rate. Holders of Series L Preferred Stock shall be entitled to receive, when, as and if declared by the Board or any duly authorized committee of the Board, but only out of assets legally available under Delaware law for payment, non- cumulative cash dividends on the liquidation preference of $1,000 per share of Series L Preferred Stock, and no more, payable quarterly in arrears on each January 30, April 30, July 30 and October 30 of each year, beginning on April 30, 2008; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, unless that day falls in the next calendar year, in which case payment of such dividend will occur on the immediately preceding Business Day (in either case, without any interest or other payment in respect of such delay) (each such day on which dividends are payable a “Dividend Payment Date”). The period from and including the date of issuance of the Series L Preferred Stock or any Dividend Payment Date to but excluding the next Dividend Payment Date is a “Dividend Period”. Dividends on each share of Series L Preferred Stock will accrue on the liquidation preference of $1,000 per share at a rate per annum equal to 7.25%. The record date for payment of dividends on the Series L Preferred Stock shall be the first day of the calendar month in which the relevant Dividend Payment Date falls. The amount of dividends payable shall be computed on the basis of a 360-day year of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series L Preferred Stock will cease to accrue after conversion, as described below. If the Corporation issues additional shares of the Series L Preferred Stock, dividends on those additional shares will accrue from the preceding scheduled Dividend Payment Date at the dividend rate.

(b) Non-Cumulative Dividends. Dividends on shares of Series L Preferred Stock shall be non-cumulative. Accordingly, if for any reason the Board or a duly authorized committee of the Board does not declare a dividend on the Series L Preferred Stock for a Dividend Period prior to the related Dividend Payment Date, that dividend will not accrue, and the Corporation will have no obligation to pay a dividend for that Dividend Period on the Dividend Payment Date or at any time in the future, whether or not the Board or a duly authorized committee of the Board declares a dividend on the Series L Preferred Stock or any other series of the Corporation's preferred stock or Common Stock for any future Dividend Period.

(c) Dividend Stopper. So long as any share of Series L Preferred Stock remains outstanding, (i) no dividend shall be declared and paid or set aside for payment and no distribution shall be declared and made or set aside for payment on any Junior Stock (other than a dividend payable solely in shares of Junior Stock), (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such Junior Stock by the Corporation and (iii) no shares of Parity Stock will be repurchased, redeemed, or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series L Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, during a Dividend Period, unless, in each case, the full dividends for the then-current Dividend Period on all outstanding shares of Series L Preferred Stock have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside. The foregoing limitations do not apply to purchases or acquisitions of the Corporation's Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreements) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted. Subject to the succeeding sentence, for so long as any shares of Series L Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Stock for any period unless full dividends on all outstanding shares of Series L Preferred Stock for the then-current Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. To the extent the Corporation declares dividends on the Series L Preferred Stock and on any Parity Stock but does not make full payment of such declared dividends, the Corporation will allocate the dividend payments on a pro rata basis among the holders of the shares of Series L Preferred Stock and the holders of any Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation will allocate dividend payments based on the ratio between the then-current dividend payments due on the shares of Series L Preferred Stock and the aggregate of the current and accrued dividends due on the outstanding Parity Stock. The Corporation is not obligated to and will not pay Holders of the Series L Preferred Stock any interest or sum of money in lieu of interest on any dividend not paid on a Dividend Payment Date. The Corporation is not obligated to and will not pay Holders of the Series L Preferred Stock any dividend in excess of the dividends on the Series L Preferred Stock that are payable as described herein. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board or any duly authorized committee of the Board may be declared and paid on any Junior Stock from time to time out of any assets legally available therefor, and the shares of Series L Preferred Stock shall not be entitled to participate in any such dividend.
Section 5. Right to Convert. Each Holder shall have the right, at such Holder's option, at any time, to convert all or any portion of such Holder's Series L Preferred Stock into shares of Common Stock at the Applicable Conversion Rate (subject to the conversion procedures set forth in Section 6 herein) plus cash in lieu of fractional shares.
Section 6. Conversion.
(a) Conversion Procedures.
(i) Effective immediately prior to the close of business on the Optional Conversion Date or any applicable Conversion Date, dividends shall no longer be declared on any converted shares of Series L Preferred Stock and such shares of Series L Preferred Stock shall cease to be outstanding, in each case, subject to the right of Holders to receive any declared and unpaid dividends on such shares and any other payments to which they are otherwise entitled pursuant to Section 5, Section 6 (b), Section 6(c), Section 6(d), Section 8 or Section 12 hereof, as applicable.

(ii) Prior to the close of business on the Optional Conversion Date or any applicable Conversion Date, shares of Common Stock issuable upon conversion of, or other securities issuable upon conversion of, any shares of Series L Preferred Stock shall not be deemed outstanding for any purpose, and Holders shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding shares of Series L Preferred Stock.

(iii) Shares of Series L Preferred Stock duly converted in accordance with the terms hereof, or otherwise reacquired by the Corporation, will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance. The Corporation may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Series L Preferred Stock.

(iv) The Person or Persons entitled to receive the Common Stock and/or securities issuable upon conversion of Series L Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the Optional Conversion Date or any applicable Conversion Date. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series L Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation or, in the case of global certificates, through book-entry transfer through the Depository.

(v) Conversion into shares of Common Stock will occur on the Optional Conversion Date or any applicable
Conversion Date as follows:

(A) On the Optional Conversion Date, certificates representing shares of Common Stock shall be issued and delivered to Holders or their designee upon presentation and surrender of the certificate evidencing the Series L Preferred Stock to the Conversion Agent if shares of the Series L Preferred Stock are held in certificated form, and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes. If a Holder's interest is a beneficial interest in a global certificate representing Series L Preferred Stock, a book-entry transfer through the Depository will be made by the Conversion Agent upon compliance with the Depository's procedures for converting a beneficial interest in a global security.

(B) On the date of any conversion at the option of Holders pursuant to Section 5, Section 6(b), Section 6 or Section 6(d), if a Holder's interest is in certificated form, a Holder must do each of the following in order to convert:

(1) complete and manually sign the conversion notice provided by the Conversion Agent, or a facsimile of the conversion notice, and deliver this irrevocable notice to the Conversion Agent;

(2) surrender the shares of Series L Preferred Stock to the Conversion Agent;

(3) if required, furnish appropriate endorsements and transfer documents;

(4) if required, pay all transfer or similar taxes; and
(5) if required, pay funds equal to any declared and unpaid dividend payable on the next Dividend
Payment Date to which such Holder is entitled.

If a Holder's interest is a beneficial interest in a global certificate representing Series L Preferred Stock, in order to convert a Holder must comply with paragraphs (3) through (5) listed above and comply with the Depository's procedures for converting a beneficial interest in a global security.

The date on which a Holder complies with the procedures in this clause (v) is the “Conversion Date.”

(C) The Conversion Agent shall, on a Holder's behalf, convert the Series L Preferred Stock into shares of Common Stock, in accordance with the terms of the notice delivered by such Holder described in clause (B) above. If the Conversion Date is prior to the record date relating to any declared dividend for the Dividend Period in which a Holder elects to convert, the Holder will not receive any declared dividends for that Dividend Period. If the Conversion Date is after the record date relating to any declared dividend and prior to the Dividend Payment Date, the Holder will receive that dividend on the relevant Dividend Payment Date if the Holder was the holder of record on the record date for that dividend. However, if the Conversion Date is after the record date and prior to the Dividend Payment Date, whether or not the Holder was the holder of record on the record date, the Holder must pay to the Conversion Agent when it converts its shares of Series L Preferred Stock an amount in cash equal to the full dividend actually paid on the Dividend Payment Date for the then-current Dividend Period on the shares of Series L Preferred Stock being converted, unless the Holder's shares of Series L Preferred Stock are being converted as a result of a conversion pursuant to Section 6(b), Section 6(c) or Section 6(d).

(b) Conversion at the Corporation's Option.

(i) On or after January 30, 2013, the Corporation may, at its option, at any time or from time to time, cause some or all of the Series L Preferred Stock to be converted into shares of Common Stock at the then-Applicable Conversion Rate if, for 20 Trading Days during any period of 30 consecutive Trading Days the Closing Price of the Common Stock exceeds 130% of the then-Applicable Conversion Price of the Series L Preferred Stock. If the Corporation exercises its optional conversion right on January 30, 2013, it will still pay any dividend payable (in accordance with Section 4) on January 30, 2013 to the applicable Holders of record. The Corporation will provide notice of its optional conversion within five Trading Days of the end of the 30 consecutive Trading Day period.
(ii) If the Corporation elects to cause less than all of the Series L Preferred Stock to be converted under clause (i) above, the Conversion Agent will select the Series L Preferred Stock to be converted by lot, or on a pro rata basis or by another method the Conversion Agent considers fair and appropriate, including any method required by DTC or any successor depository (so long as such method is not prohibited by the rules of any stock exchange or quotation association on which the Series L Preferred Stock is then traded or quoted). If the Conversion Agent selects a portion of a Holder's Series L Preferred Stock for partial conversion at the Corporation's option and such Holder converts a portion of its shares of Series L Preferred Stock, the converted portion will be deemed to be from the portion selected for conversion at the Corporation's option under this Section 6(b).
(iii) If the Corporation exercises the optional conversion right described in this Section 6(b), the Corporation shall provide notice of such conversion by first class mail to each Holder of record for the shares of Series L Preferred Stock to be converted (such notice a “Notice of Optional Conversion”) or issue a press release for publication and make this information available on its website. The Conversion Date shall be a date selected by the Corporation (the “Optional Conversion Date”), and the Notice of Optional Conversion must be mailed, or the Corporation must issue the press release, not more than 20 days prior to the Optional Conversion Date. In addition to any information required by applicable law or regulation, the Notice of Optional Conversion or press release shall state, as appropriate:
(A) the Optional Conversion Date;
(B) the aggregate number of shares of Series L Preferred Stock to be converted and, if less than all of the shares of Series L Preferred Stock are to be converted, the percentage of shares of Series L Preferred Stock to be converted; and
(C) the number of shares of Common Stock to be issued upon conversion of each share of Series L Preferred Stock.
(c) Conversion Upon Make-Whole Acquisition.

(i) In the event of a Make-Whole Acquisition, each Holder shall have the option to convert its shares of Series L Preferred Stock (a “Make-Whole Acquisition Conversion”) during the period (the “Make-Whole Acquisition Conversion Period”) beginning on the effective date of the Make-Whole Acquisition (the “Make-Whole Acquisition Effective Date”) and ending on the date that is 30 days after the Make-Whole Acquisition Effective Date and receive an additional number of shares of Common Stock (the “Make-Whole Shares”) as set forth in clause (ii) below.

(ii) The number of Make-Whole Shares per share of Series L Preferred Stock shall be determined by reference to the table below for the applicable Make-Whole Acquisition Effective Date and the applicable Make-Whole Acquisition Stock Price:

Effective Date	$40.00	$41.00	$42.00	$44.00	$47.00	$50.00	$60.00	$80.00	$110.00	$150.00	$200.00
	5.00	4.79	4.61	4.20	3.68	3.25	2.14	1.04	0.51	0.27	0.14
1/24/2008	0	93	90	23	51	40	50	50	64	65	68
	5.00	4.75	4.46	4.13	3.57	3.17	2.03	0.95	0.46	0.24	0.12
1/30/2009	0	12	43	86	2	60	17	63	82	80	85
	5.00	4.64	4.29	3.98	3.38	2.93	1.76	0.64	0.22	0.10	0.03
1/30/2010	0	39	29	86	30	0	17	62	87	33	90
	5.00	4.60	4.24	3.92	3.31	2.80	1.56	0.53	0.19	0.10	0.05
1/30/2011	0	49	29	50	70	40	50	0	64	67	0
	5.00	4.57	4.24	3.83	3.25	2.58	1.26	0.23	0.07	0.04	0.02
1/30/2012	0	80	5	86	96	40	67	13	55	29	6
	5.00	4.53	4.22	3.79	3.16	2.52	1.02
1/30/2013	0	66	14	32	60	60	17	—	—	—	—
	5.00	4.53	4.22	3.79	3.16	2.52	1.02
Thereafter	0	66	14	32	60	60	17	—	—	—	—

(A) The exact Make-Whole Acquisition Stock Prices and Make-Whole Acquisition Effective Dates may not be set forth in the table, in which case:

(1) if the Make-Whole Acquisition Stock Price is between two Make-Whole Acquisition Stock Price amounts in the table or the Make-Whole Acquisition Effective Date is between two dates in the table, the number of Make- Whole Shares will be determined by straight-line interpolation between the number of Make-Whole Shares set forth for the higher and lower Make-Whole Acquisition Stock Price amounts and the two Make-Whole Acquisition Effective Dates, as applicable, based on a 365-day year;

(2) if the Make-Whole Acquisition Stock Price is in excess of $200.00 per share (subject to adjustment pursuant to Section 7 hereof), no Make-Whole Shares will be issued upon conversion of the Series L Preferred Stock; and

(3) if the Make-Whole Acquisition Stock Price is less than $40.00 per share (subject to adjustment pursuant to Section 7 hereof), no Make-Whole Shares will be issued upon conversion of the Series L Preferred Stock.

(B) The Make-Whole Acquisition Stock Prices set forth in the table above are subject to adjustment pursuant to Section 7 hereof and shall be adjusted as of any date the Conversion Rate is adjusted. The adjusted Make-Whole Acquisition Stock Prices will equal the Make-Whole Acquisition Stock Prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Make-Whole Acquisition Stock Prices adjustment and the denominator of which is the Conversion Rate as so adjusted. Each of the number of Make-Whole Shares in the table shall also be subject to adjustment in the same manner as the Conversion Rate pursuant to Section 7.

(iii) On or before the twentieth day prior to the date the Corporation anticipates being the effective date for the Make-Whole Acquisition, a written notice shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Holders as they appear in the records of the Corporation. Such notice shall contain:

(A) the anticipated effective date of the Make-Whole Acquisition; and

(B) the date, which shall be 30 days after the anticipated Make-Whole Acquisition Effective Date, by which a Make-Whole Acquisition Conversion must be exercised.

(iv) On the Make-Whole Acquisition Effective Date, another written notice shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Holders as they appear in the records of the Corporation. Such notice shall contain:
(A) the date that shall be 30 days after the Make-Whole Acquisition Effective Date;
(B) the number of Make-Whole Shares;

(C) the amount of cash, securities and other consideration receivable by a Holder of Series L Preferred
Stock upon conversion; and

(D) the instructions a Holder must follow to exercise its conversion option in connection with such Make-Whole Acquisition.

(v) To exercise a Make-Whole Acquisition Conversion option, a Holder must, no later than 5:00 p.m., New York City time on or before the date by which the Make-Whole Acquisition Conversion option must be exercised as specified in the notice delivered under clause (iv) above, comply with the procedures set forth in Section 6(a)(v)(B).

(vi) If a Holder does not elect to exercise the Make-Whole Acquisition Conversion option pursuant to this
Section 6(c), the shares of Series L Preferred Stock or successor security held by it will remain outstanding, and the Holder will not be eligible to receive Make-Whole Shares.

(vii) Upon a Make-Whole Acquisition Conversion, the Conversion Agent shall, except as otherwise provided in the instructions provided by the Holder thereof in the written notice provided to the Corporation or its successor as set forth in Section 6(a)(iv) above, deliver to the Holder such cash, securities or other property as are issuable with respect to Make-Whole Shares in the Make-Whole Acquisition.

(viii) In the event that a Make-Whole Acquisition Conversion is effected with respect to shares of Series L Preferred Stock or a successor security representing less than all the shares of Series L Preferred Stock or a successor security held by a Holder, upon such Make-Whole Acquisition Conversion the Corporation or its successor shall execute and the Conversion Agent shall, unless otherwise instructed in writing, countersign and deliver to the Holder thereof, at the expense of the Corporation or its successors, a certificate evidencing the shares of Series L Preferred Stock or such successor security held by the Holder as to which a Make-Whole Acquisition Conversion was not effected.

(d) Conversion Upon Fundamental Change.

(i) In lieu of receiving the Make-Whole Shares, if the Reference Price in connection with a Make-Whole Acquisition is less than the Applicable Conversion Price (a “Fundamental Change”), a Holder may elect to convert each share of Series L Preferred Stock during the period beginning on the effective date of the Fundamental Change and ending on the date that is 30 days after the effective date of such Fundamental Change at an adjusted conversion price equal to the greater of (1) the Reference Price and (2) $19.95, subject to adjustment as described in clause (ii) below (the “Base Price”). If the Reference Price is less than the Base Price, Holders will receive a maximum of 50.1253 shares of Common Stock per share of Series L Preferred Stock converted, subject to adjustment as described in clause (ii) below.

(ii) The Base Price shall be adjusted as of any date the Conversion Rate of the Series L Preferred Stock is adjusted pursuant to Section 7. The adjusted Base Price shall equal the Base Price applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Conversion Rate adjustment and the denominator of which is the Conversion Rate as so adjusted.

(iii) In lieu of issuing Common Stock upon conversion in the event of a Fundamental Change, the Corporation may at its option, and if it obtains Federal Reserve Board approval, pay an amount in cash (computed to the nearest cent) equal to the Reference Price for each share of Common Stock otherwise issuable upon conversion.

(iv) On or before the twentieth day prior to the date the Corporation anticipates being the effective date for the Fundamental Change, a written notice shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Holders as they appear in the records of the Corporation. Such notice shall contain:

(A) the anticipated effective date of the Fundamental Change; and

(B) the date, which shall be 30 days after the anticipated effective date of a Fundamental Change, by which a Fundamental Change conversion must be exercised.

(v) On the effective date of a Fundamental Change, another written notice shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Holders as they appear in the records of the Corporation. Such notice shall contain:
(A) the date that shall be 30 days after the effective date of the Fundamental Change;
(B) the adjusted conversion price following the Fundamental Change;

(C) the amount of cash, securities and other consideration received by a Holder of Series L Preferred Stock upon conversion; and

(D) the instructions a Holder must follow to exercise its conversion option in connection with such
Fundamental Change.

(vi) To exercise its conversion option upon a Fundamental Change, a Holder must, no later than 5:00 p.m., New York City time on or before the date by which the conversion option upon the Fundamental Change must be exercised as specified in the notice delivered under clause (v) above, comply with the procedures set forth in Section 6(a)(v)(B) and indicate that it is exercising the Fundamental Change conversion option.

(vii) If a Holder does not elect to exercise its conversion option upon a Fundamental Change pursuant to this Section 6(d), the Holder will not be eligible to convert such Holder's shares at the Base Price and such Holder's shares of Series L Preferred Stock or successor security held by it will remain outstanding.

(viii) Upon a conversion upon a Fundamental Change, the Conversion Agent shall, except as otherwise provided in the instructions provided by the Holder thereof in the written notice provided to the Corporation or its successor as set forth in Section 6(a)(iv) above, deliver to the Holder such cash, securities or other property as are issuable with respect to the adjusted conversion price following the Fundamental Change.

(ix) In the event that a conversion upon a Fundamental Change is effected with respect to shares of Series L Preferred Stock or a successor security representing less than all the shares of Series L Preferred Stock or a successor security held by a Holder, upon such conversion the Corporation or its successor shall execute and the Conversion Agent shall, unless otherwise instructed in writing, countersign and deliver to the Holder thereof, at the expense of the Corporation, a certificate evidencing the shares of Series L Preferred Stock or such successor security held by the Holder as to which a conversion upon a Fundamental Change was not effected.

Section 7. Anti-Dilution Adjustments.

(a) The Conversion Rate shall be subject to the following adjustments.

(i) Stock Dividend Distributions. If the Corporation pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Rate in effect immediately following the record date for such dividend or distribution will be multiplied by the following fraction:

OS1
OS0
Where,

OS0 = the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution.

OS1 = the sum of the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend.

Notwithstanding the foregoing, no adjustment will be made for the issuance of the Common Stock as a dividend or distribution to all holders of Common Stock that is made in lieu of quarterly dividends or distributions to such holders, to the extent such dividend or distribution does not exceed the dividend threshold amount defined in clause (v) below. For purposes of this paragraph, the amount of any dividend or distribution will equal the number of shares being issued multiplied by the average VWAP of the Common Stock over each of the five consecutive Trading Days prior to the record date for such distribution.

(ii) Subdivisions, Splits, and Combination of the Common Stock. If the Corporation subdivides, splits, or combines the shares of Common Stock, then the Conversion Rate in effect immediately following the effective date of such share subdivision, split, or combination will be multiplied by the following fraction:

OS1
OS0

Where,

OS0 = the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split, or combination.

OS1 = the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split, or combination.

(iii) Issuance of Stock Purchase Rights. If the Corporation issues to all holders of the shares of Common Stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 60 days from the date of issuance of such rights or warrants, to subscribe for or purchase the shares of Common Stock (or securities convertible into shares of Common Stock) at less than (or having a conversion price per share less than) the Current Market Price on the date fixed for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Rate in effect immediately following the close of business on the record date for such distribution will be multiplied by the following fraction:

OS0 + X
OS0 + Y
Where,

OS0 = the number of shares of Common Stock outstanding at the close of business on the record date for such distribution.

X = the total number of shares of Common Stock issuable pursuant to such rights or warrants (or upon conversion of such securities).

Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants (or the conversion price for such securities) divided by the Current Market Price.

To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Rate shall be readjusted to such Conversion Rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate offering price payable for such shares of Common Stock, the Conversion Agent will take into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by the Board).

(iv) Debt or Asset Distributions. If the Corporation distributes to all holders of shares of Common Stock evidences of indebtedness, shares of capital stock (other than Common Stock), securities, or other assets (excluding any dividend or distribution referred to in clauses (i) or (ii) above, any rights or warrants referred to in clause (iii) above, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below), then the Conversion Rate in effect immediately following the close of business on the record date for such distribution will be multiplied by the following fraction:

SP0
SP0 - FMV
Where,

SP0 = the Current Market Price per share of Common Stock on the Ex-Date.
FMV = the fair market value of the portion of the distribution applicable to one share of Common Stock on the date immediately preceding the Ex-Date as determined by the Board.
In a spin-off, where the Corporation makes a distribution to all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, the Conversion Rate will be adjusted on the fifteenth Trading Day after the effective date of the distribution by multiplying such Conversion Rate in effect immediately prior to such fifteenth Trading Day by the following fraction:

MP0 + MPs
MP0

Where,

MP0 = the average of the VWAP of the Common Stock over each of the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution.

MPs = the average of the VWAP of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock over each of the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board.

(v) Cash Distributions. If the Corporation makes a distribution consisting exclusively of cash to all holders of the Common Stock, excluding (a) any cash dividend on the Common Stock to the extent that the aggregate cash dividend per share of the Common Stock does not exceed $0.64 in any fiscal quarter (the “Dividend Threshold Amount”), (b) any cash that is distributed in a Reorganization Event or as part of a spin-off referred to in clause (iv) above, (c) any dividend or distribution, in connection with the Corporation's liquidation, dissolution, or winding up, and (d) any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, then in each event, the Conversion Rate in effect immediately following the record date for such distribution will be multiplied by the following fraction:

Sp0
Sp0 - DIV

Where,

SP0 = the VWAP per share of Common Stock on the Trading Day immediately preceding the Ex-Date.

DIV = the cash amount per share of Common Stock of the dividend or distribution, as determined pursuant to the following paragraph.

If an adjustment is required to be made as set forth in this clause as a result of a distribution (1) that is a regularly scheduled quarterly dividend, such adjustment would be based on the amount by which such dividend exceeds the Dividend Threshold Amount or (2) that is not a regularly scheduled quarterly dividend, such adjustment would be based on the full amount of such distribution.

The Dividend Threshold Amount is subject to adjustment on an inversely proportional basis whenever the Conversion Rate is adjusted; provided that no adjustment will be made to the Dividend Threshold Amount for any adjustment made to the Conversion Rate pursuant to this clause (v).

(vi) Self-Tender Offers and Exchange Offers. If the Corporation or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the VWAP per share of the Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Rate in effect at the close of business on such immediately succeeding Trading Day will be multiplied by the following fraction:

AC + (SP0 X OS1)
OS0x Sp0

Where,

SP0 = the VWAP per share of Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer.
OS0 = the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn (the “Purchased Shares”).

OS1 = the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer, less any Purchased Shares.

AC = the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board.

In the event that the Corporation, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be such Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made.

(vii) Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any shares of the Series L Preferred Stock, Holders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to such Conversion Date, the rights have separated from the shares of Common Stock, in which case the Conversion Rate will be adjusted at the time of separation as if the Corporation had made a distribution to all holders of the Common Stock as described in clause (iv) above, subject to readjustment in the event of the expiration, termination, or redemption of such rights.

(b) The Corporation may make such increases in the Conversion Rate, in addition to any other increases required by this Section 7, if the Corporation deems it advisable in order to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of rights or warrants to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reason.

(c)(i) All adjustments to the Conversion Rate shall be calculated to the nearest 1/10,000th of a share of Common Stock. No adjustment in the Conversion Rate will be made unless such adjustment would require an increase or decrease of at least one percent therein; provided, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that on the Optional Conversion Date, the Make-Whole Acquisition Effective Date or the effective date of a Fundamental Change, adjustments to the Conversion Rate will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(ii) No adjustment to the Conversion Rate shall be made if Holders may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Series L Preferred Stock, without having to convert the Series L Preferred Stock, as if they held the full number of shares of Common Stock into which their shares of the Series L Preferred Stock may then be converted.

(iii) The Applicable Conversion Rate will not be adjusted:

(A) upon the issuance of any shares of the Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation's securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(B) upon the issuance of any shares of the Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director, or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries;

(C) upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the shares of the Series L Preferred Stock were first issued;

(D) for a change in the par value or no par value of the Common Stock; or

(E) for accrued and unpaid dividends on the Series L Preferred Stock.

(d) Whenever the Conversion Rate is to be adjusted in accordance with Section 7(a) or Section 7(b), the Corporation shall: (i) compute the Conversion Rate in accordance with Section 7(a) or Section 7(b), taking into account the one percent threshold set forth in Section 7(c) hereof, and prepare and transmit to the Transfer Agent an officer's certificate setting forth the Conversion Rate, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Rate pursuant to Section 7(a) or Section 7(b), taking into account the one percent threshold set forth in Section 7(c) hereof (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Rate in accordance with Section 7(a) or Section 7(b) hereof, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Rate was determined and setting forth the revised Conversion Rate.

Section 8. Reorganization Events.

(a) In the event of:
(i) the Corporation's consolidation or merger with or into another Person, in each case pursuant to which the
Common Stock will be converted into cash, securities, or other property of the Corporation or another Person;
(ii) any sale, transfer, lease, or conveyance to another Person of all or substantially all of the Corporation's property and assets, in each case pursuant to which the Common Stock will be converted into cash, securities, or other property; or
(iii) any statutory exchange of the Corporation's securities with another Person (other than in connection with a merger or acquisition);
(any such event specified in this Section 8(a), a “Reorganization Event”); each share of Series L Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of Holders, become convertible into the kind of securities, cash, and other property receivable in such Reorganization Event by a holder of the shares of Common Stock that was not the counterparty to the Reorganization Event or an affiliate of such other party (such securities, cash, and other property, the “Exchange Property”).

(b) In the event that holders of the shares of the Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive will be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of the Common Stock that affirmatively make an election (or of all such holders if none make an election). On each Conversion Date following a Reorganization Event, the Conversion Rate then in effect will be applied to the value on such Conversion Date of the securities, cash, or other property received per share of Common Stock, determined as set forth above. The amount of Exchange Property receivable upon conversion of any Series L Preferred Stock in accordance with Section 5, Section 6(b), Section 6(c) or Section 6(d) hereof shall be determined based upon the then Applicable Conversion Rate.

(c) The above provisions of this Section 8 shall similarly apply to successive Reorganization Events and the provisions of Section 7 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(d) The Corporation (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 8.

Section 9. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series L Preferred Stock shall be entitled, out of assets legally available for distribution to stockholders before any distribution of the assets of the Corporation may be made to the Holders of any Junior Stock to receive in full a liquidating distribution in the amount of the liquidation preference of $1,000 per share, plus any dividends which have been declared but not yet paid, without accumulation of any undeclared dividends, to the date of liquidation. After payment of this liquidating distribution, the holders of Series L Preferred Stock will not be entitled to any further participation in any distribution of the Corporation's assets in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. Distributions will be made only to the extent of the Corporation's assets remaining available after satisfaction of all liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series L Preferred Stock and pro rata as to the Series L Preferred Stock and any other shares of the Corporation's stock ranking equally as to such distribution.

(b) Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all holders of Series L Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series L Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences, plus any dividends which have been declared but not yet paid, of Series L Preferred Stock and all such Parity Stock.

(c) Residual Distributions. If the liquidation preference plus any dividends which have been declared but not yet paid has been paid in full to all holders of Series L Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 9, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or business of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section 10. Redemption.

The Series L Preferred Stock shall not be redeemable either at the Corporation's option or at the option of the Holders at any time.

Section 11. Voting Rights.

(a) General. The holders of Series L Preferred Stock shall not be entitled to vote on any matter except as set forth in
Section 11(b) below or as required by Delaware law.

(b) Special Voting Right.

(i) Voting Right. If and whenever dividends on the Series L Preferred Stock or any other class or series of preferred stock ranking equally with Series L Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted by this Section 11 have been conferred (“Voting Parity Securities”) and are exercisable, have not been declared and paid for the equivalent of at least six or more quarterly Dividend Periods (whether consecutive or not (a “Nonpayment”)), the number of directors constituting the Board shall be increased by two, and the Holders of the outstanding shares of Series L Preferred Stock voting as a class with holders of any series of the Corporation's preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist, shall have the right, voting separately as a single class without regard to series, with voting rights allocated pro rata based on liquidation preference, to the exclusion of the holders of Common Stock, to elect two directors of the Corporation to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the election of such directors must not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Corporation's securities may be listed) that listed companies must have a majority of independent directors and provided further that the Board shall at no time include more than two such directors. Each such director elected by the holders of shares of Series L Preferred Stock and any Voting Parity Securities is a “Preferred Director.” Any Preferred Director elected by the holders of the Series L Preferred Stock and any Parity Stock may only be removed by the vote of the holders of record of the outstanding Series L Preferred Stock and any such Parity Stock, voting together as a single and separate class, at a meeting of the Corporation's stockholders called for that purpose. Any vacancy created by the removal of any Preferred Director may be filled only by the vote of the holders of the outstanding Series L Preferred Stock and any such Parity Stock, voting together as a single and separate class.

Notwithstanding the foregoing, without the consent of the Holders, so long as such action does not adversely affect the interests of the Holders, the Corporation may amend, alter, supplement, or repeal any terms of the Series L Preferred Stock for the following purposes:

(1) to cure any ambiguity, or to cure, correct, or supplement any provision contained in this
Certificate of Designations that may be ambiguous, defective, or inconsistent; or

(2) to make any provision with respect to matters or questions relating to the Series L Preferred Stock that is not inconsistent with the provisions of this Certificate of Designations.

(ii) Election. The election of the Preferred Directors will take place at any annual meeting of stockholders or any special meeting of the Holders Series L Preferred Stock and any Voting Parity Securities with exercisable voting rights, called as provided herein. At any time after the special voting right has vested pursuant to Section 11(b)(i) above, the secretary of the Corporation may, and upon the written request of any Holder of Series L Preferred Stock (addressed to the secretary at the Corporation's principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series L Preferred Stock and any Voting Parity Securities with exercisable voting rights, for the election of the two directors to be elected by them as provided in Section 11(b)(iii) below. The Preferred Directors shall each be entitled to one vote per director on any matter.

(iii) Notice of Special Meeting. Notice for a special meeting will be given in a similar manner to that provided in the Corporation's by-laws for a special meeting of the stockholders. If the secretary of the Corporation does not call a special meeting within 20 days after receipt of any such request, then any Holder of Series L Preferred Stock may (at our expense) call such meeting, upon notice as provided in this Section 11(b)(iii), and for that purpose will have access to the stock register of the Corporation. The Preferred Directors elected at any such special meeting will hold office until the next annual meeting of our stockholders unless they have been previously terminated or removed pursuant to Section 11(b)(iv). In case any vacancy in the office of a Preferred Director occurs (other than prior to the initial election of the Preferred Directors), the vacancy may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by the vote of the Holders of the Series L Preferred Stock (voting together on a single and separate class with holders of any Voting Parity Securities, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the stockholders.

(iv) Termination; Removal. The voting rights described above will terminate, except as provided by law, upon the earlier of (A) the conversion of all of the Series L Preferred Stock or (B) the payment of full dividends on the Series L Preferred Stock and any other series of the Corporation's preferred stock, if any, for the equivalent of at least four quarterly Dividend Periods (but subject to revesting in the case of any similar non-payment of dividends in respect of future Dividend Periods) following a Nonpayment on the Series L Preferred Stock and any other series of the Corporation's preferred stock. Upon termination of the special voting right described above, the terms of office of the Preferred Directors will immediately terminate, and the number of directors constituting the Board will be reduced accordingly. Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series L Preferred Stock (voting together as a single and separate class with holders of any Voting Parity Securities, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist).

Section 12. Fractional Shares.

(a) No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series L Preferred Stock.

(b) In lieu of any fractional share of Common Stock otherwise issuable in respect of any conversion at the Corporation's option pursuant to Section 5 hereof or any conversion at the option of the Holder pursuant to Section 6(b), Section 6(c) or Section 6(d) hereof, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the effective date of conversion.

(c) If more than one share of the Series L Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series L Preferred Stock so surrendered.

Section 13. Reservation of Common Stock.

(a) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares held in the treasury by the Corporation, solely for issuance upon the conversion of shares of Series L Preferred Stock as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series L Preferred Stock then outstanding, at the Applicable Conversion Price subject to adjustment as described under Section 7. For purposes of this Section 13(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series L Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b) Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Series L Preferred Stock, as herein provided, shares of Common Stock acquired by the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c) All shares of Common Stock delivered upon conversion of the Series L Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series L Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e) The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Series L Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Corporation to defer the listing of such Common Stock until the first conversion of Series L Preferred Stock into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of the Series L Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

Section 14. Preemption. The Holders of Series L Preferred Stock shall not have any rights of preemption.

Section 15. Rank. Notwithstanding anything set forth in the Corporation's Amended and Restated Certificate of Incorporation or this Certificate of Designations to the contrary, the Board, the Committee or any authorized committee of the Board, without the vote of the Holders of the Series L Preferred Stock, may authorize and issue additional shares of Junior Stock, Parity Stock or any class or series of Senior Stock or any other securities ranking senior to the Series L Preferred Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 16. Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell shares of Series L Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board or any duly authorized committee of the Board may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 17. Unissued or Reacquired Shares. Shares of Series L Preferred Stock not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series and shall be available for subsequent issuance.

Section 18. No Sinking Fund. Shares of Series L Preferred Stock are not subject to the operation of a sinking fund.

CERTIFICATE OF DESIGNATIONS
OF
FIXED-TO-FLOATING RATE
NON-CUMULATIVE PREFERRED STOCK, SERIES M
OF
BANK OF AMERICA CORPORATION

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

Bank of America Corporation, a corporation organized and existing under the General Corporation Law of the State of
Delaware (the “Corporation”), does hereby certify that:

1.    At meetings duly convened and held on December 11, 2007, January 23, 2008 and April 23, 2008, the Board of Directors of the Corporation (the “Board”) duly adopted resolutions (a) authorizing the issuance and sale by the Corporation of one or more series of the Corporation's preferred stock, and (b) appointing a Special Committee (the “Committee”) of the Board to act on behalf of the Board in establishing the number of authorized shares, the dividend rate and other powers, designations, preferences and rights of the preferred stock.
2.    Thereafter, on April 25, 2008, the Committee duly adopted the following resolution by written consent:
“RESOLVED, that the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Corporation's Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M, including those established by the Board and the number of authorized shares and dividend rate established hereby, are authorized and approved as set forth in the Certificate of Designations attached hereto as Exhibit A, which is incorporated herein and made a part of these resolutions by reference.”

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its duly authorized officer this 29th day of April, 2008.

BANK OF AMERICA CORPORATION

/s/ TERESA M. BRENNER
Name:	Teresa M. Brenner
Title:	Associate General Counsel

EXHIBIT A

CERTIFICATE OF DESIGNATIONS
OF
FIXED-TO-FLOATING RATE
NON-CUMULATIVE PREFERRED STOCK, SERIES M
OF
BANK OF AMERICA CORPORATION

Section 1.    Designation. The designation of the series of preferred stock shall be “Fixed-to-Floating Rate Non- Cumulative Preferred Stock, Series M” (the “Series M Preferred Stock”). Each share of Series M Preferred Stock shall be identical in all respects to every other share of Series M Preferred Stock. Series M Preferred Stock will rank equally with Parity Stock, if any, will rank senior to Junior Stock and will rank junior to Senior Stock, if any, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2.    Number of Shares. The number of authorized shares of Series M Preferred Stock shall be 160,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series M Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors of the Corporation, the Committee or any other duly authorized committee of the Board of Directors of the Corporation and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Corporation shall have the authority to issue fractional shares of Series M Preferred Stock.

Section 3.    Definitions. As used herein with respect to Series M Preferred Stock:

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York or in Charlotte, North Carolina.
“Calculation Agent” shall mean The Bank of New York Trust Company, N.A., or such other bank or entity as may be appointed by the Corporation to act as calculation agent for the Series M Preferred Stock during the Floating Rate Period (as defined below).
“Depositary Company” shall have the meaning set forth in Section 6(d) hereof.
“Dividend Determination Date” shall have the meaning set forth below in the definition of “Three-Month LIBOR.”
“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.
“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.
“DTC” means The Depository Trust Company, together with its successors and assigns. “Fixed Rate Period” shall have the meaning set forth in Section 4(a) hereof.
“Floating Rate Period” shall have the meaning set forth in Section 4(a) hereof.
“Junior Stock” means the Corporation's common stock and any other class or series of stock of the Corporation now existing or hereafter authorized over which Series M Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England.

“Parity Stock” means (a) the Corporation's 7% Cumulative Redeemable Preferred Stock, Series B, (b) the Corporation's 6.204% Non-Cumulative Preferred Stock, Series D, (c) the Corporation's Floating Rate Non-Cumulative Preferred Stock, Series

E, (d) the Corporation's Floating Rate Non-Cumulative Preferred Stock, Series F (if and when issued and outstanding), (e) the Corporation's Adjustable Rate Non-Cumulative Preferred Stock, Series G (if and when issued and outstanding), (f) the Corporation's 6.625% Non-Cumulative Preferred Stock, Series I, (g) the Corporation's 7.25% Non-Cumulative Preferred Stock,

Series J, (h) the Corporation's Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K, (i) the Corporation's 7.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series L, and (j) any other class or series of stock of the Corporation hereafter authorized that ranks on a par with the Series M Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Reuters Screen Page “LIBOR01”” means the display page so designated on Reuters (or any other page as may replace that page on that service, or any other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered Rate for U.S. dollar deposits).

“Senior Stock” means any class or series of stock of the Corporation now existing or hereafter authorized which has preference or priority over the Series M Preferred Stock as to the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Series M Preferred Stock” shall have the meaning set forth in Section 1 hereof.

“Three-Month LIBOR” means, with respect to any Dividend Period in the Floating Rate Period, the offered rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Dividend Period that appears on Reuters Screen Page “LIBOR01” as of 11:00 a.m. (London time) on the second London Banking Day immediately preceding the first day of that Dividend Period (the “Dividend Determination Date”). If such rate does not appear on Reuters Screen Page “LIBOR01”, Three-Month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Corporation, at approximately 11:00 a.m., London time on the second London Banking Day immediately preceding the first day of that Dividend Period. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, Three- Month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of such quotations. If fewer than two quotations are provided, Three-Month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of the rates quoted by three major banks in New York City selected by the Corporation, at approximately 11:00 a.m., New York City time, on the first day of that Dividend Period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the Corporation to provide quotations are not quoting as described above, Three-Month LIBOR for that Dividend Period will be the same as Three-Month LIBOR as determined for the previous Dividend Period, or in the case of the first Dividend Period in the Floating Rate Period, the most recent rate that could have been determined in accordance with the first sentence of this paragraph had the dividend rate been a floating rate during the Fixed Rate Period (as defined below). The Calculation Agent's establishment of Three-Month LIBOR and calculation of the amount of dividends for each Dividend Period in the Floating Rate Period will be on file at the principal offices of the Corporation, will be made available to any holder of Series M Preferred Stock upon request and will be final and binding in the absence of manifest error.

Section 4.    Dividends.

(a)    Rate. Holders of Series M Preferred Stock shall be entitled to receive, if, as and when declared by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation, but only out of assets legally available therefor, non-cumulative cash dividends on the liquidation preference of $25,000 per share of Series M Preferred Stock, and no more, payable (x) for the Fixed Rate Period, semi-annually in arrears on each May 15 and November 15, beginning on November 15, 2008, and (y) for the Floating Rate Period, quarterly in arrears on each February 15, May 15, August 15, and November 15, beginning on August 15, 2018; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, unless that day falls in the next calendar year, in which case payment of such dividend will occur on the immediately preceding Business Day (in either case, without any interest or other payment in respect of such delay) (each such day on which dividends are payable a “Dividend Payment Date”). The period from, and including, the date of issuance of the Series M Preferred Stock or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series M Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to (1) 8.125%, for each Dividend

Period from the issue date to, but excluding, May 15, 2018 (the “Fixed Rate Period”), and (2) Three-Month LIBOR plus a spread of 3.64%, for each Dividend Period from, and including, May 15, 2018 to the date of redemption of the Series M Preferred Stock (the “Floating Rate Period”). The record date for payment of dividends on the Series M Preferred Stock shall be the last day of the calendar month immediately preceding the month in which the Dividend Payment Date falls. For the Fixed Rate Period, the amount of dividends payable shall be computed on the basis of a 360-day year of twelve 30-day months. For the Floating Rate Period, the amount of dividends payable shall be computed on the basis of a 360-day year and the actual number of days elapsed in a Dividend Period.

(b)    Non-Cumulative Dividends. Dividends on shares of Series M Preferred Stock shall be non-cumulative. To the extent that any dividends payable on the shares of Series M Preferred Stock on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable, and the Corporation shall have no obligation to pay, and the holders of Series M Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series M Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Corporation.

(c)    Priority of Dividends. So long as any share of Series M Preferred Stock remains outstanding, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in shares of Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such Junior Stock by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series M Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, in each case unless full dividends on all outstanding shares of Series M Preferred Stock for the then-current Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. The foregoing limitations do not apply to purchases or acquisitions of the Corporation's Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted. Subject to the succeeding sentence, for so long as any shares of Series M Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Stock for any period unless full dividends on all outstanding shares of Series M Preferred Stock for the then-current Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. To the extent the Corporation declares dividends on the Series M Preferred Stock and on any Parity Stock but cannot make full payment of such declared dividends, the Corporation will allocate the dividend payments on a pro rata basis among the holders of the shares of Series M Preferred Stock and the holders of any Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation will allocate dividend payments based on the ratio between the then-current dividend payments due on the shares of Series M Preferred Stock and the aggregate of the current and accrued dividends due on the outstanding Parity Stock. No interest will be payable in respect of any dividend payment on shares of Series M Preferred Stock that may be in arrears. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may be declared and paid on any Junior Stock from time to time out of any assets legally available therefor, and the shares of Series M Preferred Stock shall not be entitled to participate in any such dividend.

Section 5.    Liquidation Rights.

(a)    Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series M Preferred Stock shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series M Preferred Stock upon liquidation and the rights of the Corporation's depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share, plus any dividends which have been declared but not yet paid, without accumulation of any undeclared dividends, to the date of liquidation. The holders of Series M Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.

(b)    Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all holders of Series M Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series M Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences, plus any dividends which have been declared but not yet paid, of Series M Preferred Stock and all such Parity Stock.

(c)    Residual Distributions. If the liquidation preference plus any dividends which have been declared but not yet paid has been paid in full to all holders of Series M Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d)    Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section 6.    Redemption.

(a)    Optional Redemption. The Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors of the Corporation, may redeem out of funds legally available therefor, in whole or in part, the shares of Series M Preferred Stock at the time outstanding, at any time on any Dividend Payment Date on or after the Dividend Payment Date on May 15, 2018, upon notice given as provided in Section 6(b) below. The redemption price for shares of Series M Preferred Stock shall be $25,000 per share plus dividends that have been declared but not paid.

(b)    Notice of Redemption. Notice of every redemption of shares of Series M Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series M Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series M Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of Series M Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. Notwithstanding the foregoing, if the Series M Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC.

(c)    Partial Redemption. In case of any redemption of only part of the shares of Series M Preferred Stock at the time outstanding, the shares of Series M Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series M Preferred Stock in proportion to the number of Series M Preferred Stock held by such holders or by lot or in such other manner as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors of the Corporation, the Committee or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series M Preferred Stock shall be redeemed from time to time.

(d)    Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue after such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company at any time after the redemption date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

Section 7.    Voting Rights.

(a)    General. The holders of Series M Preferred Stock shall not be entitled to vote on any matter except as set forth in paragraph 7(b) below or as required by Delaware law.

(b)    Special Voting Right.

(i)    Voting Right. If and whenever dividends on the Series M Preferred Stock or any other class or series of preferred stock that ranks on parity with Series M Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable, have not been paid in an aggregate amount equal to, as to any class or series, the equivalent of at least three or more semi-annual or six or more quarterly Dividend Periods (whether consecutive or not), as applicable, the number of directors constituting the Board of Directors of the Corporation shall be increased by two, and the holders of the Series M Preferred Stock (together with holders of any class of the Corporation's authorized preferred stock having equivalent voting rights, whether or not the holders of the such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist), shall have the right, voting separately as a single class without regard to series, to the exclusion of the holders of common stock, to elect two directors of the Corporation to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the election of such directors must not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Corporation's securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors of the Corporation shall at no time include more than two such directors. Each such director elected by the holders of shares of Series M Preferred Stock and any other class or series of preferred stock that ranks on parity with the Series M Preferred Stock as to payment of dividends and having equivalent voting rights is a “Preferred Director.”

(ii)    Election. The election of the Preferred Directors will take place at any annual meeting of stockholders or any special meeting of the holders of Series M Preferred Stock and any other class or series of our stock that ranks on parity with Series M Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Corporation may, and upon the written request of any holder of Series M Preferred Stock (addressed to the secretary at the Corporation's principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series M Preferred Stock and any other class or series of preferred stock that ranks on parity with Series M Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid for the election of the two directors to be elected by them as provided in Section 7(b)(iii) below. The Preferred Directors shall each be entitled to one vote per director on any matter.

(iii)    Notice of Special Meeting. Notice for a special meeting will be given in a similar manner to that provided in the Corporation's by-laws for a special meeting of the stockholders. If the secretary of the Corporation does not call a special meeting within 20 days after receipt of any such request, then any holder of Series M Preferred Stock may (at our expense) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Corporation. The Preferred Directors elected at any such special meeting will hold office until the next annual meeting of our stockholders unless they have been previously terminated or removed pursuant to Section 7(b)(iv). In case any vacancy in the office of a Preferred Director occurs (other than prior to the initial election of the Preferred Directors), the vacancy may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by the vote of the holders of the Series M Preferred Stock (together with holders of any other class of the Corporation's authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the stockholders.

(iv)    Termination; Removal. Whenever full dividends have been paid regularly on the Series M Preferred Stock and any other class or series of preferred stock that ranks on parity with Series M Preferred Stock as to payment of dividends, if any, for the equivalent of at least two semi-annual or four quarterly Dividend Periods, as applicable, then the right of the holders of Series M Preferred Stock to elect the Preferred Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods). The terms of office of the Preferred Directors will immediately terminate, and the number of directors constituting the Board of Directors will be reduced accordingly. Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series M Preferred Stock (together with holders of any other class of the Corporation's authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this Section 7(b).

Section 8.    Preemption and Conversion. The holders of Series M Preferred Stock shall not have any rights of preemption or rights to convert such Series M Preferred Stock into shares of any other class of capital stock of the Corporation.

Section 9.    Rank. Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designations to the contrary, the Board of Directors of the Corporation, the Committee or any authorized committee of the

Board of Directors of the Corporation, without the vote of the holders of the Series M Preferred Stock, may authorize and issue additional shares of Junior Stock, Parity Stock or any class or series of Senior Stock or any other securities ranking senior to the Series M Preferred Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 10.    Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell Series M Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 11.    Unissued or Reacquired Shares. Shares of Series M Preferred Stock not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 12.    No Sinking Fund. Shares of Series M Preferred Stock are not subject to the operation of a sinking fund.

CERTIFICATE OF DESIGNATIONS
OF
8.20% NON-CUMULATIVE PREFERRED STOCK, SERIES H
OF
BANK OF AMERICA CORPORATION

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

Bank of America Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. At meetings duly convened and held on December 11, 2007, January 23, 2008 and April 23, 2008, the Board of Directors of the Corporation (the “Board”) duly adopted resolutions (a) authorizing the issuance and sale by the Corporation of one or more series of the Corporation's preferred stock, and (b) appointing a Special Committee (the “Committee”) of the Board to act on behalf of the Board in establishing the number of authorized shares, the dividend rate and other powers, designations, preferences and rights of the preferred stock.

2. Thereafter, on May 21, 2008, the Committee duly adopted the following resolution by written consent:

“RESOLVED, that the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Corporation's 8.20% Non-Cumulative Preferred Stock, Series H, including those established by the Board and the number of authorized shares and dividend rate established hereby, are authorized and approved as set forth in the Certificate of Designations attached hereto as Exhibit A, which is incorporated herein and made a part of these resolutions by reference.”

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its duly authorized officer this 22nd day of May, 2008.

BANK OF AMERICA CORPORATION

/s/ TERESA M. BRENNER
Name:	Teresa M. Brenner
Title:	Associate General Counsel

EXHIBIT A

CERTIFICATE OF DESIGNATIONS

OF

8.20% NON-CUMULATIVE PREFERRED STOCK, SERIES H

OF

BANK OF AMERICA CORPORATION

Section 1. Designation. The designation of the series of preferred stock shall be “8.20% Non-Cumulative Preferred Stock, Series H” (the “Series H Preferred Stock”). Each share of Series H Preferred Stock shall be identical in all respects to every other share of Series H Preferred Stock. Series H Preferred Stock will rank equally with Parity Stock, if any, will rank senior to Junior Stock and will rank junior to Senior Stock, if any, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2. Number of Shares. The number of authorized shares of Series H Preferred Stock shall be 124,200. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series H Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors of the Corporation, the Committee or any other duly authorized committee of the Board of Directors of the Corporation and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Corporation shall have the authority to issue fractional shares of Series H Preferred Stock.

Section 3. Definitions. As used herein with respect to Series H Preferred Stock:

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York or in Charlotte, North Carolina.

“Depositary Company” shall have the meaning set forth in Section 6(d) hereof.

“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.

“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.

“DTC” means The Depository Trust Company, together with its successors and assigns.

“Junior Stock” means the Corporation's common stock and any other class or series of stock of the Corporation now existing or hereafter authorized over which Series H Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Parity Stock” means (a) the Corporation's 7% Cumulative Redeemable Preferred Stock, Series B, (b) the Corporation's 6.204% Non-Cumulative Preferred Stock, Series D, (c) the Corporation's Floating Rate Non-Cumulative Preferred Stock, Series E, (d) the Corporation's Floating Rate Non-Cumulative Preferred Stock, Series F (if and when issued and outstanding), (e) the Corporation's Adjustable Rate Non-Cumulative Preferred Stock, Series G (if and when issued and outstanding), (f) the Corporation's 6.625% Non-Cumulative Preferred Stock, Series I, (g) the Corporation's 7.25% Non-Cumulative Preferred Stock, Series J, (h) the Corporation's Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K, (i) the Corporation's 7.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series L, (j) the Corporation's Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M, and (k) any other class or series of stock of the Corporation hereafter authorized that ranks on a par with the Series H Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Senior Stock” means any class or series of stock of the Corporation now existing or hereafter authorized which has preference or priority over the Series H Preferred Stock as to the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Series H Preferred Stock” shall have the meaning set forth in Section 1 hereof.

Section 4. Dividends.

(a) Rate. Holders of Series H Preferred Stock shall be entitled to receive, if, as and when declared by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation, but only out of assets legally available therefor, non-cumulative cash dividends at a rate per annum equal to 8.20% on the liquidation preference of $25,000 per share of Series H Preferred Stock, and no more, payable quarterly in arrears on each February 1, May 1, August 1 and November 1; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise declared and payable on that date will be made on the next succeeding day that is a Business Day, unless that day falls in the next calendar year, in which case payment of such dividend will occur on the immediately preceding Business Day (in either case, without any interest or other payment in respect of such delay) (each such day on which dividends are payable a “Dividend Payment Date”). The period from, and including, the date of issuance of the Series H Preferred Stock or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series H Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to 8.20%. The record date for payment of dividends on the Series H Preferred Stock shall be the fifteenth day of the calendar month immediately preceding the month during which the Dividend Payment Date falls. The amount of dividends payable shall be computed on the basis of a 360-day year of twelve 30-day months.

(b) Non-Cumulative Dividends. Dividends on shares of Series H Preferred Stock shall be non-cumulative. To the extent that any dividends payable on the shares of Series H Preferred Stock on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable and the Corporation shall have no obligation to pay, and the holders of Series H Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series H Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Corporation.

(c) Priority of Dividends. So long as any share of Series H Preferred Stock remains outstanding, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in shares of Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such Junior Stock by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series H Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, in each case unless full dividends on all outstanding shares of Series H Preferred Stock for the then-current Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. The foregoing limitations do not apply to purchases or acquisitions of the Corporation's Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted. Subject to the succeeding sentence, for so long as any shares of Series H Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Stock for any period unless full dividends on all outstanding shares of Series H Preferred Stock for the then-current Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. To the extent the Corporation declares dividends on the Series H Preferred Stock and on any Parity Stock but cannot make full payment of such declared dividends, the Corporation will allocate the dividend payments on a pro rata basis among the holders of the shares of Series H Preferred Stock and the holders of any Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation will allocate dividend payments based on the ratio between the then-current dividend payments due on the shares of Series H Preferred Stock and the aggregate of the current and accrued dividends due on the outstanding Parity Stock. No interest will be payable in respect of any dividend payment on shares of Series H Preferred Stock that may be in arrears. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may be declared and paid on any Junior Stock from time to time out of any assets legally available therefor, and the shares of Series H Preferred Stock shall not be entitled to participate in any such dividend.

Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series H Preferred Stock shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series H Preferred Stock upon liquidation and the rights of the Corporation's depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share, plus any dividends which have been declared but not yet paid, without accumulation of any undeclared dividends, to the date of liquidation. The holders of Series H Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.

(b) Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all holders of Series H Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series H Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences plus any dividends which have been declared but not yet paid of Series H Preferred Stock and all such Parity Stock.

(c) Residual Distributions. If the liquidation preference plus any dividends which have been declared but not yet paid has been paid in full to all holders of Series H Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section 6. Redemption.

(a) Optional Redemption. The Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors of the Corporation, may redeem out of funds legally available therefor, in whole or in part, the shares of Series H Preferred Stock at the time outstanding, at any time on any Dividend Payment Date on or after the Dividend Payment Date on May 1, 2013, upon notice given as provided in Section 6(b) below. The redemption price for shares of Series H Preferred Stock shall be $25,000 per share plus dividends that have been declared but not paid.

(b) Notice of Redemption. Notice of every redemption of shares of Series H Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series H Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series H Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of Series H Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. Notwithstanding the foregoing, if the Series H Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC.

(c) Partial Redemption. In case of any redemption of only part of the shares of Series H Preferred Stock at the time outstanding, the shares of Series H Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series H Preferred Stock in proportion to the number of Series H Preferred Stock held by such holders or by lot or in such other manner as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors of the Corporation, the Committee or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series H Preferred Stock shall be redeemed from time to time.

(d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue after such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company at any time after the redemption date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

Section 7. Voting Rights.

(a) General. The holders of Series H Preferred Stock shall not be entitled to vote on any matter except as set forth in paragraph 7(b) below or as required by Delaware law.

(b) Special Voting Right.

(i) Voting Right. If and whenever dividends on the Series H Preferred Stock or any other class or series of preferred stock that ranks on parity with Series H Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable, have not been paid, as to any class or series, for the equivalent of at least six quarterly Dividend Periods (whether consecutive or not), the number of directors constituting the Board of Directors of the Corporation shall be increased by two, and the holders of the Series H Preferred Stock (together with holders of any class of the Corporation's authorized preferred stock having equivalent voting rights, whether or not the holders of the such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist), shall have the right, voting separately as a single class without regard to series, to the exclusion of the holders of common stock, to elect two directors of the Corporation to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the election of such directors must not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Corporation's securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors of the Corporation shall at no time include more than two such directors. Each such director elected by the holders of shares of Series H Preferred Stock and any other class or series of preferred stock that ranks on parity with the Series H Preferred Stock as to payment of dividends and having equivalent voting rights is a “Preferred Director.”

(ii) Election. The election of the Preferred Directors will take place at any annual meeting of stockholders or any special meeting of the holders of Series H Preferred Stock and any other class or series of our stock that ranks on parity with Series H Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Corporation may, and upon the written request of any holder of Series H Preferred Stock (addressed to the secretary at the Corporation's principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series H Preferred Stock and any other class or series of preferred stock that ranks on parity with Series H Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid for the election of the two directors to be elected by them as provided in Section 7(b)(iii) below. The Preferred Directors shall each be entitled to one vote per director on any matter.

(iii) Notice of Special Meeting. Notice for a special meeting will be given in a similar manner to that provided in the Corporation's by-laws for a special meeting of the stockholders. If the secretary of the Corporation does not call a special meeting within 20 days after receipt of any such request, then any holder of Series H Preferred Stock may (at our expense) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Corporation. The Preferred Directors elected at any such special meeting will hold office until the next annual meeting of our stockholders unless they have been previously terminated or removed pursuant to Section 7(b)(iv). In case any vacancy in the office of a Preferred Director occurs (other than prior to the initial election of the Preferred Directors), the vacancy may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by the vote of the holders of the Series H Preferred Stock (together with holders of any other class of the Corporation's authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the stockholders.

(iv) Termination; Removal. Whenever full dividends have been paid regularly on the Series H Preferred Stock and any other class or series of preferred stock that ranks on parity with Series H Preferred Stock as to payment of dividends, if any, for at least four quarterly Dividend Periods, then the right of the holders of Series H Preferred Stock to elect the Preferred Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods). The terms of office of the Preferred Directors will immediately terminate and the number of directors constituting the Board of Directors will be reduced accordingly. Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series H Preferred Stock (together with holders of any other class of the Corporation's authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this Section 7(b).

Section 8. Preemptive Rights and Conversion. The holders of Series H Preferred Stock shall not have any preemptive rights or rights to convert such Series H Preferred Stock into shares of any other class of capital stock of the Corporation.

Section 9. Rank. Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designations to the contrary, the Board of Directors of the Corporation, the Committee or any authorized committee of the Board of Directors of the Corporation, without the vote of the holders of the Series H Preferred Stock, may authorize and issue additional shares of Junior Stock, Parity Stock or any class or series of Senior Stock or any other securities ranking senior to the Series H Preferred Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 10. Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell Series H Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 11. Unissued or Reacquired Shares. Shares of Series H Preferred Stock not issued or which have been redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 12. No Sinking Fund. Shares of Series H Preferred Stock are not subject to the operation of a sinking fund.

CERTIFICATE OF DESIGNATIONS

OF

FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES N

OF

BANK OF AMERICA CORPORATION

Bank of America Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Sections 141 and 151 of the General Corporation Law of the State of Delaware, does hereby certify:
At meetings duly convened and held by the board of directors of the Corporation (the “Board of Directors”) on July 23, 2008 and October 15, 2008, the Board of Directors duly adopted resolutions (a) authorizing the issuance and sale by the Corporation of one or more series of the Corporation's Preferred Stock, and (b) appointing a Special Committee (the “Committee”) of the Board of Directors to act on behalf of the Board of Directors in establishing the number of authorized shares, the dividend rate, the voting and other powers, designations, preferences and rights, and the qualifications, limitations and restrictions thereof, of such series of Preferred Stock.
Thereafter, on October 26, 2008, the Committee duly adopted the following resolution creating a series of 600,000 shares of Preferred Stock of the Corporation designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series N” by written consent

RESOLVED, that pursuant to the provisions of the certificate of incorporation and the bylaws of the Corporation and applicable law, and the resolutions adopted by the Board of Directors, a series of Preferred Stock, par value $0.01 per share, of the Corporation be, and hereby is, created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series N” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 600,000.

Part 2. Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.

Part. 3. Definitions. The following terms are used in this Certificate of Designations (including the Standard Provisions in Annex A hereto) as defined below:

(a) “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

(b) “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.

(c) “Junior Stock” means the Common Stock, and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

(d) “Liquidation Amount” means $25,000 per share of Designated Preferred Stock.

(e) “Minimum Amount” means $3,750,000,000.

(f) “Parity Stock” means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively). Without limiting the foregoing, Parity Stock shall include the Corporation's (i) 7% Cumulative Redeemable Preferred Stock, Series B; (ii) 6.204% Non-Cumulative Preferred Stock, Series D; (iii) Floating Rate Non-Cumulative Preferred Stock, Series E; (iv) Floating Rate Non-Cumulative Preferred Stock, Series F (if and when issued and outstanding); (v) Adjustable Rate Non-Cumulative Preferred Stock, Series G (if and when issued and outstanding); (vi) 8.20% Non-Cumulative Preferred Stock, Series H; (vii) 6.625% Non-Cumulative Preferred Stock, Series I; (viii) 7.25% Non-Cumulative Preferred Stock, Series J; (ix) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K;

(x) 7.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series L; and (xi) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M.

(g) “Signing Date” means October 26, 2008.

Part. 4. Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Bank of America Corporation has caused this Certificate of Designations to be signed by Teresa M. Brenner, its Associate General Counsel, this 27th day of October, 2008.

BANK OF AMERICA CORPORATION

By:	/s/ TERESA M. BRENNER
Name:	Teresa M. Brenner
Title:	Associate General Counsel

STANDARD PROVISIONS

Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.

Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:

(a) “Applicable Dividend Rate” means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.

(b) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(c) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation's stockholders.

(d) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(e) “Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

(f) “Certificate of Designations” means the Certificate of Designations or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(g) “Charter” means the Corporation's certificate or articles of incorporation, articles of association, or similar organizational document.

(h) “Dividend Period” has the meaning set forth in Section 3(a).

(i) “Dividend Record Date” has the meaning set forth in Section 3(a).

(j) “Liquidation Preference” has the meaning set forth in Section 4(a).

(k) “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.

(l) “Preferred Director” has the meaning set forth in Section 7(b).

(m) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Designated Preferred Stock.

(n) “Qualified Equity Offering” means the sale and issuance for cash by the Corporation to persons other than the Corporation or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Corporation at the time of issuance under the applicable risk-based capital guidelines of the Corporation's Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).

(o) “Share Dilution Amount” has the meaning set forth in Section 3(b).

(p) “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.

(q) “Successor Preferred Stock” has the meaning set forth in Section 5(a).

(r) “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3. Dividends.

(a) Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360- day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).

(b) Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity

Stock in the ordinary course of its business; (iii) purchases by a broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a stockholders' rights plan or any redemption or repurchase of rights pursuant to any stockholders' rights plan; (v) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation's consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity- based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

Section 4. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).

(b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 5. Redemption.

(a) Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Corporation (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Stock”) in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Corporation (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b) No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

(f) Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 7. Voting Rights.

(a) General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b) Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation's next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(c) Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii) Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole; provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

(d) Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 9. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Section 10. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 11. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder's expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder's expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 12. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BANK OF AMERICA CORPORATION

Pursuant to Section 242
of the General Corporation Law of the State of Delaware

Bank of America Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Company”), does hereby certify that:

1. The Amended and Restated Certificate of Incorporation of the Company is hereby amended by changing the number of shares of stock the Company is authorized to issue, so that, the first sentence of Article 3 thereof shall read as follows:

“3. The number of shares, par value $0.01 per share, the Company is authorized to issue is Ten Billion One Hundred Million (10,100,000,000), divided into the following classes:

Class	Number of Shares
Common	10000000000
Preferred	100,000,000."

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be executed by a duly authorized officer on this 9thday of December, 2008.

BANK OF AMERICA CORPORATION

By:	/s/ TERESA M. BRENNER
Name:	Teresa M. Brenner
Title:	Associate General Counsel

BANK OF AMERICA CORPORATION

CERTIFICATE OF DESIGNATIONS
Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

FLOATING RATE NON-CUMULATIVE PREFERRED STOCK, SERIES 1
(Par Value $0.01 Per Share)

Bank of America Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation (the “Board of Directors”) pursuant to the authority of the Board of Directors conferred by Section 151 of the General Corporation Law of the State of Delaware, at a meeting duly convened and held on December 9, 2008:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors hereby creates a series of the Corporation's previously authorized preferred stock, par value $0.01 per share (the “Preferred Stock”), and hereby states the designation and number of shares thereof and establishes the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as follows:

FLOATING RATE NON-CUMULATIVE PREFERRED STOCK, SERIES 1

(1) Number of Shares and Designation. 21,000 shares of the preferred stock, par value $0.01 per share, of the Corporation are hereby constituted as a series of preferred stock, par value $0.01 per share, designated as Floating Rate Non- Cumulative Preferred Stock, Series 1 (hereinafter called the “Preferred Stock, Series 1”).

(2) Dividends. (a) The holders of shares of the Preferred Stock, Series 1, shall be entitled to receive, as, if and when declared by the Board of Directors of the Corporation (or a duly authorized committee thereof), out of assets of the Corporation legally available under Delaware law for the payment of dividends, non-cumulative cash dividends at the rate set forth below in this Section (2) applied to the amount of $30,000 per share. Such dividends shall be payable quarterly, as, if and when declared by the Board of Directors of the Corporation (or a duly authorized committee thereof), on February 28, May 28, August 28 and November 28 (the “Payment Dates “) commencing on February 28, 2009; provided that if any such Payment Date is not a New York Business Day and London Business Day, dividends (if declared) on the Preferred Stock, Series 1, will be paid on the immediately succeeding New York Business Day and London Business Day, without interest, unless such day falls in the next calendar month, in which case the Payment Date will be the immediately preceding New York Business Day and London Business Day. Each such dividend shall be payable to the holders of record of shares of the Preferred Stock, Series 1, as they appear on the stock register of the Corporation on such record dates, which shall be a date not more than 30 nor less than 10 days preceding the applicable Payment Dates, as shall be fixed by the Board of Directors of the Corporation (or a duly authorized committee thereof). “London Business Day” means a day other than a Saturday or Sunday on which dealings in deposits in U.S. dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market. A “New York Business Day” means any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.

(b) (i) Dividend periods (“Dividend Periods”) shall commence on each Payment Date (other than the initial Dividend Period which shall be deemed to have commended on November 28, 2008) and shall end on and include the calendar day next preceding the first day of the next Dividend Period. The dividend rate on the shares of Preferred Stock, Series 1 for each Dividend Period shall be a floating rate per annum equal to three-month U.S. dollar LIBOR plus 0.75%, but in no event will the rate be less than 3.00% per annum, of the $30,000 liquidation preference per share of Preferred Stock, Series 1.

LIBOR, with respect to a Dividend Period, means the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three month period that normally appears on Moneyline Telerate Page 3750, as displayed on page “BBAM” (British Bankers Association Official BBA LIBOR Fixings) in the Bloomberg Professional Service (or any other service that may replace Moneyline Telerate, Inc. on page BBAM or any other page that may replace page BBAM on the Bloomberg Professional Service or a successor service, in each case, for the purpose of displaying London interbank offered rates of major banks) as of 11:00 a.m. (London time) on the second London Business Day immediately preceding the first day of such Dividend Period.
If LIBOR cannot be determined as described above, the Corporation will select four major banks in the London interbank market. The Corporation will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the second London Business Day immediately preceding the first day of such Dividend Period. These quotations will be for deposits in U.S. dollars for a three month period. Offered quotations must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time.
If two or more quotations are provided, LIBOR for the Dividend Period will be the arithmetic mean of the quotations. If fewer than two quotations are provided, the Corporation will select three major banks in New York City and will then determine LIBOR for the Dividend Period as the arithmetic mean of rates quoted by those three major banks in New York City to leading European banks at approximately 3:00 p.m., New York City time, on the second London Business Day immediately preceding the first day of such Dividend Period. The rates quoted will be for loans in U.S. dollars, for a three month period. Rates quoted must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time. If fewer than three New York City banks selected by the Corporation are quoting rates, LIBOR for the applicable period will be the same as for the immediately preceding Dividend Period.
(ii) The amount of dividends payable for each full Dividend Period (including the initial Dividend Period) for the Preferred Stock, Series 1, shall (if and when declared, as herein provided) be computed by dividing the dividend rate by four, rounded to the nearest one-hundredth of a percent, with five one-thousandths rounded upwards, and applying the resulting rate to the amount of $30,000 per share. The amount of dividends payable for any period shorter than a full Dividend Period on the Preferred Stock, Series 1, shall (if and when declared, as herein provided) be computed on the basis of 30-day months, a 360-day year and the actual number of days elapsed in any period of less than one month. The amount of dividends payable on the Preferred Stock, Series 1, shall be rounded to the nearest cent, with one-half cent being rounded upwards.
(c) So long as any shares of the Preferred Stock, Series 1 are outstanding, the Corporation may not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to the preferred stock of the Corporation of any series and any other stock of the Corporation ranking, as to dividends, on a parity with the Preferred Stock, Series 1 unless for such Dividend Period full dividends on all outstanding shares of Preferred Stock, Series 1 have been declared, paid or set aside for payment. When dividends are not paid in full, as aforesaid, upon the shares of the Preferred Stock, Series 1, and any other preferred stock and other stock of the Corporation ranking on a parity as to dividends with the Preferred Stock, Series 1, all dividends declared upon shares of the Preferred Stock, Series 1, and any other preferred stock and other stock of the Corporation ranking on a parity as to dividends (whether cumulative or non-cumulative) shall be declared pro rata so that the amount of dividends declared per share on the Preferred Stock, Series 1, and all such other stock of the Corporation shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Preferred Stock, Series 1 (but without, in the case of any non-cumulative preferred stock, accumulation of unpaid dividends for prior Dividend Periods) and all such other stock bear to each other.
(d) So long as any shares of the Preferred Stock, Series 1 are outstanding, the Corporation may not, at any time, declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any Common Stock or any other stock of the Corporation ranking as to dividends or distribution of assets junior to the Preferred Stock, Series 1 unless full dividends on all outstanding shares of Preferred Stock, Series 1 has been declared, paid or set aside for payment for the immediately preceding Dividend Period (except for (x) dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, the Common Stock or other of the Corporation's capital stock ranking junior to Preferred Stock, Series 1 as to dividends and distribution of assets upon dissolution, liquidation or winding up of the Corporation, (y) redemptions or purchases of any rights pursuant to the Amended and Restated Rights Agreement, adopted on December 2, 1997 or any agreement that replaces such Amended and Restated Rights Agreement, or by conversion or exchange for the Corporation's capital stock ranking junior to Preferred Stock, Series 1 as to dividends and distribution of assets upon dissolution, liquidation or winding up of the Corporation and (z) purchases by the Corporation or its affiliates in connection with transactions effected by or for the account of customers of the Corporation or customers of any of its subsidiaries or in connection with the distribution or trading of such capital stock); provided, however, that the foregoing dividend preference shall not be cumulative and shall not in any way create any claim or right in favor of the holders of Preferred Stock, Series 1 in the event that dividends have not been declared or paid on the Preferred Stock, Series 1 in respect of any prior Dividend Period. If the full dividend on the Preferred Stock, Series 1 is not paid for any Dividend Period, the holders of Preferred Stock, Series 1 will have no claim in respect of the unpaid amount so long as no dividend (other than those referred to above) is paid on the Common Stock or other of the Corporation's capital stock ranking junior to Preferred Stock, Series 1 as to dividends and dividends and distribution of assets upon dissolution, liquidation or winding up of the Corporation.

(e) No dividends may be declared or paid or set aside for payment on any shares of Preferred Stock, Series 1 if at the same time any arrears exists in the payment of dividends on any outstanding class or series of stock of the Corporation ranking, as to the payment of dividends, prior to the Preferred Stock, Series 1.
(f) Holders of shares of the Preferred Stock, Series 1, shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full dividends, as herein provided, on the Preferred Stock, Series 1. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Preferred Stock, Series 1, which may be in arrears.
(3) Liquidation Preference. (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation or proceeds thereof (whether capital or surplus) shall be made to or set apart for the holders of any series or class or classes of stock of the Corporation ranking junior to the Preferred Stock, Series 1, upon liquidation, dissolution, or winding up, the holders of the shares of the Preferred Stock, Series 1, shall be entitled to receive $30,000 per share plus an amount equal to declared and unpaid dividends, without accumulation of undeclared dividends. If, upon any liquidation, dissolution, or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of the Preferred Stock, Series 1, shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of preferred stock ranking, as to liquidation, dissolution or winding up, on a parity with the Preferred Stock, Series 1, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Preferred Stock, Series 1, and any such other preferred stock ratably in accordance with the respective amounts which would be payable on such shares of Preferred Stock, Series 1, and any such other preferred stock if all amounts payable thereon were paid in full. For the purposes of this Section (3), neither the sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation, nor the consolidation, merger or combination of the Corporation into or with one or more corporations or the consolidation, merger or combination of any other corporation or entity into or with the Corporation, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation for purposes of this Section (3).
(b) After payment shall have been made in full to the holders of Preferred Stock, Series 1, as provided in this Section (3), the holders of Preferred Stock, Series 1 will not be entitled to any further participation in any distribution of assets of the Corporation. Subject to the rights of the holders of shares of any series or class or classes of stock ranking on a parity with or prior to the Preferred Stock, Series 1, upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Preferred Stock, Series 1, as provided in this Section (3), but not prior thereto, any other series or class or classes of stock ranking junior to the Preferred Stock, Series 1, shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred Stock, Series 1, shall not be entitled to share therein.

(4) Redemption. (a) The Preferred Stock, Series 1, may not be redeemed prior to November 28, 2009. On and after November 28, 2009, the Corporation, at its option, may redeem shares of the Preferred Stock, Series 1, as a whole at any time or in part from time to time, at a redemption price of $30,000 per share, together in each case with declared and unpaid dividends, without accumulation of any undeclared dividends. The Chief Financial Officer or the Treasurer may exercise the Corporation's right to redeem the Preferred Stock, Series 1 as a whole at any time without further action of the Board of Directors or a duly authorized committee thereof. The Corporation may only elect to redeem the Preferred Stock, Series 1 in part pursuant to a resolution by the Board of Directors or a duly authorized committee thereof.
(b) In the event the Corporation shall redeem shares of Preferred Stock, Series 1, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall state: (1) the redemption date; (2) the number of shares of Preferred Stock, Series 1, to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price. Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price) said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. The Corporation's obligation to provide moneys in accordance with the preceding sentence shall be deemed fulfilled if, on or before the redemption date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation) having an office in the Borough of Manhattan, City of New York, having a capital and surplus of at least $50,000,000, funds necessary for such redemption, in trust, with irrevocable instructions that such funds be applied to the redemption of the shares of Preferred Stock, Series 1, so called for redemption. Any interest accrued on such funds shall be paid to the Corporation from time to time. Any funds so deposited and unclaimed at the end of two years from such redemption date shall be released or repaid to the Corporation, after which the holder or holders of such shares of Preferred Stock, Series 1, so called for redemption shall look only to the Corporation for payment of the redemption price.
Upon surrender, in accordance with said notice, of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the applicable redemption price aforesaid. If less than all the outstanding shares of Preferred Stock, Series 1, are to be redeemed, shares to be redeemed shall be selected by the Board of Directors of the Corporation (or a duly authorized committee thereof) from outstanding shares of Preferred Stock, Series 1, not previously called for redemption by lot or pro rata or by any other method determined by the Board of Directors of the Corporation (or a duly authorized committee thereof) to be equitable. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.
The Preferred Stock, Series 1 will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Preferred Stock, Series 1 will have no right to require redemption of any shares of Preferred Stock, Series 1.
(5) Terms Dependent on Regulatory Changes. If, (a) after the date of the issuance of the Preferred Stock, Series 1, the Corporation (by election or otherwise) becomes subject to any law, rule, regulation or guidance (together, “Regulations”) relating to its capital adequacy which Regulation (x) provides for a type or level of capital characterized as “Tier 1” in, or pursuant to Regulations of any governmental agency, authority or body having regulatory jurisdiction over the Corporation and implementing, the capital standards published by the Basel Committee on Banking Supervision, the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, or any other United States national governmental agency, authority or body, or (y) provides for a type or level of capital that in the judgment of the Board of Directors (or a duly authorized committee thereof) after consultation with legal counsel of recognized standing is substantially equivalent to such “Tier 1” capital (such capital described in either (x) or (y) is referred to below as “Tier 1 Capital”), and (b) the Board of Directors (or a duly authorized committee thereof) affirmatively elects to qualify the Preferred Stock, Series 1 for such Tier 1 Capital treatment without any sublimit or other quantitative restrictions on the inclusion of such Preferred Stock, Series 1 in Tier 1 Capital (other than any limitation requiring that common equity or a specified form of common equity constitute the dominant form of Tier 1 Capital) under such Regulations, then, upon such affirmative election, the terms of the Preferred Stock, Series 1 shall automatically be amended to reflect the following modifications (without any action or consent by the holders of the Preferred Stock, Series 1 or any other vote of stockholders of the Corporation):
(i) If and to the extent such modification is a Required Unrestricted Tier 1 Provision (as defined below), the Corporation's right to redeem the Preferred Stock, Series 1 on and after November 28, 2009 pursuant to Section 4 hereof shall be restricted (such restrictions including but not limited to any requirement that the Corporation receive prior approval for such redemption from any applicable governmental agency, authority or body or that such redemption be prohibited);
(ii) If and to the extent such modification is a Required Unrestricted Tier 1 Provision, the Corporation's right to make distributions with respect to, or redeem, purchase or acquire or make payments on, securities junior to the Preferred Stock, Series 1 (upon a non-payment of dividends on the Preferred Stock, Series 1) shall become subject to additional restrictions (other than those set forth in Section 2(d) hereof) pursuant to the terms of the Preferred Stock, Series 1; and
(iii) If and to the extent such modification is a Required Unrestricted Tier 1 Provision, any other new provisions or terms shall be added to the Preferred Stock, Series 1, or existing terms shall be modified; provided, however, that no such provision or term shall be added, and no such modification shall be made pursuant to the terms of this Section 5(iii), if it would alter or change the rights, powers or preferences of the shares of the Preferred Stock, Series 1 so as to affect the shares of the Preferred Stock, Series 1 adversely.
As used above, the term “Required Unrestricted Tier 1 Provision” means a term which is, in the written opinion of legal counsel of recognized standing and delivered to the Corporation, required for the Preferred Stock, Series 1 to be treated as Tier 1 Capital of the Corporation without any sublimit or other quantitative restriction on the inclusion of such Preferred Stock, Series 1 in Tier 1 Capital (other than any limitation requiring that common equity or a specified form of common equity constitute the dominant form of Tier 1 Capital) pursuant to the applicable Regulations. The Corporation shall provide notice to holders of any Preferred Stock, Series 1 of any such changes in the terms of the Preferred Stock, Series 1 made pursuant to the terms of this Section 5 on or about the date of effectiveness of any such modification and shall maintain a copy of such notice on file at the principal offices of the Corporation. A copy of the relevant Regulations shall also be on file at the principal offices of the Corporation and, upon request, will be made available to such holders.
(6) Voting Rights. The Preferred Stock, Series 1, shall have no voting rights, except as hereinafter set forth or as otherwise from time to time required by law.
The holders of the Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of Common Stock of the Corporation, voting together with the holders of Common Stock as one class. Each share of Preferred Stock shall be entitled to 150 votes.

Whenever dividends payable on the Preferred Stock, Series 1, have not been declared or paid for such number of Dividend Periods, whether or not consecutive, which in the aggregate is equivalent to six Dividend Periods (a “Nonpayment”), the holders of outstanding shares of the Preferred Stock, Series 1, shall have the exclusive right, voting as a class with holders of shares of all other series of preferred stock ranking on a parity with the Preferred Stock, Series 1, either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable (to the extent such other series of preferred stock are entitled to vote pursuant to the terms thereof), to vote for the election of two additional directors at the next annual meeting of stockholders and at each subsequent annual meeting of stockholders. At elections for such directors, each holder of the Preferred Stock, Series 1, shall be entitled to three votes for each share of Preferred Stock, Series 1 held (the holders of shares of any other series of preferred stock ranking on such a parity being entitled to such number of votes, if any, for each share of stock held as may be granted to them). Upon the vesting of such right of such holders, the maximum authorized number of members of the Board of Directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of such outstanding shares of Preferred Stock, Series 1, (either alone or together with the holders of shares of all other series of preferred stock ranking on such a parity) as hereinafter set forth. The right of such holders of such shares of the Preferred Stock, Series 1, voting as a class with holders of shares of all other series of preferred stock ranking on such a parity, to elect members of the Board of Directors of the Corporation as aforesaid shall continue until all dividends on such shares of Preferred Stock, Series 1, shall have been paid in full for at least four Dividend Periods following the Nonpayment. Upon payment in full of such dividends, such voting rights shall terminate except as expressly provided by law, subject to re-vesting in the event of each and every subsequent Nonpayment in the payment of dividends as aforesaid.

Upon termination of the right of the holders of the Preferred Stock, Series 1, to vote for directors as provided in the previous paragraph, the term of office of all directors then in office elected by such holders will terminate immediately. If the office of any director elected by such holders voting as a class becomes vacant by reason of death, resignation, retirement, disqualification, removal from office or otherwise, the remaining director elected by such holders voting as a class may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. Whenever the term of office of the directors elected by such holders voting as a class shall end and the special voting rights shall have expired, the number of directors shall be such number as may be provided for in the By-laws irrespective of any increase made pursuant to the provisions hereof.

So long as any shares of the Preferred Stock, Series 1, remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of the shares of the Preferred Stock, Series 1, outstanding at the time (voting as a class with all other series of preferred stock ranking on a parity with the Preferred Stock, Series 1, either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable), given in person or by proxy, either in writing or at any meeting called for the purpose, shall be necessary to permit, effect or validate any one or more of the following:

(i) the authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock ranking prior to the Preferred Stock, Series 1, with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up; or

(ii) the amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Amended and Restated Certificate of Incorporation, as amended, or of the resolutions set forth in a Certificate of Designations for such Preferred Stock, Series 1, which would adversely affect any right, preference, privilege or voting power of the Preferred Stock, Series 1, or of the holders thereof;

provided, however, that any increase in the amount of issued Preferred Stock, Series 1 or authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock, in each case ranking on a parity with or junior to the Preferred Stock, Series 1, with respect to the payment of dividends (whether such dividends were cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such rights, preferences, privileges or voting powers.

Without the consent of the holders of the Preferred Stock, Series 1, so long as such action does not adversely affect the interests of holders of Preferred Stock, Series 1, the Corporation may amend, alter, supplement or repeal any terms of the Preferred Stock, Series 1:
(i) to cure any ambiguity, or to cure, correct or supplement any provision contained in a Certificate of Designations for such Preferred Stock, Series 1 that may be defective or inconsistent; or

(ii) to make any provision with respect to matters or questions arising with respect to the Preferred Stock, Series 1 that is not inconsistent with the provisions of a Certificate of Designations for such Preferred Stock, Series 1.

The rules and procedures for calling and conducting any meeting of the holders of Preferred Stock, Series 1 (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents, and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors of the Corporation, or a duly authorized committee thereof, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of any national securities exchange on which the Preferred Stock, Series 1 are listed at the time.

The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Preferred Stock, Series 1, shall have been redeemed or sufficient funds shall have been deposited in trust to effect such a redemption which is scheduled to be consummated within three months after the time that such rights would otherwise be exercisable.

(7) Record Holders. The Corporation and the transfer agent for the Preferred Stock, Series 1, may deem and treat the record holder of any share of such Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

(8) Ranking. Any class or classes of stock of the Corporation shall be deemed to rank:

(i) on a parity with the Preferred Stock, Series 1, as to dividends or as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof be different from those of the Preferred Stock, Series 1, if the holders of such class of stock and the Preferred Stock, Series 1, shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates (whether cumulative or non-cumulative) or liquidation prices, without preference or priority one over the other; and

(ii) junior to the Preferred Stock, Series 1, as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such stock shall be Common Stock or if the holders of Preferred Stock, Series 1, shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up, as the case may be, in preference or priority to the holders of shares of such stock.

(iii) The Shares of Preferred Stock of the Corporation designated “Floating Rate Non-Cumulative Preferred Stock, Series 2,” “6.375% Non-Cumulative Preferred Stock, Series 3,” “Floating Rate Non-Cumulative Preferred Stock, Series 4,” “Floating Rate Non-Cumulative Preferred Stock, Series 5,” “6.70% Non-Cumulative Perpetual Preferred Stock, Series 6,” “6.25% Non-Cumulative Perpetual Preferred Stock, Series 7,” “8.625% Non-Cumulative Preferred Stock, Series 8,” “Cumulative Redeemable Preferred Stock, Series B,” “Floating Rate Non-Cumulative Preferred Stock, Series E,” “6.204% Non-Cumulative Preferred Stock, Series D,” “Floating Rate Non-Cumulative Preferred Stock, Series F,” “Adjustable Rate Non- Cumulative Preferred Stock, Series G,” “8.20% Non-Cumulative Preferred Stock, Series H,” “6.625% Non-Cumulative Preferred Stock, Series I,” “7.25% Non-Cumulative Preferred Stock, Series J,” “7.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series L,” “Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K,” and “Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M,” and any other class or series of stock of the Corporation hereafter authorized that ranks on parity with the Preferred Stock, Series 1, as to dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, shall be deemed to rank on a parity with the shares of the Preferred Stock, Series 1, as to dividends and distribution of assets upon the liquidation, dissolution or winding up of the Corporation.

(9) Exclusion of Other Rights. Unless otherwise required by law, shares of Preferred Stock, Series 1, shall not have any rights, including preemptive rights, or preferences other than those specifically set forth herein or as provided by applicable law.

(10) Notices. All notices or communications unless otherwise specified in the By-laws of the Corporation or the Amended and Restated Certificate of Incorporation, as amended, shall be sufficiently given if in writing and delivered in person or by first class mail, postage prepaid. Notice shall be deemed given on the earlier of the date received or the date such notice is mailed.
IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm, under penalties of perjury, that this certificate is the act and deed of the Corporation and that the facts herein stated are true, and accordingly has hereunto set her hand this 31st day of December, 2008.

BANK OF AMERICA CORPORATION

By:	/s/ TERESA M. BRENNER
Name:	Teresa M. Brenner
Title:	Associate General Counsel

[Signature Page to Certificate of Designations, Series 1]

BANK OF AMERICA CORPORATION

CERTIFICATE OF DESIGNATIONS

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

FLOATING RATE NON-CUMULATIVE PREFERRED STOCK, SERIES 2
(Par Value $0.01 Per Share)

Bank of America Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation (the “Board of Directors”) pursuant to the authority of the Board of Directors as conferred by Section 151 of the General Corporation Law of the State of Delaware, at a meeting duly convened and held on December 9, 2008:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors hereby creates a series of the Corporation's previously authorized preferred stock, par value $0.01 per share (the “Preferred Stock”), and hereby states the designation and number of shares thereof and establishes the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as follows:

FLOATING RATE NON-CUMULATIVE PREFERRED STOCK, SERIES 2

(1) Number of Shares and Designation. 37,000 shares of the preferred stock, par value $0.01 per share, of the Corporation are hereby constituted as a series of preferred stock, par value $0.01 per share, designated as Floating Rate Non-Cumulative Preferred Stock, Series 2 (hereinafter called the “Preferred Stock, Series 2”).

(2) Dividends. (a) The holders of shares of the Preferred Stock, Series 2, shall be entitled to receive, as, if and when declared by the Board of Directors of the Corporation (or a duly authorized committee thereof), out of assets of the Corporation legally available under Delaware law for the payment of dividends, non-cumulative cash dividends at the rate set forth below in this Section (2) applied to the amount of $30,000 per share. Such dividends shall be payable quarterly, in arrears, as, if and when declared by the Board of Directors of the Corporation (or a duly authorized committee thereof), on February 28, May 28, August 28 and November 28 (the “Payment Dates”); provided that if any such Payment Date is not a New York Business Day and London Business Day, the Payment Date will be the next succeeding day that is a New York Business Day and London Business Day, unless such day falls in the next calendar month, in which case the Payment Date will be the immediately preceding New York Business Day and London Business Day. The dividend, if declared, for the initial Dividend Period (as defined below) shall be paid on February 28, 2009. Each such dividend shall be payable to the holders of record of shares of the Preferred Stock, Series 2, as they appear on the stock register of the Corporation on such record dates, which shall be a date not more than 30 days nor less than 10 days preceding the applicable Payment Dates, as shall be fixed by the Board of Directors of the Corporation (or a duly authorized committee thereof). “London Business Day” means a day other than a Saturday or Sunday on which dealings in deposits in U.S. dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market. A “New York Business Day” means any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.

(b) (i) Dividend periods (“Dividend Periods”) shall commence on each Payment Date (other than the initial Dividend Period which shall be deemed to have commenced on November 28, 2008) and shall end on and exclude the next succeeding Payment Date. The dividend rate on the shares of Preferred Stock, Series 2, for each Dividend Period shall be a floating rate per annum equal to three-month U.S. dollar LIBOR plus 0.65%, but in no event will the rate be less than 3.00% per annum, of the $30,000 liquidation preference per share of Preferred Stock, Series 2.

The “three-month U.S. dollar LIBOR”, with respect to a Dividend Period, means the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three month period that normally appears on Moneyline Telerate Page 3750, as displayed on page “BBAM” (British Bankers Association Official BBA LIBOR Fixings) in the Bloomberg Professional Service (or any other service that may replace Moneyline Telerate, Inc. on page BBAM or any other page that may replace page BBAM on the Bloomberg Professional Service or a successor service, in each case, for the purpose of displaying London interbank offered rates of major banks) as of 11:00 a.m. (London time) on the second London Business Day immediately preceding the first day of such Dividend Period.

If three-month U.S. dollar LIBOR cannot be determined as described above, the Corporation will select four major banks in the London interbank market. The Corporation will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the second London Business Day immediately preceding the first day of such Dividend Period. These quotations will be for deposits in U.S. dollars for a three month period. Offered quotations must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time.

If two or more quotations are provided, three-month U.S. dollar LIBOR for the Dividend Period will be the arithmetic mean of the quotations. If fewer than two quotations are provided, the Corporation will select three major banks in New York City and will then determine three-month U.S. dollar LIBOR for the Dividend Period as the arithmetic mean of rates quoted by those three major banks in New York City to leading European banks at approximately 3:00 p.m., New York City time, on the second London Business Day immediately preceding the first day of such Dividend Period. The rates quoted will be for loans in U.S. dollars, for a three month period. Rates quoted must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time. If fewer than three New York City banks selected by the Corporation are quoting rates, three-month U.S. dollar LIBOR for the applicable period will be the same as for the immediately preceding Dividend Period.

(ii) Dividends on the Preferred Stock, Series 2, shall (if and when declared, as herein provided) be computed on the basis of a 360-day year and the actual number of days elapsed in each Dividend Period. Accordingly, the amount of dividends payable per share for each Dividend Period (including the initial Dividend Period) for the Preferred Stock, Series 2 shall (if and when declared, as herein provided) equal the product of (i) the applicable dividend rate, (ii) $30,000 and (iii) a fraction (A) the numerator of which will be the actual number of days elapsed in such Dividend Period, and (B) the denominator of which will be 360. The amount of dividends payable on the Preferred Stock, Series 2, shall be rounded to the nearest cent, with one-half cent being rounded upwards.

(c) So long as any shares of the Preferred Stock, Series 2 are outstanding, the Corporation may not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire (except for purchases by the Corporation or its affiliates in connection with transactions effected by or for the account of customers of the Corporation or customers of any of its subsidiaries or in connection with the distribution or trading of such stock), or make a liquidation payment with respect to the preferred stock of the Corporation of any series and any other stock of the Corporation ranking, as to dividends, on a parity with the Preferred Stock, Series 2 unless for such Dividend Period full dividends on all outstanding shares of Preferred Stock, Series 2 have been declared, paid or set aside for payment. When dividends are not paid in full, as aforesaid, upon the shares of the Preferred Stock, Series 2, and any other preferred stock and other stock of the Corporation ranking on a parity as to dividends with the Preferred Stock, Series 2, all dividends declared upon shares of the Preferred Stock, Series 2, and any other preferred stock and other stock of the Corporation ranking on a parity as to dividends (whether cumulative or non-cumulative) shall be declared pro rata so that the amount of dividends declared per share on the Preferred Stock, Series 2, and all such other stock of the Corporation shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Preferred Stock, Series 2 (but without, in the case of any non-cumulative preferred stock, accumulation of unpaid dividends for prior Dividend Periods) and all such other stock bear to each other.

(d) So long as any shares of the Preferred Stock, Series 2 are outstanding, the Corporation may not, at any time, declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any Common Stock or any other stock of the Corporation ranking as to dividends or distribution of assets junior to the Preferred Stock, Series 2 unless full dividends on all outstanding shares of Preferred Stock, Series 2 have been declared, paid or set aside for payment for the immediately preceding Dividend Period (except for (x) dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, the Common Stock or other of the Corporation's capital stock ranking junior to Preferred Stock, Series 2 as to dividends and distribution of assets upon dissolution, liquidation or winding up of the Corporation, (y) redemptions or purchases of any rights pursuant to the Amended and Restated Rights Agreement, adopted on December 2, 1997 or any agreement that replaces such Amended and Restated Rights Agreement, or by conversion or exchange for the Corporation's capital stock ranking junior to Preferred Stock, Series 2 as to dividends and distribution of assets upon dissolution, liquidation or winding up of the Corporation and (z) purchases by the Corporation or its affiliates in connection with transactions effected by or for the account of customers of the Corporation or customers of any of its subsidiaries or in connection with the distribution or trading of such capital stock); provided, however, that the foregoing dividend preference shall not be cumulative and shall not in any way create any claim or right in favor of the holders of Preferred Stock, Series 2 in the event that dividends have not been declared or paid on the Preferred Stock, Series 2 in respect of any prior Dividend Period. If the full dividend on the Preferred Stock, Series 2 is not paid for any Dividend Period, the holders of Preferred Stock, Series 2 will have no claim in respect of the unpaid amount so long as no dividend (other than those referred to above) is paid on the Common Stock or other of the Corporation's capital stock ranking junior to Preferred Stock, Series 2 as to dividends and distribution of assets upon dissolution, liquidation or winding up of the Corporation.

(e) No dividends may be declared or paid or set aside for payment on any shares of Preferred Stock, Series 2 if at the same time any arrears exists in the payment of dividends on any outstanding class or series of stock of the Corporation ranking, as to the payment of dividends, prior to the Preferred Stock, Series 2.

(f) Holders of shares of the Preferred Stock, Series 2, shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full dividends, as herein provided, on the Preferred Stock, Series 2. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Preferred Stock, Series 2, which may be in arrears.

(3) Liquidation Preference. (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation or proceeds thereof (whether capital or surplus) shall be made to or set apart for the holders of any series or class or classes of stock of the Corporation ranking junior to the Preferred Stock, Series 2, upon liquidation, dissolution, or winding up, the holders of the shares of the Preferred Stock, Series 2, shall be entitled to receive $30,000 per share plus an amount equal to declared and unpaid dividends, without accumulation of undeclared dividends. If, upon any liquidation, dissolution, or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of the Preferred Stock, Series 2, shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of preferred stock ranking, as to liquidation, dissolution or winding up, on a parity with the Preferred Stock, Series 2, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Preferred Stock, Series 2, and any such other preferred stock ratably in accordance with the respective amounts which would be payable on such shares of Preferred Stock, Series 2, and any such other preferred stock if all amounts payable thereon were paid in full. For the purposes of this Section (3), neither the sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation, nor the consolidation, merger or combination of the Corporation into or with one or more corporations or the consolidation, merger or combination of any other corporation or entity into or with the Corporation, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation for purposes of this Section (3).

(b) After payment shall have been made in full to the holders of Preferred Stock, Series 2, as provided in this Section (3), the holders of Preferred Stock, Series 2 will not be entitled to any further participation in any distribution of assets of the Corporation. Subject to the rights of the holders of shares of any series or class or classes of stock ranking on a parity with or prior to the Preferred Stock, Series 2, upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Preferred Stock, Series 2, as provided in this Section (3), but not prior thereto, any other series or class or classes of stock ranking junior to the Preferred Stock, Series 2, shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred Stock, Series 2, shall not be entitled to share therein.

(4) Redemption. (a) The Preferred Stock, Series 2, may not be redeemed prior to November 28, 2009. On and after November 28, 2009, the Corporation, at its option, may redeem shares of the Preferred Stock, Series 2, as a whole at any time or in part from time to time, at a redemption price of $30,000 per share, together in each case with declared and unpaid dividends, without accumulation of any undeclared dividends. The Chief Financial Officer or the Treasurer may exercise the Corporation's right to redeem the Preferred Stock, Series 2 as a whole at any time without further action of the Board of Directors or a duly authorized committee thereof. The Corporation may only elect to redeem the Preferred Stock, Series 2 in part pursuant to a resolution by the Board of Directors or a duly authorized committee thereof.

(b) In the event the Corporation shall redeem shares of Preferred Stock, Series 2, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall state: (1) the redemption date; (2) the number of shares of Preferred Stock, Series 2, to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price. Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price) said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price)

shall cease. The Corporation's obligation to provide moneys in accordance with the preceding sentence shall be deemed fulfilled if, on or before the redemption date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation) having an office in the Borough of Manhattan, City of New York, having a capital and surplus of at least $50,000,000, funds necessary for such redemption, in trust, with irrevocable instructions that such funds be applied to the redemption of the shares of Preferred Stock, Series 2, so called for redemption. Any interest accrued on such funds shall be paid to the Corporation from time to time. Any funds so deposited and unclaimed at the end of two years from such redemption date shall be released or repaid to the Corporation, after which the holder or holders of such shares of Preferred Stock, Series 2, so called for redemption shall look only to the Corporation for payment of the redemption price.

Upon surrender, in accordance with said notice, of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the applicable redemption price aforesaid. If less than all the outstanding shares of Preferred Stock, Series 2, are to be redeemed, shares to be redeemed shall be selected by the Board of Directors of the Corporation (or a duly authorized committee thereof) from outstanding shares of Preferred Stock, Series 2, not previously called for redemption by lot or pro rata or by any other method determined by the Board of Directors of the Corporation (or a duly authorized committee thereof) to be equitable. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

The Preferred Stock, Series 2 will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Preferred Stock, Series 2 will have no right to require redemption of any shares of Preferred Stock, Series 2.

(5) Terms Dependent on Regulatory Changes. If, (a) the Corporation (by election or otherwise) is subject to any law, rule, regulation or guidance (together, “Regulations”) relating to its capital adequacy which Regulation (x) provides for a type or level of capital characterized as “Tier 1” in, or pursuant to Regulations of any governmental agency, authority or body having regulatory jurisdiction over the Corporation and implementing, the capital standards published by the Basel Committee on Banking Supervision, the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, or any other United States national governmental agency, authority or body, or (y) provides for a type or level of capital that in the judgment of the Board of Directors (or a duly authorized committee thereof) after consultation with legal counsel of recognized standing is substantially equivalent to such “Tier 1” capital (such capital described in either (x) or (y) is referred to below as “Tier 1 Capital”), and (b) the Board of Directors (or a duly authorized committee thereof) affirmatively elects to qualify the Preferred Stock, Series 2 for such Tier 1 Capital treatment without any sublimit or other quantitative restrictions on the inclusion of such Preferred Stock, Series 2 in Tier 1 Capital (other than any limitation requiring that common equity or a specified form of common equity constitute the dominant form of Tier 1 Capital) under such Regulations, then, upon such affirmative election, the terms of the Preferred Stock, Series 2 shall automatically be amended to reflect the following modifications (without any action or consent by the holders of the Preferred Stock, Series 2 or any other vote of stockholders of the Corporation):

(i) If and to the extent such modification is a Required Unrestricted Tier 1 Provision (as defined below), the Corporation's right to redeem the Preferred Stock, Series 2 on and after November 28, 2009 pursuant to Section 4 hereof shall be restricted (such restrictions including but not limited to any requirement that the Corporation receive prior approval for such redemption from any applicable governmental agency, authority or body or that such redemption be prohibited);

(ii) If and to the extent such modification is a Required Unrestricted Tier 1 Provision, the Corporation's right to make distributions with respect to, or redeem, purchase or acquire or make payments on, securities junior to the Preferred Stock, Series 2 (upon a non-payment of dividends on the Preferred Stock, Series 2) shall become subject to additional restrictions (other than those set forth in Section 2(d) hereof) pursuant to the terms of the Preferred Stock, Series 2; and

(iii) If and to the extent such modification is a Required Unrestricted Tier 1 Provision, any other new provisions or terms shall be added to the Preferred Stock, Series 2, or existing terms shall be modified; provided, however, that no such provision or term shall be added, and no such modification shall be made pursuant to the terms of this Section 5(iii), if it would alter or change the rights, powers or preferences of the shares of the Preferred Stock, Series 2 so as to affect the shares of the Preferred Stock, Series 2 adversely.

As used above, the term “Required Unrestricted Tier 1 Provision” means a term which is, in the written opinion of legal counsel of recognized standing and delivered to the Corporation, required for the Preferred Stock, Series 2 to be treated as Tier 1 Capital of the Corporation without any sublimit or other quantitative restriction on the inclusion of such Preferred Stock, Series 2 in Tier 1 Capital (other than any limitation requiring that common equity or a specified form of common equity constitute the dominant form of Tier 1 Capital) pursuant to the applicable Regulations. The Corporation shall provide notice to holders of any Preferred Stock, Series 2 of any such changes in the terms of the Preferred Stock, Series 2 made pursuant to the terms of this

Section 5 on or about the date of effectiveness of any such modification and shall maintain a copy of such notice on file at the principal offices of the Corporation. A copy of the relevant Regulations shall also be on file at the principal offices of the Corporation and, upon request, will be made available to such holders.

(6) Voting Rights. The Preferred Stock, Series 2, shall have no voting rights, except as hereinafter set forth or as otherwise from time to time required by law.

The holders of the Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of Common Stock of the Corporation, voting together with the holders of Common Stock as one class. Each share of Preferred Stock shall be entitled to 150 votes.

Whenever dividends payable on the Preferred Stock, Series 2, have not been declared or paid for such number of Dividend Periods, whether or not consecutive, which in the aggregate is equivalent to six Dividend Periods (a “Nonpayment”), the holders of outstanding shares of the Preferred Stock, Series 2, shall have the exclusive right, voting as a class with holders of shares of all other series of preferred stock ranking on a parity with the Preferred Stock, Series 2, either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable (to the extent such other series of preferred stock are entitled to vote pursuant to the terms thereof), to vote for the election of two additional directors at the next annual meeting of stockholders and at each subsequent annual meeting of stockholders on the terms set forth below. At elections for such directors, each holder of the Preferred Stock, Series 2, shall be entitled to three votes for each share of Preferred Stock, Series 2 held (the holders of shares of any other series of preferred stock ranking on such a parity being entitled to such number of votes, if any, for each share of stock held as may be granted to them).

Upon the vesting of such right of such holders, the maximum authorized number of members of the Board of Directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of such outstanding shares of Preferred Stock, Series 2, (either alone or together with the holders of shares of all other series of preferred stock ranking on such a parity) as hereinafter set forth. The right of such holders of such shares of the Preferred Stock, Series 2, voting as a class with holders of shares of all other series of preferred stock ranking on such a parity, to elect members of the Board of Directors of the Corporation as aforesaid shall continue until all dividends on such shares of Preferred Stock, Series 2, shall have been paid in full for at least four Dividend Periods following the Nonpayment. Upon payment in full of such dividends, such voting rights shall terminate except as expressly provided by law, subject to re-vesting in the event of each and every subsequent Nonpayment in the payment of dividends as aforesaid.

Upon termination of the right of the holders of the Preferred Stock, Series 2, to vote for directors as provided in the previous paragraph, the term of office of all directors then in office elected by such holders will terminate immediately. If the office of any director elected by such holders voting as a class becomes vacant by reason of death, resignation, retirement, disqualification, removal from office or otherwise, the remaining director elected by such holders voting as a class may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. Whenever the term of office of the directors elected by such holders voting as a class shall end and the special voting rights shall have expired, the number of directors shall be such number as may be provided for in the By-laws irrespective of any increase made pursuant to the provisions hereof.

So long as any shares of the Preferred Stock, Series 2, remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of the shares of the Preferred Stock, Series 2, outstanding at the time (voting as a class with all other series of preferred stock ranking on a parity with the Preferred Stock, Series 2, either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable), given in person or by proxy, either in writing or at any meeting called for the purpose, shall be necessary to permit, effect or validate any one or more of the following:

(i) the authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock ranking prior to the Preferred Stock, Series 2, with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up; or

(ii) the amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Amended and Restated Certificate of Incorporation, as amended, or of the resolutions set forth in a Certificate of Designations for such Preferred Stock, Series 2, which would adversely affect any right, preference, privilege or voting power of the Preferred Stock, Series 2, or of the holders thereof; provided, however, that any increase in the amount of issued Preferred Stock, Series 2 or authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock, in each case ranking on a parity with or junior to the Preferred Stock, Series 2, with respect to the payment of dividends (whether such dividends were cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such rights, preferences, privileges or voting powers.

Without the consent of the holders of the Preferred Stock, Series 2, so long as such action does not adversely affect the interests of holders of Preferred Stock, Series 2, the Corporation may amend, alter, supplement or repeal any terms of the Preferred Stock, Series 2:

(i) to cure any ambiguity, or to cure, correct or supplement any provision contained in a Certificate of Designations for such Preferred Stock, Series 2 that may be defective or inconsistent; or

(ii) to make any provision with respect to matters or questions arising with respect to the Preferred Stock, Series 2 that is not inconsistent with the provisions of a Certificate of Designations for such Preferred Stock, Series 2.

The rules and procedures for calling and conducting any meeting of the holders of Preferred Stock, Series 2 (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents, and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors of the Corporation, or a duly authorized committee thereof, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of any national securities exchange on which the Preferred Stock, Series 2 are listed at the time.

The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Preferred Stock, Series 2, shall have been redeemed or sufficient funds shall have been deposited in trust to effect such a redemption which is scheduled to be consummated within three months after the time that such rights would otherwise be exercisable.

(7) Record Holders. The Corporation and the transfer agent for the Preferred Stock, Series 2, may deem and treat the record holder of any share of such Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

(8) Ranking. Any class or classes of stock of the Corporation shall be deemed to rank:

(i) on a parity with the Preferred Stock, Series 2, as to dividends or as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof be different from those of the Preferred Stock, Series 2, if the holders of such class of stock and the Preferred Stock, Series 2, shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates (whether cumulative or non-cumulative) or liquidation prices, without preference or priority one over the other; and

(ii) junior to the Preferred Stock, Series 2, as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such stock shall be Common Stock or if the holders of Preferred Stock, Series 2, shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up, as the case may be, in preference or priority to the holders of shares of such stock.

(iii) The Shares of Preferred Stock of the Corporation designated “Floating Rate Non-Cumulative Preferred Stock, Series 1,” “6.375% Non-Cumulative Preferred Stock, Series 3,” “Floating Rate Non-Cumulative Preferred Stock, Series 4,” “Floating Rate Non-Cumulative Preferred Stock, Series 5,” “6.70% Non-Cumulative Perpetual Preferred Stock, Series 6,” “6.25% Non-Cumulative Perpetual Preferred Stock, Series 7,” “8.625% Non-Cumulative Preferred Stock, Series 8,” “Cumulative Redeemable Preferred Stock, Series B,” “Floating Rate Non-Cumulative Preferred Stock, Series E,” “6.204% Non-Cumulative Preferred Stock, Series D” “Floating Rate Non-Cumulative Preferred Stock, Series F,” “Adjustable Rate Non- Cumulative Preferred Stock, Series G,” “8.20% Non-Cumulative Preferred Stock, Series H,” “6.625% Non-Cumulative Preferred Stock, Series I,” “7.25% Non-Cumulative Preferred Stock, Series J,” “7.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series L,” “Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K,” and “Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M,” and any other class or series of stock of the Corporation hereafter authorized that ranks on parity with the Preferred Stock, Series 2, as to dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, shall be deemed to rank on a parity with the shares of the Preferred Stock, Series 2, as to dividends and distribution of assets upon the liquidation, dissolution or winding up of the Corporation.

(9) Exclusion of Other Rights. Unless otherwise required by law, shares of Preferred Stock, Series 2, shall not have any rights, including preemptive rights, or preferences other than those specifically set forth herein or as provided by applicable law.

(10) Notices. All notices or communications unless otherwise specified in the By-laws of the Corporation or the Amended and Restated Certificate of Incorporation, as amended, shall be sufficiently given if in writing and delivered in person or by first class mail, postage prepaid. Notice shall be deemed given on the earlier of the date received or the date such notice is mailed.

IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm, under penalties of perjury, that this certificate is the act and deed of the Corporation and that the facts herein stated are true, and accordingly has hereunto set her hand this 31st day of December, 2008.

BANK OF AMERICA CORPORATION

By:	/s/ TERESA M. BRENNER
Name:	Teresa M. Brenner
Title:	Associate General Counsel

[Signature Page to Certificate of Designations, Series 2]

BANK OF AMERICA CORPORATION

CERTIFICATE OF DESIGNATIONS

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

6.375% NON-CUMULATIVE PREFERRED STOCK, SERIES 3
(Par Value $0.01 Per Share)

Bank of America Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation (the “Board of Directors”) pursuant to the authority of the Board of Directors as required by Section 151 of the General Corporation Law of the State of Delaware, at a meeting duly convened and held on December 9, 2008:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors hereby creates a series of the Corporation's previously authorized preferred stock, par value $0.01 per share (the “Preferred Stock”), and hereby states the designation and number of shares thereof and establishes the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as follows:

6.375% NON-CUMULATIVE PREFERRED STOCK, SERIES 3

(1) Number of Shares and Designation. 27,000 shares of the preferred stock, par value $0.01 per share, of the Corporation are hereby constituted as a series of preferred stock, par value $0.01 per share, designated as 6.375% Non- Cumulative Preferred Stock, Series 3 (hereinafter called the “Preferred Stock, Series 3”).

(2) Dividends. (a) The holders of shares of the Preferred Stock, Series 3, shall be entitled to receive, as, if and when declared by the Board of Directors of the Corporation (or a duly authorized committee thereof), out of assets of the Corporation legally available under Delaware law for the payment of dividends, non-cumulative cash dividends at the rate set forth below in this Section (2) applied to the amount of $30,000 per share. Such dividends shall be payable quarterly, in arrears, as, if and when declared by the Board of Directors of the Corporation (or a duly authorized committee thereof), on February 28, May 28, August 28 and November 28 (the “Payment Dates”) commencing on February 28, 2009; provided that if any such Payment Date is not a New York Business Day, the Payment Date will be the next succeeding day that is a New York Business Day. Each such dividend shall be payable to the holders of record of shares of the Preferred Stock, Series 3, as they appear on the stock register of the Corporation on such record dates, which shall be a date not more than 30 days nor less than 10 days preceding the applicable Payment Dates, as shall be fixed by the Board of Directors of the Corporation (or a duly authorized committee thereof). A “New York Business Day” means any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.

(b) (i) Dividend periods (“Dividend Periods”) shall commence on each Payment Date (other than the initial Dividend Period which shall be deemed to have commenced on November 28, 2008) and shall end on and exclude the next succeeding Payment Date. The dividend rate on the shares of Preferred Stock, Series 3, for each Dividend Period shall be 6.375% per annum, of the $30,000 liquidation preference per share of Preferred Stock, Series 3.

(ii) The amount of dividends payable for each full Dividend Period (including the initial Dividend Period) for the Preferred Stock, Series 3, shall be computed by dividing the dividend rate of 6.375% per annum by four and applying the resulting rate to the amount of $30,000 per share. The amount of dividends payable for any period shorter than a full Dividend Period on the Preferred Stock, Series 3, shall be computed on the basis of 30-day months, a 360-day year and the actual number of days elapsed in any period of less than one month. The amount of dividends payable on the Preferred Stock, Series 3, shall be rounded to the nearest cent, with one-half cent being rounded upwards.

(c) So long as any shares of the Preferred Stock, Series 3 are outstanding, the Corporation may not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire (except for purchases by the Corporation or its affiliates in connection with transactions effected by or for the account of customers of the Corporation or customers of any of its subsidiaries or in connection with the distribution or trading of such stock), or make a liquidation payment with respect to the preferred stock of the Corporation of any series and any other stock of the Corporation ranking, as to dividends, on a parity with the Preferred Stock, Series 3 unless for such Dividend Period full dividends on all outstanding shares of Preferred Stock, Series 3 have been declared, paid or set aside for payment. When dividends are not paid in full, as aforesaid, upon the shares of the Preferred Stock, Series 3, and any other preferred stock and other stock of the Corporation ranking on a parity as to dividends with the Preferred Stock, Series 3, all dividends declared upon shares of the Preferred Stock, Series 3, and any other preferred stock and other stock of the Corporation ranking on a parity as to dividends (whether cumulative or non-cumulative) shall be declared pro rata so that the amount of dividends declared per share on the Preferred Stock, Series 3, and all such other stock of the Corporation shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Preferred Stock, Series 3 (but without, in the case of any non-cumulative preferred stock, accumulation of unpaid dividends for prior Dividend Periods) and all such other stock bear to each other.

(d) So long as any shares of the Preferred Stock, Series 3 are outstanding, the Corporation may not, at any time, declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any Common Stock or any other stock of the Corporation ranking as to dividends or distribution of assets junior to the Preferred Stock, Series 3 unless full dividends on all outstanding shares of Preferred Stock, Series 3 have been declared, paid or set aside for payment for the immediately preceding Dividend Period (except for (x) dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, the Common Stock or other of the Corporation's capital stock ranking junior to Preferred Stock, Series 3 as to dividends and distribution of assets upon dissolution, liquidation or winding up of the Corporation, (y) redemptions or purchases of any rights pursuant to the Amended and Restated Rights Agreement, adopted on December 2, 1997 or any agreement that replaces such Amended and Restated Rights Agreement, or by conversion or exchange for the Corporation's capital stock ranking junior to Preferred Stock, Series 3 as to dividends and distribution of assets upon dissolution, liquidation or winding up of the Corporation and (z) purchases by the Corporation or its affiliates in connection with transactions effected by or for the account of customers of the Corporation or customers of any of its subsidiaries or in connection with the distribution or trading of such capital stock); provided, however, that the foregoing dividend preference shall not be cumulative and shall not in any way create any claim or right in favor of the holders of Preferred Stock, Series 3 in the event that dividends have not been declared or paid on the Preferred Stock, Series 3 in respect of any prior Dividend Period. If the full dividend on the Preferred Stock, Series 3 is not paid for any Dividend Period, the holders of Preferred Stock, Series 3 will have no claim in respect of the unpaid amount so long as no dividend (other than those referred to above) is paid on the Common Stock or other of the Corporation's capital stock ranking junior to Preferred Stock, Series 3 as to dividends and distribution of assets upon dissolution, liquidation or winding up of the Corporation.

(e) No dividends may be declared or paid or set aside for payment on any shares of Preferred Stock, Series 3 if at the same time any arrears exists in the payment of dividends on any outstanding class or series of stock of the Corporation ranking, as to the payment of dividends, prior to the Preferred Stock, Series 3.

(f) Holders of shares of the Preferred Stock, Series 3, shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full dividends, as herein provided, on the Preferred Stock, Series 3. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Preferred Stock, Series 3, which may be in arrears.

(3) Liquidation Preference. (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation or proceeds thereof (whether capital or surplus) shall be made to or set apart for the holders of any series or class or classes of stock of the Corporation ranking junior to the Preferred Stock, Series 3, upon liquidation, dissolution, or winding up, the holders of the shares of the Preferred Stock, Series 3, shall be entitled to receive $30,000 per share plus an amount equal to declared and unpaid dividends, without accumulation of undeclared dividends. If, upon any liquidation, dissolution, or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of the Preferred Stock, Series 3, shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of preferred stock ranking, as to liquidation, dissolution or winding up, on a parity with the Preferred Stock, Series 3, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Preferred Stock, Series 3, and any such other preferred stock ratably in accordance with the respective amounts which would be payable on such shares of Preferred Stock, Series 3, and any such other preferred stock if all amounts payable thereon were paid in full. For the purposes of this Section (3), neither the sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation, nor the consolidation, merger or combination of the Corporation into or with one or more corporations or the consolidation, merger or combination of any other corporation or entity into or with the Corporation, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation for purposes of this Section (3).

(b) After payment shall have been made in full to the holders of Preferred Stock, Series 3, as provided in this Section (3), the holders of Preferred Stock, Series 3 will not be entitled to any further participation in any distribution of assets of the Corporation. Subject to the rights of the holders of shares of any series or class or classes of stock ranking on a parity with or prior to the Preferred Stock, Series 3, upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Preferred Stock, Series 3, as provided in this Section (3), but not prior thereto, any other series or class or classes of stock ranking junior to the Preferred

Stock, Series 3, shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred Stock, Series 3, shall not be entitled to share therein.

(4) Redemption. (a) The Preferred Stock, Series 3, may not be redeemed prior to November 28, 2010. On and after November 28, 2010, the Corporation, at its option, may redeem shares of the Preferred Stock, Series 3, as a whole at any time or in part from time to time, at a redemption price of $30,000 per share, together in each case with declared and unpaid dividends, without accumulation of any undeclared dividends. The Chief Financial Officer or the Treasurer may exercise the Corporation's right to redeem the Preferred Stock, Series 3 as a whole at any time without further action of the Board of Directors or a duly authorized committee thereof. The Corporation may only elect to redeem the Preferred Stock, Series 3 in part pursuant to a resolution by the Board of Directors or a duly authorized committee thereof.

(b) In the event the Corporation shall redeem shares of Preferred Stock, Series 3, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall state: (1) the redemption date; (2) the number of shares of Preferred Stock, Series 3, to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price. Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price) said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. The Corporation's obligation to provide moneys in accordance with the preceding sentence shall be deemed fulfilled if, on or before the redemption date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation) having an office in the Borough of Manhattan, City of New York, having a capital and surplus of at least $50,000,000, funds necessary for such redemption, in trust, with irrevocable instructions that such funds be applied to the redemption of the shares of Preferred Stock, Series 3, so called for redemption. Any interest accrued on such funds shall be paid to the Corporation from time to time. Any funds so deposited and unclaimed at the end of two years from such redemption date shall be released or repaid to the Corporation, after which the holder or holders of such shares of Preferred Stock, Series 3, so called for redemption shall look only to the Corporation for payment of the redemption price.

Upon surrender, in accordance with said notice, of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the applicable redemption price aforesaid. If less than all the outstanding shares of Preferred Stock, Series 3, are to be redeemed, shares to be redeemed shall be selected by the Board of Directors of the Corporation (or a duly authorized committee thereof) from outstanding shares of Preferred Stock, Series 3, not previously called for redemption by lot or pro rata or by any other method determined by the Board of Directors of the Corporation (or a duly authorized committee thereof) to be equitable. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

The Preferred Stock, Series 3 will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Preferred Stock, Series 3 will have no right to require redemption of any shares of Preferred Stock, Series 3.

(5) Terms Dependent on Regulatory Changes. If, (a) the Corporation (by election or otherwise) is subject to any law, rule, regulation or guidance (together, “Regulations”) relating to its capital adequacy which Regulation (x) provides for a type or level of capital characterized as “Tier 1” in, or pursuant to Regulations of any governmental agency, authority or body having regulatory jurisdiction over the Corporation and implementing, the capital standards published by the Basel Committee on Banking Supervision, the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, or any other United States national governmental agency, authority or body, or (y) provides for a type or level of capital that in the judgment of the Board of Directors (or a duly authorized committee thereof) after consultation with legal counsel of recognized standing is substantially equivalent to such “Tier 1” capital (such capital described in either (x) or (y) is referred to below as “Tier 1 Capital”), and (b) the Board of Directors (or a duly authorized committee thereof) affirmatively elects to qualify the Preferred Stock, Series 3 for such Tier 1 Capital treatment without any sublimit or other quantitative restrictions on the inclusion of such Preferred Stock,

Series 3 in Tier 1 Capital (other than any limitation requiring that common equity or a specified form of common equity constitute the dominant form of Tier 1 Capital) under such Regulations, then, upon such affirmative election, the terms of the Preferred Stock, Series 3 shall automatically be amended to reflect the following modifications (without any action or consent by the holders of the Preferred Stock, Series 3 or any other vote of stockholders of the Corporation):

(i) If and to the extent such modification is a Required Unrestricted Tier 1 Provision (as defined below), the Corporation's right to redeem the Preferred Stock, Series 3 on and after November 28, 2010 pursuant to Section 3 hereof shall be restricted (such restrictions including but not limited to any requirement that the Corporation receive prior approval for such redemption from any applicable governmental agency, authority or body or that such redemption be prohibited);

(ii) If and to the extent such modification is a Required Unrestricted Tier 1 Provision, the Corporation's right to make distributions with respect to, or redeem, purchase or acquire or make payments on, securities junior to the Preferred Stock, Series 3 (upon a non-payment of dividends on the Preferred Stock, Series 3) shall become subject to additional restrictions (other than those set forth in Section 2(d) hereof) pursuant to the terms of the Preferred Stock, Series 3; and

(iii) If and to the extent such modification is a Required Unrestricted Tier 1 Provision, any other new provisions or terms shall be added to the Preferred Stock, Series 3, or existing terms shall be modified; provided, however, that no such provision or term shall be added, and no such modification shall be made pursuant to the terms of this Section 5(iii), if it would alter or change the rights, powers or preferences of the shares of the Preferred Stock, Series 3 so as to affect the shares of the Preferred Stock, Series 3 adversely.

As used above, the term “Required Unrestricted Tier 1 Provision” means a term which is, in the written opinion of legal counsel of recognized standing and delivered to the Corporation, required for the Preferred Stock, Series 3 to be treated as Tier 1 Capital of the Corporation without any sublimit or other quantitative restriction on the inclusion of such Preferred Stock, Series 3 in Tier 1 Capital (other than any limitation requiring that common equity or a specified form of common equity constitute the dominant form of Tier 1 Capital) pursuant to the applicable Regulations. The Corporation shall provide notice to holders of any Preferred Stock, Series 3 of any such changes in the terms of the Preferred Stock, Series 3 made pursuant to the terms of this Section 5 on or about the date of effectiveness of any such modification and shall maintain a copy of such notice on file at the principal offices of the Corporation. A copy of the relevant Regulations shall also be on file at the principal offices of the Corporation and, upon request, will be made available to such holders.

For the avoidance of doubt, “amend”, “modify”, “change” and words of similar effect used in this Section (5) mean that the Preferred Stock, Series 3 shall have such additional or different rights, powers and preferences, and such qualifications, limitations and restrictions as may be established by the Board of Directors (or a duly authorized committee thereof) pursuant to this Section (5), subject to the limitations set forth herein.

(6) Voting Rights. The Preferred Stock, Series 3, shall have no voting rights, except as hereinafter set forth or as otherwise from time to time required by law.

The holders of the Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of Common Stock of the Corporation, voting together with the holders of Common Stock as one class. Each share of Preferred Stock shall be entitled to 150 votes.

Whenever dividends payable on the Preferred Stock, Series 3, have not been declared or paid for such number of Dividend Periods, whether or not consecutive, which in the aggregate is equivalent to six Dividend Periods (a “Nonpayment”), the holders of outstanding shares of the Preferred Stock, Series 3, shall have the exclusive right, voting as a class with holders of shares of all other series of preferred stock ranking on a parity with the Preferred Stock, Series 3, either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable (to the extent such other series of preferred stock are entitled to vote pursuant to the terms thereof), to vote for the election of two additional directors at the next annual meeting of stockholders and at each subsequent annual meeting of stockholders on the terms set forth below. At elections for such directors, each holder of the Preferred Stock, Series 3, shall be entitled to three votes for each share of Preferred Stock, Series 3 held (the holders of shares of any other series of preferred stock ranking on such a parity being entitled to such number of votes, if any, for each share of stock held as may be granted to them). Upon the vesting of such right of such holders, the maximum authorized number of members of the Board of Directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of such outstanding shares of Preferred Stock, Series 3, (either alone or together with the holders of shares of all other series of preferred stock ranking on such a parity) as hereinafter set forth. The right of such holders of such shares of the Preferred Stock, Series 3, voting as a class with holders of shares of all other series of preferred stock ranking on such a parity, to elect members of the Board of Directors of the Corporation as aforesaid shall continue until all dividends on such shares of Preferred Stock, Series 3, shall have been paid in full for at least four Dividend Periods following the Nonpayment. Upon payment in full of such dividends, such voting rights shall terminate except as expressly provided by law, subject to re-vesting in the event of each and every subsequent Nonpayment in the payment of dividends as aforesaid.

Upon termination of the right of the holders of the Preferred Stock, Series 3, to vote for directors as provided in the previous paragraph, the term of office of all directors then in office elected by such holders will terminate immediately. If the office of any director elected by such holders voting as a class becomes vacant by reason of death, resignation, retirement, disqualification, removal from office or otherwise, the remaining director elected by such holders voting as a class may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. Whenever the term of office of the directors elected by such holders voting as a class shall end and the special voting rights shall have expired, the number of directors shall be such number as may be provided for in the By-laws irrespective of any increase made pursuant to the provisions hereof.

So long as any shares of the Preferred Stock, Series 3, remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of the shares of the Preferred Stock, Series 3, outstanding at the time (voting as a class with all other series of preferred stock ranking on a parity with the Preferred Stock, Series 3, either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable), given in person or by proxy, either in writing or at any meeting called for the purpose, shall be necessary to permit, effect or validate any one or more of the following:

(i) the authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock ranking prior to the Preferred Stock, Series 3, with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up; or

(ii) the amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Amended and Restated Certificate of Incorporation, as amended, or of the resolutions set forth in a Certificate of Designations for such Preferred Stock, Series 3, which would adversely affect any right, preference, privilege or voting power of the Preferred Stock, Series 3, or of the holders thereof; provided,however, that any increase in the amount of issued Preferred Stock, Series 3 or authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock, in each case ranking on a parity with or junior to the Preferred Stock, Series 3, with respect to the payment of dividends (whether such dividends were cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such rights, preferences, privileges or voting powers.

Without the consent of the holders of the Preferred Stock, Series 3, so long as such action does not adversely affect the interests of holders of Preferred Stock, Series 3, the Corporation may amend, alter, supplement or repeal any terms of the Preferred Stock, Series 3:

(i) to cure any ambiguity, or to cure, correct or supplement any provision contained in a Certificate of Designations for such Preferred Stock, Series 3 that may be defective or inconsistent; or

(ii) to make any provision with respect to matters or questions arising with respect to the Preferred Stock, Series 3 that is not inconsistent with the provisions of a Certificate of Designations for such Preferred Stock, Series 3.

The rules and procedures for calling and conducting any meeting of the holders of Preferred Stock, Series 3 (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents, and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors of the Corporation, or a duly authorized committee thereof, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of any national securities exchange on which the Preferred Stock, Series 3 are listed at the time.

The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Preferred Stock, Series 3, shall have been redeemed or sufficient funds shall have been deposited in trust to effect such a redemption which is scheduled to be consummated within three months after the time that such rights would otherwise be exercisable.

(7) Record Holders. The Corporation and the transfer agent for the Preferred Stock, Series 3, may deem and treat the record holder of any share of such Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

(8) Ranking. Any class or classes of stock of the Corporation shall be deemed to rank:

(i) on a parity with the Preferred Stock, Series 3, as to dividends or as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof be different from those of the Preferred Stock, Series 3, if the holders of such class of stock and the Preferred Stock, Series 3, shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates (whether cumulative or non-cumulative) or liquidation prices, without preference or priority one over the other; and

(ii) junior to the Preferred Stock, Series 3, as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such stock shall be Common Stock or if the holders of Preferred Stock, Series 3, shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up, as the case may be, in preference or priority to the holders of shares of such stock.

(iii) The Shares of Preferred Stock of the Corporation designated “Floating Rate Non-Cumulative Preferred Stock, Series 1,” “Floating Rate Non-Cumulative Preferred Stock, Series 2,” “Floating Rate Non-Cumulative Preferred Stock, Series 4,” “Floating Rate Non-Cumulative Preferred Stock, Series 5,” “6.70% Non-Cumulative Perpetual Preferred Stock, Series 6,” “6.25% Non-Cumulative Perpetual Preferred Stock, Series 7,” “8.625% Non-Cumulative Preferred Stock, Series 8,” “Cumulative Redeemable Preferred Stock, Series B,” “Floating Rate Non-Cumulative Preferred Stock, Series E,” “6.204% Non-Cumulative Preferred Stock, Series D” “Floating Rate Non-Cumulative Preferred Stock, Series F,” “Adjustable Rate Non- Cumulative Preferred Stock, Series G,” “8.20% Non-Cumulative Preferred Stock, Series H,” “6.625% Non-Cumulative Preferred Stock, Series I,” “7.25% Non-Cumulative Preferred Stock, Series J,” “7.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series L,” “Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K,” and “Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M,” and any other class or series of stock of the Corporation hereafter authorized that ranks on parity with the Preferred Stock, Series 3, as to dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, shall be deemed to rank on a parity with the shares of the Preferred Stock, Series 3, as to dividends and distribution of assets upon the liquidation, dissolution or winding up of the Corporation.

(9) Exclusion of Other Rights. Unless otherwise required by law, shares of Preferred Stock, Series 3, shall not have any rights, including preemptive rights, or preferences other than those specifically set forth herein or as provided by applicable law.

(10) Notices. All notices or communications unless otherwise specified in the By-laws of the Corporation or the Amended and Restated Certificate of Incorporation, as amended, shall be sufficiently given if in writing and delivered in person or by first class mail, postage prepaid. Notice shall be deemed given on the earlier of the date received or the date such notice is mailed.”

IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm, under penalties of perjury, that this certificate is the act and deed of the Corporation and that the facts herein stated are true, and accordingly has hereunto set her hand this 31st day of December, 2008.

BANK OF AMERICA CORPORATION

By:	/s/ TERESA M. BRENNER
Name:	Teresa M. Brenner
Title:	Associate General Counsel

[Signature Page to Certificate of Designations, Series 3]

BANK OF AMERICA CORPORATION

CERTIFICATE OF DESIGNATIONS

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

FLOATING RATE NON-CUMULATIVE PREFERRED STOCK, SERIES 4
(Par Value $0.01 Per Share)

Bank of America Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation (the “Board of Directors”) pursuant to the authority of the Board of Directors as conferred by Section 151 of the General Corporation Law of the State of Delaware, at a meeting duly convened and held on December 9, 2008:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors hereby creates a series of the Corporation's previously authorized preferred stock, par value $0.01 per share (the “Preferred Stock”), and hereby states the designation and number of shares thereof and establishes the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as follows:

FLOATING RATE NON-CUMULATIVE PREFERRED STOCK, SERIES 4

(1) Number of Shares and Designation. 20,000 shares of the preferred stock, par value $0.01 per share, of the Corporation are hereby constituted as a series of preferred stock, par value $0.01 per share, designated as Floating Rate Non-Cumulative Preferred Stock, Series 4 (hereinafter called the “Preferred Stock, Series 4”).

(2) Dividends. (a) The holders of shares of the Preferred Stock, Series 4, shall be entitled to receive, as, if and when declared by the Board of Directors of the Corporation (or a duly authorized committee thereof), out of assets of the Corporation legally available under Delaware law for the payment of dividends, non-cumulative cash dividends at the rate set forth below in this Section (2) applied to the amount of $30,000 per share. Such dividends shall be payable quarterly, in arrears, as, if and when declared by the Board of Directors of the Corporation (or a duly authorized committee thereof), on February 28, May 28, August 28 and November 28 (the “Payment Dates”) commencing on February 28, 2009; provided that if any such Payment Date is not a New York Business Day and London Business Day, the Payment Date will be the next succeeding day that is a New York Business Day and London Business Day, unless such day falls in the next calendar month, in which case the Payment Date will be the immediately preceding New York Business Day and London Business Day. Each such dividend shall be payable to the holders of record of shares of the Preferred Stock, Series 4, as they appear on the stock register of the Corporation on such record dates, which shall be a date not more than 30 days nor less than 10 days preceding the applicable Payment Dates, as shall be fixed by the Board of Directors of the Corporation (or a duly authorized committee thereof). “London Business Day” means a day other than a Saturday or Sunday on which dealings in deposits in U.S. dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market. A “New York Business Day” means any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.

(b) (i) Dividend periods (“Dividend Periods”) shall commence on each Payment Date (other than the initial Dividend Period which shall be deemed to have commenced on November 28, 2008) and shall end on and exclude the next succeeding Payment Date. The dividend rate on the shares of Preferred Stock, Series 4, for each Dividend Period shall be a floating rate per annum equal to three-month U.S. dollar LIBOR plus 0.75%, but in no event will the rate be less than 4.00% per annum, of the $30,000 liquidation preference per share of Preferred Stock, Series 4.

The “three-month U.S. dollar LIBOR”, with respect to a Dividend Period, means the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three month period that normally appears on Moneyline Telerate Page 3750, as displayed on page “BBAM” (British Bankers Association Official BBA LIBOR Fixings) in the Bloomberg Professional Service (or any other service that may replace Moneyline Telerate, Inc. on page BBAM or any other page that may replace page BBAM on the Bloomberg Professional Service or a successor service, in each case, for the purpose of displaying London interbank offered rates of major banks) as of 11:00 a.m. (London time) on the second London Business Day immediately preceding the first day of such Dividend Period.

If three-month U.S. dollar LIBOR cannot be determined as described above, the Corporation will select four major banks in the London interbank market. The Corporation will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the second London Business Day immediately preceding the first day of such Dividend Period. These quotations will be for deposits in U.S. dollars for a three month period. Offered quotations must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time.

If two or more quotations are provided, three-month U.S. dollar LIBOR for the Dividend Period will be the arithmetic mean of the quotations. If fewer than two quotations are provided, the Corporation will select three major banks in New York City and will then determine three-month U.S. dollar LIBOR for the Dividend Period as the arithmetic mean of rates quoted by those three major banks in New York City to leading European banks at approximately 3:00 p.m., New York City time, on the second London Business Day immediately preceding the first day of such Dividend Period. The rates quoted will be for loans in U.S. dollars, for a three month period. Rates quoted must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time. If fewer than three New York City banks selected by the Corporation are quoting rates, three-month U.S. dollar LIBOR for the applicable period will be the same as for the immediately preceding Dividend Period.

(ii) Dividends on the Preferred Stock, Series 4, shall (if and when declared, as herein provided) be computed on the basis of a 360-day year and the actual number of days elapsed in each Dividend Period. Accordingly, the amount of dividends payable per share for each Dividend Period (including the initial Dividend Period) for the Preferred Stock, Series 4 shall (if and when declared, as herein provided) equal the product of (i) the applicable dividend rate, (ii) $30,000 and (iii) a fraction (A) the numerator of which will be the actual number of days elapsed in such Dividend Period, and (B) the denominator of which will be 360. The amount of dividends payable on the Preferred Stock, Series 4, shall be rounded to the nearest cent, with one-half cent being rounded upwards.

(c) So long as any shares of the Preferred Stock, Series 4 are outstanding, the Corporation may not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire (except for purchases by the Corporation or its affiliates in connection with transactions effected by or for the account of customers of the Corporation or customers of any of its subsidiaries or in connection with the distribution or trading of such stock), or make a liquidation payment with respect to the preferred stock of the Corporation of any series and any other stock of the Corporation ranking, as to dividends, on a parity with the Preferred Stock, Series 4 unless for such Dividend Period full dividends on all outstanding shares of Preferred Stock, Series 4 have been declared, paid or set aside for payment. When dividends are not paid in full, as aforesaid, upon the shares of the Preferred Stock, Series 4, and any other preferred stock and other stock of the Corporation ranking on a parity as to dividends with the Preferred Stock, Series 4, all dividends declared upon shares of the Preferred Stock, Series 4, and any other preferred stock and other stock of the Corporation ranking on a parity as to dividends (whether cumulative or non-cumulative) shall be declaredpro rata so that the amount of dividends declared per share on the Preferred Stock, Series 4, and all such other stock of the Corporation shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Preferred Stock, Series 4 (but without, in the case of any non-cumulative preferred stock, accumulation of unpaid dividends for prior Dividend Periods) and all such other stock bear to each other.

(d) So long as any shares of the Preferred Stock, Series 4 are outstanding, the Corporation may not, at any time, declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any Common Stock or any other stock of the Corporation ranking as to dividends or distribution of assets junior to the Preferred Stock, Series 4 unless full dividends on all outstanding shares of Preferred Stock, Series 4 have been declared, paid or set aside for payment for the immediately preceding Dividend Period (except for (x) dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, the Common Stock or other of the Corporation's capital stock ranking junior to Preferred Stock, Series 4 as to dividends and distribution of assets upon dissolution, liquidation or winding up of the Corporation, (y) redemptions or purchases of any rights pursuant to the Amended and Restated Rights Agreement, adopted on December 2, 1997 or any agreement that replaces such Amended and Restated Rights Agreement, or by conversion or exchange for the Corporation's capital stock ranking junior to Preferred Stock, Series 4 as to dividends and distribution of assets upon dissolution, liquidation or winding up of the Corporation and (z) purchases by the Corporation or its affiliates in connection with transactions effected by or for the account of customers of the Corporation or customers of any of its subsidiaries or in connection with the distribution or trading of such capital stock); provided, however, that the foregoing dividend preference shall not be cumulative and shall not in any way create any claim or right in favor of the holders of Preferred Stock, Series 4 in the event that dividends have not been declared or paid on the Preferred Stock, Series 4 in respect of any prior Dividend Period. If the full dividend on the Preferred Stock, Series 4 is not paid for any Dividend Period, the holders of Preferred Stock, Series 4 will have no claim in respect of the unpaid amount so long as no dividend (other than those referred to above) is paid on the Common Stock or other of the Corporation's capital stock ranking junior to Preferred Stock, Series 4 as to dividends and distribution of assets upon dissolution, liquidation or winding up of the Corporation.

(e) No dividends may be declared or paid or set aside for payment on any shares of Preferred Stock, Series 4 if at the same time any arrears exists in the payment of dividends on any outstanding class or series of stock of the Corporation ranking, as to the payment of dividends, prior to the Preferred Stock, Series 4.

(f) Holders of shares of the Preferred Stock, Series 4, shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full dividends, as herein provided, on the Preferred Stock, Series 4. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Preferred Stock, Series 4, which may be in arrears.

(3) Liquidation Preference. (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation or proceeds thereof (whether capital or surplus) shall be made to or set apart for the holders of any series or class or classes of stock of the Corporation ranking junior to the Preferred Stock, Series 4, upon liquidation, dissolution, or winding up, the holders of the shares of the Preferred Stock, Series 4, shall be entitled to receive $30,000 per share plus an amount equal to declared and unpaid dividends, without accumulation of undeclared dividends. If, upon any liquidation, dissolution, or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of the Preferred Stock, Series 4, shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of preferred stock ranking, as to liquidation, dissolution or winding up, on a parity with the Preferred Stock, Series 4, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Preferred Stock, Series 4, and any such other preferred stock ratably in accordance with the respective amounts which would be payable on such shares of Preferred Stock, Series 4, and any such other preferred stock if all amounts payable thereon were paid in full. For the purposes of this Section (3), neither the sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation, nor the consolidation, merger or combination of the Corporation into or with one or more corporations or the consolidation, merger or combination of any other corporation or entity into or with the Corporation, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation for purposes of this Section (3).

(b) After payment shall have been made in full to the holders of Preferred Stock, Series 4, as provided in this Section (3), the holders of Preferred Stock, Series 4 will not be entitled to any further participation in any distribution of assets of the Corporation. Subject to the rights of the holders of shares of any series or class or classes of stock ranking on a parity with or prior to the Preferred Stock, Series 4, upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Preferred Stock, Series 4, as provided in this Section (3), but not prior thereto, any other series or class or classes of stock ranking junior to the Preferred Stock, Series 4, shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred Stock, Series 4, shall not be entitled to share therein.

(4) Redemption. (a) The Preferred Stock, Series 4, may not be redeemed prior to November 28, 2010. On and after November 28, 2010, the Corporation, at its option, may redeem shares of the Preferred Stock, Series 4, as a whole at any time or in part from time to time, at a redemption price of $30,000 per share, together in each case with declared and unpaid dividends, without accumulation of any undeclared dividends. The Chief Financial Officer or the Treasurer may exercise the Corporation's right to redeem the Preferred Stock, Series 4 as a whole at any time without further action of the Board of Directors or a duly authorized committee thereof. The Corporation may only elect to redeem the Preferred Stock, Series 4 in part pursuant to a resolution by the Board of Directors or a duly authorized committee thereof.

(b) In the event the Corporation shall redeem shares of Preferred Stock, Series 4, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall state: (1) the redemption date; (2) the number of shares of Preferred Stock, Series 4, to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price. Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price) said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. The Corporation's obligation to provide moneys in accordance with the preceding sentence shall be deemed fulfilled if, on or before the redemption date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation) having an office in the Borough of Manhattan, City of New York, having a capital and surplus of at least $50,000,000, funds necessary for such redemption, in trust, with irrevocable instructions that such funds be applied to the redemption of the shares of Preferred Stock, Series 4, so called for redemption. Any interest accrued on such funds shall be paid to the Corporation from time to time. Any funds so deposited and unclaimed at the end of two years from such redemption date shall be released or repaid to the Corporation, after which the holder or holders of such shares of Preferred Stock, Series 4, so called for redemption shall look only to the Corporation for payment of the redemption price.

Upon surrender, in accordance with said notice, of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the applicable redemption price aforesaid. If less than all the outstanding shares of Preferred Stock, Series 4, are to be redeemed, shares to be redeemed shall be selected by the Board of Directors of the Corporation (or a duly authorized committee thereof) from outstanding shares of Preferred Stock, Series 4, not previously called for redemption by lot or pro rata or by any other method determined by the Board of Directors of the Corporation (or a duly authorized committee thereof) to be equitable. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof. The Preferred Stock, Series 4 will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Preferred Stock, Series 4 will have no right to require redemption of any shares of Preferred Stock, Series 4.

(5) Terms Dependent on Regulatory Changes. If, (a) the Corporation (by election or otherwise) is subject to any law, rule, regulation or guidance (together, “Regulations”) relating to its capital adequacy which Regulation (x) provides for a type or level of capital characterized as “Tier 1” in, or pursuant to Regulations of any governmental agency, authority or body having regulatory jurisdiction over the Corporation and implementing, the capital standards published by the Basel Committee on Banking Supervision, the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, or any other United States national governmental agency, authority or body, or (y) provides for a type or level of capital that in the judgment of the Board of Directors (or a duly authorized committee thereof) after consultation with legal counsel of recognized standing is substantially equivalent to such “Tier 1” capital (such capital described in either (x) or (y) is referred to below as “Tier 1 Capital”), and (b) the Board of Directors (or a duly authorized committee thereof) affirmatively elects to qualify the Preferred Stock, Series 4 for such Tier 1 Capital treatment without any sublimit or other quantitative restrictions on the inclusion of such Preferred Stock, Series 4 in Tier 1 Capital (other than any limitation requiring that common equity or a specified form of common equity constitute the dominant form of Tier 1 Capital) under such Regulations, then, upon such affirmative election, the terms of the Preferred Stock, Series 4 shall automatically be amended to reflect the following modifications (without any action or consent by the holders of the Preferred Stock, Series 4 or any other vote of stockholders of the Corporation):

(i) If and to the extent such modification is a Required Unrestricted Tier 1 Provision (as defined below), the Corporation's right to redeem the Preferred Stock, Series 4 on and after November 28, 2010 pursuant to Section 4 hereof shall be restricted (such restrictions including but not limited to any requirement that the Corporation receive prior approval for such redemption from any applicable governmental agency, authority or body or that such redemption be prohibited);

(ii) If and to the extent such modification is a Required Unrestricted Tier 1 Provision, the Corporation's right to make distributions with respect to, or redeem, purchase or acquire or make payments on, securities junior to the Preferred Stock, Series 4 (upon a non-payment of dividends on the Preferred Stock, Series 4) shall become subject to additional restrictions (other than those set forth in Section 2(d) hereof) pursuant to the terms of the Preferred Stock, Series 4; and

(iii) If and to the extent such modification is a Required Unrestricted Tier 1 Provision, any other new provisions or terms shall be added to the Preferred Stock, Series 4, or existing terms shall be modified; provided, however, that no such provision or term shall be added, and no such modification shall be made pursuant to the terms of this Section 5(iii), if it would alter or change the rights, powers or preferences of the shares of the Preferred Stock, Series 4 so as to affect the shares of the Preferred Stock, Series 4 adversely.

As used above, the term “Required Unrestricted Tier 1 Provision” means a term which is, in the written opinion of legal counsel of recognized standing and delivered to the Corporation, required for the Preferred Stock, Series 4 to be treated as Tier 1 Capital of the Corporation without any sublimit or other quantitative restriction on the inclusion of such Preferred Stock, Series 4 in Tier 1 Capital (other than any limitation requiring that common equity or a specified form of common equity constitute the dominant form of Tier 1 Capital) pursuant to the applicable Regulations. The Corporation shall provide notice to holders of any Preferred Stock, Series 4 of any such changes in the terms of the Preferred Stock, Series 4 made pursuant to the terms of this Section 5 on or about the date of effectiveness of any such modification and shall maintain a copy of such notice on file at the principal offices of the Corporation. A copy of the relevant Regulations shall also be on file at the principal offices of the Corporation and, upon request, will be made available to such holders.

For the avoidance of doubt, “amend”, “modify”, “change” and words of similar effect used in this Section (5) mean that the Preferred Stock, Series 4 shall have such additional or different rights, powers and preferences, and such qualifications, limitations and restrictions as may be established by the Board of directors (or a duly authorized committee thereof) pursuant to this Section (5), subject to the limitations set forth herein.

(6) Voting Rights. The Preferred Stock, Series 4, shall have no voting rights, except as hereinafter set forth or as otherwise from time to time required by law.

The holders of the Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of Common Stock of the Corporation, voting together with the holders of Common Stock as one class. Each share of Preferred Stock shall be entitled to 150 votes.

Whenever dividends payable on the Preferred Stock, Series 4, have not been declared or paid for such number of Dividend Periods, whether or not consecutive, which in the aggregate is equivalent to six Dividend Periods (a “Nonpayment”), the holders of outstanding shares of the Preferred Stock, Series 4, shall have the exclusive right, voting as a class with holders of shares of all other series of preferred stock ranking on a parity with the Preferred Stock, Series 4, either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable (to the extent such other series of preferred stock are entitled to vote pursuant to the terms thereof), to vote for the election of two additional directors at the next annual meeting of stockholders and at each subsequent annual meeting of stockholders on the terms set forth below. At elections for such directors, each holder of the Preferred Stock, Series 4, shall be entitled to three votes for each share of Preferred Stock, Series 4 held (the holders of shares of any other series of preferred stock ranking on such a parity being entitled to such number of votes, if any, for each share of stock held as may be granted to them). Upon the vesting of such right of such holders, the maximum authorized number of members of the Board of Directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of such outstanding shares of Preferred Stock, Series 4, (either alone or together with the holders of shares of all other series of preferred stock ranking on such a parity) as hereinafter set forth. The right of such holders of such shares of the Preferred Stock, Series 4, voting as a class with holders of shares of all other series of preferred stock ranking on such a parity, to elect members of the Board of Directors of the Corporation as aforesaid shall continue until all dividends on such shares of Preferred Stock, Series 4, shall have been paid in full for at least four Dividend Periods following the Nonpayment. Upon payment in full of such dividends, such voting rights shall terminate except as expressly provided by law, subject to re-vesting in the event of each and every subsequent Nonpayment in the payment of dividends as aforesaid.

Upon termination of the right of the holders of the Preferred Stock, Series 4, to vote for directors as provided in the previous paragraph, the term of office of all directors then in office elected by such holders will terminate immediately. If the office of any director elected by such holders voting as a class becomes vacant by reason of death, resignation, retirement, disqualification, removal from office or otherwise, the remaining director elected by such holders voting as a class may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. Whenever the term of office of the directors elected by such holders voting as a class shall end and the special voting rights shall have expired, the number of directors shall be such number as may be provided for in the By-laws irrespective of any increase made pursuant to the provisions hereof.

So long as any shares of the Preferred Stock, Series 4, remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of the shares of the Preferred Stock, Series 4, outstanding at the time (voting as a class with all other series of preferred stock ranking on a parity with the Preferred Stock, Series 4, either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable), given in person or by proxy, either in writing or at any meeting called for the purpose, shall be necessary to permit, effect or validate any one or more of the following:

(i) the authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock ranking prior to the Preferred Stock, Series 4, with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up; or

(ii) the amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Amended and Restated Certificate of Incorporation, as amended, or of the resolutions set forth in a Certificate of Designations for such Preferred Stock, Series 4, which would adversely affect any right, preference, privilege or voting power of the Preferred Stock, Series 4, or of the holders thereof; provided, however, that any increase in the amount of issued Preferred Stock, Series 4 or authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock, in each case ranking on a parity with or junior to the Preferred Stock, Series 4, with respect to the payment of dividends (whether such dividends were cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such rights, preferences, privileges or voting powers.

Without the consent of the holders of the Preferred Stock, Series 4, so long as such action does not adversely affect the interests of holders of Preferred Stock, Series 4, the Corporation may amend, alter, supplement or repeal any terms of the Preferred Stock, Series 4:

(i) to cure any ambiguity, or to cure, correct or supplement any provision contained in a Certificate of Designations for such Preferred Stock, Series 4 that may be defective or inconsistent; or

(ii) to make any provision with respect to matters or questions arising with respect to the Preferred Stock, Series 4 that is not inconsistent with the provisions of a Certificate of Designations for such Preferred Stock, Series 4.

The rules and procedures for calling and conducting any meeting of the holders of Preferred Stock, Series 4 (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents, and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors of the Corporation, or a duly authorized committee thereof, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of any national securities exchange on which the Preferred Stock, Series 4 are listed at the time.

The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Preferred Stock, Series 4, shall have been redeemed or sufficient funds shall have been deposited in trust to effect such a redemption which is scheduled to be consummated within three months after the time that such rights would otherwise be exercisable.

(7) Record Holders. The Corporation and the transfer agent for the Preferred Stock, Series 4, may deem and treat the record holder of any share of such Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

(8) Ranking. Any class or classes of stock of the Corporation shall be deemed to rank:

(i) on a parity with the Preferred Stock, Series 4, as to dividends or as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof be different from those of the Preferred Stock, Series 4, if the holders of such class of stock and the Preferred Stock, Series 4, shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates (whether cumulative or non-cumulative) or liquidation prices, without preference or priority one over the other; and

(ii) junior to the Preferred Stock, Series 4, as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such stock shall be Common Stock or if the holders of Preferred Stock, Series 4, shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up, as the case may be, in preference or priority to the holders of shares of such stock.

(iii) The Shares of Preferred Stock of the Corporation designated “Floating Rate Non-Cumulative Preferred Stock, Series 1” and “Floating Rate Non-Cumulative Preferred Stock, Series 2” and the Shares of Preferred Stock of the Corporation designated “6.375% Non-Cumulative Preferred Stock, Series 3,” “Floating Rate Non-Cumulative Preferred Stock, Series 5,” “6.70% Non-Cumulative Perpetual Preferred Stock, Series 6,” “6.25% Non-Cumulative Perpetual Preferred Stock, Series 7,” “8.625% Non-Cumulative Preferred Stock, Series 8,” “Cumulative Redeemable Preferred Stock, Series B,” “Floating Rate Non-Cumulative Preferred Stock, Series E,” “6.204% Non-Cumulative Preferred Stock, Series D” “Floating Rate Non- Cumulative Preferred Stock, Series F,” “Adjustable Rate Non-Cumulative Preferred Stock, Series G,” “8.20% Non-Cumulative Preferred Stock, Series H,” “6.625% Non-Cumulative Preferred Stock, Series I,” “7.25% Non-Cumulative Preferred Stock, Series J,” “7.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series L,” “Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K,” and “Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M,” and any other class or series of stock of the Corporation hereafter authorized that ranks on parity with the Preferred Stock, Series 4, as to dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, , shall be deemed to rank on a parity with the shares of the Preferred Stock, Series 4, as to dividends and distribution of assets upon the liquidation, dissolution or winding up of the Corporation.

(9) Exclusion of Other Rights. Unless otherwise required by law, shares of Preferred Stock, Series 4, shall not have any rights, including preemptive rights, or preferences other than those specifically set forth herein or as provided by applicable law.

(10) Notices. All notices or communications unless otherwise specified in the By-laws of the Corporation or the Amended and Restated Certificate of Incorporation, as amended, shall be sufficiently given if in writing and delivered in person or by first class mail, postage prepaid. Notice shall be deemed given on the earlier of the date received or the date such notice is mailed.

IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm, under penalties of perjury, that this certificate is the act and deed of the Corporation and that the facts herein stated are true, and accordingly has hereunto set her hand this 31st day of December, 2008.

BANK OF AMERICA CORPORATION

By:	/s/ TERESA M. BRENNER
Name:	Teresa M. Brenner
Title:	Associate General Counsel

[Signature Page to Certificate of Designations, Series 4]

BANK OF AMERICA CORPORATION

CERTIFICATE OF DESIGNATIONS
Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

FLOATING RATE NON-CUMULATIVE PREFERRED STOCK, SERIES 5
(Par Value $0.01 Per Share)

Bank of America Corporation, a corporation organized and existing under the General Corporation Law of the
State of Delaware (the “Corporation”), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation (the “Board of Directors”) pursuant to the authority of the Board of Directors as conferred by Section 151 of the General Corporation Law of the State of Delaware, at a meeting duly convened and held on December 9, 2008:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors hereby creates a series of the Corporation's previously authorized preferred stock, par value $0.01 per share (the “Preferred Stock”), and hereby states the designation and number of shares thereof and establishes the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as follows:

FLOATING RATE NON-CUMULATIVE PREFERRED STOCK, SERIES 5

(1) Number of Shares and Designation. 50,000 shares of the preferred stock, par value $0.01 per share, of the Corporation are hereby constituted as a series of preferred stock, par value $0.01 per share, designated as Floating Rate Non- Cumulative Preferred Stock, Series 5 (hereinafter called the “Preferred Stock, Series 5”).

(2) Dividends. (a) The holders of shares of the Preferred Stock, Series 5, shall be entitled to receive, as, if and when declared by the Board of Directors of the Corporation (or a duly authorized committee thereof), out of assets of the Corporation legally available under Delaware law for the payment of dividends, non-cumulative cash dividends at the rate set forth below in this Section (2) applied to the amount of $30,000 per share. Such dividends shall be payable quarterly, in arrears, as, if and when declared by the Board of Directors of the Corporation (or a duly authorized committee thereof), on February 21, May 21, August 21 and November 21 (the “Payment Dates”) commencing on February 21, 2009; provided that if any such Payment Date is not a New York Business Day and London Business Day, the Payment Date will be the next succeeding day that is a New York Business Day and London Business Day, unless such day falls in the next calendar month, in which case the Payment Date will be the immediately preceding New York Business Day and London Business Day. Each such dividend shall be payable to the holders of record of shares of the Preferred Stock, Series 5, as they appear on the stock register of the Corporation on such record dates, which shall be a date not more than 30 days nor less than 10 days preceding the applicable Payment Dates, as shall be fixed by the Board of Directors of the Corporation (or a duly authorized committee thereof). “London Business Day” means any day other than a Saturday or Sunday on which dealings in deposits in U.S. dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market. A “New York Business Day” means any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.

(b) (i) Dividend periods (“Dividend Periods”) shall commence on each Payment Date (other than the initial Dividend Period which shall be deemed to have commenced on November 21, 2008) and shall end on and exclude the next succeeding Payment Date. The dividend rate on the shares of Preferred Stock, Series 5 for each Dividend Period shall be a floating rate per annum equal to three-month U.S. dollar LIBOR plus .50%, but in no event will the rate be less than 4.00% per annum, of the $30,000 liquidation preference per share of Preferred Stock, Series 5.

The “three-month U.S. dollar LIBOR”, with respect to a Dividend Period, means the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three month period that normally appears on Telerate Page 3750, as displayed on page “BBAM” (British Bankers Association Official BBA LIBOR Fixings) in the Bloomberg Professional Service (or any other service that may replace Telerate, Inc. on page BBAM or any other page that may replace page BBAM on the Bloomberg Professional Service or a successor service, in each case, for the purpose of displaying London interbank offered rates of major banks) as of 11:00 a.m. (London time) on the second London Business Day immediately preceding the first day of such Dividend Period.

If three-month U.S. dollar LIBOR cannot be determined as described above, the Corporation will select four major banks in the London interbank market. The Corporation will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the second London Business Day immediately preceding the first day of such Dividend Period. These quotations will be for deposits in U.S. dollars for a three month period. Offered quotations must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time.

If two or more quotations are provided, three-month U.S. dollar LIBOR for the Dividend Period will be the arithmetic mean of the quotations. If fewer than two quotations are provided, the Corporation will select three major banks in New York City and will then determine three-month U.S. dollar LIBOR for the Dividend Period as the arithmetic mean of rates quoted by those three major banks in New York City to leading European banks at approximately 3:00 p.m., New York City time, on the second London Business Day immediately preceding the first day of such Dividend Period. The rates quoted will be for loans in U.S. dollars, for a three month period. Rates quoted must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time. If fewer than three New York City banks selected by the Corporation are quoting rates, three-month U.S. dollar LIBOR for the applicable period will be the same as for the immediately preceding Dividend Period.

(ii) Dividends on the Preferred Stock, Series 5, shall (if and when declared, as herein provided) be computed on the basis of a 360-day year and the actual number of days elapsed in each Dividend Period. Accordingly, the amount of dividends payable per share for each Dividend Period (including the initial Dividend Period) for the Preferred Stock, Series 5 shall (if and when declared, as herein provided) equal the product of (i) the applicable dividend rate, (ii) $30,000 and (iii) a fraction (A) the numerator of which will be the actual number of days elapsed in such Dividend Period, and (B) the denominator of which will be 360. The amount of dividends payable on the Preferred Stock, Series 5, shall be rounded to the nearest cent, with one-half cent being rounded upwards.

(c) So long as any shares of the Preferred Stock, Series 5 are outstanding, the Corporation may not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire (except for purchases by the Corporation or its affiliates in connection with transactions effected by or for the account of customers of the Corporation or customers of any of its subsidiaries or in connection with the distribution or trading of such stock), or make a liquidation payment with respect to the preferred stock of the Corporation of any series and any other stock of the Corporation ranking, as to dividends, on a parity with the Preferred Stock, Series 5 unless for such Dividend Period full dividends on all outstanding shares of Preferred Stock, Series 5 have been declared, paid or set aside for payment. When dividends are not paid in full, as aforesaid, upon the shares of the Preferred Stock, Series 5, and any other preferred stock and other stock of the Corporation ranking on a parity as to dividends with the Preferred Stock, Series 5, all dividends declared upon shares of the Preferred Stock, Series 5, and any other preferred stock and other stock of the Corporation ranking on a parity as to dividends (whether cumulative or non-cumulative) shall be declared pro rata so that the amount of dividends declared per share on the Preferred Stock, Series 5, and all such other stock of the Corporation shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Preferred Stock, Series 5 (but without, in the case of any non-cumulative preferred stock, accumulation of unpaid dividends for prior Dividend Periods) and all such other stock bear to each other.

(d) So long as any shares of the Preferred Stock, Series 5 are outstanding, the Corporation may not, at any time, declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any Common Stock or any other stock of the Corporation ranking as to dividends or distribution of assets junior to the Preferred Stock, Series 5 unless full dividends on all outstanding shares of Preferred Stock, Series 5 have been declared, paid or set aside for payment for the immediately preceding Dividend Period (except for (x) dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, the Common Stock or other of the Corporation's capital stock ranking junior to Preferred Stock, Series 5 as to dividends and distribution of assets upon dissolution, liquidation or winding up of the Corporation, (y) redemptions or purchases of any rights pursuant to the Amended and Restated Rights Agreement, adopted on December 2, 1997 or any agreement that replaces such Amended and Restated Rights Agreement, or by conversion or exchange for the Corporation's capital stock ranking junior to Preferred Stock, Series 5 as to dividends and distribution of assets upon dissolution, liquidation or winding up of the Corporation and (z) purchases by the Corporation or its affiliates in connection with transactions effected by or for the account of customers of the Corporation or customers of any of its subsidiaries or in connection with the distribution or trading of such capital stock); provided, however, that the foregoing dividend preference shall not be cumulative and shall not in any way create any claim or right in favor of the holders of Preferred Stock, Series 5 in the event that dividends have not been declared or paid on the Preferred Stock, Series 5 in respect of any prior Dividend Period. If the full dividend on the Preferred Stock, Series 5 is not paid for any Dividend Period, the holders of Preferred Stock, Series 5 will have no claim in respect of the unpaid amount so long as no dividend (other than those referred to above) is paid on the Common Stock or other of the Corporation's capital stock ranking junior to Preferred Stock, Series 5 as to dividends and distribution of assets upon dissolution, liquidation or winding up of the Corporation.

(e) No dividends may be declared or paid or set aside for payment on any shares of Preferred Stock, Series 5 if at the same time any arrears exists in the payment of dividends on any outstanding class or series of stock of the Corporation ranking, as to the payment of dividends, prior to the Preferred Stock, Series 5.

(f) Holders of shares of the Preferred Stock, Series 5, shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full dividends, as herein provided, on the Preferred Stock, Series 5. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Preferred Stock, Series 5, which may be in arrears.

(3) Liquidation Preference. (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation or proceeds thereof (whether capital or surplus) shall be made to or set apart for the holders of any series or class or classes of stock of the Corporation ranking junior to the Preferred Stock, Series 5, upon liquidation, dissolution, or winding up, the holders of the shares of the Preferred Stock, Series 5, shall be entitled to receive $30,000 per share plus an amount equal to declared and unpaid dividends, without accumulation of undeclared dividends. If, upon any liquidation, dissolution, or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of the Preferred Stock, Series 5, shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of preferred stock ranking, as to liquidation, dissolution or winding up, on a parity with the Preferred Stock, Series 5, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Preferred Stock, Series 5, and any such other preferred stock ratably in accordance with the respective amounts which would be payable on such shares of Preferred Stock, Series 5, and any such other preferred stock if all amounts payable thereon were paid in full. For the purposes of this Section (3), neither the sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation, nor the consolidation, merger or combination of the Corporation into or with one or more corporations or the consolidation, merger or combination of any other corporation or entity into or with the Corporation, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(b) After payment shall have been made in full to the holders of Preferred Stock, Series 5, as provided in this Section (3), the holders of Preferred Stock, Series 5 will not be entitled to any further participation in any distribution of assets of the Corporation. Subject to the rights of the holders of shares of any series or class or classes of stock ranking on a parity with or prior to the Preferred Stock, Series 5, upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Preferred Stock, Series 5, as provided in this Section (3), but not prior thereto, any other series or class or classes of stock ranking junior to the Preferred Stock, Series 5, shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred Stock, Series 5, shall not be entitled to share therein.

(4) Redemption. (a) The Preferred Stock, Series 5, may not be redeemed prior to May 21, 2012. On and after May 21, 2012, the Corporation, at its option, may redeem shares of the Preferred Stock, Series 5, as a whole at any time or in part from time to time, at a redemption price of $30,000 per share, together in each case with declared and unpaid dividends, without accumulation of any undeclared dividends. The Chief Financial Officer or the Treasurer may exercise the Corporation's right to redeem the Preferred Stock, Series 5 as a whole at any time without further action of the Board of Directors or a duly authorized committee thereof. The Corporation may only elect to redeem the Preferred Stock, Series 5 in part pursuant to a resolution by the Board of Directors or a duly authorized committee thereof.

(b) In the event the Corporation shall redeem shares of Preferred Stock, Series 5, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall state: (1) the redemption date; (2) the number of shares of Preferred Stock, Series 5, to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price. Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price) said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price)

shall cease. The Corporation's obligation to provide moneys in accordance with the preceding sentence shall be deemed fulfilled if, on or before the redemption date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation) having an office in the Borough of Manhattan, City of New York, having a capital and surplus of at least $50,000,000, funds necessary for such redemption, in trust, with irrevocable instructions that such funds be applied to the redemption of the shares of Preferred Stock, Series 5, so called for redemption. Any interest accrued on such funds shall be paid to the Corporation from time to time. Any funds so deposited and unclaimed at the end of two years from such redemption date shall be released or repaid to the Corporation, after which the holder or holders of such shares of Preferred Stock, Series 5, so called for redemption shall look only to the Corporation for payment of the redemption price.

Upon surrender, in accordance with said notice, of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the applicable redemption price aforesaid. If less than all the outstanding shares of Preferred Stock, Series 5, are to be redeemed, shares to be redeemed shall be selected by the Board of Directors of the Corporation (or a duly authorized committee thereof) from outstanding shares of Preferred Stock, Series 5, not previously called for redemption by lot or pro rata or by any other method determined by the Board of Directors of the Corporation (or a duly authorized committee thereof) to be equitable. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof. The Preferred Stock, Series 5 will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Preferred Stock, Series 5 will have no right to require redemption of any shares of Preferred Stock, Series 5.

(5) Terms Dependent on Regulatory Changes. If, (a) the Corporation (by election or otherwise) is subject to any law, rule, regulation or guidance (together, “Regulations”) relating to its capital adequacy which Regulation (x) provides for a type or level of capital characterized as “Tier 1” in, or pursuant to Regulations of any governmental agency, authority or body having regulatory jurisdiction over the Corporation and implementing, the capital standards published by the Basel Committee on Banking Supervision, the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, or any other United States national governmental agency, authority or body, or (y) provides for a type or level of capital that in the judgment of the Board of Directors (or a duly authorized committee thereof) after consultation with legal counsel of recognized standing is substantially equivalent to such “Tier 1” capital (such capital described in either (x) or (y) is referred to below as “Tier 1 Capital”), and (b) the Board of Directors (or a duly authorized committee thereof) affirmatively elects to qualify the Preferred Stock, Series 5 for such Tier 1 Capital treatment without any sublimit or other quantitative restrictions on the inclusion of such Preferred Stock, Series 5 in Tier 1 Capital (other than any limitation requiring that common equity or a specified form of common equity constitute the dominant form of Tier 1 Capital) under such Regulations, then, upon such affirmative election, the terms of the Preferred Stock, Series 5 shall automatically be amended to reflect the following modifications (without any action or consent by the holders of the Preferred Stock, Series 5 or any other vote of stockholders of the Corporation):

(i) If and to the extent such modification is a Required Unrestricted Tier 1 Provision (as defined below), the Corporation's right to redeem the Preferred Stock, Series 5 on and after May 21, 2012 pursuant to Section 5 hereof shall be restricted (such restrictions including but not limited to any requirement that the Corporation receive prior approval for such redemption from any applicable governmental agency, authority or body or that such redemption be prohibited);

(ii) If and to the extent such modification is a Required Unrestricted Tier 1 Provision, the Corporation's right to make distributions with respect to, or redeem, purchase or acquire or make payments on, securities junior to the Preferred Stock, Series 5 (upon a non-payment of dividends on the Preferred Stock, Series 5) shall become subject to additional restrictions (other than those set forth in Section 2(d) hereof) pursuant to the terms of the Preferred Stock, Series 5; and

(iii) If and to the extent such modification is a Required Unrestricted Tier 1 Provision, any other new provisions or terms shall be added to the Preferred Stock, Series 5, or existing terms shall be modified; provided, however, that no such provision or term shall be added, and no such modification shall be made pursuant to the terms of this Section 5(iii), if it would alter or change the rights, powers or preferences of the shares of the Preferred Stock, Series 5 so as to affect the shares of the Preferred Stock, Series 5 adversely.

As used above, the term “Required Unrestricted Tier 1 Provision” means a term which is, in the written opinion of legal counsel of recognized standing and delivered to the Corporation, required for the Preferred Stock, Series 5 to be treated as Tier 1 Capital of the Corporation without any sublimit or other quantitative restriction on the inclusion of such Preferred Stock, Series 5 in Tier 1 Capital (other than any limitation requiring that common equity or a specified form of common equity constitute the dominant form of Tier 1 Capital) pursuant to the applicable Regulations. The Corporation shall provide notice to holders of any Preferred Stock, Series 5 of any such changes in the terms of the Preferred Stock, Series 5 made pursuant to the terms of this Section 5 on or about the date of effectiveness of any such modification and shall maintain a copy of such notice on file at the principal offices of the Corporation. A copy of the relevant Regulations shall also be on file at the principal offices of the Corporation and, upon request, will be made available to such holders.

For the avoidance of doubt, “amend”, “modify”, “change” and words of similar effect used in this Section (5) mean that the Preferred Stock, Series 5 shall have such additional or different rights, powers and preferences, and such qualifications, limitations and restrictions as may be established by the Board of Directors (or a duly authorized committee thereof) pursuant to this Section (5), subject to the limitations set forth herein.

(6) Voting Rights. The Preferred Stock, Series 5, shall have no voting rights, except as hereinafter set forth or as otherwise from time to time required by law.

The holders of the Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of Common Stock of the Corporation, voting together with the holders of Common Stock as one class. Each share of Preferred Stock shall be entitled to 150 votes.

Whenever dividends payable on the Preferred Stock, Series 5, have not been declared or paid for such number of Dividend Periods, whether or not consecutive, which in the aggregate is equivalent to six Dividend Periods (a “Nonpayment”), the holders of outstanding shares of the Preferred Stock, Series 5, shall have the exclusive right, voting as a class with holders of shares of all other series of preferred stock ranking on a parity with the Preferred Stock, Series 5, either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable (to the extent such other series of preferred stock are entitled to vote pursuant to the terms thereof), to vote for the election of two additional directors at the next annual meeting of stockholders and at each subsequent annual meeting of stockholders on the terms set forth below. At elections for such directors, each holder of the Preferred Stock, Series 5, shall be entitled to three votes for each share of Preferred Stock, Series 5 held (the holders of shares of any other series of preferred stock ranking on such a parity being entitled to such number of votes, if any, for each share of stock held as may be granted to them). Upon the vesting of such right of such holders, the maximum authorized number of members of the Board of Directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of such outstanding shares of Preferred Stock, Series 5, (either alone or together with the holders of shares of all other series of preferred stock ranking on such a parity) as hereinafter set forth. The right of such holders of such shares of the Preferred Stock, Series 5, voting as a class with holders of shares of all other series of preferred stock ranking on such a parity, to elect members of the Board of Directors of the Corporation as aforesaid shall continue until all dividends on such shares of Preferred Stock, Series 5, shall have been paid in full for at least four Dividend Periods following the Nonpayment. Upon payment in full of such dividends, such voting rights shall terminate except as expressly provided by law, subject to re-vesting in the event of each and every subsequent Nonpayment in the payment of dividends as aforesaid.

Upon termination of the right of the holders of the Preferred Stock, Series 5, to vote for directors as provided in the previous paragraph, the term of office of all directors then in office elected by such holders will terminate immediately. If the office of any director elected by such holders voting as a class becomes vacant by reason of death, resignation, retirement, disqualification, removal from office or otherwise, the remaining director elected by such holders voting as a class may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. Whenever the term of office of the directors elected by such holders voting as a class shall end and the special voting rights shall have expired, the number of directors shall be such number as may be provided for in the By-laws irrespective of any increase made pursuant to the provisions hereof.

So long as any shares of the Preferred Stock, Series 5, remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of the shares of the Preferred Stock, Series 5, outstanding at the time (voting as a class with all other series of preferred stock ranking on a parity with the Preferred Stock, Series 5, either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable), given in person or by proxy, either in writing or at any meeting called for the purpose, shall be necessary to permit, effect or validate any one or more of the following:

(i) the authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock ranking prior to the Preferred Stock, Series 5, with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up; or

(ii) the amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Amended and Restated Certificate of Incorporation, as amended, or of the resolutions set forth in a Certificate of Designations for such Preferred Stock, Series 5, which would adversely affect any right, preference, privilege or voting power of the Preferred Stock, Series 5, or of the holders thereof; provided, however, that any increase in the amount of issued Preferred Stock, Series 5 or authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock, in each case ranking on a parity with or junior to the Preferred Stock, Series 5, with respect to the payment of dividends (whether such dividends were cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such rights, preferences, privileges or voting powers.

Without the consent of the holders of the Preferred Stock, Series 5, so long as such action does not adversely affect the interests of holders of Preferred Stock, Series 5, the Corporation may amend, alter, supplement or repeal any terms of the Preferred Stock, Series 5:

(i) to cure any ambiguity, or to cure, correct or supplement any provision contained in a Certificate of Designations for such Preferred Stock, Series 5 that may be defective or inconsistent; or

(ii) to make any provision with respect to matters or questions arising with respect to the Preferred Stock, Series 5 that is not inconsistent with the provisions of a Certificate of Designations for such Preferred Stock, Series 5.

The rules and procedures for calling and conducting any meeting of the holders of Preferred Stock, Series 5 (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents, and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors of the Corporation, or a duly authorized committee thereof, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of any national securities exchange on which the Preferred Stock, Series 5 are listed at the time.

The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Preferred Stock, Series 5, shall have been redeemed or sufficient funds shall have been deposited in trust to effect such a redemption which is scheduled to be consummated within three months after the time that such rights would otherwise be exercisable.

(7) Record Holders. The Corporation and the transfer agent for the Preferred Stock, Series 5, may deem and treat the record holder of any share of such Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

(8) Ranking. Any class or classes of stock of the Corporation shall be deemed to rank:

(i) on a parity with the Preferred Stock, Series 5, as to dividends or as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof be different from those of the Preferred Stock, Series 5, if the holders of such class of stock and the Preferred Stock, Series 5, shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates (whether cumulative or non-cumulative) or liquidation prices, without preference or priority one over the other; and

(ii) junior to the Preferred Stock, Series 5, as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such stock shall be Common Stock or if the holders of Preferred Stock, Series 5, shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up, as the case may be, in preference or priority to the holders of shares of such stock.

(iii) The Shares of Preferred Stock of the Corporation designated “Floating Rate Non-Cumulative Preferred Stock, Series 1,” “Floating Rate Non-Cumulative Preferred Stock, Series 2,” “6.375% Non-Cumulative Preferred Stock, Series 3,” “Floating Rate Non-Cumulative Preferred Stock, Series 4,” “6.70% Non-Cumulative Perpetual Preferred Stock, Series 6,” “6.25% Non-Cumulative Perpetual Preferred Stock, Series 7,” “8.625% Non-Cumulative Preferred Stock, Series 8,” “Cumulative Redeemable Preferred Stock, Series B,” “Floating Rate Non-Cumulative Preferred Stock, Series E,” “6.204% Non-Cumulative Preferred Stock, Series D” “Floating Rate Non-Cumulative Preferred Stock, Series F,” “Adjustable Rate Non- Cumulative Preferred Stock, Series G,” “8.20% Non-Cumulative Preferred Stock, Series H,” “6.625% Non-Cumulative Preferred Stock, Series I,” “7.25% Non-Cumulative Preferred Stock, Series J,” “7.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series L,” “Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K,” and “Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M,” and any other class or series of stock of the Corporation hereafter authorized that ranks on parity with the Preferred Stock, Series 5, as to dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, shall be deemed to rank on a parity with the shares of the Preferred Stock, Series 5, as to dividends and distribution of assets upon the liquidation, dissolution or winding up of the Corporation.

(9) Exclusion of Other Rights. Unless otherwise required by law, shares of Preferred Stock, Series 5, shall not have any rights, including preemptive rights, or preferences other than those specifically set forth herein or as provided by applicable law.

(10) Notices. All notices or communications unless otherwise specified in the By-laws of the Corporation or the Amended and Restated Certificate of Incorporation, as amended, shall be sufficiently given if in writing and delivered in person or by first class mail, postage prepaid. Notice shall be deemed given on the earlier of the date received or the date such notice is mailed.

IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm, under penalties of perjury, that this certificate is the act and deed of the Corporation and that the facts herein stated are true, and accordingly has hereunto set her hand this 31st day of December, 2008.

BANK OF AMERICA CORPORATION

By:	/s/ TERESA M. BRENNER
Name:	Teresa M. Brenner
Title:	Associate General Counsel

[Signature Page to Certificate of Designations, Series 5]

CERTIFICATE OF DESIGNATION
6.70% NONCUMULATIVE PERPETUAL PREFERRED STOCK, SERIES 6

Bank of America Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation (the “Board of Directors”) pursuant to the authority of the Board of Directors as conferred by Section 151 of the General Corporation Law of the State of Delaware, at a meeting duly convened and held on December 9, 2008:

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors hereby creates a series of preferred stock of the Corporation's previously authorized preferred stock, par value $0.01 per share, such series to be designated 6.70% Noncumulative Perpetual Preferred Stock, Series 6, to consist of 65,000 shares (the “Series 6 Preferred Stock”), and hereby states the designation and number of shares thereof and establishes the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as follows:

Section 1. Liquidation Value. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Series 6 Preferred Stock at the time outstanding will be entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other class of stock ranking junior to the Series 6 Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Corporation, liquidating distributions in the amount of $1,000 per share, plus any dividends declared thereon and not yet paid prior to the date of liquidation.

After payment of the full amount of the liquidating distributions to which they are entitled pursuant to the preceding paragraph, the holders of Series 6 Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the full amount of the liquidating distributions on all outstanding Series 6 Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation ranking on a parity with the Series 6 Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Corporation, then the holders of the Series 6 Preferred Stock and such other classes or series of capital stock ranking on a parity with the Series 6 Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they otherwise respectively would be entitled.

For the purposes of this Section 1, the consolidation or merger of the Corporation with or into any other entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute the liquidation, dissolution or winding up of the Corporation.

Section 2. Dividends.

(a) Payment of Dividends. Holders of Series 6 Preferred Stock shall be entitled to receive, if, when and as authorized and declared by the Board of Directors, out of assets of the Corporation legally available therefor, cash dividends at an annual rate of 6.70% of the $1,000 liquidation preference per share (equivalent to $67.00 per share per annum), and no more. Such noncumulative cash dividends shall be payable, if authorized and declared, quarterly on March 30, June 30, September 30 and December 30 of each year, or, if any such day is not a Business Day (as defined herein), on the preceding Business Day (each such date, “Dividend Payment Date”). Each authorized and declared dividend shall be payable to holders of record of the Series 6 Preferred Stock as they appear on the stock books of the Corporation at the close of business on such record date, not more than 45 calendar days nor less than 10 calendar days preceding the Dividend Payment Date therefor, as may be determined by the Board of Directors (each such date, a “Record Date”); provided, however, that if the date fixed for redemption of any of the Series 6 Preferred Stock occurs after a dividend is authorized and declared but before it is paid, such dividend shall be paid as part of the redemption price to the person to whom the redemption price is paid. Quarterly dividend periods (each, a “Dividend Period”) shall commence on and include the first day of each Dividend Payment Date (other than the initial Dividend Period which shall be deemed to have commenced on December 30, 2008), and shall end on and include the last day, of the quarterly period in which the corresponding Dividend Payment Date occurs.

The amount of dividends payable for any Dividend Period which, as to any share of Series 6 Preferred Stock (determined by reference to the issuance date and the redemption or retirement date thereof), is greater or less than a full Dividend Period shall be computed on the basis of the number of days elapsed in the period using a 360-day year composed of twelve 30-day months.

Holders of the Series 6 Preferred Stock shall not be entitled to any interest, or any sum of money in lieu of interest, in respect of any dividend payment or payments on the Series 6 Preferred Stock authorized and declared by the Board of Directors that may be unpaid.
(b) Dividends Noncumulative. The right of holders of Series 6 Preferred Stock to receive dividends is noncumulative. Accordingly, if the Board of Directors does not authorize or declare a dividend payable in respect of any Dividend Period, holders of Series 6 Preferred Stock shall have no right to receive a dividend in respect of such Dividend Period and the Corporation shall have no obligation to pay a dividend in respect of such Dividend Period, whether or not dividends are authorized and declared payable in respect of any prior or subsequent Dividend Period.

(c) Priority as to Dividends; Limitations on Dividends on Junior Equity. If full dividends on the Series 6 Preferred Stock for a completed Dividend Period shall not have been declared and paid, or declared and a sum sufficient for the payment thereof shall not have been set apart for such payments, no dividends or distributions shall be authorized, declared or paid or set aside for payment (other than as provided in the second paragraph of this Section 2(c)) during the next subsequent Dividend Period with respect to the Common Stock or any other stock of the Corporation ranking junior to the Series 6 Preferred Stock as to dividends or amounts upon liquidation, dissolution or winding up of the affairs of the Corporation (together with the Common Stock, “Junior Equity”) or any stock on parity with the Series 6 Preferred Stock as to dividends or amounts upon liquidation, dissolution or winding up of the affairs of the Corporation (“Parity Stock”), nor shall any Junior Equity or Parity Stock be redeemed, purchased or otherwise acquired for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation (except by conversion into or exchange for other Junior Equity), until such time as dividends on all outstanding Series 6 Preferred Stock for at least four consecutive Dividend Periods have been paid in full.

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) for any Dividend Period on the Series 6 Preferred Stock, all dividends declared on the Series 6 Preferred Stock and any other series ranking on a parity as to dividends with the Series 6 Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on the Series 6 Preferred Stock and each such other series of capital stock shall in all cases bear to each other the same ratio that full dividends, for such Dividend Period, per share of Series 6 Preferred Stock (which shall not include any accumulation in respect of unpaid dividends for prior Dividend Periods) and full dividends, including required or permitted accumulations, if any, on the stock of each other series ranking on a parity as to dividends with the Series 6 Preferred Stock bear to each other.

(d) So long as any shares of Series 6 Preferred Stock are outstanding, the Corporation shall not authorize or issue any class or series of stock with a preference as to payment of distributions or amounts upon liquidation, dissolution or winding up that is senior in right to the preferences of the Series 6 Preferred Stock as to payment of distributions or amounts upon liquidation, dissolution or winding up.

(e) Any reference to “dividends” or “distributions” in this Section 2 shall not be deemed to include any distribution made in connection with any voluntary or involuntary dissolution, liquidation or winding up of the Corporation.

Section 3. Optional Redemption. The Series 6 Preferred Stock will not be redeemable prior to February 3, 2009. On or after February 3, 2009, the Series 6 Preferred Stock will be redeemable at the option of the Corporation, in whole or in part, at any time or from time to time, at a cash redemption price equal to the sum of the liquidation preference thereof plus the amount of the declared and unpaid dividends thereon from the beginning of the Dividend Period in which the redemption occurs to the date of redemption.

In the event that fewer than all the outstanding shares of Series 6 Preferred Stock are to be redeemed, the number of shares of Series 6 Preferred Stock to be redeemed shall be determined by the Board of Directors, and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors or by any other method as may be determined by the

Board of Directors in its sole discretion to be equitable, provided that such method satisfies any applicable requirements of any securities exchange (if any) on which the shares of Series 6 Preferred Stock are then listed.

Unless full dividends on the Series 6 Preferred Stock in respect of the most recently completed Dividend Period have been or contemporaneously are declared and paid or full dividends have been declared and a sum sufficient for the payment thereof has been set apart for payment in respect of the most recently completed Dividend Period, no Series 6 Preferred Stock shall be redeemed unless all outstanding shares of Series 6 Preferred Stock are redeemed and the Corporation shall not purchase or otherwise acquire any Series 6 Preferred Stock; provided, however, that the Corporation may purchase or acquire Series 6 Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series 6 Preferred Stock.

The Corporation will give notice of redemption of the Series 6 Preferred Stock by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days' prior to the redemption date. A failure to give such notice or any defect in the notice or in the Corporation's mailing will not affect the validity of the proceedings for the given redemption of any Series 6 Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price and (iii) the number of shares of Series 6 Preferred Stock to be redeemed.

A notice by the Corporation pursuant to this Section 3 shall be sufficiently given if in writing and mailed, first class postage prepaid, to each record holder of Series 6 Preferred Stock at the holder's address as it appears in the records of the Corporation's transfer agent. In any case where notice is given by mail, neither the failure to mail such notice nor any defect in the notice to any particular holder shall affect the sufficiency of such notice, to any other holder. Any notice mailed to a holder in the manner described above shall be deemed given on the date mailed, whether or not the holder actually receives the notice. A notice of redemption shall be given not less than 30 days and not more than 60 days prior to the date of redemption specified in the notice, and shall specify (i) the redemption date, (ii) the number of Series 6 Preferred Stock to be redeemed, (iii) the redemption price and (iv) the manner in which holders of Series 6 Preferred Stock called for redemption may obtain payment of the redemption price in respect of those shares.

Any shares of Series 6 Preferred Stock that are duly called for redemption pursuant to this Section 3 shall no longer be deemed to be outstanding for any purpose from and after that time that the Corporation shall have irrevocably deposited with the paying agent identified in the notice of redemption funds in an amount equal to the aggregate redemption price. From and after that time, the holders of the Series 6 Preferred Stock so called for redemption shall have no further rights as stockholders of the Corporation and in lieu thereof shall have only the right to receive the redemption price, without interest.

Series 6 Preferred Stock redeemed pursuant to this Section 3 or purchased or otherwise acquired for value by the Corporation shall, after such acquisition, have the status of authorized and unissued shares of Preferred Stock and may be reissued by the Corporation at any time as shares of any series of Preferred Stock other than as Series 6 Preferred Stock.

Section 4. Voting Rights.

(a) General. Except as expressly provided in this Section 4 and as required by law, holders of Series 6 Preferred Stock shall have no voting rights.

The holders of the Series 6 Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of Common Stock of the Corporation, voting together with the holders of Common Stock as one class. Each share of Series 6 Preferred Stock shall be entitled to 5 votes.

When the holders of Series 6 Preferred Stock are entitled to vote as a separate series, each Series 6 Preferred Stock will be entitled to 40 votes and may designate up to 40 proxies, with each such proxy having the right to vote a whole number of votes, totaling 40 votes per share of Series 6 Preferred Stock.

When the holders of Series 6 Preferred Stock are entitled to vote together as a class with all other series of Preferred Stock pursuant to subsection (b) of this Section 4 hereof, each share of Series 6 Preferred stock will be entitled to one vote.

(b) Right to Elect Directors. If, at the time of any annual meeting of the Corporation's stockholders for the election of directors, the Corporation has failed to pay or declare and set aside for payment all scheduled dividends during any six Dividend Periods (whether or not consecutive) on the Series 6 Preferred Stock, the number of directors then constituting the Board of Directors of the Corporation will be increased by two (if not already increased by two due to failure to pay or declare and set aside dividends on any series of Preferred Stock), and the holders of the Series 6 Preferred Stock, voting separately as a class with all other series of Preferred Stock then entitled by the terms of such Preferred Stock to vote for additional directors, will be entitled to elect such two additional directors to serve on the Corporation's Board of Directors at each such annual meeting. Each director elected by the holders of shares of the Preferred Stock (a “Preferred Director”) shall continue to serve as such director until the payment of all dividends on the Preferred Stock for at least four consecutive Dividend Periods, including the Series 6 Preferred Stock. Any Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of record of the outstanding Series 6 Preferred Stock entitled to vote, voting separately as a class with all other holders of all other series of Preferred Stock entitled to vote on the matter, at a meeting of the Corporation's stockholders, or of the holders of the Series 6 Preferred Stock and all other series of Preferred Stock so entitled to vote thereon, called for that purpose. As long as dividends on the Series 6 Preferred Stock shall not have been paid for the preceding quarterly Dividend Period, (i) any vacancy in the office of any Preferred Director may be filled (except as provided in the following clause (ii)) by any instrument in writing signed by the remaining Preferred Director and filed with the Corporation, and (ii) in the case of the removal of any Preferred Director, the vacancy may be filled by the vote of the holders of the outstanding Series 6 Preferred Stock entitled to vote, voting together as a single class with the holders of all other series of Preferred Stock entitled to vote on the matter, at the same meeting at which such removal shall be voted. Each director appointed as aforesaid by the remaining Preferred Director shall be deemed, for all purposes hereof, to be Preferred Director. Any Preferred Director will be deemed to be an Independent Director for purposes of the actions requiring the approval of a majority of the Independent Directors.

(c) Certain Voting Rights. The affirmative vote or consent of the holders of at least 67% of the outstanding voting power of each series of Preferred Stock of the Corporation, including the Series 6 Preferred Stock, will be required (i) to create any class or series of stock which shall, as to dividends or distribution of assets, rank prior to any outstanding series of Preferred Stock of the Corporation other than a series which shall not have any right to object to such creation or (ii) alter or change the provisions of the Corporation's Amended and Restated Certificate of Incorporation (including the terms of the Series 6 Preferred Stock), including by consolidation or merger, so as to adversely affect the voting powers, preferences or special rights of the holders of a series of Preferred Stock of the Corporation; provided, however, that if such amendment shall not adversely affect all series of Preferred Stock of the Corporation, such amendment need only be approved by at least 67% of the voting power of each series of Preferred Stock adversely affected thereby. Notwithstanding the foregoing, an alteration or change to the provisions of the Corporation's Amended and Restated Certificate of Incorporation shall not be deemed to affect the voting powers, preferences or special rights of the holders of the Series 6 Preferred Stock, provided that: (x) the Series 6 Preferred Stock remain outstanding with the terms thereof unchanged; or (y) the Series 6 Preferred Stock are converted in a merger or consolidation transaction into shares of the surviving or successor corporation or the direct or indirect parent of the surviving or successor corporation having terms identical to the terms of the Series 6 Preferred Stock set forth herein. Additionally, an increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock or an increase in the amount of authorized shares of any such series, in each case ranking on a parity with or junior to the Series 6 Preferred Stock with respect to payment of dividends or distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect the voting powers, preferences or special rights of the holders of the Series 6 Preferred Stock.

Section 5. Independent Directors.

(a) Number; Definition. As long as any Series 6 Preferred Stock are outstanding, at least two directors on the Board of Directors shall be Independent Directors. As used herein, “Independent Director” means any director of the Corporation who is either (i) not a current officer or employee of the Corporation or (ii) a Preferred Director.

(b) Determination by Independent Directors. In determining whether any proposed action requiring their consent is in the best interests of the Corporation, the Independent Directors shall consider the interests of holders of both the Common Stock and the Preferred Stock, including, without limitation, the holders of the Series 6 Preferred Stock. In considering the interests of the holders of the Preferred Stock, including, without limitation, holders of the Series 6 Preferred Stock, the Independent Directors shall owe the same duties that the Independent Directors owe with respect to holders of shares of Common Stock.

Section 6. No Conversion Rights. The holders of Series 6 Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of stock or into any other securities of, or any interest in, the Corporation.

Section 7. No Sinking Fund. No sinking fund shall be established for the retirement or redemption of Series 6 Preferred Stock.

Section 8. Preemptive or Subscription Rights. No holder of Series 6 Preferred Stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation that it may issue or sell.

Section 9. No Other Rights. The Series 6 Preferred Stock shall not have any designations, preferences or relative, participating, optional or other special rights except as set forth in the Corporation's Amended and Restated Certificate of Incorporation or as otherwise required by law.

Section 10. Compliance with Applicable Law. Declaration by the Board of Directors and payment by the Corporation of dividends to holders of the Series 6 Preferred Stock and repurchase, redemption or other acquisition by the Corporation (or another entity as provided in subsection (a) of Section 3 hereof) of Series 6 Preferred Stock shall be subject in all respects to any and all restrictions and limitations placed on dividends, redemptions or other distributions by the Corporation (or any such other entity) under (i) laws, regulations and regulatory conditions or limitations applicable to or regarding the Corporation (or any such other entity) from time to time and (ii) agreements with federal or state regulatory or banking authorities with respect to the Corporation (or any such other entity) from time to time in effect.

IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm, under penalties of perjury, that this certificate is the act and deed of the Corporation and that the facts herein stated are true, and accordingly has hereunto set her hand this 31st day of December, 2008.

BANK OF AMERICA CORPORATION

By:	/s/ TERESA M. BRENNER
Name:	Teresa M. Brenner
Title:	Associate General Counsel

[Signature Page to Certificate of Designations, Series 6]

CERTIFICATE OF DESIGNATION
6.25% NONCUMULATIVE PERPETUAL PREFERRED STOCK, SERIES 7

Bank of America Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation (the “Board of Directors”) pursuant to the authority of the Board of Directors as conferred by Section 151 of the General Corporation Law of the State of Delaware, at a meeting duly convened and held on December 9, 2008:

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors hereby creates a series of preferred stock of the Corporation's previously authorized preferred stock, par value $0.01 per share, such series to be designated 6.25% Noncumulative Perpetual Preferred Stock, Series 7, to consist of 50,000 shares (the “Series 7 Preferred Stock”), and hereby states the designation and number of shares thereof and establishes the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as follows:

Section 1. Liquidation Value. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Series 7 Preferred Stock at the time outstanding will be entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other class of stock ranking junior to the Series 7 Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Corporation, liquidating distributions in the amount of $1,000 per share, plus any dividends declared thereon and not yet paid prior to the date of liquidation.

After payment of the full amount of the liquidating distributions to which they are entitled pursuant to the preceding paragraph, the holders of Series 7 Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the full amount of the liquidating distributions on all outstanding Series 7 Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation ranking on a parity with the Series 7 Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Corporation, then the holders of the Series 7 Preferred Stock and such other classes or series of capital stock ranking on a parity with the Series 7 Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they otherwise respectively would be entitled.

For the purposes of this Section 1, the consolidation or merger of the Corporation with or into any other entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute the liquidation, dissolution or winding up of the Corporation.

Section 2. Dividends.

(a) Payment of Dividends. Holders of Series 7 Preferred Stock shall be entitled to receive, if, when and as authorized and declared by the Board of Directors, out of assets of the Corporation legally available therefor, cash dividends at an annual rate of 6.25% of the $1,000 liquidation preference per share (equivalent to $62.50 per share per annum), and no more. Such noncumulative cash dividends shall be payable, if authorized and declared, quarterly on March 30, June 30, September 30 and December 30 of each year, or, if any such day is not a Business Day (as defined herein), on the preceding Business Day (each such date, “Dividend Payment Date”). Each authorized and declared dividend shall be payable to holders of record of the Series 7 Preferred Stock as they appear on the stock books of the Corporation at the close of business on such record date, not more than 30 calendar days nor less than 10 calendar days preceding the Dividend Payment Date therefor, as may be determined by the Board of Directors (each such date, a “Record Date”); provided, however, that if the date fixed for redemption of any of the Series 7 Preferred Stock occurs after a dividend is authorized and declared but before it is paid, such dividend shall be paid as part of the redemption price to the person to whom the redemption price is paid. Quarterly dividend periods (each, a “Dividend Period”) shall commence on and include the first day of each Dividend Payment Date (other than the initial Dividend Period which shall be deemed to have commenced on December 30, 2008), and shall end on and include the last day, of the quarterly period in which the corresponding Dividend Payment Date occurs.

The amount of dividends payable for any Dividend Period which, as to any share of Series 7 Preferred Stock (determined by reference to the issuance date and the redemption or retirement date thereof), is greater or less than a full Dividend Period shall be computed on the basis of the number of days elapsed in the period using a 360-day year composed of twelve 30-day months.

Holders of the Series 7 Preferred Stock shall not be entitled to any interest, or any sum of money in lieu of interest, in respect of any dividend payment or payments on the Series 7 Preferred Stock authorized and declared by the Board of Directors that may be unpaid.

(b) Dividends Noncumulative. The right of holders of Series 7 Preferred Stock to receive dividends is noncumulative. Accordingly, if the Board of Directors does not authorize or declare a dividend payable in respect of any Dividend Period, holders of Series 7 Preferred Stock shall have no right to receive a dividend in respect of such Dividend Period and the Corporation shall have no obligation to pay a dividend in respect of such Dividend Period, whether or not dividends are authorized and declared payable in respect of any prior or subsequent Dividend Period.

(c) Priority as to Dividends; Limitations on Dividends on Junior Equity. If full dividends on the Series 7 Preferred Stock for a completed Dividend Period shall not have been declared and paid, or declared and a sum sufficient for the payment thereof shall not have been set apart for such payments, no dividends or distributions shall be authorized, declared or paid or set aside for payment (other than as provided in the second paragraph of this Section 2(c)) during the next subsequent Dividend Period with respect to the Common Stock or any other stock of the Corporation ranking junior to the Series 7 Preferred Stock as to dividends or amounts upon liquidation, dissolution or winding up of the affairs of the Corporation (together with the Common Stock, “Junior Equity”) or any stock on parity with the Series 7 Preferred Stock as to dividends or amounts upon liquidation, dissolution or winding up of the affairs of the Corporation (“Parity Stock”), nor shall any Junior Equity or Parity Stock be redeemed, purchased or otherwise acquired for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation (except by conversion into or exchange for other Junior Equity), until such time as dividends on all outstanding Series 7 Preferred Stock for at least four consecutive Dividend Periods have been paid in full.

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) for any Dividend Period on the Series 7 Preferred Stock, all dividends declared on the Series 7 Preferred Stock and any other series ranking on a parity as to dividends with the Series 7 Preferred Stock shall be distributed pro rata so that the amount of dividends declared per share on the Series 7 Preferred Stock and each such other series of capital stock shall in all cases bear to each other the same ratio that full dividends, for such Dividend Period, per share of Series 7 Preferred Stock (which shall not include any accumulation in respect of unpaid dividends for prior Dividend Periods) and full dividends, including required or permitted accumulations, if any, on the stock of each other series ranking on a parity as to dividends with the Series 7 Preferred Stock bear to each other.

(d) So long as any shares of Series 7 Preferred Stock are outstanding, the Corporation shall not authorize or issue any class or series of stock with a preference as to payment of distributions or amounts upon liquidation, dissolution or winding up that is senior in right to the preferences of the Series 7 Preferred Stock as to payment of distributions or amounts upon liquidation, dissolution or winding up.

(e) Any reference to “dividends” or “distributions” in this Section 2 shall not be deemed to include any distribution made in connection with any voluntary or involuntary dissolution, liquidation or winding up of the Corporation.

Section 3. Optional Redemption. The Series 7 Preferred Stock will not be redeemable prior to March 18, 2010. On or after March 18, 2010, the Series 7 Preferred Stock will be redeemable at the option of the Corporation, in whole or in part, at any time or from time to time, at a cash redemption price equal to the sum of the liquidation preference thereof plus the amount of the declared and unpaid dividends thereon from the beginning of the Dividend Period in which the redemption occurs to the date of redemption.

In the event that fewer than all the outstanding shares of Series 7 Preferred Stock are to be redeemed, the number of shares of Series 7 Preferred Stock to be redeemed shall be determined by the Board of Directors, and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors or by any other method as may be determined by the

Board of Directors in its sole discretion to be equitable, provided that such method satisfies any applicable requirements of any securities exchange (if any) on which the shares of Series 7 Preferred Stock are then listed.

Unless full dividends on the Series 7 Preferred Stock in respect of the most recently completed Dividend Period have been or contemporaneously are declared and paid or full dividends have been declared and a sum sufficient for the payment thereof has been set apart for payment in respect of the most recently completed Dividend Period, no Series 7 Preferred Stock shall be redeemed unless all outstanding shares of Series 7 Preferred Stock are redeemed and the Corporation shall not purchase or otherwise acquire any Series 7 Preferred Stock; provided, however, that the Corporation may purchase or acquire Series 7 Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series 7 Preferred Stock.

The Corporation will give notice of redemption of the Series 7 Preferred Stock by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days' prior to the redemption date. A failure to give such notice or any defect in the notice or in the Corporation's mailing will not affect the validity of the proceedings for the given redemption of any Series 7 Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price and (iii) the number of shares of Series 7 Preferred Stock to be redeemed.

A notice by the Corporation pursuant to this Section 3 shall be sufficiently given if in writing and mailed, first class postage prepaid, to each record holder of Series 7 Preferred Stock at the holder's address as it appears in the records of the Corporation's transfer agent. In any case where notice is given by mail, neither the failure to mail such notice nor any defect in the notice to any particular holder shall affect the sufficiency of such notice, to any other holder. Any notice mailed to a holder in the manner described above shall be deemed given on the date mailed, whether or not the holder actually receives the notice. A notice of redemption shall be given not less than 30 days and not more than 60 days prior to the date of redemption specified in the notice, and shall specify (i) the redemption date, (ii) the number of Series 7 Preferred Stock to be redeemed, (iii) the redemption price and (iv) the manner in which holders of Series 7 Preferred Stock called for redemption may obtain payment of the redemption price in respect of those shares.

Any shares of Series 7 Preferred Stock that are duly called for redemption pursuant to this Section 3 shall no longer be deemed to be outstanding for any purpose from and after that time that the Corporation shall have irrevocably deposited with the paying agent identified in the notice of redemption funds in an amount equal to the aggregate redemption price. From and after that time, the holders of the Series 7 Preferred Stock so called for redemption shall have no further rights as stockholders of the Corporation and in lieu thereof shall have only the right to receive the redemption price, without interest.

Series 7 Preferred Stock redeemed pursuant to this Section 3 or purchased or otherwise acquired for value by the Corporation shall, after such acquisition, have the status of authorized and unissued shares of Preferred Stock and may be reissued by the Corporation at any time as shares of any series of Preferred Stock other than as Series 7 Preferred Stock.

Section 4. Voting Rights.

(a) General. Except as expressly provided in this Section 4 and as required by law, holders of Series 7 Preferred Stock shall have no voting rights.

The holders of the Series 7 Preferred Stock shall be entitled to vote on all maters submitted to a vote of the holders of Common Stock of the Corporation, voting together with the holders of Common Stock as one class. Each share of Series 7 Preferred Stock shall be entitled to 5 votes.

When the holders of Series 7 Preferred Stock are entitled to vote as a separate series, each Series 7 Preferred Stock will be entitled to 40 votes and may designate up to 40 proxies, with each such proxy having the right to vote a whole number of votes, totaling 40 votes per share of Series 7 Preferred Stock.

When the holders of Series 7 Preferred Stock are entitled to vote together as a class with all other series of Preferred Stock pursuant to subsection (b) of this Section 4 hereof, each share of Series 7 Preferred stock will be entitled to one vote.

(b) Right to Elect Directors. If, at the time of any annual meeting of the Corporation's stockholders for the election of directors, the Corporation has failed to pay or declare and set aside for payment all scheduled dividends during any six Dividend Periods (whether or not consecutive) on the Series 7 Preferred Stock, the number of directors then constituting the Board of Directors of the Corporation will be increased by two (if not already increased by two due to failure to pay or declare and set aside dividends on any series of Preferred Stock), and the holders of the Series 7 Preferred Stock, voting separately as a class with all other series of Preferred Stock then entitled by the terms of such Preferred Stock to vote for additional directors, will be entitled to elect such two additional directors to serve on the Corporation's Board of Directors at each such annual meeting. Each director elected by the holders of shares of the Preferred Stock (a “Preferred Director”) shall continue to serve as such director until the payment of all dividends on the Preferred Stock for at least four consecutive Dividend Periods, including the Series 7 Preferred Stock. Any Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of record of the outstanding Series 7 Preferred Stock entitled to vote, voting separately as a class with all other holders of all other series of Preferred Stock entitled to vote on the matter, at a meeting of the Corporation's stockholders, or of the holders of the Series 7 Preferred Stock and all other series of Preferred Stock so entitled to vote thereon, called for that purpose. As long as dividends on the Series 7 Preferred Stock shall not have been paid for the preceding quarterly Dividend Period, (i) any vacancy in the office of any Preferred Director may be filled (except as provided in the following clause (ii)) by any instrument in writing signed by the remaining Preferred Director and filed with the Corporation, and (ii) in the case of the removal of any Preferred Director, the vacancy may be filled by the vote of the holders of the outstanding Series 7 Preferred Stock entitled to vote, voting together as a single class with the holders of all other series of Preferred Stock entitled to vote on the matter, at the same meeting at which such removal shall be voted. Each director appointed as aforesaid by the remaining Preferred Director shall be deemed, for all purposes hereof, to be Preferred Director. Any Preferred Director will be deemed to be an Independent Director for purposes of the actions requiring the approval of a majority of the Independent Directors.

(c) Certain Voting Rights. The affirmative vote or consent of the holders of at least 67% of the outstanding voting power of each series of Preferred Stock of the Corporation, including the Series 7 Preferred Stock, will be required (i) to create any class or series of stock which shall, as to dividends or distribution of assets, rank prior to any outstanding series of Preferred Stock of the Corporation other than a series which shall not have any right to object to such creation or (ii) alter or change the provisions of the Corporation's Amended and Restated Certificate of Incorporation (including the terms of the Series 7 Preferred Stock), including by consolidation or merger, so as to adversely affect the voting powers, preferences or special rights of the holders of a series of Preferred Stock of the Corporation; provided, however, that if such amendment shall not adversely affect all series of Preferred Stock of the Corporation, such amendment need only be approved by at least 67% of the voting power of each series of Preferred Stock adversely affected thereby. Notwithstanding the foregoing, an alteration or change to the provisions of the Corporation's Amended and Restated Certificate of Incorporation shall not be deemed to affect the voting powers, preferences or special rights of the holders of the Series 7 Preferred Stock, provided that: (x) the Series 7 Preferred Stock remain outstanding with the terms thereof unchanged; or (y) the Series 7 Preferred Stock are converted in a merger or consolidation transaction into shares of the surviving or successor corporation or the direct or indirect parent of the surviving or successor corporation having terms identical to the terms of the Series 7 Preferred Stock set forth herein. Additionally, an increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock or an increase in the amount of authorized shares of any such series, in each case ranking on a parity with or junior to the Series 7 Preferred Stock with respect to payment of dividends or distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect the voting powers, preferences or special rights of the holders of the Series 7 Preferred Stock.

Section 5. Independent Directors.

(a) Number; Definition. As long as any Series 7 Preferred Stock are outstanding, at least two directors on the Board of Directors shall be Independent Directors. As used herein, “Independent Director” means any director of the Corporation who is either (i) not a current officer or employee of the Corporation or (ii) a Preferred Director.

(b) Determination by Independent Directors. In determining whether any proposed action requiring their consent is in the best interests of the Corporation, the Independent Directors shall consider the interests of holders of both the Common Stock and the Preferred Stock, including, without limitation, the holders of the Series 7 Preferred Stock. In considering the interests of the holders of the Preferred Stock, including, without limitation, holders of the Series 7 Preferred Stock, the Independent Directors shall owe the same duties that the Independent Directors owe with respect to holders of shares of Common Stock.

Section 6. No Conversion Rights. The holders of Series 7 Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of stock or into any other securities of, or any interest in, the Corporation.

Section 7. No Sinking Fund. No sinking fund shall be established for the retirement or redemption of Series 7 Preferred Stock.

Section 8. Preemptive or Subscription Rights. No holder of Series 7 Preferred Stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation that it may issue or sell.

Section 9. No Other Rights. The Series 7 Preferred Stock shall not have any designations, preferences or relative, participating, optional or other special rights except as set forth in the Corporation's Amended and Restated Certificate of Incorporation or as otherwise required by law.

Section 10. Compliance with Applicable Law. Declaration by the Board of Directors and payment by the Corporation of dividends to holders of the Series 7 Preferred Stock and repurchase, redemption or other acquisition by the Corporation (or another entity as provided in subsection (a) of Section 3 hereof) of Series 7 Preferred Stock shall be subject in all respects to any and all restrictions and limitations placed on dividends, redemptions or other distributions by the Corporation (or any such other entity) under (i) laws, regulations and regulatory conditions or limitations applicable to or regarding the Corporation (or any such other entity) from time to time and (ii) agreements with federal or state regulatory or banking authorities with respect to the Corporation (or any such other entity) from time to time in effect.

IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm, under penalties of perjury, that this certificate is the act and deed of the Corporation and that the facts herein stated are true, and accordingly has hereunto set her hand this 31st day of December, 2008.

BANK OF AMERICA CORPORATION

By:	/s/ TERESA M. BRENNER
Name:	Teresa M. Brenner
Title:	Associate General Counsel

[Signature Page to Certificate of Designations, Series 7]

BANK OF AMERICA CORPORATION

CERTIFICATE OF DESIGNATIONS

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

8.625% NON-CUMULATIVE PREFERRED STOCK, SERIES 8
(Par Value $0.01 Per Share)

Bank of America Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation (the “Board of Directors”) pursuant to the authority of the Board of Directors as conferred by Section 151 of the General Corporation Law of the State of Delaware, at a meeting duly convened and held on December 9, 2008:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors hereby creates a series of the Corporation's previously authorized preferred stock, par value $0.01 per share (the “Preferred Stock”), and hereby states the designation and number of shares thereof and establishes the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as follows:

8.625% NON-CUMULATIVE PREFERRED STOCK, SERIES 8

(1) Number of Shares and Designation. 89,100 shares of the preferred stock, par value $0.01 per share, of the Corporation are hereby constituted as a series of preferred stock, par value $0.01 per share, designated as 8.625% Non-Cumulative Preferred Stock, Series 8 (hereinafter called the “Preferred Stock, Series 8”).

(2) Dividends. (a) The holders of shares of the Preferred Stock, Series 8, shall be entitled to receive, as, if and when declared by the Board of Directors of the Corporation (or a duly authorized committee thereof), out of assets of the Corporation legally available under Delaware law for the payment of dividends, non-cumulative cash dividends at the rate set forth below in this Section (2) applied to the amount of $30,000 per share. Such dividends shall be payable in arrears, as, if and when declared by the Board of Directors of the Corporation (or a duly authorized committee thereof) quarterly, on February 28, May 28, August 28 and November 28 of each year (the “Payment Dates”) commencing on February 28, 2009; provided that if any such Payment Date is not a New York Business Day, the Payment Date will be the next succeeding day that is a New York Business Day. Each such dividend shall be payable to the holders of record of shares of the Preferred Stock, Series 8, as they appear on the stock register of the Corporation on such record dates, which shall be a date not more than 30 days nor less than 10 days preceding the applicable Payment Dates, as shall be fixed by the Board of Directors of the Corporation (or a duly authorized committee thereof). A “New York Business Day” means any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.

(b)(i) Dividend periods (“Dividend Periods”) shall commence on each Payment Date (other than the initial Dividend Period which shall be deemed to have commenced on November 28, 2008) and shall end on and exclude the next succeeding Payment Date. The dividend rate on the shares of Preferred Stock, Series 8 for each Dividend Period shall be 8.625% per annum, of the $30,000 liquidation preference per share of Preferred Stock, Series 8.

(ii) The amount of dividends payable for each full Dividend Period (including the initial Dividend Period) for the Preferred Stock, Series 8, shall be computed by dividing the dividend rate of 8.625% per annum by four and applying the resulting rate to the amount of $30,000 per share. The amount of dividends payable for any period shorter than a full Dividend Period on the Preferred Stock, Series 8, shall be computed on the basis of 30-day months, a 360-day year and the actual number of days elapsed in any period of less than one month. The amount of dividends payable on the Preferred Stock, Series 8, shall be rounded to the nearest cent, with one-half cent being rounded upwards.

(c) So long as any shares of the Preferred Stock, Series 8 are outstanding, the Corporation may not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire (except for purchases by the Corporation or its affiliates in connection with transactions effected by or for the account of customers of the Corporation or customers of any of its subsidiaries or in connection with the distribution or trading of such stock), or make a liquidation payment with respect to the preferred stock of the Corporation of any series and any other stock of the Corporation ranking, as to dividends, on a parity with the Preferred Stock, Series 8 unless for such Dividend Period full dividends on all outstanding shares of Preferred Stock, Series 8 have been declared, paid or set aside for payment. When dividends are not paid in full, as aforesaid, upon the shares of the Preferred Stock, Series 8, and any other preferred stock and other stock of the Corporation ranking on a parity as to dividends with the Preferred Stock, Series 8, all dividends declared upon shares of the Preferred Stock, Series 8, and any other preferred stock and other stock of the Corporation ranking on a parity as to dividends (whether cumulative or non-cumulative) shall be declared pro rata so that the amount of dividends declared per share on the Preferred Stock, Series 8, and all such other stock of the Corporation shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Preferred Stock, Series 8 (but without, in the case of any non-cumulative preferred stock, accumulation of unpaid dividends for prior Dividend Periods) and all such other stock bear to each other.

(d) So long as any shares of the Preferred Stock, Series 8 are outstanding, the Corporation may not, at any time, declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any Common Stock or any other stock of the Corporation ranking as to dividends or distribution of assets junior to the Preferred Stock, Series 8 unless full dividends on all outstanding shares of Preferred Stock, Series 8 have been declared, paid or set aside for payment for the immediately preceding Dividend Period (except for (x) dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, the Common Stock or other of the Corporation's capital stock ranking junior to Preferred Stock, Series 8 as to dividends and distribution of assets upon dissolution, liquidation or winding up of the Corporation, (y) conversions or exchanges for the Corporation's capital stock ranking junior to Preferred Stock, Series 8 as to dividends and distribution of assets upon dissolution, liquidation or winding up of the Corporation and (z) purchases by the Corporation or its affiliates in connection with transactions effected by or for the account of customers of the Corporation or customers of any of its subsidiaries or in connection with the distribution or trading of such capital stock); provided, however, that the foregoing dividend preference shall not be cumulative and shall not in any way create any claim or right in favor of the holders of Preferred Stock, Series 8 in the event that dividends have not been declared or paid on the Preferred Stock, Series 8 in respect of any prior Dividend Period. If the full dividend on the Preferred Stock, Series 8 is not paid for any Dividend Period, the holders of Preferred Stock, Series 8 will have no claim in respect of the unpaid amount so long as no dividend (other than those referred to above) is paid on the Common Stock or other of the Corporation's capital stock ranking junior to Preferred Stock, Series 8 as to dividends and distribution of assets upon dissolution, liquidation or winding up of the Corporation.

(e) No dividends may be declared or paid or set aside for payment on any shares of Preferred Stock, Series 8 if at the same time any arrears exists in the payment of dividends on any outstanding class or series of stock of the Corporation ranking, as to the payment of dividends, prior to the Preferred Stock, Series 8.

(f) Holders of shares of the Preferred Stock, Series 8, shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full dividends, as herein provided, on the Preferred Stock, Series 8. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Preferred Stock, Series 8, which may be in arrears.

(3) Liquidation Preference. (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation or proceeds thereof (whether capital or surplus) shall be made to or set apart for the holders of any series or class or classes of stock of the Corporation ranking junior to the Preferred Stock, Series 8, upon liquidation, dissolution, or winding up, the holders of the shares of the Preferred Stock, Series 8, shall be entitled to receive $30,000 per share plus an amount equal to declared and unpaid dividends, without accumulation of undeclared dividends. If, upon any liquidation, dissolution, or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of the Preferred Stock, Series 8, shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of preferred stock ranking, as to liquidation, dissolution or winding up, on a parity with the Preferred Stock, Series 8, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Preferred Stock, Series 8, and any such other preferred stock ratably in accordance with the respective amounts which would be payable on such shares of Preferred Stock, Series 8, and any such other preferred stock if all amounts payable thereon were paid in full. For the purposes of this Section (3), neither the sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation, nor the consolidation, merger or combination of the Corporation into or with one or more corporations or the consolidation, merger or combination of any other corporation or entity into or with the Corporation, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(b) After payment shall have been made in full to the holders of Preferred Stock, Series 8, as provided in this Section (3), the holders of Preferred Stock, Series 8 will not be entitled to any further participation in any distribution of assets of the Corporation. Subject to the rights of the holders of shares of any series or class or classes of stock ranking on a parity with or prior to the

Preferred Stock, Series 8, upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Preferred Stock, Series 8, as provided in this Section (3), but not prior thereto, any other series or class or classes of stock ranking junior to the Preferred Stock, Series 8, shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred Stock, Series 8, shall not be entitled to share therein.

(4) Redemption. (a) The Preferred Stock, Series 8, may not be redeemed prior to May 28, 2013. On and after May 28, 2013, the Corporation, at its option, may redeem shares of the Preferred Stock, Series 8, as a whole at any time or in part from time to time, at a redemption price of $30,000 per share, together in each case with declared and unpaid dividends, without accumulation of any undeclared dividends. The Chief Financial Officer or the Treasurer may exercise the Corporation's right to redeem the Preferred Stock, Series 8 as a whole at any time without further action of the Board of Directors or a duly authorized committee thereof. The Corporation may only elect to redeem the Preferred Stock, Series 8 in part pursuant to a resolution by the Board of Directors or a duly authorized committee thereof.
(b) In the event the Corporation shall redeem shares of Preferred Stock, Series 8, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Preferred Stock, Series 8, to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price. Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price) said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. The Corporation's obligation to provide moneys in accordance with the preceding sentence shall be deemed fulfilled if, on or before the redemption date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation) having an office in the Borough of Manhattan, City of New York, having a capital and surplus of at least $50,000,000, funds necessary for such redemption, in trust, with irrevocable instructions that such funds be applied to the redemption of the shares of Preferred Stock, Series 8, so called for redemption. Any interest accrued on such funds shall be paid to the Corporation from time to time. Any funds so deposited and unclaimed at the end of two years from such redemption date shall be released or repaid to the Corporation, after which the holder or holders of such shares of Preferred Stock, Series 8, so called for redemption shall look only to the Corporation for payment of the redemption price.
Upon surrender, in accordance with said notice, of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the applicable redemption price aforesaid. If less than all the outstanding shares of Preferred Stock, Series 8, are to be redeemed, shares to be redeemed shall be selected by the Board of Directors of the Corporation (or a duly authorized committee thereof) from outstanding shares of Preferred Stock, Series 8, not previously called for redemption by lot or pro rata or by any other method determined by the Board of Directors of the Corporation (or a duly authorized committee thereof) to be equitable. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

The Preferred Stock, Series 8 will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Preferred Stock, Series 8 will have no right to require redemption of any shares of Preferred Stock, Series 8.

(5) Terms Dependent on Regulatory Changes. If, (a) the Corporation (by election or otherwise) is subject to any law, rule, regulation or guidance (together, “Regulations”) relating to its capital adequacy which Regulation (x) provides for a type or level of capital characterized as “Tier 1” in, or pursuant to Regulations of any governmental agency, authority or body having regulatory jurisdiction over the Corporation and implementing, the capital standards published by the Basel Committee on Banking Supervision, the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, or any other United States national governmental agency, authority or body, or (y) provides for a type or level of capital that in the judgment of the Board of Directors (or a duly authorized committee thereof) after consultation with legal counsel of recognized standing is substantially equivalent to such “Tier 1” capital (such capital described in either (x) or (y) is referred to below as “Tier 1 Capital”), and (b) the Board of Directors (or a duly authorized committee thereof) affirmatively elects to qualify the Preferred Stock, Series 8 for such Tier 1 Capital treatment without any sublimit or other quantitative restrictions on the inclusion of such Preferred Stock, Series 8 in Tier 1 Capital (other than any limitation requiring that common equity or a specified form of common equity constitute the dominant form of Tier 1 Capital) under such Regulations, then, upon such affirmative election, the terms of the Preferred Stock, Series 8 shall automatically be amended to reflect the following modifications (without any action or consent by the holders of the Preferred Stock, Series 8 or any other vote of stockholders of the Corporation):

(i) If and to the extent such modification is a Required Unrestricted Tier 1 Provision (as defined below), the Corporation's right to redeem the Preferred Stock, Series 8 on and after May 28, 2013 pursuant to Section (5) hereof shall be restricted (such restrictions including but not limited to any requirement that the Corporation receive prior approval for such redemption from any applicable governmental agency, authority or body or that such redemption be prohibited);

(ii) If and to the extent such modification is a Required Unrestricted Tier 1 Provision, the Corporation's right to make distributions with respect to, or redeem, purchase or acquire or make payments on, securities junior to the Preferred Stock, Series 8 (upon a non-payment of dividends on the Preferred Stock, Series 8) shall become subject to additional restrictions (other than those set forth in Section (2)(d) hereof) pursuant to the terms of the Preferred Stock, Series 8; and

(iii) If and to the extent such modification is a Required Unrestricted Tier 1 Provision, any other new provisions or terms shall be added to the Preferred Stock, Series 8, or existing terms shall be modified; provided, however, that no such provision or term shall be added, and no such modification shall be made pursuant to the terms of this Section (5)(iii), if it would alter or change the rights, powers or preferences of the shares of the Preferred Stock, Series 8 so as to affect the shares of the Preferred Stock, Series 8 adversely.

As used above, the term “Required Unrestricted Tier 1 Provision” means a term which is, in the written opinion of legal counsel of recognized standing and delivered to the Corporation, required for the Preferred Stock, Series 8 to be treated as Tier 1 Capital of the Corporation without any sublimit or other quantitative restriction on the inclusion of such Preferred Stock, Series 8 in Tier 1 Capital (other than any limitation requiring that common equity or a specified form of common equity constitute the dominant form of Tier 1 Capital) pursuant to the applicable Regulations. The Corporation shall provide notice to holders of any Preferred Stock, Series 8 of any such changes in the terms of the Preferred Stock, Series 8 made pursuant to the terms of this Section (5) on or about the date of effectiveness of any such modification and shall maintain a copy of such notice on file at the principal offices of the Corporation. A copy of the relevant Regulations shall also be on file at the principal offices of the Corporation and, upon request, will be made available to such holders.

For the avoidance of doubt, “amend”, “modify”, “change” and words of similar effect used in this Section (5) mean that the Preferred Stock, Series 8 shall have such additional or different rights, powers and preferences, and such qualifications, limitations and restrictions as may be established by the Board of Directors (or a duly authorized committee thereof) pursuant to this Section (5), subject to the limitations set forth herein.

(6) Voting Rights. The Preferred Stock, Series 8, shall have no voting rights, except as hereinafter set forth or as otherwise from time to time required by law.

The holders of the Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of Common Stock of the Corporation, voting together with the holders of Common Stock as one class. Each share of Preferred Stock shall be entitled to 150 votes.

Whenever dividends payable on the Preferred Stock, Series 8, have not been declared or paid for such number of Dividend Periods, whether or not consecutive, which in the aggregate is equivalent to six Dividend Periods (a “Nonpayment”), the holders of outstanding shares of the Preferred Stock, Series 8, shall have the exclusive right, voting as a class with holders of shares of all other series of preferred stock ranking on a parity with the Preferred Stock, Series 8, either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable (to the extent such other series of preferred stock are entitled to vote pursuant to the terms thereof), to vote for the election of two additional directors to the Board of Directors of the Corporation at the next annual meeting of stockholders and at each subsequent annual meeting of stockholders on the terms set forth below. At elections for such directors, or on any other matters requiring their consent and approval, each holder of the Preferred Stock, Series 8, shall be entitled to three votes for each share of Preferred Stock, Series 8 held (the holders of shares of any other series of preferred stock ranking on such a parity being entitled to such number of votes, if any, for each share of stock held as may be granted to them). Upon the vesting of such right of such holders, the maximum authorized number of members of the Board of Directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of such outstanding shares of Preferred Stock, Series 8 (either alone or together with the holders of shares of all other series of preferred stock ranking on such a parity) as hereinafter set forth. The right of such holders of such shares of the Preferred Stock, Series 8, voting as a class with holders of shares of all other series of preferred stock ranking on such a parity, to elect members of the Board of Directors of the Corporation as aforesaid shall continue until all dividends on such shares of Preferred Stock, Series 8, shall have been paid in full for at least four Dividend Periods following the Nonpayment. Upon payment in full of such dividends, such voting rights shall terminate except as expressly provided by law, subject to re-vesting in the event of each and every subsequent Nonpayment in the payment of dividends as aforesaid.

Upon termination of the right of the holders of the Preferred Stock, Series 8, to vote for directors as provided in the previous paragraph, the term of office of all directors then in office elected by such holders will terminate immediately. If the office of any director elected by such holders voting as a class becomes vacant by reason of death, resignation, retirement, disqualification, removal from office or otherwise, the remaining director elected by such holders voting as a class may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. Whenever the term of office of the directors elected by such holders voting as a class shall end and the special voting rights shall have expired, the number of directors shall be such number as may be provided for in the By-laws irrespective of any increase made pursuant to the provisions hereof.

So long as any shares of the Preferred Stock, Series 8, remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of the shares of the Preferred Stock, Series 8, outstanding at the time (voting as a class with all other series of preferred stock ranking on a parity with the Preferred Stock, Series 8, either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable), given in person or by proxy, either in writing or at any meeting called for the purpose, shall be necessary to permit, effect or validate any one or more of the following:

(i) the authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock ranking prior to the Preferred Stock, Series 8, with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up; or

(ii) the amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Amended and Restated Certificate of Incorporation, as amended, or of the resolutions set forth in a Certificate of Designations for such Preferred Stock, Series 8, which would adversely affect any right, preference, privilege or voting power of the Preferred Stock, Series 8, or of the holders thereof; provided, however, that (a) any increase in the amount of issued Preferred Stock, Series 8 or authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock, in each case ranking on a parity with or junior to the Preferred Stock, Series 8, with respect to the payment of dividends (whether such dividends were cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up and (b) a conversion of the Offered Preferred Stock in a merger or consolidation transaction into shares of the surviving or successor corporation or the direct or indirect parent of the surviving or successor corporation having terms substantially identical to the terms of the Offered Preferred Stock shall not be deemed to adversely affect such rights, preferences, privileges or voting powers.

Without the consent of the holders of the Preferred Stock, Series 8, so long as such action does not adversely affect the interests of holders of Preferred Stock, Series 8, the Corporation may amend, alter, supplement or repeal any terms of the Preferred Stock, Series 8:

(i) to cure any ambiguity, or to cure, correct or supplement any provision contained in a Certificate of Designations for such Preferred Stock, Series 8 that may be defective or inconsistent; or

(ii) to make any provision with respect to matters or questions arising with respect to the Preferred Stock, Series 8 that is not inconsistent with the provisions of a Certificate of Designations for such Preferred Stock, Series 8.

The rules and procedures for calling and conducting any meeting of the holders of Preferred Stock, Series 8 (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents, and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors of the Corporation, or a duly authorized committee thereof, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of any national securities exchange on which the Preferred Stock, Series 8 are listed at the time.

The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Preferred Stock, Series 8, shall have been redeemed or sufficient funds shall have been deposited in trust to effect such a redemption which is scheduled to be consummated within three months after the time that such rights would otherwise be exercisable.

(7) Record Holders. The Corporation and the transfer agent for the Preferred Stock, Series 8, may deem and treat the record holder of any share of such Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

(8) Ranking. Any class or classes of stock of the Corporation shall be deemed to rank:

(i) on a parity with the Preferred Stock, Series 8, as to dividends or as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof be different from those of the Preferred Stock, Series 8, if the holders of such class of stock and the Preferred Stock, Series 8, shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates (whether cumulative or non-cumulative) or liquidation prices, without preference or priority one over the other; and

(ii) junior to the Preferred Stock, Series 8, as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such stock shall be Common Stock or if the holders of Preferred Stock, Series 8, shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up, as the case may be, in preference or priority to the holders of shares of such stock.

(iii) The Shares of Preferred Stock of the Corporation designated “Floating Rate Non-Cumulative Preferred Stock, Series 1,” “Floating Rate Non-Cumulative Preferred Stock, Series 2,” “6.375% Non-Cumulative Preferred Stock, Series 3,” “Floating Rate Non-Cumulative Preferred Stock, Series 4,” “Floating Rate Non-Cumulative Preferred Stock, Series 5,” “6.70% Non-Cumulative Perpetual Preferred Stock, Series 6,” “6.25% Non-Cumulative Perpetual Preferred Stock, Series 7,” “Cumulative Redeemable Preferred Stock, Series B,” “Floating Rate Non-Cumulative Preferred Stock, Series E,” “6.204% Non-Cumulative Preferred Stock, Series D” “Floating Rate Non-Cumulative Preferred Stock, Series F,” “Adjustable Rate Non- Cumulative Preferred Stock, Series G,” “8.20% Non-Cumulative Preferred Stock, Series H,” “6.625% Non-Cumulative Preferred Stock, Series I,” “7.25% Non-Cumulative Preferred Stock, Series J,” “7.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series L,” “Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K,” “Fixed-to-Floating Rate Non- Cumulative Preferred Stock, Series M,” and any other class or series of stock of the Corporation hereafter authorized that ranks on parity with the Preferred Stock, Series 8, as to dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, shall be deemed to rank on a parity with the shares of the Preferred Stock, Series 8, as to dividends and distribution of assets upon the liquidation, dissolution or winding up of the Corporation.

(9) Exclusion of Other Rights. Unless otherwise required by law, shares of Preferred Stock, Series 8, shall not have any rights, including preemptive rights, or preferences other than those specifically set forth herein or as provided by applicable law.

(10) Notices. All notices or communications unless otherwise specified in the By-laws of the Corporation or the Amended and Restated Certificate of Incorporation, as amended, shall be sufficiently given if in writing and delivered in person or by first class mail, postage prepaid. Notice shall be deemed given on the earlier of the date received or the date such notice is mailed.”

IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm, under penalties of perjury, that this certificate is the act and deed of the Corporation and that the facts herein stated are true, and accordingly has hereunto set her hand this 31st day of December, 2008.

BANK OF AMERICA CORPORATION

By:	/s/ TERESA M. BRENNER
Name:	Teresa M. Brenner
Title:	Associate General Counsel

[Signature Page to Certificate of Designations, Series 8]

CERTIFICATE OF DESIGNATIONS

OF

FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES Q

OF

BANK OF AMERICA CORPORATION

Bank of America Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Sections 141 and 151 of the General Corporation Law of the State of Delaware, does hereby certify:

At meetings duly convened and held by the board of directors of the Corporation (the “Board of Directors”) on July 23, 2008 and October 15, 2008, the Board of Directors duly adopted resolutions (a) authorizing the issuance and sale by the Corporation of one or more series of the Corporation's Preferred Stock, and (b) appointing a Special Committee (the “Committee”) of the Board of Directors to act on behalf of the Board of Directors in establishing the number of authorized shares, the dividend rate, the voting and other powers, designations, preferences and rights, and the qualifications, limitations and restrictions thereof, of such series of Preferred Stock.

Thereafter, on January 7, 2009, the Committee duly adopted the following resolution creating a series of 400,000 shares of Preferred Stock of the Corporation designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series Q” by written consent

RESOLVED, that pursuant to the provisions of the certificate of incorporation and the bylaws of the Corporation and applicable law, and the resolutions adopted by the Board of Directors, a series of Preferred Stock, par value $0.01 per share, of the Corporation be, and hereby is, created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series Q” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 400,000.

Part 2. Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.

Part. 3. Definitions. The following terms are used in this Certificate of Designations (including the Standard Provisions in Annex A hereto) as defined below:

(a) “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

(b) “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.

(c) “Junior Stock” means the Common Stock, and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

(d) “Liquidation Amount” means $25,000 per share of Designated Preferred Stock. (e) “Minimum Amount” means $2,500,000,000.

(e) “Minimum Amount” means $2,500,000,000.

(f) “Parity Stock” means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively). Without limiting the foregoing, Parity Stock shall include the Corporation's (i) 7% Cumulative Redeemable Preferred Stock, Series B; (ii) 6.204% Non-Cumulative Preferred Stock, Series D; (iii) Floating Rate Non-Cumulative Preferred Stock, Series E; (iv) Floating Rate Non-Cumulative Preferred Stock, Series F (if and when issued and outstanding); (v) Adjustable Rate Non-Cumulative Preferred Stock, Series G (if and when issued and outstanding); (vi) 8.20% Non-Cumulative Preferred Stock, Series H; (vii) 6.625% Non-Cumulative Preferred Stock, Series I; (viii) 7.25% Non-Cumulative Preferred Stock, Series J; (ix) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K; (x) 7.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series L; (xi) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M; (xii) Fixed Rate Cumulative Perpetual Preferred Stock, Series N; (xiii) Floating Rate Non- Cumulative Preferred Stock, Series 1; (xiv) Floating Rate Non-Cumulative Preferred Stock, Series 2; (xv) 6.375% Non- Cumulative Preferred Stock, Series 3; (xvi) Floating Rate Non-Cumulative Preferred Stock, Series 4; (xvii) Floating Rate Non- Cumulative Preferred Stock, Series 5; (xviii) 6.70% Noncumulative Perpetual Preferred Stock, Series 6; (xix) 6.25% Noncumulative Perpetual Preferred Stock, Series 7; and (xx) 8.625% Non-Cumulative Preferred Stock, Series 8.

(g) “Signing Date” means October 26, 2008.

(h) “UST Preferred Stock” means the Corporation's Fixed Rate Cumulative Perpetual Preferred Stock, Series N.

Part. 4. Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Bank of America Corporation has caused this Certificate of Designations to be signed by Teresa M. Brenner, its Associate General Counsel, this 7th day of January, 2009.

BANK OF AMERICA CORPORATION

By:	/s/ TERESA M BRENNER
Name:	Teresa M. Brenner
Title:	Associate General Counsel

ANNEX A

STANDARD PROVISIONS

Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.

Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:

(a) “Applicable Dividend Rate” means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.

(b) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(c) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation's stockholders.

(d) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(e) “Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

(f) “Certificate of Designations” means the Certificate of Designations or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(g) “Charter” means the Corporation's certificate or articles of incorporation, articles of association, or similar organizational document.

(h) “Dividend Period” has the meaning set forth in Section 3(a).

(i) “Dividend Record Date” has the meaning set forth in Section 3(a).

(j) “Liquidation Preference” has the meaning set forth in Section 4(a).

(k) “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.

(l) “Preferred Director” has the meaning set forth in Section 7(b).

(m) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Designated Preferred Stock.

(n) “Qualified Equity Offering” means the sale and issuance for cash by the Corporation to persons other than the Corporation or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Corporation at the time of issuance under the applicable risk-based capital guidelines of the Corporation's Appropriate Federal Banking Agency (other than any such sales and issuances (i) made by the Corporation (or any successor by Business Combination) under the Troubled Asset Relief Program, (ii) to the extent such sales or issuances provided the basis for the redemption of other preferred stock of the Corporation that was originally issued by the Corporation (or any such successor) under the Troubled Asset Relief Program or (iii) made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).

(o) “Share Dilution Amount” has the meaning set forth in Section 3(b).

(p) “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.

(q) “Successor Preferred Stock” has the meaning set forth in Section 5(a).

(r) “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3. Dividends.

(a) Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360- day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).

(b) Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a stockholders' rights plan or any redemption or repurchase of rights pursuant to any stockholders' rights plan;

(v) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation's consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity- based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

Section 4. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).

(b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 5. Redemption.

(a) Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to the later of (i) the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date and (ii) the date on which all outstanding shares of UST Preferred Stock have been redeemed, repurchased or otherwise acquired by the Corporation. On or after the later of (i) the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date and (ii) the date on which all outstanding shares of UST Preferred Stock have been redeemed, repurchased or otherwise acquired by the Corporation, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency and subject to the requirement that all outstanding shares of UST Preferred Stock shall previously have been redeemed, repurchased or otherwise acquired by the Corporation, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Corporation (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor (the “Successor Preferred Stock”) that was originally issued under the Troubled Asset Relief Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Corporation (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b) No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of

Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

(f) Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 7. Voting Rights.

(a) General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b) Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation's next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(c) Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii) Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole; provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

(d) Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 9. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Section 10. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 11. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder's expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder's expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 12. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

CERTIFICATE OF DESIGNATIONS

OF

FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES R

OF

BANK OF AMERICA CORPORATION

Bank of America Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware thereof, does hereby certify:

The board of directors of the Corporation (the “Board of Directors”) or an applicable committee of the Board of Directors, in accordance with the certificate of incorporation and bylaws of the Corporation and applicable law, adopted the following resolution on January 16, 2009 creating a series of 800,000 shares of Preferred Stock of the Corporation designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series R”.

RESOLVED, that pursuant to the provisions of the certificate of incorporation and the bylaws of the Corporation and applicable law, a series of Preferred Stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series R” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 800,000.

Part 2. Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.

Part 3. Definitions. The following terms are used in this Certificate of Designations (including the Standard Provisions in Annex A hereto) as defined below:

(a) “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

(b) “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.

(c) “Junior Stock” means the Common Stock, and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

(d) “Liquidation Amount” means $25,000 per share of Designated Preferred Stock.

(e) “Parity Stock” means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively). Without limiting the foregoing, Parity Stock shall include the Corporation's (i) 7% Cumulative Redeemable Preferred Stock, Series B; (ii) 6.204% Non-Cumulative Preferred Stock, Series D; (iii) Floating Rate Non-Cumulative Preferred Stock, Series E; (iv) Floating Rate Non-Cumulative Preferred Stock, Series F (if and when issued and outstanding); (v) Adjustable Rate Non-Cumulative Preferred Stock, Series G (if and when issued and outstanding); (vi) 8.20% Non-

Cumulative Preferred Stock, Series H; (vii) 6.625% Non-Cumulative Preferred Stock, Series I; (viii) 7.25% Non-Cumulative Preferred Stock, Series J; (ix) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K; (x) 7.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series L; (xi) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M, (xii) Fixed Rate Cumulative Perpetual Preferred Stock, Series N, (xiii) Floating Rate Non- Cumulative Preferred Stock, Series 1, (xiv) Floating Rate Non-Cumulative Preferred Stock, Series 2, (xv) 6.375% Non- Cumulative Preferred Stock, Series 3, (xvi) Floating Rate Non-Cumulative Preferred Stock, Series 4, (xvii) Floating Rate Non- Cumulative Preferred Stock, Series 5, (xviii) 6.70% Noncumulative Perpetual Preferred Stock, Series 6, (xix) 6.25% Noncumulative Perpetual Preferred Stock, Series 7, (xx) 8.625% Non-Cumulative Preferred Stock, Series 8, and (xxi) Fixed Rate Cumulative Perpetual Preferred Stock, Series Q.

(f) “Signing Date” means the Original Issue Date.

(g) “UST Preferred Stock” means the Corporation's Fixed Rate Cumulative Preferred Stock, Series N, and Fixed Rate Cumulative Preferred Stock, Series Q.

Part. 4. Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Bank of America Corporation has caused this Certificate of Designations to be signed by Teresa M. Brenner, its Associate General Counsel, this 16th day of January, 2009.

BANK OF AMERICA CORPORATION

By:	/s/ TERESA M BRENNER
Name:	Teresa M. Brenner
Title:	Associate General Counsel

ANNEX A

STANDARD PROVISIONS

Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.

Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:

(a) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(b) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(c) “Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

(d) “Certificate of Designations” means the Certificate of Designations or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(e) “Charter” means the Corporation's certificate or articles of incorporation, articles of association, or similar organizational document.

(f) “Dividend Period” has the meaning set forth in Section 3(a).

(g) “Dividend Record Date” has the meaning set forth in Section 3(a). (h) “Liquidation Preference” has the meaning set forth in Section 4(a).

(i) “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued. (j) “Preferred Director” has the meaning set forth in Section 7(b).

(k) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Designated Preferred Stock.

(l) “Share Dilution Amount” has the meaning set forth in Section 3(b).

(m) “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.

(n) “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3. Dividends.

(a) Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a per annum rate of

8.0% on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend

Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360- day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day. Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).

(b) Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a stockholders' rights plan or any redemption or repurchase of rights pursuant to any stockholders' rights plan; (v) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation's consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity- based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such

Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of

Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

Section 4. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).

(b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 5. Redemption.

(a) Optional Redemption. The Designated Preferred Stock may not be redeemed prior to the date on which all outstanding shares of UST Preferred Stock have been redeemed, repurchased or otherwise acquired by the Corporation. On or after the date on which all outstanding shares of UST Preferred Stock have been redeemed, repurchased or otherwise acquired by the Corporation, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, out of funds legally available therefor at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided, however, that the Corporation, the holders of a majority of the aggregate Liquidation Amount and the United States Department of the Treasury (if at the time it holds any shares of the Designated Preferred Stock) may in the future discuss alternative consideration for effecting a redemption, including use of Common Stock.

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b) No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

(f) Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 7. Voting Rights.

(a) General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b) Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation's next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of

Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(c) Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii) Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole; provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

(d) Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such

Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 9. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Section 10. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 11. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder's expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder's expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 12. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

CERTIFICATE OF DESIGNATIONS
OF
COMMON EQUIVALENT JUNIOR PREFERRED STOCK, SERIES S
OF
BANK OF AMERICA CORPORATION

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

Bank of America Corporation, a corporation organized and existing under the General Corporation Law of the State of
Delaware (the “Corporation”), does hereby certify that:

1. At meetings duly convened and held on November 16, 2009, November 17, 2009, December 1, 2009 and December 3, 2009, the Board of the Corporation (the “Board”) duly adopted resolutions (a) authorizing the issuance and sale by the Corporation of one or more series of the Corporation's preferred stock, and (b) appointing a Special Securities Committee (the “Committee”) of the Board to act on behalf of the Board in establishing the number of authorized shares, the dividend rate and other powers, designations, preferences and rights of the preferred stock.

2. Thereafter, on December 3, 2009, the Committee duly adopted the following resolution by written consent:
“RESOLVED, that the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Corporation's Common Equivalent Junior Preferred Stock, Series S, including those established by the Board and the number of authorized shares and dividend rate established hereby, are authorized and approved as set forth in the Certificate of Designations attached hereto as Exhibit A, which is incorporated herein and made a part of these resolutions by reference.”

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its duly authorized officer this 3rd day of December, 2009.

BANK OF AMERICA CORPORATION

By:	/s/ TERESA M. BRENNER
Name:	Teresa M. Brenner
Title:	Associate General Counsel

Exhibit A

CERTIFICATE OF DESIGNATIONS
OF

COMMON EQUIVALENT JUNIOR
PREFERRED STOCK, SERIES S

OF

BANK OF AMERICA CORPORATION

Pursuant to the authority vested in the Board of Directors (the “Board”) by the Amended and Restated Certificate of Incorporation of the Corporation the (“Certificate of Incorporation”), the Board does hereby designate, create, authorize and provide for the issue of a series of preferred stock, $0.01 par value per share, which shall be designated as Common Equivalent Junior Preferred Stock, Series S (the “Series S Junior Preferred Stock”) consisting of 1,286,000 shares having the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:

COMMON EQUIVALENT JUNIOR
PREFERRED STOCK, SERIES S

Section I. Definitions

“Adjusted Conversion Rate” means, for each share of Series S Junior Preferred Stock, that number of shares of Common Stock determined by reference to the Initial Conversion Rate (as adjusted pursuant to Section II(d), as applicable) multiplied by an amount equal to one less a fraction, the numerator of which is 200,000,000 and the denominator of which is the Initial Conversion Rate in effect on the Closing Date (without adjustment pursuant to Section II(d)) multiplied by the number of shares of Series S Junior Preferred Stock then outstanding, the amount resulting from such calculation being rounded, if necessary, to the nearest one ten-thousandth, with five one-hundred thousandths rounded upwards.

“Adjusted Liquidation Preference” means, for each share of Series S Junior Preferred Stock, $12,667.19.

“Amendment” means an Amendment to the Certificate of Incorporation increasing the number of shares of Common Stock the Corporation is authorized to issue from 10 billion to such amount as is authorized by the Board, which amount shall be not less than an amount sufficient to effect conversion of the Series S Junior Preferred Stock in full.

“Applicable Conversion Rate” means the Initial Conversion Rate, unless the Triggering Date has occurred, in which case it shall be the Adjusted Conversion Rate, in each case subject to adjustment pursuant to Section II(d), as applicable, for any such event occurring subsequent to the initial determination of such rate.

“Applicable Liquidation Preference” means the Initial Liquidation Preference unless the Triggering Date has occurred, in which case it shall be the Adjusted Liquidation Preference.

“As Converted Liquidation Amount” has the meaning specified in Section V(c).

“Board” means the Board of Directors of Bank of America Corporation.

“Certificate of Incorporation” has the meaning specified in the preamble.

“Closing Date” means the date that the Series S Junior Preferred Stock is first issued.

“Common Dividend Equivalent Amount” has the meaning specified in Section III(a).
“Common Stock” means the Common Stock, $.01 par value per share, of the Corporation.
“Conversion Date” means the first business day following the receipt of Stockholder Approval and the filing and acceptance of the Amendment with the Office of the Secretary of State of the State of Delaware.
“Corporation” means Bank of America Corporation.

“Exchange Property” has the meaning specified in Section VI(a).

“Holder” means the Person in whose name the shares of Series S Junior Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of the shares of Series S Junior Preferred Stock for the purpose of making payment and settling conversion and for all other purposes.
“Initial Conversion Rate” means, for each share of Series S Junior Preferred Stock, 1,000 shares of Common Stock.
“Initial Liquidation Preference” means, for each share of Series S Junior Preferred Stock, $15,000.
“Junior Preferred Director” has the meaning specified in Section IV(b).
“Liquidation Participation Amount” has the meaning specified in Section V(c).
“Nonpayment” has the meaning specified in Section IV(b).

“Parity Stock” has the meaning specified in Section III(d).

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock (or other applicable security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board or a duly authorized committee of the Board or by statute, contract or otherwise).

“Reorganization Event” has the meaning specified in Section VI(a).

“Series S Junior Preferred Stock” has the meaning specified in the preamble.
“Special Dividend Payment Date” has the meaning specified in Section III(b).
“Special Dividend Rate” has the meaning specified in Section III(b).

“Special Dividend” has the meaning specified in Section III(b).

“Stockholder Approval” means the requisite approval by the stockholders of the Corporation of the Amendment.

“Triggering Date” means the earlier of (i) the date on which any meeting of the stockholders of the Corporation called for the purpose of obtaining Stockholder Approval is finally adjourned and at which the Amendment is rejected by the Corporation's stockholders and (ii) the date that is 105 days from the Closing Date.

“Voting Parity Securities” has the meaning specified in Section IV(b).

Section II. Automatic Conversion

(a) Upon the terms and in the manner set forth in this Section II and subject to the provisions for adjustment in Section II (b) below, at 9:30 a.m., New York City time, on the Conversion Date, each share of Series S Junior Preferred Stock will automatically convert into an amount of fully-paid and non-assessable shares of Common Stock, without any action on the part of Holders or the Corporation, based on the Applicable Conversion Rate. The shares of Series S Junior Preferred Stock so converted will be cancelled as described in paragraph (c) below.

(b) If the Corporation fails to obtain Stockholder Approval on or before the Triggering Date, then at 9:30 a.m., New York City time, on the first business day after the Triggering Date, the Series S Junior Preferred Stock shall automatically partially convert into Common Stock, to be effected by the Corporation's issuance of 200,000,000 shares of Common Stock (as adjusted pursuant to Section II(d)) to the Holders of the Series S Junior Preferred Stock, pro rata based on the number of shares of Series S Junior Preferred Stock held of record by each such Holder on such date, without any action on the part of Holders, and the Applicable Conversion Rate shall thereafter be the Adjusted Conversion Rate. Following the issuance of such Common Stock, all shares of the Series S Junior Preferred Stock will remain outstanding.

(c) As promptly as practicable after the Conversion Date, the Corporation shall (i) provide notice of the conversion to each Holder stating the Conversion Date, the number of shares of Common Stock issued upon conversion of each share of Series S Junior Preferred Stock held of record by such Holder and subject to conversion and the place or places where certificates representing shares of Series S Junior Preferred Stock are to be surrendered for issuance of certificates representing shares of Common Stock and (ii) upon proper surrender (including but not limited to furnishing appropriate endorsements and transfer documents) of such certificates by such Holder, issue and deliver, in exchange for the certificates representing the shares of Series S Junior Preferred Stock held by such Holder, to each Holder a certificate or certificates for the number of full shares of Common Stock to which such Holder is entitled. Immediately upon conversion, the rights of the Holders as such with respect to the shares of Series S Junior Preferred Stock so converted shall cease and the persons entitled to receive the shares of Common Stock upon the conversion of such shares of Series S Junior Preferred Stock shall be treated for all purposes as having become the record and beneficial owners of such shares of Common Stock. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series S Junior Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation.

(d) If at any time prior to the Conversion Date, the Corporation issues to all holders of the Common Stock shares of Common Stock or other securities or assets of the Corporation (other than cash) as a dividend or distribution on the Common Stock, or the Corporation effects a share split or share combination of the Corporation's Common Stock, or the Corporation issues to all holders of the Common Stock certain rights or warrants entitling them for a period of 60 days or less to purchase shares of Common Stock at less than the current market value of the Common Stock at that time, or the Corporation purchases shares of Common Stock pursuant to a tender offer or exchange offer at above the current market value at that time, and in each such case the Record Date with respect to such event (or the date such event is effective, as the case may be) occurs on or after the Closing Date and prior to the Conversion Date (each, an “Adjustment Event”), then the Corporation will make such provision as is necessary so that the Holder receives the same dividend, distribution or other asset or property, if any, as it would have received in connection with such Adjustment Event if it had been the holder on the Record Date (or the date such event is effective, as the case may be) of the number of shares of Common Stock into which the shares of Series S Junior Preferred Stock held by such Holder are then convertible, or, to the extent that it is not reasonably practicable for the Corporation to make such provision, the Corporation shall make such adjustment to the Applicable Conversion Rate or other terms of the Series S Junior Preferred Stock to provide the Holder with an economic benefit comparable to that which it would have received had such provision been made; it being understood that this paragraph (d) shall not apply to the extent that any Holder participates on a pro rata basis with the holders of Common Stock.

(e) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series S Junior Preferred Stock. If more than one share of Series S Junior Preferred Stock shall be surrendered for conversion at any one time by the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series S Junior Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series S Junior Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest equal to the value of such fractional interest as based on the closing sales price of the Common Stock on the business day immediately preceding the Conversion Date.

(f) The Corporation shall not be required to reserve or keep available, out of its authorized but unissued Common Stock, or have sufficient authorized Common Stock to cover, the shares of Common Stock deliverable upon the conversion of the Series S Junior Preferred Stock prior to the Stockholder Approval.

(g) All shares of Common Stock which may be issued upon conversion of the shares of Series S Junior Preferred Stock or pursuant to Section II(b) hereof will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable.

(h) Effective immediately prior to the Conversion Date, dividends shall no longer be declared on the shares of Series S Junior Preferred Stock and such shares of Series S Junior Preferred Stock shall cease to be outstanding, in each case, subject to the rights of Holders of such Series S Junior Preferred Stock to receive any declared and unpaid dividends on such shares and any other payments to which they are otherwise entitled pursuant to Section II(d), Section III or Section VI.

Section III. Dividend Rights

(a) From and after the Closing Date to but excluding the Conversion Date, (i) the Holders shall be entitled to receive, when, as and if declared by the Board or any duly authorized committee of the Board, but only out of assets legally available therefor, all cash dividends or distributions (including, but not limited to, regular quarterly dividends) declared and paid or made in respect of the shares of Common Stock, at the same time and on the same terms as holders of Common Stock, in an amount per share of Series S Junior Preferred Stock equal to the product of (i) the Applicable Conversion Rate then in effect and (ii) any per share dividend or distribution, as applicable, declared and paid or made in respect of each share of Common Stock (the “Common Equivalent Dividend Amount”), and (ii) the Board may not declare and pay any such cash dividend or make any such cash distribution in respect of Common Stock unless the Board or any duly authorized committee of the Board declares and pays to the Holders of the Series S Junior Preferred Stock, at the same time and on the same terms as holders of Common Stock, the Common Equivalent Dividend Amount per share. Notwithstanding any provision in this Section III(a) to the contrary, (i) the Holders of the Series S Junior Preferred Stock shall not be entitled to receive any cash dividend or distribution made with respect to the Common Stock after the Closing Date where the Record Date for determination of holders of Common Stock entitled to receive such dividend or distribution occurs prior to the Closing Date, and (ii) to the extent an automatic partial conversion pursuant to Section II(b) has occurred in a calendar quarter, the Common Equivalent Dividend Amount payable, if any, shall be determined as if the Initial Conversion Rate were in effect for the entire calendar quarter, unless the Record Date for payment of any such Common Equivalent Dividend Amount occurs after the issuance of such Common Stock, in which case the Common Equivalent Dividend Amount payable, if any, shall be determined as if the Adjusted Conversion Rate were in effect for the entire calendar quarter.

(b) From and after the date immediately following the Triggering Date to but excluding the Conversion Date, in addition to dividends payable under Section III(a), the Holders of the Series S Junior Preferred Stock shall be entitled to receive, when, as and if declared by the Board or any duly authorized committee of the Board, but only out of assets legally available therefor, non-cumulative cash dividends on the Adjusted Liquidation Preference per share of Series S Junior Preferred Stock, payable quarterly in arrears, on each date that regular quarterly cash dividends are paid with respect to the Common Stock or, if no regular quarterly cash dividends are paid with respect to the Common Stock during such calendar quarter, the last Friday of such calendar quarter (or if such Friday is not a business day, the immediately preceding business day) (each, a “Special Dividend Payment Date”). Dividends payable pursuant to this Section III(b) (the “Special Dividend”) will accrue on the Adjusted Liquidation Preference per share of Series S Junior Preferred Stock at a rate per annum equal to the Special Dividend Rate (as defined below) for each calendar quarter from the Triggering Date to the Conversion Date. The amount of Special Dividends payable shall be computed on the basis of a 360-day year of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. No interest or sum of money in lieu of interest will be paid with respect to any Special Dividend paid later than the scheduled Special Dividend Payment Date. The “Special Dividend Rate” shall initially be 10% per annum and shall increase by two (2) percentage points on each subsequent Special Dividend Payment Date, subject to a maximum rate of 16% per annum. For purposes of dividends payable pursuant to this Section III(b), the Series S Junior Preferred Stock will rank prior to the Common Stock.

(c) Each dividend or distribution pursuant to (a) or (b) above will be payable to Holders of record of Series S Junior Preferred Stock as they appear in the records of the Corporation at the close of business on the same day as the Record Date for the corresponding dividend or distribution to the holders of shares of Common Stock (or, in the case of a Special Dividend Payment Date where there is no corresponding quarterly cash dividend with respect to the Common Stock during such calendar quarter, the fifteenth day of the calendar month in which the Special Dividend Payment Date falls).

(d) The cash dividends on the Series S Junior Preferred Stock are noncumulative. To the extent that any dividends payable on the shares of Series S Junior Preferred Stock for a calendar quarter are not declared and paid, in full or otherwise, on the applicable dividend payment date, then such unpaid dividends shall not cumulate and shall cease to be payable, and the Corporation shall have no obligation to pay, and the holders of Series S Junior Preferred Stock shall have no right to receive, dividends for such calendar quarter on the related dividend payment date or at any time in the future or interest with respect to such dividends, whether or not dividends are declared for any subsequent calendar quarter or dividend period with respect to Series S Junior Preferred Stock, Parity Stock (as defined below) or any other class or series of authorized preferred stock of the Corporation. So long as any share of the Series S Junior Preferred Stock remains outstanding, (i) no dividend shall be declared and paid or set aside for payment and no distribution shall be declared and made or set aside for payment on any Common Stock (other than a dividend payable solely in shares of Common Stock), (ii) no shares of Common Stock shall be repurchased, redeemed, or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Common Stock for or into other Common Stock, or the exchange or conversion of one share of Common Stock for or into another share of Common Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Common Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such Common Stock by the Corporation, and (iii) no shares of Parity Stock will be repurchased, redeemed, or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series S Junior Preferred Stock and such Parity Stock except by conversion into or exchange for Common Stock, during a dividend period, unless, in each case, the full dividends payable pursuant to Section III(b) for the then-current calendar quarter on all outstanding shares of the Series S Junior Preferred Stock have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside (except for (w) dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of Common Stock, (x) redemptions or purchases of any rights pursuant to a stockholder rights plan or by conversion or exchange of Parity Stock for or into other Parity Stock of the Corporation, (y) purchases by the Corporation or its affiliates as a broker, dealer, advisor, fiduciary, trustee or comparable capacity in connection with transactions effected by or for the account of customers of the Corporation or customers of any of its subsidiaries or in connection with the distribution or trading of such capital stock and (z) acquisitions of Common Stock in respect of exercises of employee equity awards and any related tax withholding and any purchases or acquisitions of Common Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofor or hereafter adopted). Subject to the next succeeding sentence, for so long as any shares of Series S Junior Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Stock for any period unless full dividends payable pursuant to Section III(b) on all outstanding shares of Series S Preferred Stock for the then-current calendar quarter have been paid in full or declared and a sum sufficient for the payment thereof set aside. To the extent the Corporation declares dividends on the Series S Junior Preferred Stock and on any Parity Stock but does not make full payment of such declared dividends, the Corporation will allocate the dividend payments on a pro rata basis among the holders of the shares of Series S Junior Preferred Stock and the holders of any Parity Stock then outstanding. For purposes of calculating the allocation of partial dividend payments, the Corporation will allocate dividend payments on a pro rata basis among the Holders of the Series S Junior Preferred Stock and the holders of any Parity Stock so that the amount of dividends paid per share on the Series S Junior Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that payable dividends per share on the shares of the Series S Junior Preferred Stock and such Parity Stock (but without, in the case of any noncumulative preferred stock, accumulation of dividends for prior dividend periods) bear to each other. The foregoing right shall not be cumulative and shall not in any way create any claim or right in favor of Holders in the event that dividends have not been declared or paid in respect of any prior calendar quarter. As used herein, “Parity Stock” shall mean each class or series of equity securities of the Corporation issued after the Closing Date (other than Common Stock) that does not by its terms rank senior to the Series S Junior Preferred Stock with respect to payment of dividends or rights upon liquidation, dissolution or winding up of the affairs of the Corporation (including options, warrants or rights to subscribe for or purchase shares of such equity securities).

(e) No interest or sum of money in lieu of interest will be payable in respect of any dividend payment or payments on
Series S Junior Preferred Stock or on such Parity Stock that may be in arrears.

(f) Holders of Series S Junior Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Series S Junior Preferred Stock as specified in this
Section III. Notwithstanding any provision in this Certificate of Designations to the contrary, Holders of the Series S Junior Preferred Stock shall not be entitled to receive any dividends for any calendar quarter in which the Conversion Date occurs, except to the extent that any such dividends have been declared by the Board or any duly authorized committee of the Board and the Record Date for such dividend occurs prior to the Conversion Date.

Section IV. Voting

(a) Prior to the Conversion Date, Holders are entitled to vote (i) on all matters presented to the holders of Common Stock for approval, voting together with the holders of common stock as one class, as if, on the record date for determining the holders of the Corporation's securities entitled to vote with respect to such matter, the Holders in fact held the shares of Common Stock into which the Series S Junior Preferred Stock are then convertible based on the Applicable Conversion Rate then in effect or (ii) whenever the approval or other action of Holders is required by applicable law or by the Certificate of Incorporation; provided, however that Holders shall not be entitled to vote either together with the Common Stock or as a separate class with respect to the Amendment at any meeting of the stockholders of the Corporation at which the Amendment is presented for approval.

(b) If and whenever any Special Dividend payable to Holders of the Series S Junior Preferred Stock or any other dividend payable to holders of any other class or series of preferred stock ranking equally with Series S Junior Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted by this Section IV have been conferred (“Voting Parity Securities”) and are exercisable, have not been declared and paid for the equivalent of at least six or more calendar quarters (other than the calendar quarter in which the Series S Junior Preferred Stock is issued) (whether consecutive or not) (a “Nonpayment”), the number of directors constituting the Board shall be increased by two, and the Holders of the outstanding shares of Series S Junior Preferred Stock voting as a class with holders of any Voting Parity Securities, whether or not the holders of such Voting Parity Securities would be entitled to vote for the election of directors if such Nonpayment did not exist, shall have the right, voting separately as a single class without regard to series, with voting rights allocated pro rata based on liquidation preference, to the exclusion of the holders of Common Stock, to elect two directors of the Corporation to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the election of such directors must not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Corporation's securities may be listed) that listed companies must have a majority of independent directors and provided further that the Board shall at no time include more than two such directors. Each such director elected by the holders of shares of Series S Junior Preferred Stock and any Voting Parity Securities is a “Junior Preferred Director.” Any Junior Preferred Director elected by the holders of the Series S Junior Preferred Stock and any Voting Parity Securities may only be removed by the vote of the holders of record of the outstanding Series S Junior Preferred Stock and any such Voting Parity Securities, voting together as a single and separate class, at a meeting of the Corporation's stockholders called for that purpose. Any vacancy created by the removal of any Junior Preferred Director may be filled only by the vote of the holders of the outstanding Series S Junior Preferred Stock and any such Voting Parity Securities, voting together as a single and separate class.

(c) The election of the Junior Preferred Directors will take place at any annual meeting of stockholders or any special meeting of the holders of the Series S Junior Preferred Stock and any Voting Parity Securities, called as provided herein. At any time after the special voting right has vested pursuant to Section IV(b) above, the secretary of the Corporation may, and upon the written request of any Holder of Series S Junior Preferred Stock (addressed to the secretary at the Corporation's principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series S Junior Preferred Stock and any Voting Parity Securities, for the election of the two directors to be elected by them as provided in Section IV(d) below. The Junior Preferred Directors shall each be entitled to one vote per director on any matter.

(d) Notice for a special meeting will be given in a similar manner to that provided in the Corporation's by-laws for a special meeting of the stockholders. If the secretary of the Corporation does not call a special meeting within 20 days after receipt of any such request, then any Holder of Series S Junior Preferred Stock may (at the Corporation's expense) call such meeting, upon notice as provided in this Section IV(d), and for that purpose will have access to the stock register of the Corporation. The Junior Preferred Directors elected at any such special meeting will hold office until the next annual meeting of the Corporation's stockholders unless they have been previously terminated or removed pursuant to Section IV(e). In case any vacancy in the office of a Junior Preferred Director occurs (other than prior to the initial election of the Junior Preferred Directors), the vacancy may be filled by the written consent of the Junior Preferred Director remaining in office, or if none remains in office, by the vote of the Holders of the Series S Junior Preferred Stock (voting together as a single and separate class with holders of any Voting Parity Securities, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such Nonpayment did not exist) to serve until the next annual meeting of the stockholders.

(e) The voting rights described in Section IV(b) above will terminate, except as provided by law, upon the earlier of (A) the conversion of all of the Series S Junior Preferred Stock on the Conversion Date or (B) the payment of full Special Dividends on the Series S Junior Preferred Stock and any Voting Parity Securities, for the equivalent of at least four quarterly periods (but subject to revesting in the case of any similar non-payment of dividends in respect of future dividend periods) following a Nonpayment on the Series S Junior Preferred Stock and any Voting Parity Securities. Upon termination of the special voting right described above, the terms of office of the Junior Preferred Directors will immediately terminate, and the number of directors constituting the Board will be reduced accordingly. Any Junior Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series S Junior Preferred Stock (voting together as a single and separate class with holders of any Voting Parity Securities, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such Nonpayment did not exist).

Section V. Liquidation

(a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation prior to the Conversion Date, whether voluntary or involuntary, Holders of Series S Junior Preferred Stock shall be entitled to receive for each share of Series S Junior Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation and the holders of any other stock of the Corporation ranking senior as to such distributions to the Series S Junior Preferred Stock, and before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock or other stock of the Corporation ranking junior to Series S Junior Preferred Stock as to such distribution, a liquidating distribution in an amount equal to the Applicable Liquidation Preference, plus any dividends that have been declared but not yet paid, without accumulation of any undeclared dividends, to the date of liquidation.

(b) If in any distribution described in Section V(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Series S Junior Preferred Stock and the corresponding amounts payable with respect to any other stock of the Corporation ranking equally with Series S Junior Preferred Stock as to such distribution, Holders of Series S Junior Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c) If the liquidating distribution provided in Section V(a) above has been paid in full to all Holders of Series S Junior Preferred Stock and the corresponding amounts payable with respect to any other stock of the Corporation ranking equally with Series S Junior Preferred Stock as to such distribution have been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences; provided that if the amount of such assets or proceeds to be distributed with respect to a number of shares of Common Stock equal to the Applicable Conversion Rate then in effect (the “As Converted Liquidation Amount”) exceeds the Applicable Liquidation Preference, Holders of Series S Junior Preferred Stock shall be entitled to receive, for each share of Series S Junior Preferred Stock, an additional amount (the “Liquidation Participation Amount”) out of such assets or proceeds such that the As-Converted Liquidation Amount equals the sum of the Applicable Liquidation Preference plus the Liquidation Participation Amount, after making appropriate adjustment such that the holders of Series S Junior Preferred Stock receive the same amount on an as-converted basis as the holders of a number of shares of Common Stock equal to the Applicable Conversion Rate then in effect.

(d) For purposes of this Section V, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) or all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section VI. Adjustments For Reorganization Events

(a) Upon the occurrence of a Reorganization Event (as defined herein) prior to the Conversion Date, each share of Series S Junior Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of Holders, become convertible into the types and amounts of securities, cash, and other property that is or was receivable in such Reorganization Event by a holder of the number of shares of Common Stock into which such share of Series S Junior Preferred Stock was convertible immediately prior to such Reorganization Event in exchange for such shares of Common Stock (such securities, cash, and other property, the “Exchange Property”). The Holders shall not have any separate class vote on any Reorganization Event. A “Reorganization Event” shall mean:

(i) any consolidation or merger of the Corporation with or into another person, in each case pursuant to which the
Common Stock will be converted into cash, securities, or other property of the Corporation or another person;

(ii) any sale, transfer, lease, or conveyance to another person of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, in each case pursuant to which the Common Stock will be converted into cash, securities, or other property;

(iii) any reclassification of the Common Stock into securities other than the Common Stock; or

(iv) any statutory exchange of the Corporation's securities for those of another person (other than in connection with a merger or acquisition).

(b) In the event that holders of the shares of the Common Stock have the opportunity to elect the form of consideration to be received in such Reorganization Event, the consideration that the Holders are entitled to receive upon conversion shall be deemed to be (i) the types and amounts of consideration received by a majority of the holders of shares of Common Stock that affirmatively make such an election or (ii) if no holders of shares of Common Stock affirmatively make such an election, the types and amounts of consideration actually received by such holders.

(c) The Corporation (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the type and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section VI.

Section VII. Reports as to Adjustments

Whenever the number of shares of Common Stock into which the shares of the Series S Junior Preferred Stock are convertible is adjusted as provided in Section I(e) or Section VI, the Corporation shall promptly compute such adjustment and furnish to the Holders a certificate, signed by the principal financial officer or treasurer of the Corporation, setting forth the number of shares of Common Stock into which each share of the Series S Junior Preferred Stock is convertible as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment will become effective.

Section VIII. Exclusion of Other Rights

Except as may otherwise be required by law, the shares of Series S Junior Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, other than those specifically set forth herein (as this Certificate of Designations may be amended from time to time) and in the Certificate of Incorporation. The shares of Series S Junior Preferred Stock shall have no preemptive or subscription rights.

Section IX. Severability of Provisions

If any voting powers, preferences or relative, participating, optional or other special rights of the Series S Junior Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designations (as this Certificate of Designations may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series S Junior Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designations (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences or relative, participating, optional or other special rights of Series S Junior Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences or relative, participating, optional or other special rights of Series S Junior Preferred Stock or qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences or relative, participating, optional or other special rights of Series S Junior Preferred Stock or qualifications, limitations and restrictions thereof unless so expressed herein.

Section X. Reissuance of Series S Junior Preferred Stock

Shares of Series S Junior Preferred Stock that have been issued and reacquired in any manner, including shares purchased by the Corporation or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized but unissued shares of preferred stock of the Corporation undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation. The Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series S Junior Preferred Stock.

Section XI. Rank

Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designations to the contrary, the Board or any authorized committee of the Board, without the vote of the Holders of the Series S Junior Preferred Stock, may authorize and issue additional shares of stock ranking junior or senior to, or on parity with, the Series S Junior Preferred Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section XII. Determinations

The Corporation shall be solely responsible for making all calculations called for hereunder. Such calculations include, but are not limited to, the calculations under Section I hereof. The Corporation covenants to make all such calculations in good faith. Absent manifest error, such calculations shall be final and binding on all Holders of shares of the Series S Junior Preferred Stock. The Corporation shall have the power to resolve any ambiguity and its action in so doing, as evidenced by a resolution of the Board, shall be final and conclusive unless clearly inconsistent with the intent hereof. Amounts resulting from any calculation will be rounded, if necessary, to the nearest one ten-thousandth, with five one-hundred thousandths being rounded upwards.

Section XIII. No Redemption

The Corporation may not, at any time, redeem the outstanding shares of the Series S Junior Preferred Stock.

Section XIV. Repurchases

Subject to the limitations imposed herein, the Corporation may purchase and sell shares of Series S Junior Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board or any duly authorized committee of the Board may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section XV. No Sinking Fund

Shares of Series S Junior Preferred Stock are not subject to the operation of a sinking fund.

Section XVI. Notices

All notices, requests and other communications to the Holder of Series S Junior Preferred Stock shall be in writing
(including facsimile transmission) and shall be given at the address of such Holder as shown on the books of the Corporation. A Holder of Series S Junior Preferred Stock may waive any notice required hereunder by a writing signed before or after the time required for notice or the action in question. Notice shall be deemed given on the earlier of the date received or three business days after the date such notice is mailed by first-class mail, postage prepaid.

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
BANK OF AMERICA CORPORATION

Pursuant to Section 242
of the General Corporation Law of the State of Delaware

Bank of America Corporation, a corporation duly organized and existing under the General Corporation Law of the
State of Delaware (the “Corporation”), does hereby certify that:

1.    The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by changing the number of shares of stock the Corporation is authorized to issue, so that, the first sentence of Article 3 thereof shall read as follows:

“3.    The number of shares, par value $.01 per share, the Corporation is authorized to issue is Eleven
Billion Four Hundred Million (11,400,000,000), divided into the following classes:

Class	Number of Shares
Common	11,300,000,000
Preferred	100,000,000."

2.    The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General
Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this 23rd day of February, 2010.

By:	/s/ TERESA M. BRENNER
Name:	Teresa M. Brenner
Title:	Associate General Counsel

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BANK OF AMERICA CORPORATION

Pursuant to Section 242
of the General Corporation Law of the State of Delaware

Bank of America Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.    The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by changing the number of shares of stock the Corporation is authorized to issue, so that, the first sentence of Article 3 thereof shall read as follows:

“3.    The number of shares, par value $.01 per share, the Corporation is authorized to issue is Twelve Billion
Nine Hundred Million (12,900,000,000), divided into the following classes:

Class	Number of Shares
Common	12,800,000,000
Preferred	100,000,000."

2.    The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General
Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this 28th day of April, 2010.

By:	/s/ TERESA M. BRENNER
Name:	Teresa M. Brenner
Title:	Associate General Counsel

CERTIFICATE OF DESIGNATIONS
OF
6% CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES T
OF
BANK OF AMERICA CORPORATION

BANK OF AMERICA CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Sections 103 and 151 thereof, DOES HEREBY CERTIFY:

The board of directors of the Corporation (the “Board of Directors”), in accordance with the provisions of the amended and restated certificate of incorporation of the Corporation and applicable law, at a meeting duly called and held on August 25, 2011, adopted the following resolution creating a series of 50,000 shares of Preferred Stock of the Corporation designated as “6% Cumulative Perpetual Preferred Stock, Series T”.

RESOLVED, that pursuant to the authority vested in the Board of Directors, the provisions of the amended and restated certificate of incorporation of the Corporation and applicable law, a series of Preferred Stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions, of the shares of such series, are as follows:

Section 1. Designation. The distinctive serial designation of such series of Preferred Stock is “6% Cumulative Perpetual
Preferred Stock, Series T” (“Series T”). Each share of Series T shall be identical in all respects to every other share of Series T.

Section 2. Number of Shares. The authorized number of shares of Series T shall be 50,000. Shares of Series T that are redeemed, purchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Series T may be reissued only as shares of any now or hereafter designated series other than Series T).

Section 3. Definitions. As used herein with respect to Series T:
(a) “Bylaws” means the amended and restated bylaws of the Corporation, as they may be amended from time to time.

(b) “Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

(c) “Certificate of Designations” means this Certificate of Designations relating to the Series T, as it may be amended from time to time.

(d) “Certification of Incorporation” shall mean the amended and restated certificate of incorporation of the Corporation, as it may be amended from time to time, and shall include this Certificate of Designations.

(e) “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

(f) “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation (other than Series T) that ranks junior to Series T either or both as to the payment of dividends and/or as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(g) “Original Issue Date” means September 1, 2011.

(h) “Parity Stock” means any class or series of stock of the Corporation (other than Series T) that ranks equally with Series T both in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively). Without limiting the foregoing, Parity Stock shall include the Corporation's (i) 7% Cumulative Redeemable Preferred Stock, Series B, (ii) 6.204% Non-Cumulative Preferred Stock, Series D, (iii) Floating Rate Non-Cumulative Preferred Stock, Series E, (iv) Floating Rate Non-Cumulative Preferred Stock, Series F, (v) Adjustable Rate Non-Cumulative Preferred Stock, Series G, (vi) 8.20% Non- Cumulative Preferred Stock, Series H, (vii) 6.625% Non-Cumulative Preferred Stock, Series I, (viii) 7.25% Non-Cumulative Preferred Stock, Series J, (ix) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K, (x) 7.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series L, (xi) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M, (xii) Fixed Rate Cumulative Perpetual Preferred Stock, Series N, (xiii) Fixed Rate Cumulative Perpetual Preferred Stock, Series Q, (xiv) Fixed Rate Cumulative Perpetual Preferred Stock, Series R, (xv) Floating Rate Non-Cumulative Preferred Stock, Series 1, (xvi) Floating Rate Non-Cumulative Preferred Stock, Series 2, (xvii) 6.375% Non-Cumulative Preferred Stock, Series 3, (xviii) Floating Rate Non-Cumulative Preferred Stock, Series 4, (xix) Floating Rate Non-Cumulative Preferred Stock, Series 5, (xx) 6.70% Noncumulative Perpetual Preferred Stock, Series 6, (xxi) 6.25% Noncumulative Perpetual Preferred Stock, Series 7 and (xxii) 8.625% Non-Cumulative Preferred Stock, Series 8.

(i) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series T.

(j) “Voting Parity Stock” means, with regard to any matter as to which the holders of Series T are entitled to vote as specified in Section 8 of this Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

(k) “Voting Preferred Stock” means, with regard to any matter as to which the holders of Series T are entitled to vote as specified in Section 8 of this Certificate of Designations, any and all series of Preferred Stock (other than Series T) that rank equally with Series T either as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation and upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 4. Dividends.

(a) Rate. Holders of Series T shall be entitled to receive, on each share of Series T, out of funds legally available for the payment of dividends under Delaware law, cumulative cash dividends with respect to each Dividend Period (as defined below) at a per annum rate of 6% (as such may be adjusted pursuant to this Section 4(a), the “Dividend Rate”) on (i) the amount of $100,000 per share of Series T and (ii) the amount of accrued and unpaid dividends on such share of Series T, if any (giving effect to (A) any dividends paid through the Dividend Payment Date (as defined below) that begins such Dividend Period (other than the initial Dividend Period) and (B) any dividends (including dividends thereon at a per annum rate equal to the Dividend Rate to the date of payment) paid during such Dividend Period); provided that if, on any Dividend Payment Date, the holder of record (for such Dividend Payment Date) of a share of Series T shall not have received in cash the full amount of any dividend required to be paid on such share on such Dividend Payment Date pursuant to this Section 4(a), then the Dividend Rate shall automatically be at a per annum rate of 8% with respect to the Dividend Period for which the full amount of any dividend required to be paid on such share on such Dividend Payment Date pursuant to this Section 4(a) was not made and for all Dividend Periods thereafter. Dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable in arrears (as provided below in this Section 4(a)), but only when, as and if declared by the Board of Directors (or a duly authorized committee of the Board of Directors) on each October 10, January 10, April 10 and July 10 (each, a “Dividend Payment Date”), commencing on October 10, 2011; provided that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on Series T on such Dividend Payment Date shall instead be payable on) the immediately succeeding Business Day. Dividends payable on the Series T in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on the Series T on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Series T on any Dividend Payment Date will be payable to holders of record of Series T as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day before such Dividend Payment Date (as originally scheduled) or such other record date fixed by the Board of Directors (or a duly authorized committee of the Board of Directors) that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Each dividend period (a “Dividend Period”) shall commence on and include a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Original Issue Date of the Series T) and shall end on and include the calendar day next preceding the next Dividend Payment Date. Dividends payable in respect of a Dividend Period shall be payable in arrears on the first Dividend Payment Date after such Dividend Period.

Holders of Series T shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series T as specified in this Section 4 (subject to the other provisions of this Certificate of Designations).

(b) Priority of Dividends. So long as any share of Series T remains outstanding, no dividend shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than a dividend payable solely in Junior Stock), and no Common Stock, Junior Stock or Parity Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock or of one share of Parity Stock for or into another share of Parity Stock (with the same or lesser per share liquidation amount) or Junior Stock) during a Dividend Period, unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 4(a) above, dividends on such amount), on all outstanding shares of Series T have been or are contemporaneously declared and paid in full (or declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Series T on the applicable record date). The foregoing provision shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the cashless exercises and similar actions under any employee benefit plan in the ordinary course of business and consistent with past practice prior to the Original Issuance Date; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) in connection with the issuance of Junior Stock or Parity Stock, ordinary sale and repurchase transactions to facilitate the distribution of such Junior Stock or Parity Stock; and (iv) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of, and at the ultimate cost of, any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon the Series T and any shares of Parity Stock, all dividends declared on the Series T and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the Series T (including, if applicable as provided in Section 4(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) bear to each other.

Subject to the foregoing, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors (or a duly authorized committee of the Board of Directors) may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and the Series T shall not be entitled to participate in any such dividends.

Section 5. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series T shall be entitled to receive for each share of Series T, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to the Series T as to such distribution, payment in full in an amount equal to the sum of (i) $100,000 per share and (ii) the accrued and unpaid dividends thereon (including, if applicable as provided in Section 4(a) above, dividends on such amount), whether or not declared, to the date of payment. Furthermore, without limiting in any way the obligation of the Corporation to make the payments specified in the immediately preceding sentence, in connection with the payment of the amounts specified in clause (ii) of the immediately preceding sentence, the Corporation shall use its best efforts to ensure that, immediately prior to any such liquidation, dissolution or winding up, the Corporation shall declare and pay any accrued and unpaid dividends (including, if applicable as provided in Section 4(a) above, dividends on such amount) outstanding as of such time.

(b) Partial Payment. If in any distribution described in Section 5(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay the Liquidation Preferences (as defined below) in full to all holders of Series T and all holders of any stock of the Corporation ranking equally with the Series T as to such distribution, the amounts paid to the holders of Series T and to the holders of all such other stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of Series T and the holders of all such other stock. In any such distribution, the “Liquidation Preference” of any holder of stock of the Corporation shall mean the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends (and, in the case of any holder of stock, including the Series T, on which dividends accrue on a cumulative basis, an amount equal to any accrued and unpaid dividends (including, if applicable, dividends on such amount), whether or not declared, as applicable), provided that the Liquidation Preference for any share of Series T shall be determined in accordance with Section 5(a) above.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series T, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series T receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 6. Redemption.

(a) Optional Redemption. The Corporation, at its option, subject to the approval of the Board of Governors of the Federal Reserve System, may redeem, in whole at any time or in part from time to time, the shares of Series T at the time outstanding, upon notice given as provided in Section 6(c) below, at a redemption price equal to the sum of (i) $105,000 per share and (ii) the accrued and unpaid dividends thereon (including, if applicable as provided in Section 4(a) above, dividends on such amount), whether or not declared, to the redemption date. Without limiting in any way the obligation of the Corporation to make the payments specified in the immediately preceding sentence, in connection with the payment of the amounts specified in clause (ii) of the immediately preceding sentence, the Corporation shall use its best efforts to ensure that, immediately prior to any such redemption, the Corporation shall declare and pay any accrued and unpaid dividends (including, if applicable as provided in Section 4(a) above, dividends on such amount) outstanding as of such time. The minimum number of shares of Series T redeemable at any time is the lesser of (x) 10,000 shares of Series T and (y) the number of shares of Series T outstanding. The redemption price for any shares of Series T shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 4 above.

(b) No Sinking Fund. The Series T will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series T will have no right to require redemption of any shares of Series T.

(c) Notice of Redemption. Notice of every redemption of shares of Series T shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series T designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series T. Notwithstanding the foregoing, if the Series T are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Series T at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Series T to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price. Notwithstanding anything to the contrary herein, upon receipt of any notice of redemption hereunder, the holder of any share of Series T outstanding at such time shall have five (5) Business Days to deliver to the Corporation written notice of its election to pay some or all of the applicable exercise price with respect to an exercise, in whole or in part, of such holder's rights under any warrant to purchase Common Stock of the Corporation originally issued by the Corporation in connection with the issuance of the Series T by means of a surrender to the Corporation of shares of the Series T in accordance with the terms and conditions hereof and of any such warrant, and the Corporation's right to redeem the shares of Series T specified in such notice of redemption shall be (x) tolled during such five (5) Business Day period and (y) if the holder so elects to exercise such warrant and surrender such shares of Series T, in whole or in part, automatically terminated only with respect to such shares of Series T to be so surrendered.

(d) Partial Redemption. In case of any redemption of part of the shares of Series T at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Corporation may determine to be fair and equitable. Subject to the provisions hereof, the Corporation shall have full power and authority to prescribe the terms and conditions upon which shares of Series T shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $50 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

Section 7. Conversion. Holders of Series T shares shall have no right to exchange or convert such shares into any other securities, except in connection with the surrender to the Corporation of shares of the Series T to satisfy any portion of the applicable exercise price with respect to an exercise, in whole or in part, of any warrant to purchase Common Stock of the Corporation issued in connection with the original issuance of the Series T by the Corporation.

Section 8. Voting Rights.

(a) General. The holders of Series T shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b) Class Voting Rights as to Particular Matters. So long as any shares of Series T are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of Series T and any Voting Preferred Stock at the time outstanding and entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series of capital stock of the Corporation ranking senior to the Series T with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii) Amendment of Series T. Any amendment, alteration or repeal of any provision of the Certificate of
Incorporation so as to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series T, taken as a whole; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series T, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Series T remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series T immediately prior to such consummation, taken as a whole; provided, however, that for all purposes of this Section 8(b), any increase in the amount of the authorized Preferred Stock, or the creation and issuance, or an increase in the authorized or issued amount, of any other series of Preferred Stock ranking equally with and/or junior to the Series T with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Series T.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 8 (b) would adversely affect the Series T and one or more but not all other series of Preferred Stock, then only the Series T and such series of Preferred Stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together as a single class (in lieu of all other series of Preferred Stock).

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 8 (b) would adversely affect the Series T but would not similarly adversely affect all other series of Voting Parity Stock, then only the Series T and each other series of Voting Parity Stock as is similarly adversely affected by and entitled to vote on the matter, if any, shall vote on the matter together as a single class (in lieu of all other series of Preferred Stock).

(c) Series T Voting Rights as to Particular Matters. In addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, so long as at least 10,000 shares of Series T are outstanding, the vote or consent of the holders of at least 50.1% of the shares of Series T at the time outstanding, voting in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization or Issuance of Senior Stock. Any amendment or alteration of the Certificate of Incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series of capital stock of the Corporation, or the issuance of any shares of any class or series of capital stock of the Corporation, in each case, ranking senior to the Series T with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii) Amendment of Series T. Any amendment, alteration or repeal of any provision of the Certificate of Incorporation so as to affect or change the rights, preferences, privileges or voting powers of the Series T so as not to be substantially similar to those in effect immediately prior to such amendment, alteration or repeal; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series T, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Series T remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof as are substantially similar to the rights, preferences, privileges and voting powers, and limitations and restrictions of the Series T immediately prior to such consummation; provided, however, that for all purposes of this Section 8 (c), the creation and issuance, or an increase in the authorized or issued amount, of any other series of Preferred Stock ranking equally with and/or junior to the Series T with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Series T.

(d) Changes after Provision for Redemption. No vote or consent of the holders of Series T shall be required pursuant to Section 8(b) or (c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series T (or, in the case of Section 8(c), more than 40,000 shares of Series T) shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 6 above.

(e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series T (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors (or a duly authorized committee of the Board of Directors), in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which the Series T is listed or traded at the time. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of Series T and any Voting Preferred Stock has been cast or given on any matter on which the holders of shares of Series T are entitled to vote shall be determined by the Corporation by reference to the specified liquidation amount of the shares voted or covered by the consent (provided that the specified liquidation amount for any share of Series T shall be the Liquidation Preference for such share) as if the Corporation were liquidated on the record date for such vote or consent, if any, or, in the absence of a record date, on the date for such vote or consent.

Section 9. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series T may deem and treat the record holder of any share of Series T as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 10. Notices. All notices or communications in respect of Series T shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law. Notwithstanding the foregoing, if the Series T are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Series T in any manner permitted by such facility.

Section 11. No Preemptive Rights. No share of Series T shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 12. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder's expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder's expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 13. Surrender Rights. In connection with the exercise of any rights under any warrant to purchase Common Stock of the Corporation issued in connection with the original issuance of the Series T, a holder of shares of Series T shall have the right to pay some or all of the applicable exercise price with respect to an exercise, in whole or in part, of such holder's rights under any such warrant by means of a surrender to the Corporation of the applicable amount shares of the Series T.

Section 14. Other Rights. The shares of Series T shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

IN WITNESS WHEREOF, BANK OF AMERICA CORPORATION has caused this certificate to be signed by its duly authorized officer this 31st day of August, 2011.

BANK OF AMERICA CORPORATION

By:	/s/ MARK D. LINSZ
Name:	Mark D. Linsz
Title:	Corporate Treasurer

CERTIFICATE OF DESIGNATIONS
OF
FIXED-TO-FLOATING RATE
NON-CUMULATIVE PREFERRED STOCK, SERIES U
OF
BANK OF AMERICA CORPORATION

Bank of America Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that, pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, which authorize the issuance of not more than 100,000,000 shares of preferred stock, par value $0.01 per share, and pursuant to authority conferred upon the Series U Final Terms Committee of the Board of Directors (the “Committee”) in accordance with Section 141(c) of the General Corporation Law of the State of Delaware (the “General Corporation Law”), the following resolutions were duly adopted by the Committee pursuant to the written consent of the Committee duly adopted on May 21, 2013, in accordance with Section 141(f) of the General Corporation Law:

Resolved, that, pursuant to the authority vested in the Committee and in accordance with the resolutions of the Board of Directors dated May 20, 2013, the provisions of the Amended and Restated Certificate of Incorporation, the By-laws of the Corporation, and applicable law, a series of Preferred Stock, par value $0.01 per share, of the Corporation be, and hereby is, created, and that the designation and number of shares of such series, and the voting and other powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1.    Designation.

The designation of the series of preferred stock shall be “Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series U” (the “Series U Preferred Stock”). Each share of Series U Preferred Stock shall be identical in all respects to every other share of Series U Preferred Stock. Series U Preferred Stock will rank equally with Parity Stock, if any, will rank senior to Junior Stock and will rank junior to Senior Stock, if any, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2.    Number of Shares.

The number of authorized shares of Series U Preferred Stock shall be 40,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series U Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors or any duly authorized committee of the Board of Directors and by the filing of a certificate pursuant to the provisions of the General Corporation Law stating that such increase or decrease, as the case may be, has been so authorized. The Corporation shall have the authority to issue fractional shares of Series U Preferred Stock.

Section 3.    Definitions.

As used herein with respect to Series U Preferred Stock:

“Business Day” means, for the Fixed Rate Period, each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York or in Charlotte, North Carolina; and, for the Floating Rate Period, each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York or in Charlotte, North Carolina and is a London Banking Day.

“Calculation Agent” shall mean The Bank of New York Mellon Trust Company, N.A., or such other bank or entity as may be appointed by the Corporation to act as calculation agent for the Series U Preferred Stock during the Floating Rate Period (as defined below).

“Capital Treatment Event” means the good faith determination by the Corporation that, as a result of any: (i) amendment to, clarification of, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any shares of the Series U Preferred Stock; (ii) proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any shares of the Series U Preferred Stock; or (iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of any shares of the Series U Preferred Stock, there is more than an insubstantial risk that the Corporation shall not be entitled to treat an amount equal to the full liquidation preference of all shares of the Series U Preferred Stock then outstanding as “Tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the appropriate federal banking agency, as then in effect and applicable, for as long as any share of the Series U Preferred Stock is outstanding.

“Depositary Company” shall have the meaning set forth in Section 6(d) hereof.

“Dividend Determination Date” shall have the meaning set forth below in the definition of “Three-Month LIBOR.”

“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.

“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.

“DTC” means The Depository Trust Company, together with its successors and assigns.

“Fixed Rate Period” shall have the meaning set forth in Section 4(a) hereof.

“Floating Rate Period” shall have the meaning set forth in Section 4(a) hereof.

“Junior Stock” means the Corporation's common stock and any other class or series of stock of the Corporation now existing or hereafter authorized over which Series U Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England.

“Parity Stock” means the Corporation's (a) 7% Cumulative Redeemable Preferred Stock, Series B, (b) 6.204% Non-Cumulative Preferred Stock, Series D, (c) Floating Rate Non-Cumulative Preferred Stock, Series E, (d) Floating Rate Non-Cumulative Preferred Stock, Series F, (e) Adjustable Rate Non-Cumulative Preferred Stock, Series G, (f) 6.625% Non-Cumulative Preferred Stock, Series I, (g) 7.25% Non-Cumulative Preferred Stock, Series J, (h) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K, (i) 7.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series L, (j) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M, (k) 6% Cumulative Perpetual Preferred Stock, Series T, (l) Floating Rate Non-Cumulative Preferred Stock, Series 1, (m) Floating Rate Non-Cumulative Preferred Stock, Series 2, (n) 6.375% Non- Cumulative Preferred Stock, Series 3, (o) Floating Rate Non-Cumulative Preferred Stock, Series 4, (p) Floating Rate Non- Cumulative Preferred Stock, Series 5, (q) 6.70% Noncumulative Perpetual Preferred Stock, Series 6, (r) 6.25% Noncumulative Perpetual Preferred Stock, Series 7, (s) 8.625% Non-Cumulative Preferred Stock, Series 8, and (t) any other class or series of stock of the Corporation hereafter authorized that ranks on a par with the Series U Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Reuters Screen Page “LIBOR01”” means the display page so designated on Reuters (or any other page as may replace that page on that service, or any other service as may be nominated as the information vendor, for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

“Senior Stock” means any class or series of stock of the Corporation now existing or hereafter authorized which has preference or priority over the Series U Preferred Stock as to the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Series U Preferred Stock” shall have the meaning set forth in Section 1 hereof.

“Three-Month LIBOR” means, with respect to any Dividend Period in the Floating Rate Period, the offered rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Dividend Period that appears on Reuters Screen Page “LIBOR01” as of 11:00 a.m. (London time) on the second London Banking Day immediately preceding the first day of that Dividend Period (the “Dividend Determination Date”). If such rate does not appear on Reuters Screen Page “LIBOR01,” Three-Month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (in consultation with the Corporation), at approximately 11:00 a.m., London time on the second London Banking Day immediately preceding the first day of that Dividend Period. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, Three-Month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of such quotations. If fewer than two quotations are provided, Three-Month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of the rates quoted by three major banks in New York City selected by the Calculation Agent (in consultation with the Corporation), at approximately 11:00 a.m., New York City time, on the first day of that Dividend Period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the Calculation Agent (in consultation with the Corporation) to provide quotations are quoting as described above, Three-Month LIBOR for that Dividend Period will be the same as Three-Month LIBOR as determined for the previous Dividend Period, or in the case of the first Dividend Period in the Floating Rate Period, the most recent rate that could have been determined in accordance with the first sentence of this paragraph had the dividend rate been a floating rate during the Fixed Rate Period (as defined below). The Calculation Agent's establishment of Three-Month LIBOR and calculation of the amount of dividends for each Dividend Period in the Floating Rate Period will be on file at the principal offices of the Corporation, will be made available to any holder of Series U Preferred Stock upon request and will be final and binding in the absence of manifest error.

Section 4.    Dividends.

(a)    Rate. Holders of Series U Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of funds legally available for the payment of dividends, non-cumulative cash dividends based on the liquidation preference of $25,000 per share of Series U Preferred Stock, and no more, payable (x) for the Fixed Rate Period, semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2013, and (y) for the Floating Rate Period, quarterly in arrears on each March 1, June 1, September 1 and December 1, beginning on September 1, 2023; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (unless, for the Fixed Rate Period, that day falls in the next calendar year or, for the Floating Rate Period, that day falls in the next calendar month, then in each such case payment of such dividend will occur on the immediately preceding Business Day) (i) on or prior to June 1, 2023, without any interest or other payment in respect of such delay, and (ii) after June 1, 2023, with dividends accruing to the actual payment date (each such day on which dividends are payable a “Dividend Payment Date”). The period from, and including, the date of issuance of the Series U Preferred Stock or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series U Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to (1) 5.200%, for each Dividend Period from the issue date to, but excluding, June 1, 2023 (the “Fixed Rate Period”), and (2) thereafter, Three-Month LIBOR plus a spread of 3.135%, for each Dividend Period from, and including, June 1, 2023 (the “Floating Rate Period”). The record date for payment of dividends on the Series U Preferred Stock shall be the fifteenth day of the calendar month immediately preceding the month in which the Dividend Payment Date falls. For the Fixed Rate Period, the amount of dividends payable shall be computed on the basis of a 360-day year of twelve 30-day months. For the Floating Rate Period, the amount of dividends payable shall be computed on the basis of a 360-day year and the actual number of days elapsed in a Dividend Period.

(b)    Non-Cumulative Dividends. Dividends on shares of Series U Preferred Stock shall be non- cumulative. To the extent that any dividends on the shares of Series U Preferred Stock with respect to any Dividend Period are not declared and paid, in full or otherwise, on the Dividend Payment Date for such Dividend Period, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable, and the Corporation shall have no obligation to pay, and the holders of Series U Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period on or after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series U Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Corporation.

(c)    Priority of Dividends. So long as any share of Series U Preferred Stock remains outstanding, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in shares of Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such Junior Stock by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series U Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, in each case unless full dividends on all outstanding shares of Series U Preferred Stock for the immediately preceding Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. The foregoing limitations do not apply to purchases or acquisitions of the Corporation's Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted. Subject to the succeeding sentence, for so long as any shares of Series U Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Stock for any period unless full dividends on all outstanding shares of Series U Preferred Stock for the immediately preceding Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. To the extent the Corporation declares dividends on the Series U Preferred Stock and on any Parity Stock but cannot make full payment of such declared dividends, the Corporation will allocate the dividend payments on a pro rata basis among the holders of the shares of Series U Preferred Stock and the holders of any Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation will allocate dividend payments based on the ratio between the then- current dividend payments due on the shares of Series U Preferred Stock and the aggregate of the current and accrued dividends due on the outstanding Parity Stock. No interest will be payable in respect of any dividend payment on shares of Series U Preferred Stock that may be in arrears. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any Junior Stock from time to time out of any funds legally available therefor, and the shares of Series U Preferred Stock shall not be entitled to participate in any such dividend.

Section 5.    Liquidation Rights.

(a)    Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series U Preferred Stock shall be entitled, out of assets legally available for distribution to stockholders of the Corporation, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series U Preferred Stock upon liquidation and the rights of the Corporation's depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share, plus any dividends which have been declared but not yet paid, without accumulation of any undeclared dividends, to the date of liquidation. The holders of Series U Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.

(b)    Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all holders of Series U Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series U Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences, plus any dividends which have been declared but not yet paid, of Series U Preferred Stock and all such Parity Stock.

(c)    Residual Distributions. If the liquidation preference plus any dividends which have been declared but not yet paid has been paid in full to all holders of Series U Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d)    Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section 6.    Redemption.

(a)    Optional Redemption. The Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors, may redeem out of funds legally available therefor, (i) in whole or in part, the shares of Series

U Preferred Stock at the time outstanding, at any time on or after the Dividend Payment Date on June 1 2023, or (ii) in whole but not in part, at any time within 90 days after a Capital Treatment Event, in each case upon notice given as provided in Section 6(b) below. The redemption price for shares of Series U Preferred Stock redeemed pursuant to (i) or (ii) of the preceding sentence shall be $25,000 per share plus (except as otherwise provide below) dividends that have accrued but have not been paid for the then-current Dividend Period to but excluding the redemption date, without accumulation of any undeclared dividends. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the Dividend Payment Date as provided in Section 4 above.

(b)    Notice of Redemption. Notice of every redemption of shares of Series U Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series U Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series U Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of Series U Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. Notwithstanding the foregoing, if the Series U Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC.

(c)    Partial Redemption. In case of any redemption of only part of the shares of Series U Preferred Stock at the time outstanding, the shares of Series U Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series U Preferred Stock in proportion to the number of Series U Preferred Stock held by such holders or by lot or in such other manner as the Board of Directors or any duly authorized committee of the Board of Directors may determine to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series U Preferred Stock shall be redeemed from time to time.

(d)    Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors or any duly authorized committee of the Board of Directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company at any time after the redemption date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

Section 7.    Voting Rights.

(a)    General. The holders of Series U Preferred Stock shall not be entitled to vote on any matter except as set forth in paragraphs 7(b) and 7(c) below or as required by law.

(b)    Special Voting Right.

(i)    Voting Right. If and whenever dividends on the Series U Preferred Stock or any other class or series of preferred stock that ranks on parity with Series U Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable, have not been paid in an aggregate amount equal to, as to any class or series, the equivalent of at least three or more semi-annual or six or more quarterly Dividend Periods (whether consecutive or not), as applicable, the number of directors constituting the Board of Directors shall be increased by two, and the holders of the Series U Preferred Stock

(together with holders of any class of the Corporation's authorized preferred stock having equivalent voting rights, whether or not the holders of the such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist), shall have the right, voting separately as a single class without regard to series, to the exclusion of the holders of common stock, to elect two directors of the Corporation to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the election of such directors must not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Corporation's securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the holders of shares of Series U Preferred Stock and any other class or series of preferred stock that ranks on parity with Series U Preferred Stock as to payment of dividends having equivalent voting rights is a “Preferred Director.”

(ii)    Election. The election of the Preferred Directors will take place at any annual meeting of stockholders or any special meeting of the holders of Series U Preferred Stock and any other class or series of the Corporation's stock that ranks on parity with Series U Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Corporation may, and upon the written request of any holder of Series U Preferred Stock (addressed to the secretary at the Corporation's principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series U Preferred Stock and any other class or series of preferred stock that ranks on parity with Series U Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid for the election of the two directors to be elected by them as provided in Section 7(b)(iii) below. The Preferred Directors shall each be entitled to one vote per director on any matter.

(iii)    Notice of Special Meeting. Notice for a special meeting to elect the Preferred Directors will be given in a similar manner to that provided in the Corporation's By-laws for a special meeting of the stockholders. If the secretary of the Corporation does not call a special meeting within 20 days after receipt of any such request, then any holder of Series U Preferred Stock may (at our expense) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Corporation. The Preferred Directors elected at any such special meeting will hold office until the next annual meeting of our stockholders unless they have been previously terminated or removed pursuant to Section 7(b)(iv). In case any vacancy in the office of a Preferred Director occurs (other than prior to the initial election of the Preferred Directors), the vacancy may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by the vote of the holders of the Series U Preferred Stock (together with holders of any other class of the Corporation's authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the stockholders.

(iv)    Termination; Removal. Whenever full dividends have been paid regularly on the Series U Preferred Stock and any other class or series of preferred stock that ranks on parity with Series U Preferred Stock as to payment of dividends, if any, for the equivalent of at least two semi-annual or four quarterly Dividend Periods, as applicable, then the right of the holders of Series U Preferred Stock to elect the Preferred Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non- payment of dividends in respect of future Dividend Periods). The terms of office of the Preferred Directors will immediately terminate, and the number of directors constituting the Board of Directors will be reduced accordingly. Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series U Preferred Stock (together with holders of any other class of the Corporation's authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this Section 7(b).

(c)    Other Voting Rights. So long as any shares of the Series U Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least of the voting power of the Series U Preferred Stock and the holders of any other Parity Stock entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or at any meeting called for the purpose, authorize, create or issue any capital stock ranking senior to the Series U Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized capital stock into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock. Further, so long as any shares of the Series U Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least of the shares of the Series U Preferred Stock, amend, alter or repeal any provision of this Certificate of Designations or the Certificate of Incorporation of the Corporation, including by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of the Series U Preferred Stock.

Notwithstanding the foregoing, (i) any increase in the amount of authorized common stock or authorized preferred stock, or any increase or decrease in the number of shares of any series of preferred stock, or the authorization, creation and issuance of other classes or series of capital stock, in each case ranking on a parity with or junior to the shares of the Series U Preferred Stock as to dividends and distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such powers, preferences or special rights and (ii) a merger or consolidation of the Corporation with or into another entity in which (A) the shares of the Series U Preferred Stock remain outstanding or (B) are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have powers, preferences or special rights that are not materially less favorable than the Series U Preferred Stock shall not be deemed to adversely affect the powers, preferences or special rights of the Series U Preferred Stock.

(d)    No Vote if Shares Redeemed. No vote or consent of the holders of the Series U Preferred Stock shall be required pursuant to Section 7(b) or 7(c) if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, the Corporation shall have redeemed or shall have called for redemption all outstanding shares of Series U Preferred Stock, with proper notice and sufficient funds having been set aside for such redemption, in each case pursuant to Section 6 above.

(e)    Procedures for Voting and Consents. Other than as set forth in Section 7(b), the rules and procedures for calling and conducting any meeting of the holders of Series U Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation and By-laws of the Corporation and to applicable law.

Section 8.    Preemption and Conversion. The holders of Series U Preferred Stock shall not have any rights of preemption or rights to convert such Series U Preferred Stock into shares of any other class of capital stock of the Corporation.

Section 9.    Rank. Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designations to the contrary, the Board of Directors or any authorized committee of the Board of Directors, without the vote of the holders of the Series U Preferred Stock, may authorize and issue additional shares of Junior Stock or Parity Stock.

Section 10.    Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell Series U Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors or any duly authorized committee of the Board of Directors may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 11.    Unissued or Reacquired Shares. Shares of Series U Preferred Stock not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 12.    No Sinking Fund. Shares of Series U Preferred Stock are not subject to the operation of a sinking fund.

IN WITNESS WHEREOF, Bank of America Corporation has caused this Certificate of Designation to be executed by its duly authorized officer on this 21st day of May, 2013.

BANK OF AMERICA CORPORATION

By:	/s/ ROSS E. JEFFRIES JR.
Name:	Ross E. Jeffries, Jr.
Title:	Corporate Secretary and Associate General Council

CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF DESIGNATIONS
OF
6% NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES T
OF
BANK OF AMERICA CORPORATION

Pursuant to Section 242
of the General Corporation Law of the State of Delaware

BANK OF AMERICA CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.
The Certificate of Designations of the Corporation’s 6% Cumulative Perpetual Preferred Stock, Series T, which was previously filed with the Secretary of State of the State of Delaware on August 31, 2011, is hereby amended and restated in its entirety to read as follows:

Section 1. Designation. The distinctive serial designation of such series of Preferred Stock, par value $0.01 per share, is “6% Non-Cumulative Perpetual Preferred Stock, Series T” (“Series T”). Each share of Series T shall be identical in all respects to every other share of Series T.
Section 2. Number of Shares. The authorized number of shares of Series T shall be 50,000. Shares of Series T that are redeemed, purchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Series T may be reissued only as shares of any now or hereafter designated series other than Series T).
Section 3. Definitions. As used herein with respect to Series T:

(a) “Amendment Effective Date” means May 7, 2014.

(b) “Bylaws” means the amended and restated bylaws of the Corporation, as they may be amended from time to time.

(c) “Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.
(d) “Certificate of Designations” means this Certificate of Designations relating to the Series T, as it may be amended from time to time.
(e) “Certification of Incorporation” shall mean the amended and restated certificate of incorporation of the Corporation, as it may be amended from time to time, and shall include this Certificate of Designations.

(f) “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

(g) “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation (other than Series T) that ranks junior to Series T either or both as to the payment of dividends and/or as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(h) “Original Issue Date” means September 1, 2011.

(i) “Parity Stock” means any class or series of stock of the Corporation (other than Series T) that ranks equally with Series T both in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively). Without limiting the foregoing, Parity Stock shall include the Corporation’s (i) 7% Cumulative Redeemable Preferred Stock, Series B, (ii) 6.204% Non-Cumulative Preferred Stock, Series D, (iii) Floating Rate Non-Cumulative Preferred Stock, Series E, (iv) Floating Rate Non-Cumulative Preferred Stock, Series F, (v) Adjustable Rate Non-Cumulative Preferred Stock, Series G, (vi) 6.625% Non- Cumulative Preferred Stock, Series I, (vii) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K, (viii) 7.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series L, (ix) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M, (x) Fixed-to-Floating Rate Semi-Annual Non-Cumulative Preferred Stock, Series U, (xi) Floating Rate Non- Cumulative Preferred Stock, Series 1, (xii) Floating Rate Non-Cumulative Preferred Stock, Series 2, (xiii) 6.375% Non- Cumulative Preferred Stock, Series 3, (xiv) Floating Rate Non-Cumulative Preferred Stock, Series 4 and (xv) Floating Rate Non-Cumulative Preferred Stock, Series 5.

(j) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series T.

(k) “Voting Parity Stock” means, with regard to any matter as to which the holders of Series T are entitled to vote as specified in Section 8 of this Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

(l) “Voting Preferred Stock” means, with regard to any matter as to which the holders of Series T are entitled to vote as specified in Section 8 of this Certificate of Designations, any and all series of Preferred Stock (other than Series T) that rank equally with Series T either as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation and upon which like voting rights have been conferred and are exercisable with respect to such matter.
Section 4. Dividends.
(a) Rate. Holders of Series T shall be entitled to receive, on each share of Series T, out of funds legally available for the payment of dividends under Delaware law, non-cumulative cash dividends with respect to each Dividend Period (as defined below) at a per annum rate of 6% (the “Dividend Rate”) on the amount of $100,000 per share of Series T. Following the Amendment Effective Date, dividends shall be payable in arrears (as provided below in this Section 4(a)), but only when, as and if declared by the Board of Directors (or a duly authorized committee of the Board of Directors), on each October 10, January 10, April 10 and July 10 (each, a “Dividend Payment Date”), commencing on October 10, 2011; provided that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on Series T on such Dividend Payment Date shall instead be payable on) the immediately succeeding Business Day. Dividends payable on the Series T in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on the Series

T on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Series T on any Dividend Payment Date will be payable to holders of record of Series T as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day before such Dividend Payment Date (as originally scheduled) or such other record date fixed by the Board of Directors (or a duly authorized committee of the Board of Directors) that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.
Each dividend period (a “Dividend Period”) shall commence on and include a Dividend Payment Date (other than the initial Dividend Period, which commenced on and included the Original Issue Date of the Series T) and shall end on and include the calendar day next preceding the next Dividend Payment Date. Dividends payable in respect of a Dividend Period shall be payable in arrears on the first Dividend Payment Date after such Dividend Period.

Holders of Series T shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series T as specified in this Section 4 (subject to the other provisions of this Certificate of Designations).

(b) Non-Cumulative Dividends. Dividends on shares of Series T shall be non-cumulative. To the extent that any dividends on the shares of Series T with respect to any Dividend Period are not declared and paid, in full or otherwise, on the Dividend Payment Date for such Dividend Period, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable, and the Corporation shall have no obligation to pay, and the holders of Series T shall have no right to receive, dividends accrued for such Dividend Period on or after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to the Series T, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Corporation.

(c) Priority of Dividends. So long as any share of Series T remains outstanding, no dividend shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than a dividend payable solely in Junior Stock), and no Common Stock, Junior Stock or Parity Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock or of one share of Parity Stock for or into another share of Parity Stock (with the same or lesser per share liquidation amount) or Junior Stock) in respect of or during a particular Dividend Period as the case may be, unless dividends for such Dividend Period on all outstanding shares of Series T have been or are contemporaneously declared and paid in full (or declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Series T on the applicable record date). The foregoing provision shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the cashless exercises and similar actions under any employee benefit plan in the ordinary course of business and consistent with past practice prior to the Original Issue Date; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) in connection with the issuance of Junior Stock or Parity Stock, ordinary sale and repurchase transactions to facilitate the distribution of such Junior Stock or Parity Stock; and (iv) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of, and at the ultimate cost of, any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon the Series T and any shares of Parity Stock, all dividends declared on the Series T and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all declared and unpaid dividends per share on the Series T and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) bear to each other.

Subject to the foregoing, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors (or a duly authorized committee of the Board of Directors) may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and the Series T shall not be entitled to participate in any such dividends.

Section 5. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series T shall be entitled to receive for each share of Series T, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to the Series T as to such distribution, payment in full in an amount equal to the sum of (i) $100,000 per share and (ii) any declared and unpaid dividends thereon, without cumulation of any undeclared dividends, to but excluding the date of liquidation, dissolution or winding up. The Series T may be fully subordinated to interests held by the U.S. government in the event that the Corporation enters into a receivership, insolvency, liquidation or similar proceeding.

(b) Partial Payment. If in any distribution described in Section 5(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay the Liquidation Preferences (as defined below) in full to all holders of Series T and all holders of any stock of the Corporation ranking equally with the Series T as to such distribution, the amounts paid to the holders of Series T and to the holders of all such other stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of Series T and the holders of all such other stock. In any such distribution, the “Liquidation Preference” of any holder of stock of the Corporation shall mean the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends, provided that the Liquidation Preference for any share of Series T shall be determined in accordance with Section 5(a) above.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series T, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series

T receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 6. Redemption.

(a) Optional Redemption. The Corporation, at its option, subject to any required prior approval of the Board of Governors of the Federal Reserve System and to the satisfaction of any conditions set forth in the capital adequacy guidelines or regulations of the Board of Governors of the Federal Reserve System applicable to redemption of the shares of Series T, may redeem, in whole at any time or in part from time to time, but in any case no earlier than May 7, 2019 the shares of Series T at the time outstanding, upon notice given as provided in Section 6(c) below, at a redemption price equal to the sum of (i) $105,000 per share and (ii) any declared and unpaid dividends thereon, without cumulation for any undeclared dividends, to but excluding the redemption date. The minimum number of shares of Series T redeemable at any time is the lesser of (x) 10,000 shares of Series T and (y) the number of shares of Series T outstanding. The redemption price for any shares of Series T shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 4 above.

(b) No Sinking Fund. The Series T will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series T will have no right to require redemption of any shares of Series T.

(c) Notice of Redemption. Notice of every redemption of shares of Series T shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series T designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series T. Notwithstanding the foregoing, if the Series T are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Series T at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Series T to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price. Notwithstanding anything to the contrary herein, upon receipt of any notice of redemption hereunder, the holder of any share of Series T outstanding at such time shall have five (5) Business Days to deliver to the Corporation written notice of its election to pay some or all of the applicable exercise price with respect to an exercise, in whole or in part, of such holder’s rights under any warrant to purchase Common Stock of the Corporation originally issued by the Corporation in connection with the issuance of the Series T by means of a surrender to the Corporation of shares of the Series T in accordance with the terms and conditions hereof and of any such warrant, and the Corporation’s right to redeem the shares of Series T specified in such notice of redemption shall be (x) tolled during such five (5) Business Day period and (y) if the holder so elects to exercise such warrant and surrender such shares of Series T, in whole or in part, automatically terminated only with respect to such shares of Series T to be so surrendered.

(d) Partial Redemption. In case of any redemption of part of the shares of Series T at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Corporation may determine to be fair and equitable. Subject to the provisions hereof, the Corporation shall have full power and authority to prescribe the terms and conditions upon which shares of Series T shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $50 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

Section 7. Conversion. Holders of Series T shares shall have no right to exchange or convert such shares into any other securities, except in connection with the surrender to the Corporation of shares of the Series T to satisfy any portion of the applicable exercise price with respect to an exercise, in whole or in part, of any warrant to purchase Common Stock of the Corporation issued in connection with the original issuance of the Series T by the Corporation.

Section 8. Voting Rights.

(a) General. The holders of Series T shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b) Class Voting Rights as to Particular Matters. So long as any shares of Series T are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of Series T and any Voting Preferred Stock at the time outstanding and entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series of capital stock of the Corporation ranking senior to the Series T with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii) Amendment of Series T. Any amendment, alteration or repeal of any provision of the Certificate of Incorporation so as to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series T, taken as a whole; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series T, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Series T remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series T immediately prior to such consummation, taken as a whole; provided, however, that for all purposes of this Section 8(b), any increase in the amount of the authorized Preferred Stock, or the creation and issuance, or an increase in the authorized or issued amount, of any other series of Preferred Stock ranking equally with and/or junior to the Series T with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Series T.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 8 (b) would adversely affect the Series T and one or more but not all other series of Preferred Stock, then only the Series T and such series of Preferred Stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together as a single class (in lieu of all other series of Preferred Stock).

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 8 (b) would adversely affect the Series T but would not similarly adversely affect all other series of Voting Parity Stock, then only the Series T and each other series of Voting Parity Stock as is similarly adversely affected by and entitled to vote on the matter, if any, shall vote on the matter together as a single class (in lieu of all other series of Preferred Stock).

(c) Series T Voting Rights as to Particular Matters. In addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, so long as at least 10,000 shares of Series T are outstanding, the vote or consent of the holders of at least 50.1% of the shares of Series T at the time outstanding, voting in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization or Issuance of Senior Stock. Any amendment or alteration of the Certificate of Incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series of capital stock of the Corporation, or the issuance of any shares of any class or series of capital stock of the Corporation, in each case, ranking senior to the Series T with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii) Amendment of Series T. Any amendment, alteration or repeal of any provision of the Certificate of Incorporation so as to affect or change the rights, preferences, privileges or voting powers of the Series T so as not to be substantially similar to those in effect immediately prior to such amendment, alteration or repeal; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series T, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Series T remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof as are substantially similar to the rights, preferences, privileges and voting powers, and limitations and restrictions of the Series T immediately prior to such consummation; provided, however, that for all purposes of this Section 8(c), the creation and issuance, or an increase in the authorized or issued amount, of any other series of Preferred Stock ranking equally with and/or junior to the Series T with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Series T.

(d) Changes after Provision for Redemption. No vote or consent of the holders of Series T shall be required pursuant to Section 8(b) or (c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series T (or, in the case of Section 8(c), more than 40,000 shares of Series T) shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 6 above.

(e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series T (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors (or a duly authorized committee of the Board of Directors), in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which the Series T is listed or traded at the time. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of Series T and any Voting Preferred Stock has been cast or given on any matter on which the holders of shares of Series T are entitled to vote shall be determined by the Corporation by reference to the specified liquidation amount of the shares voted or covered by the consent (provided that the specified liquidation amount for any share of Series T shall be the Liquidation Preference for such share) as if the Corporation were liquidated on the record date for such vote or consent, if any, or, in the absence of a record date, on the date for such vote or consent.

Section 9. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series T may deem and treat the record holder of any share of Series T as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 10. Notices. All notices or communications in respect of Series T shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law. Notwithstanding the foregoing, if the Series T are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Series T in any manner permitted by such facility.

Section 11. No Preemptive Rights. No share of Series T shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 12. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 13. Surrender Rights. In connection with the exercise of any rights under any warrant to purchase Common Stock of the Corporation issued in connection with the original issuance of the Series T, a holder of shares of Series T shall have the right to pay some or all of the applicable exercise price with respect to an exercise, in whole or in part, of such holder’s rights under any such warrant by means of a surrender to the Corporation of the applicable amount shares of the Series T.

Section 14. Other Rights. The shares of Series T shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

2.    The foregoing amendment was duly adopted in accordance with the provision of Section 242 of the General Corporation

Law of the State of Delaware.

IN WITNESS WHEREOF, BANK OF AMERICA CORPORATION has caused this Certificate of Amendment to be signed by its duly authorized officer this 7th day of May, 2014.

BANK OF AMERICA CORPORATION

By:	/s/ ROSS E. JEFFRIES JR.
Name:	Ross E. Jeffries, Jr.
Title:	Deputy General Counsel, and Corporate Secretary

CERTIFICATE OF DESIGNATIONS
OF
FIXED-TO-FLOATING RATE
NON-CUMULATIVE PREFERRED STOCK, SERIES V
OF
BANK OF AMERICA CORPORATION

Bank of America Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that, pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, which authorize the issuance of not more than 100,000,000 shares of preferred stock, par value $0.01 per share, and pursuant to authority conferred upon the Series V Final Terms Committee of the Board of Directors (the “Committee”) in accordance with Section 141(c) of the General Corporation Law of the State of Delaware (the “General Corporation Law”), the following resolutions were duly adopted by the Committee pursuant to the written consent of the Committee duly adopted on June 12, 2014, in accordance with Section 141(f) of the General Corporation Law:

RESOLVED, that, pursuant to the authority vested in the Committee and in accordance with the resolutions of the Board of Directors dated May 7, 2014, the provisions of the Amended and Restated Certificate of Incorporation, the By-laws of the Corporation, and applicable law, a series of Preferred Stock, par value $0.01 per share, of the Corporation be, and hereby is, created, and that the designation and number of shares of such series, and the voting and other powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1.    Designation.

The designation of the series of preferred stock shall be “Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series V” (the “Series V Preferred Stock”). Each share of Series V Preferred Stock shall be identical in all respects to every other share of Series V Preferred Stock. Series V Preferred Stock will rank equally with Parity Stock, if any, will rank senior to Junior Stock and will rank junior to Senior Stock, if any, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2.    Number of Shares.

The number of authorized shares of Series V Preferred Stock shall be 60,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series V Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors or any duly authorized committee of the Board of Directors and by the filing of a certificate pursuant to the provisions of the General Corporation Law stating that such increase or decrease, as the case may be, has been so authorized. The Corporation shall have the authority to issue fractional shares of Series V Preferred Stock.

Section 3.    Definitions.

As used herein with respect to Series V Preferred Stock:

“Business Day” means, for the Fixed Rate Period, each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York or in Charlotte, North Carolina; and, for the Floating Rate Period, each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York or in Charlotte, North Carolina and is a London Banking Day.

“Calculation Agent” shall mean The Bank of New York Mellon Trust Company, N.A., or such other bank or entity as may be appointed by the Corporation to act as calculation agent for the Series V Preferred Stock during the Floating Rate Period (as defined below).

“Capital Treatment Event” means the good faith determination by the Corporation that, as a result of any: (i) amendment to, clarification of, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any shares of the Series V Preferred Stock; (ii) proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any shares of the Series V Preferred Stock; or (iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of any shares of the Series V Preferred Stock, there is more than an insubstantial risk that the Corporation shall not be entitled to treat an amount equal to the full liquidation preference of all shares of the Series V Preferred Stock then outstanding as “additional Tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the Board of Governors of the Federal Reserve System or other appropriate federal banking agency, as then in effect and applicable, for as long as any share of the Series V Preferred Stock is outstanding.

“Depositary Company” shall have the meaning set forth in Section 6(d) hereof.
“Dividend Determination Date” shall have the meaning set forth below in the definition of “Three-Month LIBOR.”
“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.
“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.
“DTC” means The Depository Trust Company, together with its successors and assigns.
“Fixed Rate Period” shall have the meaning set forth in Section 4(a) hereof.
“Floating Rate Period” shall have the meaning set forth in Section 4(a) hereof.
“Junior Stock” means the Corporation’s common stock and any other class or series of stock of the Corporation now existing or hereafter authorized over which Series V Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England.

“Parity Stock” means the Corporation’s (a) 7% Cumulative Redeemable Preferred Stock, Series B, (b) 6.204% Non-Cumulative Preferred Stock, Series D, (c) Floating Rate Non-Cumulative Preferred Stock, Series E, (d) Floating Rate Non-Cumulative Preferred Stock, Series F, (e) Adjustable Rate Non-Cumulative Preferred Stock, Series G, (f) 6.625% Non-Cumulative Preferred Stock, Series I, (g) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K, (h) 7.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series L, (i) Fixed-to- Floating Rate Non-Cumulative Preferred Stock, Series M, (j) 6% Non-Cumulative Perpetual Preferred Stock, Series T, (k) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series U, (l) Floating Rate Non-Cumulative Preferred Stock, Series 1, (m) Floating Rate Non-Cumulative Preferred Stock, Series 2, (n) 6.375% Non- Cumulative Preferred Stock, Series 3, (o) Floating Rate Non-Cumulative Preferred Stock, Series 4, (p) Floating Rate Non-Cumulative Preferred Stock, Series 5, and (q) any other class or series of stock of the Corporation hereafter authorized that ranks on a par with the Series V Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Reuters Screen Page “LIBOR01”” means the display page so designated on Reuters (or any other page as may replace that page on that service, or any other service as may be nominated as the information vendor, for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

“Senior Stock” means any class or series of stock of the Corporation now existing or hereafter authorized which has preference or priority over the Series V Preferred Stock as to the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Series V Preferred Stock” shall have the meaning set forth in Section 1 hereof.

“Three-Month LIBOR” means, with respect to any Dividend Period in the Floating Rate Period, the offered rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Dividend Period that appears on Reuters Screen Page “LIBOR01” as of 11:00 a.m. (London time) on the second London Banking Day immediately preceding the first day of that Dividend Period (the “Dividend Determination Date”). If such rate does not appear on Reuters Screen Page “LIBOR01,” Three-Month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (in consultation with the Corporation), at approximately 11:00 a.m., London time on the second London Banking Day immediately preceding the first day of that Dividend Period. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, Three-Month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of such quotations. If fewer than two quotations are provided, Three-Month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of the rates quoted by three major banks in New York City selected by the Calculation Agent (in consultation with the Corporation), at approximately 11:00 a.m., New York City time, on the first day of that Dividend Period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the Calculation Agent (in consultation with the Corporation) to provide quotations are quoting as described above, Three-Month LIBOR for that Dividend Period will be the same as Three-Month LIBOR as determined for the previous Dividend Period, or in the case of the first Dividend Period in the Floating Rate Period, the most recent rate that could have been determined in accordance with the first sentence of this paragraph had the dividend rate been a floating rate during the Fixed Rate Period (as defined below). The Calculation Agent’s establishment of Three-Month LIBOR and calculation of the amount of dividends for each Dividend Period in the Floating Rate Period will be on file at the principal offices of the Corporation, will be made available to any holder of Series V Preferred Stock upon request and will be final and binding in the absence of manifest error.

Section 4.    Dividends.

(a)    Rate. Holders of Series V Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of funds legally available for the payment of dividends, non-cumulative cash dividends based on the liquidation preference of $25,000 per share of Series V Preferred Stock, and no more, payable (x) for the Fixed Rate Period, semi-annually in arrears on June 17 and December 17 of each year, beginning on December 17, 2014, and (y) for the Floating Rate Period, quarterly in arrears on each March 17, June 17, September 17 and December 17, beginning on September 17, 2019; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (unless, for the Fixed Rate Period, that day falls in the next calendar year or, for the Floating Rate Period, that day falls in the next calendar month, then in each such case payment of such dividend will occur on the immediately preceding Business Day) (i) on or prior to June 17, 2019, without any interest or other payment in respect of such delay, and (ii) after June 17, 2019, with dividends accruing to the actual payment date (each such day on which dividends are payable a “Dividend Payment Date”). The period from, and including, the date of issuance of the Series V Preferred Stock or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series V Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to (1) 5.125%, for each Dividend Period from the issue date to, but excluding, June 17, 2019 (the “Fixed Rate Period”), and (2) thereafter, Three-Month LIBOR plus a spread of 3.387%, for each Dividend Period from, and including, June 17, 2019 (the “Floating Rate Period”). The record date for payment of dividends on the Series V Preferred Stock shall be the first day of the calendar month in which the Dividend Payment Date falls or such other record date fixed by the Board of Directors or a duly authorized committee of the Board of Directors that is not more than 60 days nor less than 10 days prior to such Dividend Payment Date. For the Fixed Rate Period, the amount of dividends payable shall be computed on the basis of a 360-day year of twelve 30-day months. For the Floating Rate Period, the amount of dividends payable shall be computed on the basis of a 360-day year and the actual number of days elapsed in a Dividend Period. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upward.

(b)    Non-Cumulative Dividends. Dividends on shares of Series V Preferred Stock shall be non-cumulative. To the extent that any dividends on the shares of Series V Preferred Stock with respect to any Dividend Period are not declared and paid, in full or otherwise, on the Dividend Payment Date for such Dividend Period, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable, and the Corporation shall have no obligation to pay, and the holders of Series V Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period on or after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series V Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Corporation.

(c)    Priority of Dividends. So long as any share of Series V Preferred Stock remains outstanding, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in shares of Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such Junior Stock by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series V Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, in each case, unless full dividends on all outstanding shares of Series V Preferred Stock for the immediately preceding Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. The foregoing limitations do not apply to purchases or acquisitions of the Corporation’s Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted. Subject to the succeeding sentence, for so long as any shares of Series V Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Stock for any period unless full dividends on all outstanding shares of Series V Preferred Stock for the immediately preceding Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. To the extent the Corporation declares dividends on the Series V Preferred Stock and on any Parity Stock but cannot make full payment of such declared dividends, the Corporation will allocate the dividend payments on a pro rata basis among the holders of the shares of Series V Preferred Stock and the holders of any Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation will allocate dividend payments based on the ratio between the then-current dividend payments due on the shares of Series V Preferred Stock and the aggregate of the current and accrued dividends due on the outstanding Parity Stock. No interest will be payable in respect of any dividend payment on shares of Series V Preferred Stock that may be in arrears. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any Junior Stock from time to time out of any funds legally available therefor, and the shares of Series V Preferred Stock shall not be entitled to participate in any such dividend.

Section 5.    Liquidation Rights.

(a)    Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series V Preferred Stock shall be entitled, out of assets legally available for distribution to stockholders of the Corporation, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series V Preferred Stock upon liquidation and the rights of the Corporation’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share, plus any dividends which have been declared but not yet paid, without accumulation of any undeclared dividends, to the date of liquidation. The holders of Series V Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.

(b)    Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all holders of Series V Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series V Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences, plus any dividends which have been declared but not yet paid, of Series V Preferred Stock and all such Parity Stock.

(c)    Residual Distributions. If the liquidation preference plus any dividends which have been declared but not yet paid has been paid in full to all holders of Series V Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d)    Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section 6.    Redemption.

(a)    Optional Redemption. The Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors, may redeem out of funds legally available therefor, (i) in whole or in part, the shares of Series V Preferred Stock at the time outstanding, at any time on or after June 17, 2019, or (ii) in whole but not in part, at any time within 90 days after a Capital Treatment Event, in each case upon notice given as provided in Section 6(b) below. The redemption price for shares of Series V Preferred Stock redeemed pursuant to (i) or (ii) of the preceding sentence shall be $25,000 per share plus (except as otherwise provided below) dividends that have accrued but have not been paid for the then-current Dividend Period to but excluding the redemption date, without accumulation of any undeclared dividends. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the Dividend Payment Date as provided in Section 4 above.

(b)    Notice of Redemption. Notice of every redemption of shares of Series V Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series V Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series V Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of Series V Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. Notwithstanding the foregoing, if the Series V Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC.

(c)    Partial Redemption. In case of any redemption of only part of the shares of Series V Preferred Stock at the time outstanding, the shares of Series V Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series V Preferred Stock in proportion to the number of Series V Preferred Stock held by such holders or by lot or in such other manner as the Board of Directors or any duly authorized committee of the Board of Directors may determine to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series V Preferred Stock shall be redeemed from time to time.

(d)    Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors or any duly authorized committee of the Board of Directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company at any time after the redemption date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

Section 7.    Voting Rights.

(a)    General. The holders of Series V Preferred Stock shall not be entitled to vote on any matter except as set forth in paragraphs 7(b) and 7(c) below or as required by law.

(b)    Special Voting Right.

(i)    Voting Right. If and whenever dividends on the Series V Preferred Stock or any other class or series of preferred stock that ranks on parity with Series V Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable, have not been paid in an aggregate amount equal to, as to any class or series, the equivalent of at least three or more semi-annual or six or more quarterly Dividend Periods (whether consecutive or not), as applicable, the number of directors constituting the Board of Directors shall be increased by two, and the holders of the Series V Preferred Stock (together with holders of any class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist), shall have the right, voting separately as a single class without regard to series, to the exclusion of the holders of common stock, to elect two directors of the Corporation to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the election of such directors must not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the holders of shares of Series V Preferred Stock and any other class or series of preferred stock that ranks on parity with Series V Preferred Stock as to payment of dividends having equivalent voting rights is a “Preferred Director.”
(ii)    Election. The election of the Preferred Directors will take place at any annual meeting of stockholders or any special meeting of the holders of Series V Preferred Stock and any other class or series of the Corporation’s stock that ranks on parity with Series V Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Corporation may, and upon the written request of any holder of Series V Preferred Stock (addressed to the secretary at the Corporation’s principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series V Preferred Stock and any other class or series of preferred stock that ranks on parity with Series V Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid for the election of the two directors to be elected by them as provided in Section 7(b)(iii) below. The Preferred Directors shall each be entitled to one vote per director on any matter.

(iii)    Notice of Special Meeting. Notice for a special meeting to elect the Preferred Directors will be given in a similar manner to that provided in the Corporation’s By-laws for a special meeting of the stockholders. If the secretary of the Corporation does not call a special meeting within 20 days after receipt of any such request, then any holder of Series V Preferred Stock may (at the Corporation’s expense) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Corporation. The Preferred Directors elected at any such special meeting will hold office until the next annual meeting of the Corporation’s stockholders unless they have been previously terminated or removed pursuant to Section 7(b)(iv). In case any vacancy in the office of a Preferred Director occurs (other than prior to the initial election of the Preferred Directors), the vacancy may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by the vote of the holders of the Series V Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the stockholders.

(iv)    Termination; Removal. Whenever full dividends have been paid regularly on the Series V Preferred Stock and any other class or series of preferred stock that ranks on parity with Series V Preferred Stock as to payment of dividends, if any, for the equivalent of at least two semi-annual or four quarterly Dividend Periods, as applicable, then the right of the holders of Series V Preferred Stock to elect the Preferred Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods). The terms of office of the Preferred Directors will immediately terminate, and the number of directors constituting the Board of Directors will be reduced accordingly. Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series V Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this Section 7(b).

(c)    Other Voting Rights. So long as any shares of the Series V Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least of the voting power of the Series V Preferred Stock and the holders of any other Parity Stock entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or at any meeting called for the purpose, authorize, create or issue any capital stock ranking senior to the Series V Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized capital stock into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock. Further, so long as any shares of the Series V Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least of the shares of the Series V Preferred Stock, amend, alter or repeal any provision of this Certificate of Designations or the Certificate of Incorporation of the Corporation, including by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of the Series V Preferred Stock.

Notwithstanding the foregoing, (i) any increase in the amount of authorized common stock or authorized preferred stock, or any increase or decrease in the number of shares of any series of preferred stock, or the authorization, creation and issuance of other classes or series of capital stock, in each case ranking on a parity with or junior to the shares of the Series V Preferred Stock as to dividends and distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such powers, preferences or special rights and (ii) a merger or consolidation of the Corporation with or into another entity in which the shares of the Series V Preferred Stock (A) remain outstanding or (B) are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have powers, preferences or special rights that are not materially less favorable than the Series V Preferred Stock shall not be deemed to adversely affect the powers, preferences or special rights of the Series V Preferred Stock.

(d)    No Vote if Shares Redeemed. No vote or consent of the holders of the Series V Preferred Stock shall be required pursuant to Section 7(b) or 7(c) if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, the Corporation shall have redeemed or shall have called for redemption all outstanding shares of Series V Preferred Stock, with proper notice and sufficient funds having been set aside for such redemption, in each case pursuant to Section 6 above.

(e)    Procedures for Voting and Consents. Other than as set forth in Section 7(b), the rules and procedures for calling and conducting any meeting of the holders of Series V Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation and By-laws of the Corporation and to applicable law.

Section 8.    Preemption and Conversion. The holders of Series V Preferred Stock shall not have any rights of preemption or rights to convert such Series V Preferred Stock into shares of any other class of capital stock of the Corporation.

Section 9.    Rank. Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designations to the contrary, the Board of Directors or any authorized committee of the Board of Directors, without the vote of the holders of the Series V Preferred Stock, may authorize and issue additional shares of Junior Stock or Parity Stock.

Section 10.    Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell Series V Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors or any duly authorized committee of the Board of Directors may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 11.     Unissued or Reacquired Shares. Shares of Series V Preferred Stock not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 12.    No Sinking Fund. Shares of Series V Preferred Stock are not subject to the operation of a sinking fund.

IN WITNESS WHEREOF, Bank of America Corporation has caused this Certificate of Designations to be executed by its duly authorized officer on this 17th day of June, 2014.

BANK OF AMERICA CORPORATION

By:	/s/ ROSS E. JEFFRIES, JR.
Name:	Ross E. Jeffries, Jr.
Title:	Corporate Secretary and Deputy General Counsel

CERTIFICATE OF DESIGNATIONS
OF
FIXED-TO-FLOATING RATE
NON-CUMULATIVE PREFERRED STOCK, SERIES X
OF
BANK OF AMERICA CORPORATION

Bank of America Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that, pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, which authorize the issuance of not more than 100,000,000 shares of preferred stock, par value $0.01 per share, and pursuant to authority conferred upon the New Preferred Stock Committee of the Board of Directors (the “Committee”) in accordance with Section 141(c) of the General Corporation Law of the State of Delaware (the “General Corporation Law”), the following resolutions were duly adopted by the Committee pursuant to the written consent of the Committee duly adopted on September 2, 2014, in accordance with Section 141(f) of the General Corporation Law:

RESOLVED, that, pursuant to the authority vested in the Committee and in accordance with the resolutions of the Board of Directors dated May 7, 2014 and July 24, 2014, the provisions of the Amended and Restated Certificate of Incorporation, the By-laws of the Corporation, and applicable law, a series of Preferred Stock, par value $0.01 per share, of the Corporation be, and hereby is, created, and that the designation and number of shares of such series, and the voting and other powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1.    Designation.

The designation of the series of preferred stock shall be “Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series X” (the “Series X Preferred Stock”). Each share of Series X Preferred Stock shall be identical in all respects to every other share of Series X Preferred Stock. Series X Preferred Stock will rank equally with Parity Stock, if any, will rank senior to Junior Stock and will rank junior to Senior Stock, if any, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2.    Number of Shares.

The number of authorized shares of Series X Preferred Stock shall be 80,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series X Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors or any duly authorized committee of the Board of Directors and by the filing of a certificate pursuant to the provisions of the General Corporation Law stating that such increase or decrease, as the case may be, has been so authorized. The Corporation shall have the authority to issue fractional shares of Series X Preferred Stock.

Section 3.    Definitions.

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As used herein with respect to Series X Preferred Stock:

“Business Day” means, for the Fixed Rate Period, each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York or in Charlotte, North Carolina; and, for the Floating Rate Period, each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York or in Charlotte, North Carolina and is a London Banking Day.

“Calculation Agent” shall mean The Bank of New York Mellon Trust Company, N.A., or such other bank or entity as may be appointed by the Corporation to act as calculation agent for the Series X Preferred Stock during the Floating Rate Period (as defined below).

“Capital Treatment Event” means the good faith determination by the Corporation that, as a result of any: (i) amendment to, clarification of, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any shares of the Series X Preferred Stock; (ii) proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any shares of the Series X Preferred Stock; or (iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of any shares of the Series X Preferred Stock, there is more than an insubstantial risk that the Corporation shall not be entitled to treat an amount equal to the full liquidation preference of all shares of the Series X Preferred Stock then outstanding as “additional Tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the Board of Governors of the Federal Reserve System or other appropriate federal banking agency, as then in effect and applicable, for as long as any share of the Series X Preferred Stock is outstanding.

“Depositary Company” shall have the meaning set forth in Section 6(d) hereof.

“Dividend Determination Date” shall have the meaning set forth below in the definition of “Three-Month LIBOR.”

“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.

“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.

“DTC” means The Depository Trust Company, together with its successors and assigns.

“Fixed Rate Period” shall have the meaning set forth in Section 4(a) hereof.

“Floating Rate Period” shall have the meaning set forth in Section 4(a) hereof.

“Junior Stock” means the Corporation’s common stock and any other class or series of stock of the Corporation now existing or hereafter authorized over which Series X Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

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“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England.

“Parity Stock” means the Corporation’s (a) 7% Cumulative Redeemable Preferred Stock, Series B, (b) 6.204% Non-Cumulative Preferred Stock, Series D, (c) Floating Rate Non-Cumulative Preferred Stock, Series E, (d) Floating Rate Non-Cumulative Preferred Stock, Series F, (e) Adjustable Rate Non- Cumulative Preferred

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Stock, Series G, (f) 6.625% Non-Cumulative Preferred Stock, Series I, (g) Fixed-to- Floating Rate Non-Cumulative Preferred Stock, Series K, (h) 7.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series L, (i) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M, (j) 6% Non-Cumulative Perpetual Preferred Stock, Series T, (k) Fixed-to-Floating Rate Non- Cumulative Preferred Stock, Series U, (l) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series V, (m) Floating Rate Non-Cumulative Preferred Stock, Series 1, (n) Floating Rate Non-Cumulative Preferred Stock, Series 2, (o) 6.375% Non-Cumulative Preferred Stock, Series 3, (p) Floating Rate Non- Cumulative Preferred Stock, Series 4, (q) Floating Rate Non-Cumulative Preferred Stock, Series 5, (r) if issued, 6.625% Non-Cumulative Preferred Stock, Series W, and (s) any other class or series of stock of the Corporation hereafter authorized that ranks on a par with the Series X Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Reuters Screen Page “LIBOR01”” means the display page so designated on Reuters (or any other page as may replace that page on that service, or any other service as may be nominated as the information vendor, for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

“Senior Stock” means any class or series of stock of the Corporation now existing or hereafter authorized which has preference or priority over the Series X Preferred Stock as to the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Series X Preferred Stock” shall have the meaning set forth in Section 1 hereof.

“Three-Month LIBOR” means, with respect to any Dividend Period in the Floating Rate Period, the offered rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Dividend Period that appears on Reuters Screen Page “LIBOR01” as of 11:00 a.m. (London time) on the second London Banking Day immediately preceding the first day of that Dividend Period (the “Dividend Determination Date”). If such rate does not appear on Reuters Screen Page “LIBOR01,” Three-Month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (in consultation with the Corporation), at approximately 11:00 a.m., London time on the second London Banking Day immediately preceding the first day of that Dividend Period. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, Three-Month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of such quotations. If fewer than two quotations are provided, Three-Month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of the rates quoted by three major banks in New York City selected by the Calculation Agent (in consultation with the Corporation), at approximately 11:00 a.m., New York City time, on the first day of that Dividend Period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the Calculation Agent (in consultation with the Corporation) to provide quotations are quoting as described above, Three-Month LIBOR for that Dividend Period will be the same as Three- Month LIBOR as determined for the previous Dividend Period, or in the case of the first Dividend Period in the Floating Rate Period, the most recent rate that could have been determined in accordance with the

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first sentence of this paragraph had the dividend rate been a floating rate during the Fixed Rate Period (as defined below). The Calculation Agent’s establishment of Three-Month LIBOR and calculation of the amount of dividends for each Dividend Period in the Floating Rate Period will be on file at the principal offices of the Corporation, will be made available to any holder of Series X Preferred Stock upon request and will be final and binding in the absence of manifest error.

Section 4.    Dividends.

(a)    Rate. Holders of Series X Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of funds legally available for the payment of dividends, non-cumulative cash dividends based on the liquidation preference of $25,000 per share of Series X Preferred Stock, and no more, payable (x) for the Fixed Rate Period, semi-annually in arrears on March 5 and September 5 of each year, beginning on March 5, 2015, and (y) for the Floating Rate Period, quarterly in arrears on each March 5, June 5, September 5 and December 5, beginning on December 5, 2024; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (unless, for the Fixed Rate Period, that day falls in the next calendar year or, for the Floating Rate Period, that day falls in the next calendar month, then in each such case payment of such dividend will occur on the immediately preceding Business Day) (i) on or prior to September 5, 2024, without any interest or other payment in respect of such delay, and (ii) after September 5, 2024, with dividends accruing to the actual payment date (each such day on which dividends are payable a “Dividend Payment Date”). The period from, and including, the date of issuance of the Series X Preferred Stock or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series X Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to (1) 6.250%, for each Dividend Period from the issue date to, but excluding, September 5, 2024 (the “Fixed Rate Period”), and (2) thereafter, Three-Month LIBOR plus a spread of 3.705%, for each Dividend Period from, and including, September 5, 2024 (the “Floating Rate Period”). The record date for payment of dividends on the Series X Preferred Stock shall be the fifteenth day of the calendar month preceding the month in which the Dividend Payment Date falls or such other record date fixed by the Board of Directors or a duly authorized committee of the Board of Directors that is not more than 60 days nor less than 10 days prior to such Dividend Payment Date. For the Fixed Rate Period, the amount of dividends payable shall be computed on the basis of a 360-day year of twelve 30-day months. For the Floating Rate Period, the amount of dividends payable shall be computed on the basis of a 360-day year and the actual number of days elapsed in a Dividend Period. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upward.

(b)    Non-Cumulative Dividends. Dividends on shares of Series X Preferred Stock shall be non-cumulative. To the extent that any dividends on the shares of Series X Preferred Stock with respect to any Dividend Period are not declared and paid, in full or otherwise, on the Dividend Payment Date for such Dividend Period, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable, and the Corporation shall have no obligation to pay, and the holders of Series X Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period on or after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series X Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Corporation.

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(c)    Priority of Dividends. So long as any share of Series X Preferred Stock remains outstanding, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in shares of Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such Junior Stock by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series X Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, in each case, unless full dividends on all outstanding shares of Series X Preferred Stock for the immediately preceding Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. The foregoing limitations do not apply to purchases or acquisitions of the Corporation’s Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted. Subject to the succeeding sentence, for so long as any shares of Series X Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Stock for any period unless full dividends on all outstanding shares of Series X Preferred Stock for the immediately preceding Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. To the extent the Corporation declares dividends on the Series X Preferred Stock and on any Parity Stock but cannot make full payment of such declared dividends, the Corporation will allocate the dividend payments on a pro rata basis among the holders of the shares of Series X Preferred Stock and the holders of any Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation will allocate dividend payments based on the ratio between the then-current dividend payments due on the shares of Series X Preferred Stock and the aggregate of the current and accrued dividends due on the outstanding Parity Stock. No interest will be payable in respect of any dividend payment on shares of Series X Preferred Stock that may be in arrears. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any Junior Stock from time to time out of any funds legally available therefor, and the shares of Series X Preferred Stock shall not be entitled to participate in any such dividend.

Section 5.    Liquidation Rights.

(a)    Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series X Preferred Stock shall be entitled, out of assets legally available for distribution to stockholders of the Corporation, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series X Preferred Stock upon liquidation and the rights of the Corporation’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share, plus any dividends which have been declared but not yet paid, without accumulation of any undeclared dividends, to the date of liquidation. The holders of Series X Preferred Stock shall not be entitled to any further payments in the event of any such

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voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.

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(b)    Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all holders of Series X Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series X Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences, plus any dividends which have been declared but not yet paid, of Series X Preferred Stock and all such Parity Stock.

(c)    Residual Distributions. If the liquidation preference plus any dividends which have been declared but not yet paid has been paid in full to all holders of Series X Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d)    Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section 6.    Redemption.

(a)    Optional Redemption. The Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors, may redeem out of funds legally available therefor, (i) in whole or in part, the shares of Series X Preferred Stock at the time outstanding, at any time on or after September 5, 2024, or (ii) in whole but not in part, at any time within 90 days after a Capital Treatment Event, in each case upon notice given as provided in Section 6(b) below. The redemption price for shares of Series X Preferred Stock redeemed pursuant to (i) or (ii) of the preceding sentence shall be $25,000 per share plus (except as otherwise provided below) dividends that have accrued but have not been paid for the then-current Dividend Period to but excluding the redemption date, without accumulation of any undeclared dividends. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the Dividend Payment Date as provided in Section 4 above.

(b)    Notice of Redemption. Notice of every redemption of shares of Series X Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series X Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series X Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of Series X Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder;

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(iii) the redemption price; (iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. Notwithstanding the foregoing, if the Series X Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC.

(c)    Partial Redemption. In case of any redemption of only part of the shares of Series X Preferred Stock at the time outstanding, the shares of Series X Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series X Preferred Stock in proportion to the number of Series X Preferred Stock held by such holders or by lot or in such other manner as the Board of Directors or any duly authorized committee of the Board of Directors may determine to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series X Preferred Stock shall be redeemed from time to time.

(d)    Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors or any duly authorized committee of the Board of Directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company at any time after the redemption date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

Section 7.    Voting Rights.

(a)    General. The holders of Series X Preferred Stock shall not be entitled to vote on any matter except as set forth in paragraphs 7(b) and 7(c) below or as required by law.

(b)    Special Voting Right.

(i)    Voting Right. If and whenever dividends on the Series X Preferred Stock or any other class or series of preferred stock that ranks on parity with Series X Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable, have not been paid in an aggregate amount equal to, as to any class or series, the equivalent of at least three or more semi-annual or six or more quarterly Dividend Periods

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(whether consecutive or not), as applicable, the number of directors constituting the Board of Directors shall be increased by two, and the holders of the Series X Preferred Stock (together with holders of any class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist), shall have the right, voting separately as a single class without regard to series, to the exclusion of the holders of common stock, to elect two directors of the Corporation to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the election of such directors must not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the holders of shares of Series X Preferred Stock and any other class or series of preferred stock that ranks on parity with Series X Preferred Stock as to payment of dividends having equivalent voting rights is a “Preferred Director.”

(ii)    Election. The election of the Preferred Directors will take place at any annual meeting of stockholders or any special meeting of the holders of Series X Preferred Stock and any other class or series of the Corporation’s stock that ranks on parity with Series X Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Corporation may, and upon the written request of any holder of Series X Preferred Stock (addressed to the secretary at the Corporation’s principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series X Preferred Stock and any other class or series of preferred stock that ranks on parity with Series X Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid for the election of the two directors to be elected by them as provided in Section 7(b)(iii) below. The Preferred Directors shall each be entitled to one vote per director on any matter.

(iii)    Notice of Special Meeting. Notice for a special meeting to elect the Preferred Directors will be given in a similar manner to that provided in the Corporation’s By- laws for a special meeting of the stockholders. If the secretary of the Corporation does not call a special meeting within 20 days after receipt of any such request, then any holder of Series X Preferred Stock may (at the Corporation’s expense) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Corporation. The Preferred Directors elected at any such special meeting will hold office until the next annual meeting of the Corporation’s stockholders unless they have been previously terminated or removed pursuant to Section 7(b)(iv). In case any vacancy in the office of a Preferred Director occurs (other than prior to the initial election of the Preferred Directors), the vacancy may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by the vote of the holders of the Series X Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the stockholders.

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(iv)    Termination; Removal. Whenever full dividends have been paid regularly on the Series X Preferred Stock and any other class or series of preferred stock that ranks on parity with Series X Preferred Stock as to payment of dividends, if any, for the equivalent of at least two semi-annual or four quarterly Dividend Periods, as applicable, then the right of the holders of Series X Preferred Stock to elect the Preferred Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods). The terms of office of the Preferred Directors will immediately terminate, and the number of directors constituting the Board of Directors will be reduced accordingly. Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series X Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this Section 7(b).

(c)    Other Voting Rights. So long as any shares of the Series X Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least of the voting power of the Series X Preferred Stock and the holders of any other Parity Stock entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or at any meeting called for the purpose, authorize, create or issue any capital stock ranking senior to the Series X Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized capital stock into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock. Further, so long as any shares of the Series X Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least of the shares of the Series X Preferred Stock, amend, alter or repeal any provision of this Certificate of Designations or the Certificate of Incorporation of the Corporation, including by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of the Series X Preferred Stock.

Notwithstanding the foregoing, (i) any increase in the amount of authorized common stock or authorized preferred stock, or any increase or decrease in the number of shares of any series of preferred stock, or the authorization, creation and issuance of other classes or series of capital stock, in each case ranking on a parity with or junior to the shares of the Series X Preferred Stock as to dividends and distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such powers, preferences or special rights and (ii) a merger or consolidation of the Corporation with or into another entity in which the shares of the Series X Preferred Stock (A) remain outstanding or (B) are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have powers, preferences or special rights that are not materially less favorable than the Series X Preferred Stock shall not be deemed to adversely affect the powers, preferences or special rights of the Series X Preferred Stock.

(d)    No Vote if Shares Redeemed. No vote or consent of the holders of the Series X Preferred Stock shall be required pursuant to Section 7(b) or 7(c) if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, the Corporation shall have redeemed or shall have

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called for redemption all outstanding shares of Series X Preferred Stock, with proper notice and sufficient funds having been set aside for such redemption, in each case pursuant to Section 6 above.

(e)    Procedures for Voting and Consents. Other than as set forth in Section 7(b), the rules and procedures for calling and conducting any meeting of the holders of Series X Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation and By- laws of the Corporation and to applicable law.

Section 8.    Preemption and Conversion. The holders of Series X Preferred Stock shall not have any rights of preemption or rights to convert such Series X Preferred Stock into shares of any other class of capital stock of the Corporation.

Section 9.    Rank. Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designations to the contrary, the Board of Directors or any authorized committee of the Board of Directors, without the vote of the holders of the Series X Preferred Stock, may authorize and issue additional shares of Junior Stock or Parity Stock.

Section 10.    Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell Series X Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors or any duly authorized committee of the Board of Directors may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 11.    Unissued or Reacquired Shares. Shares of Series X Preferred Stock not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 12.    No Sinking Fund. Shares of Series X Preferred Stock are not subject to the operation of a sinking fund.

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IN WITNESS WHEREOF, Bank of America Corporation has caused this Certificate of Designations to be executed by its duly authorized officer on this 5th day of September, 2014.

BANK OF AMERICA CORPORATION

By:	/s/ Ross E. Jeffries, Jr.
Name:	Ross E. Jeffries, Jr.
Title:	Corporate Secretary and Deputy General Counsel

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CERTIFICATE OF DESIGNATIONS
OF
6.625% NON-CUMULATIVE PREFERRED STOCK, SERIES W
OF
BANK OF AMERICA CORPORATION

Bank of America Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that, pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, which authorize the issuance of not more than 100,000,000 shares of preferred stock, par value $0.01 per share, and pursuant to authority conferred upon the New Preferred Stock Committee of the Board of Directors (the “Committee”) in accordance with Section 141(c) of the General Corporation Law of the State of Delaware (the “General Corporation Law”), the following resolutions were duly adopted by the Committee pursuant to the written consent of the Committee duly adopted on September 2, 2014, in accordance with Section 141(f) of the General Corporation Law:

RESOLVED, that, pursuant to the authority vested in the Committee and in accordance with the resolutions of the Board of Directors dated May 7, 2014 and July 24, 2014, the provisions of the Amended and Restated Certificate of Incorporation, the By-laws of the Corporation, and applicable law, a series of Preferred Stock, par value $0.01 per share, of the Corporation be, and hereby is, created, and that the designation and number of shares of such series, and the voting and other powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1.    Designation.

The designation of the series of preferred stock shall be “6.625% Non-Cumulative Preferred Stock, Series W” (the “Series W Preferred Stock”). Each share of Series W Preferred Stock shall be identical in all respects to every other share of Series W Preferred Stock. Series W Preferred Stock will rank equally with Parity Stock, if any, will rank senior to Junior Stock and will rank junior to Senior Stock, if any, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2.    Number of Shares.

The number of authorized shares of Series W Preferred Stock shall be 46,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series W Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors or any duly authorized committee of the Board of Directors and by the filing of a certificate pursuant to the provisions of the General Corporation Law stating that such increase or decrease, as the case may be, has been so authorized. The Corporation shall have the authority to issue fractional shares of Series W Preferred Stock.

Section 3.    Definitions.

As used herein with respect to Series W Preferred Stock:

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“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York or in Charlotte, North Carolina.

“Capital Treatment Event” means the good faith determination by the Corporation that, as a result of any: (i) amendment to, clarification of, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any shares of the Series W Preferred Stock; (ii) proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any shares of the Series W Preferred Stock; or (iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of any shares of the Series W Preferred Stock, there is more than an insubstantial risk that the Corporation shall not be entitled to treat an amount equal to the full liquidation preference of all shares of the Series W Preferred Stock then outstanding as “additional Tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the Board of Governors of the Federal Reserve System or other appropriate federal banking agency, as then in effect and applicable, for as long as any share of the Series W Preferred Stock is outstanding.

“Depositary Company” shall have the meaning set forth in Section 6(d) hereof.

“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.

“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.

“DTC” means The Depository Trust Company, together with its successors and assigns.

“Junior Stock” means the Corporation’s common stock and any other class or series of stock of the Corporation now existing or hereafter authorized over which Series W Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Parity Stock” means the Corporation’s (a) 7% Cumulative Redeemable Preferred Stock, Series B, (b) 6.204% Non-Cumulative Preferred Stock, Series D, (c) Floating Rate Non-Cumulative Preferred Stock, Series E, (d) Floating Rate Non-Cumulative Preferred Stock, Series F, (e) Adjustable Rate Non- Cumulative Preferred Stock, Series G, (f) 6.625% Non-Cumulative Preferred Stock, Series I, (g) Fixed-to- Floating Rate Non-Cumulative Preferred Stock, Series K, (h) 7.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series L, (i) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M, (j) 6% Non-Cumulative Perpetual Preferred Stock, Series T, (k) Fixed-to-Floating Rate Non- Cumulative Preferred Stock, Series U, (l) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series V, (m) Floating Rate Non-Cumulative Preferred Stock, Series 1, (n) Floating Rate Non-Cumulative Preferred Stock, Series 2, (o) 6.375% Non-Cumulative Preferred Stock, Series 3, (p) Floating Rate Non- Cumulative Preferred Stock, Series 4, (q) Floating Rate Non-Cumulative Preferred Stock, Series 5, (r) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series X and (s) any other class or series of stock of the Corporation hereafter authorized that ranks on a par with the Series W Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Senior Stock” means any class or series of stock of the Corporation now existing or hereafter authorized which has preference or priority over the Series W Preferred Stock as to the payment of

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dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Series W Preferred Stock” shall have the meaning set forth in Section 1 hereof.

Section 4.    Dividends.

(a)    Rate. Holders of Series W Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of funds legally available for the payment of dividends, non-cumulative cash dividends based on the liquidation preference of $25,000 per share of Series W Preferred Stock, and no more, payable quarterly in arrears on March 9, June 9, September 9 and December 9 of each year, beginning on December 9, 2014; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (unless that day falls in the next calendar year, in which case payment of such dividend will occur on the immediately preceding Business Day), without any interest or other payment in respect of such delay (each such day on which dividends are payable a “Dividend Payment Date”). The period from, and including, the date of issuance of the Series W Preferred Stock or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series W Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to 6.625%. The record date for payment of dividends on the Series W Preferred Stock shall be the fifteenth day of the calendar month preceding the month in which the Dividend Payment Date falls or such other record date fixed by the Board of Directors or a duly authorized committee of the Board of Directors that is not more than 60 days nor less than 10 days prior to such Dividend Payment Date. The amount of dividends payable shall be computed on the basis of a 360-day year of twelve 30-day months. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upward.

(b)    Non-Cumulative Dividends. Dividends on shares of Series W Preferred Stock shall be non-cumulative. To the extent that any dividends on the shares of Series W Preferred Stock with respect to any Dividend Period are not declared and paid, in full or otherwise, on the Dividend Payment Date for such Dividend Period, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable, and the Corporation shall have no obligation to pay, and the holders of Series W Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period on or after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series W Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Corporation.

(c)    Priority of Dividends. So long as any share of Series W Preferred Stock remains outstanding, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in shares of Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such Junior Stock by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the

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Series W Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, in each case, unless full dividends on all outstanding shares of Series W Preferred Stock for the immediately preceding Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. The foregoing limitations do not apply to purchases or acquisitions of the Corporation’s Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted. Subject to the succeeding sentence, for so long as any shares of Series W Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Stock for any period unless full dividends on all outstanding shares of Series W Preferred Stock for the immediately preceding Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. To the extent the Corporation declares dividends on the Series W Preferred Stock and on any Parity Stock but cannot make full payment of such declared dividends, the Corporation will allocate the dividend payments on a pro rata basis among the holders of the shares of Series W Preferred Stock and the holders of any Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation will allocate dividend payments based on the ratio between the then-current dividend payments due on the shares of Series W Preferred Stock and the aggregate of the current and accrued dividends due on the outstanding Parity Stock. No interest will be payable in respect of any dividend payment on shares of Series W Preferred Stock that may be in arrears. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any Junior Stock from time to time out of any funds legally available therefor, and the shares of Series W Preferred Stock shall not be entitled to participate in any such dividend.

Section 5.    Liquidation Rights.

(a)    Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series W Preferred Stock shall be entitled, out of assets legally available for distribution to stockholders of the Corporation, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series W Preferred Stock upon liquidation and the rights of the Corporation’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share, plus any dividends which have been declared but not yet paid, without accumulation of any undeclared dividends, to the date of liquidation. The holders of Series W Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.

(b)    Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all holders of Series W Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series W Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences, plus any dividends which have been declared but not yet paid, of Series W Preferred Stock and all such Parity Stock.

(c)    Residual Distributions. If the liquidation preference plus any dividends which have been declared but not yet paid has been paid in full to all holders of Series W Preferred Stock and all holders of any Parity Stock, the

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holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d)    Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section 6.    Redemption.

(a)    Optional Redemption. The Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors, may redeem out of funds legally available therefor, (i) in whole or in part, the shares of Series W Preferred Stock at the time outstanding, at any time on or after September 9, 2019 or (ii) in whole but not in part, at any time within 90 days after a Capital Treatment Event, in each case upon notice given as provided in Section 6(b) below. The redemption price for shares of Series W Preferred Stock redeemed pursuant to (i) or (ii) of the preceding sentence shall be $25,000 per share plus (except as otherwise provided below) dividends that have accrued but have not been paid for the then-current Dividend Period to but excluding the redemption date, without accumulation of any undeclared dividends. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the Dividend Payment Date as provided in Section 4 above.

(b)    Notice of Redemption. Notice of every redemption of shares of Series W Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series W Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series W Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of Series W Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. Notwithstanding the foregoing, if the Series W Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC.

(c)    Partial Redemption. In case of any redemption of only part of the shares of Series W Preferred Stock at the time outstanding, the shares of Series W Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series W Preferred Stock in proportion to the number of Series W Preferred Stock held by such holders or by lot. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee of the Board of Directors shall have

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full power and authority to prescribe the terms and conditions upon which shares of Series W Preferred Stock shall be redeemed from time to time.

(d)    Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors or any duly authorized committee of the Board of Directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company at any time after the redemption date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

Section 7.    Voting Rights.

(a)    General. The holders of Series W Preferred Stock shall not be entitled to vote on any matter except as set forth in paragraphs 7(b) and 7(c) below or as required by law.

(b)    Special Voting Right.

(i)    Voting Right. If and whenever dividends on the Series W Preferred Stock or any other class or series of preferred stock that ranks on parity with Series W Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable, have not been paid in an aggregate amount equal to, as to any class or series, the equivalent of at least six or more quarterly Dividend Periods (whether consecutive or not), the number of directors constituting the Board of Directors shall be increased by two, and the holders of the Series W Preferred Stock (together with holders of any class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist), shall have the right, voting separately as a single class without regard to series, to the exclusion of the holders of common stock, to elect two directors of the Corporation to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the election of such directors must not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the

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holders of shares of Series W Preferred Stock and any other class or series of preferred stock that ranks on parity with Series W Preferred Stock as to payment of dividends having equivalent voting rights is a “Preferred Director.”

(ii)    Election. The election of the Preferred Directors will take place at any annual meeting of stockholders or any special meeting of the holders of Series W Preferred Stock and any other class or series of the Corporation’s stock that ranks on parity with Series W Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Corporation may, and upon the written request of any holder of Series W Preferred Stock (addressed to the secretary at the Corporation’s principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series W Preferred Stock and any other class or series of preferred stock that ranks on parity with Series W Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid for the election of the two directors to be elected by them as provided in Section 7(b)(iii) below. The Preferred Directors shall each be entitled to one vote per director on any matter.

(iii)    Notice of Special Meeting. Notice for a special meeting to elect the Preferred Directors will be given in a similar manner to that provided in the Corporation’s By- laws for a special meeting of the stockholders. If the secretary of the Corporation does not call a special meeting within 20 days after receipt of any such request, then any holder of Series W Preferred Stock may (at the Corporation’s expense) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Corporation. The Preferred Directors elected at any such special meeting will hold office until the next annual meeting of the Corporation’s stockholders unless they have been previously terminated or removed pursuant to Section 7(b)(iv). In case any vacancy in the office of a Preferred Director occurs (other than prior to the initial election of the Preferred Directors), the vacancy may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by the vote of the holders of the Series W Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the stockholders.

(iv)    Termination; Removal. Whenever full dividends have been paid regularly on the Series W Preferred Stock and any other class or series of preferred stock that ranks on parity with Series W Preferred Stock as to payment of dividends, if any, for the equivalent of at least four quarterly Dividend Periods, then the right of the holders of Series W Preferred Stock to elect the Preferred Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods). The terms of office of the Preferred Directors will immediately terminate, and the number of directors constituting the Board of Directors will be reduced accordingly. Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series W Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be

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entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this Section 7(b).

(c)    Other Voting Rights. So long as any shares of the Series W Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least of the voting power of the Series W Preferred Stock and the holders of any other Parity Stock entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or at any meeting called for the purpose, authorize, create or issue any capital stock ranking senior to the Series W Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized capital stock into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock. Further, so long as any shares of the Series W Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least of the shares of the Series W Preferred Stock, amend, alter or repeal any provision of this Certificate of Designations or the Certificate of Incorporation of the Corporation, including by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of the Series W Preferred Stock.

Notwithstanding the foregoing, (i) any increase in the amount of authorized common stock or authorized preferred stock, or any increase or decrease in the number of shares of any series of preferred stock, or the authorization, creation and issuance of other classes or series of capital stock, in each case ranking on a parity with or junior to the shares of the Series W Preferred Stock as to dividends and distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such powers, preferences or special rights and (ii) a merger or consolidation of the Corporation with or into another entity in which the shares of the Series W Preferred Stock (A) remain outstanding or (B) are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have powers, preferences or special rights that are not materially less favorable than the Series W Preferred Stock shall not be deemed to adversely affect the powers, preferences or special rights of the Series W Preferred Stock.

(d)    No Vote if Shares Redeemed. No vote or consent of the holders of the Series W Preferred Stock shall be required pursuant to Section 7(b) or 7(c) if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, the Corporation shall have redeemed or shall have called for redemption all outstanding shares of Series W Preferred Stock, with proper notice and sufficient funds having been set aside for such redemption, in each case pursuant to Section 6 above.

(e)    Procedures for Voting and Consents. Other than as set forth in Section 7(b), the rules and procedures for calling and conducting any meeting of the holders of Series W Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation and By- laws of the Corporation and to applicable law.

Section 8.    Preemption and Conversion. The holders of Series W Preferred Stock shall not have any rights of preemption or rights to convert such Series W Preferred Stock into shares of any other class of capital stock of the Corporation.

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Section 9.    Rank. Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designations to the contrary, the Board of Directors or any authorized committee of the Board of Directors, without the vote of the holders of the Series W Preferred Stock, may authorize and issue additional shares of Junior Stock or Parity Stock.

Section 10.    Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell Series W Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors or any duly authorized committee of the Board of Directors may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 11.    Unissued or Reacquired Shares. Shares of Series W Preferred Stock not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 12.    No Sinking Fund. Shares of Series W Preferred Stock are not subject to the operation of a sinking fund.

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IN WITNESS WHEREOF, Bank of America Corporation has caused this Certificate of Designations to be executed by its duly authorized officer on this 9th day of September, 2014.

BANK OF AMERICA CORPORATION

By:	/s/ ROSS E. JEFFRIES, JR.
Name:	Ross E. Jeffries, Jr.
Title:	Deputy General Counsel and Corporate Secretary

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CERTIFICATE OF DESIGNATIONS
OF
FIXED-TO-FLOATING RATE
NON-CUMULATIVE PREFERRED STOCK, SERIES Z
OF
BANK OF AMERICA CORPORATION

Bank of America Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that, pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, which authorize the issuance of not more than 100,000,000 shares of preferred stock, par value $0.01 per share, and pursuant to authority conferred upon the New Preferred Stock Committee of the Board of Directors (the “Committee”) in accordance with Section 141(c) of the General Corporation Law of the State of Delaware (the “General Corporation Law”), the following resolutions were duly adopted by the Committee pursuant to the written consent of the Committee duly adopted on October 20, 2014, in accordance with Section 141(f) of the General Corporation Law:

RESOLVED, that, pursuant to the authority vested in the Committee and in accordance with the resolutions of the Board of Directors dated May 7, 2014 and July 24, 2014, the provisions of the Amended and Restated Certificate of Incorporation, the By-laws of the Corporation, and applicable law, a series of Preferred Stock, par value $0.01 per share, of the Corporation be, and hereby is, created, and that the designation and number of shares of such series, and the voting and other powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1.    Designation.

The designation of the series of preferred stock shall be “Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series Z” (the “Series Z Preferred Stock”). Each share of Series Z Preferred Stock shall be identical in all respects to every other share of Series Z Preferred Stock. Series Z Preferred Stock will rank equally with Parity Stock, if any, will rank senior to Junior Stock and will rank junior to Senior Stock, if any, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2.    Number of Shares.

The number of authorized shares of Series Z Preferred Stock shall be 56,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series Z Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors or any duly authorized committee of the Board of Directors and by the filing of a certificate pursuant to the provisions of the General Corporation Law stating that such increase or decrease, as the case may be, has been so authorized. The Corporation shall have the authority to issue fractional shares of Series Z Preferred Stock.

Section 3.    Definitions.

As used herein with respect to Series Z Preferred Stock:

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“Business Day” means, for the Fixed Rate Period, each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York or in Charlotte, North Carolina; and, for the Floating Rate Period, each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York or in Charlotte, North Carolina and is a London Banking Day.

“Calculation Agent” shall mean The Bank of New York Mellon Trust Company, N.A., or such other bank or entity as may be appointed by the Corporation to act as calculation agent for the Series Z Preferred Stock during the Floating Rate Period (as defined below).

“Capital Treatment Event” means the good faith determination by the Corporation that, as a result of any: (i) amendment to, clarification of, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any shares of the Series Z Preferred Stock; (ii) proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any shares of the Series Z Preferred Stock; or (iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of any shares of the Series Z Preferred Stock, there is more than an insubstantial risk that the Corporation shall not be entitled to treat an amount equal to the full liquidation preference of all shares of the Series Z Preferred Stock then outstanding as “additional Tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the Board of Governors of the Federal Reserve System or other appropriate federal banking agency, as then in effect and applicable, for as long as any share of the Series Z Preferred Stock is outstanding.

“Depositary Company” shall have the meaning set forth in Section 6(d) hereof.

“Dividend Determination Date” shall have the meaning set forth below in the definition of “Three-Month LIBOR.”

“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.

“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.

“DTC” means The Depository Trust Company, together with its successors and assigns.

“Fixed Rate Period” shall have the meaning set forth in Section 4(a) hereof.

“Floating Rate Period” shall have the meaning set forth in Section 4(a) hereof.

“Junior Stock” means the Corporation’s common stock and any other class or series of stock of the Corporation now existing or hereafter authorized over which Series Z Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England.

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“Parity Stock” means the Corporation’s (a) 7% Cumulative Redeemable Preferred Stock, Series B, (b) 6.204% Non-Cumulative Preferred Stock, Series D, (c) Floating Rate Non-Cumulative Preferred Stock, Series E, (d) Floating Rate Non-Cumulative Preferred Stock, Series F, (e) Adjustable Rate Non- Cumulative Preferred Stock, Series G, (f) 6.625% Non-Cumulative Preferred Stock, Series I, (g) Fixed-to- Floating Rate Non-Cumulative Preferred Stock, Series K, (h) 7.25% Non-Cumulative Perpetual

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Convertible Preferred Stock, Series L, (i) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M, (j) 6% Non-Cumulative Perpetual Preferred Stock, Series T, (k) Fixed-to-Floating Rate Non- Cumulative Preferred Stock, Series U, (l) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series V, (m) 6.625% Non-Cumulative Preferred Stock, Series W, (n) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series X, (o) Floating Rate Non-Cumulative Preferred Stock, Series 1, (p) Floating Rate Non-Cumulative Preferred Stock, Series 2, (q) 6.375% Non-Cumulative Preferred Stock, Series 3, (r) Floating Rate Non-Cumulative Preferred Stock, Series 4, (s) Floating Rate Non-Cumulative Preferred Stock, Series 5, and (t) any other class or series of stock of the Corporation hereafter authorized that ranks on a par with the Series Z Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Reuters Screen Page “LIBOR01”” means the display page so designated on Reuters (or any other page as may replace that page on that service, or any other service as may be nominated as the information vendor, for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

“Senior Stock” means any class or series of stock of the Corporation now existing or hereafter authorized which has preference or priority over the Series Z Preferred Stock as to the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Series Z Preferred Stock” shall have the meaning set forth in Section 1 hereof.

“Three-Month LIBOR” means, with respect to any Dividend Period in the Floating Rate Period, the offered rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Dividend Period that appears on Reuters Screen Page “LIBOR01” as of 11:00 a.m. (London time) on the second London Banking Day immediately preceding the first day of that Dividend Period (the “Dividend Determination Date”). If such rate does not appear on Reuters Screen Page “LIBOR01,” Three-Month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (in consultation with the Corporation), at approximately 11:00 a.m., London time on the second London Banking Day immediately preceding the first day of that Dividend Period. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, Three-Month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of such quotations. If fewer than two quotations are provided, Three-Month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of the rates quoted by three major banks in New York City selected by the Calculation Agent (in consultation with the Corporation), at approximately 11:00 a.m., New York City time, on the first day of that Dividend Period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the Calculation Agent (in consultation with the Corporation) to provide quotations are quoting as described above, Three-Month LIBOR for that Dividend Period will be the same as Three- Month LIBOR as determined for the previous Dividend Period, or in the case of the first Dividend Period in the Floating Rate Period, the most recent rate that could have been determined in accordance with the first sentence of this paragraph had the dividend rate been a floating rate during the Fixed Rate Period (as defined below). The Calculation Agent’s establishment of Three-

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Month LIBOR and calculation of the amount of dividends for each Dividend Period in the Floating Rate Period will be on file at the principal offices of the Corporation, will be made available to any holder of Series Z Preferred Stock upon request and will be final and binding in the absence of manifest error.

Section 4.    Dividends.

(a)    Rate. Holders of Series Z Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of funds legally available for the payment of dividends, non-cumulative cash dividends based on the liquidation preference of $25,000 per share of Series Z Preferred Stock, and no more, payable (x) for the Fixed Rate Period, semi-annually in arrears on April 23 and October 23 of each year, beginning on April 23, 2015, and (y) for the Floating Rate Period, quarterly in arrears on each January 23, April 23, July 23 and October 23, beginning on January 23, 2025; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (unless, for the Fixed Rate Period, that day falls in the next calendar year or, for the Floating Rate Period, that day falls in the next calendar month, then in each such case payment of such dividend will occur on the immediately preceding Business Day) (i) on or prior to October 23, 2024, without any interest or other payment in respect of such delay, and (ii) after October 23, 2024, with dividends accruing to the actual payment date (each such day on which dividends are payable a “Dividend Payment Date”). The period from, and including, the date of issuance of the Series Z Preferred Stock or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series Z Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to (1) 6.500%, for each Dividend Period from the issue date to, but excluding, October 23, 2024 (the “Fixed Rate Period”), and (2) thereafter, Three- Month LIBOR plus a spread of 4.174%, for each Dividend Period from, and including, October 23, 2024 (the “Floating Rate Period”). The record date for payment of dividends on the Series Z Preferred Stock shall be the first day of the calendar month in which the Dividend Payment Date falls or such other record date fixed by the Board of Directors or a duly authorized committee of the Board of Directors that is not more than 60 days nor less than 10 days prior to such Dividend Payment Date. For the Fixed Rate Period, the amount of dividends payable shall be computed on the basis of a 360-day year of twelve 30-day months. For the Floating Rate Period, the amount of dividends payable shall be computed on the basis of a 360-day year and the actual number of days elapsed in a Dividend Period. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upward.

(b)    Non-Cumulative Dividends. Dividends on shares of Series Z Preferred Stock shall be non-cumulative. To the extent that any dividends on the shares of Series Z Preferred Stock with respect to any Dividend Period are not declared and paid, in full or otherwise, on the Dividend Payment Date for such Dividend Period, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable, and the Corporation shall have no obligation to pay, and the holders of Series Z Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period on or after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series Z Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Corporation.

(c)    Priority of Dividends. So long as any share of Series Z Preferred Stock remains outstanding, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in shares of Junior

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Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or

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made available for a sinking fund for the redemption of any such Junior Stock by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series Z Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, in each case, unless full dividends on all outstanding shares of Series Z Preferred Stock for the immediately preceding Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. The foregoing limitations do not apply to purchases or acquisitions of the Corporation’s Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted. Subject to the succeeding sentence, for so long as any shares of Series Z Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Stock for any period unless full dividends on all outstanding shares of Series Z Preferred Stock for the immediately preceding Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. To the extent the Corporation declares dividends on the Series Z Preferred Stock and on any Parity Stock but cannot make full payment of such declared dividends, the Corporation will allocate the dividend payments on a pro rata basis among the holders of the shares of Series Z Preferred Stock and the holders of any Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation will allocate dividend payments based on the ratio between the then-current dividend payments due on the shares of Series Z Preferred Stock and the aggregate of the current and accrued dividends due on the outstanding Parity Stock. No interest will be payable in respect of any dividend payment on shares of Series Z Preferred Stock that may be in arrears. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any Junior Stock from time to time out of any funds legally available therefor, and the shares of Series Z Preferred Stock shall not be entitled to participate in any such dividend.

Section 5.    Liquidation Rights.

(a)    Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series Z Preferred Stock shall be entitled, out of assets legally available for distribution to stockholders of the Corporation, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series Z Preferred Stock upon liquidation and the rights of the Corporation’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share, plus any dividends which have been declared but not yet paid, without accumulation of any undeclared dividends, to the date of liquidation. The holders of Series Z Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.

(b)    Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all holders of Series Z Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series Z Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences, plus any dividends which have been declared but not yet paid, of Series Z Preferred Stock and all such Parity Stock.

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(c)    Residual Distributions. If the liquidation preference plus any dividends which have been declared but not yet paid has been paid in full to all holders of Series Z Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d)    Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section 6.    Redemption.

(a)    Optional Redemption. The Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors, may redeem out of funds legally available therefor, (i) in whole or in part, the shares of Series Z Preferred Stock at the time outstanding, at any time on or after October 23, 2024, or (ii) in whole but not in part, at any time within 90 days after a Capital Treatment Event, in each case upon notice given as provided in Section 6(b) below. The redemption price for shares of Series Z Preferred Stock redeemed pursuant to (i) or (ii) of the preceding sentence shall be $25,000 per share plus (except as otherwise provided below) dividends that have accrued but have not been paid for the then-current Dividend Period to but excluding the redemption date, without accumulation of any undeclared dividends. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the Dividend Payment Date as provided in Section 4 above.

(b)    Notice of Redemption. Notice of every redemption of shares of Series Z Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series Z Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series Z Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of Series Z Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. Notwithstanding the foregoing, if the Series Z Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC.

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(c)    Partial Redemption. In case of any redemption of only part of the shares of Series Z Preferred Stock at the time outstanding, the shares of Series Z Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series Z Preferred Stock in proportion to the number of Series Z Preferred Stock held by such holders or by lot. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series Z Preferred Stock shall be redeemed from time to time.

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(d)    Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors or any duly authorized committee of the Board of Directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company at any time after the redemption date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

Section 7.    Voting Rights.

(a)    General. The holders of Series Z Preferred Stock shall not be entitled to vote on any matter except as set forth in paragraphs 7(b) and 7(c) below or as required by law.

(b)    Special Voting Right.

(i)    Voting Right. If and whenever dividends on the Series Z Preferred Stock or any other class or series of preferred stock that ranks on parity with Series Z Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable, have not been paid in an aggregate amount equal to, as to any class or series, the equivalent of at least three or more semi-annual or six or more quarterly Dividend Periods (whether consecutive or not), as applicable, the number of directors constituting the Board of Directors shall be increased by two, and the holders of the Series Z Preferred Stock (together with holders of any class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist), shall have the right, voting separately as a single class without regard to series, to the exclusion of the holders of common stock, to elect two directors of the Corporation to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the election of such directors must not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the holders of shares of Series Z Preferred Stock and any other class or series of preferred stock that ranks on parity with Series Z Preferred Stock as to payment of dividends having equivalent voting rights is a “Preferred Director.”

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(ii)    Election. The election of the Preferred Directors will take place at any annual meeting of stockholders or any special meeting of the holders of Series Z Preferred Stock and any other class or series of the Corporation’s stock that ranks on parity with Series Z Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Corporation may, and upon the written request of any holder of Series Z Preferred Stock (addressed to the secretary at the Corporation’s principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series Z Preferred Stock and any other class or series of preferred stock that ranks on parity with Series Z Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid for the election of the two directors to be elected by them as provided in Section 7(b)(iii) below. The Preferred Directors shall each be entitled to one vote per director on any matter.

(iii)    Notice of Special Meeting. Notice for a special meeting to elect the Preferred Directors will be given in a similar manner to that provided in the Corporation’s By- laws for a special meeting of the stockholders. If the secretary of the Corporation does not call a special meeting within 20 days after receipt of any such request, then any holder of Series Z Preferred Stock may (at the Corporation’s expense) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Corporation. The Preferred Directors elected at any such special meeting will hold office until the next annual meeting of the Corporation’s stockholders unless they have been previously terminated or removed pursuant to Section 7(b)(iv). In case any vacancy in the office of a Preferred Director occurs (other than prior to the initial election of the Preferred Directors), the vacancy may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by the vote of the holders of the Series Z Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the stockholders.

(iv)    Termination; Removal. Whenever full dividends have been paid regularly on the Series Z Preferred Stock and any other class or series of preferred stock that ranks on parity with Series Z Preferred Stock as to payment of dividends, if any, for the equivalent of at least two semi-annual or four quarterly Dividend Periods, as applicable, then the right of the holders of Series Z Preferred Stock to elect the Preferred Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods). The terms of office of the Preferred Directors will immediately terminate, and the number of directors constituting the Board of Directors will be reduced accordingly. Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series Z Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this Section 7(b).

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(c)    Other Voting Rights. So long as any shares of the Series Z Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least 66⅔% of the voting power of the Series Z Preferred Stock and the holders of any other Parity Stock entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or at any meeting called for the purpose, authorize, create or issue any capital stock ranking senior to the Series Z Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized capital stock into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock. Further, so long as any shares of the Series Z Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least 66⅔% of the shares of the Series Z Preferred Stock, amend, alter or repeal any provision of this Certificate of Designations or the Certificate of Incorporation of the Corporation, including by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of the Series Z Preferred Stock.

Notwithstanding the foregoing, (i) any increase in the amount of authorized common stock or authorized preferred stock, or any increase or decrease in the number of shares of any series of preferred stock, or the authorization, creation and issuance of other classes or series of capital stock, in each case ranking on a parity with or junior to the shares of the Series Z Preferred Stock as to dividends and distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such powers, preferences or special rights and (ii) a merger or consolidation of the Corporation with or into another entity in which the shares of the Series Z Preferred Stock (A) remain outstanding or (B) are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have powers, preferences or special rights that are not materially less favorable than the Series Z Preferred Stock shall not be deemed to adversely affect the powers, preferences or special rights of the Series Z Preferred Stock.

(d)    No Vote if Shares Redeemed. No vote or consent of the holders of the Series Z Preferred Stock shall be required pursuant to Section 7(b) or 7(c) if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, the Corporation shall have redeemed or shall have called for redemption all outstanding shares of Series Z Preferred Stock, with proper notice and sufficient funds having been set aside for such redemption, in each case pursuant to Section 6 above.

(e)    Procedures for Voting and Consents. Other than as set forth in Section 7(b), the rules and procedures for calling and conducting any meeting of the holders of Series Z Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation and By- laws of the Corporation and to applicable law.

Section 8.    Preemption and Conversion. The holders of Series Z Preferred Stock shall not have any rights of preemption or rights to convert such Series Z Preferred Stock into shares of any other class of capital stock of the Corporation.

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Section 9.    Rank. Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designations to the contrary, the Board of Directors or any authorized committee of the Board of Directors, without the vote of the holders of the Series Z Preferred Stock, may authorize and issue additional shares of Junior Stock or Parity Stock.

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Section 10.    Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell Series Z Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors or any duly authorized committee of the Board of Directors may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 11.    Unissued or Reacquired Shares. Shares of Series Z Preferred Stock not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 12.    No Sinking Fund. Shares of Series Z Preferred Stock are not subject to the operation of a sinking fund.

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IN WITNESS WHEREOF, Bank of America Corporation has caused this Certificate of Designations to be executed by its duly authorized officer on this 23rd day of October, 2014.

BANK OF AMERICA CORPORATION

By:	/s/ Ross E. Jeffries, Jr.
Name:	Ross E. Jeffries, Jr.
Title:	Corporate Secretary and Deputy General Counsel

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CERTIFICATE OF DESIGNATIONS
OF
6.500% NON-CUMULATIVE PREFERRED STOCK, SERIES Y
OF
BANK OF AMERICA CORPORATION

Bank of America Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that, pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, which authorize the issuance of not more than 100,000,000 shares of preferred stock, par value $0.01 per share, and pursuant to authority conferred upon the New Preferred Stock Committee of the Board of Directors (the “Committee”) in accordance with Section 141(c) of the General Corporation Law of the State of Delaware (the “General Corporation Law”), the following resolutions were duly adopted by the Committee pursuant to the written consent of the Committee duly adopted on January 20, 2015, in accordance with Section 141(f) of the General Corporation Law:

Resolved, that, pursuant to the authority vested in the Committee and in accordance with the resolutions of the Board of Directors dated January 12, 2015, the provisions of the Amended and Restated Certificate of Incorporation, the By-laws of the Corporation, and applicable law, a series of Preferred Stock, par value $0.01 per share, of the Corporation be, and hereby is, created, and that the designation and number of shares of such series, and the voting and other powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1.    Designation.

The designation of the series of preferred stock shall be “6.500% Non-Cumulative Preferred Stock, Series Y” (the “Series Y Preferred Stock”). Each share of Series Y Preferred Stock shall be identical in all respects to every other share of Series Y Preferred Stock. Series Y Preferred Stock will rank equally with Parity Stock, if any, will rank senior to Junior Stock and will rank junior to Senior Stock, if any, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2.    Number of Shares.

The number of authorized shares of Series Y Preferred Stock shall be 44,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series Y Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors or any duly authorized committee of the Board of Directors and by the filing of a certificate pursuant to the provisions of the General Corporation Law stating that such increase or decrease, as the case may be, has been so authorized. The Corporation shall have the authority to issue fractional shares of Series Y Preferred Stock.

Section 3.    Definitions.

As used herein with respect to Series Y Preferred Stock:

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York or in Charlotte, North Carolina.
“Capital Treatment Event” means the good faith determination by the Corporation that, as a result of any: (i) amendment to, clarification of, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any shares of the Series Y Preferred Stock; (ii) proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any shares of the Series Y Preferred Stock; or (iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of any shares of the Series Y Preferred Stock, there is more than an insubstantial risk that the Corporation shall not be entitled to treat an amount equal to the full liquidation preference of all shares of the Series Y Preferred Stock then outstanding as “additional Tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the Board of Governors of the Federal Reserve System or other appropriate federal banking agency, as then in effect and applicable, for as long as any share of the Series Y Preferred Stock is outstanding.

“Depositary Company” shall have the meaning set forth in Section 6(d) hereof.
“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.
“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.
“DTC” means The Depository Trust Company, together with its successors and assigns.
“Junior Stock” means the Corporation’s common stock and any other class or series of stock of the Corporation now existing or hereafter authorized over which Series Y Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.
“Parity Stock” means the Corporation’s (a) 7% Cumulative Redeemable Preferred Stock, Series B, (b) 6.204% Non-Cumulative Preferred Stock, Series D, (c) Floating Rate Non-Cumulative Preferred Stock, Series E, (d) Floating Rate Non-Cumulative Preferred Stock, Series F, (e) Adjustable Rate Non-Cumulative Preferred Stock, Series G, (f) 6.625% Non-Cumulative Preferred Stock, Series I, (g) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K, (h) 7.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series L, (i) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M, (j) 6% Non-Cumulative Perpetual Preferred Stock, Series T, (k) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series U, (l) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series V, (m) 6.625% Non-Cumulative Preferred Stock, Series W, (n) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series X, (o) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series Z, (p) Floating Rate Non-Cumulative Preferred Stock, Series 1, (q) Floating Rate Non-Cumulative Preferred

Stock, Series 2, (r) 6.375% Non-Cumulative Preferred Stock, Series 3, (s) Floating Rate Non-Cumulative Preferred Stock, Series 4, (t) Floating Rate Non-Cumulative Preferred Stock, Series 5, and (u) any other class or series of stock of the Corporation hereafter authorized that ranks on a par with the Series Y Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
“Senior Stock” means any class or series of stock of the Corporation now existing or hereafter authorized which has preference or priority over the Series Y Preferred Stock as to the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.
“Series Y Preferred Stock” shall have the meaning set forth in Section 1 hereof.
Section 4.     Dividends.
(a)    Rate. Holders of Series Y Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of funds legally available for the payment of dividends, non-cumulative cash dividends based on the liquidation preference of $25,000 per share of Series Y Preferred Stock, and no more, payable quarterly in arrears on January 27, April 27, July 27 and October 27 of each year, beginning on April 27, 2015; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (unless that day falls in the next calendar year, in which case payment of such dividend will occur on the immediately preceding Business Day), without any interest or other payment in respect of such delay (each such day on which dividends are payable a “Dividend Payment Date”). The period from, and including, the date of issuance of the Series Y Preferred Stock or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series Y Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to 6.500%. The record date for payment of dividends on the Series Y Preferred Stock shall be the first day of the calendar month in which the Dividend Payment Date falls or such other record date fixed by the Board of Directors or a duly authorized committee of the Board of Directors that is not more than 60 days nor less than 10 days prior to such Dividend Payment Date. The amount of dividends payable shall be computed on the basis of a 360-day year of twelve 30-day months. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upward.
(b)    Non-Cumulative Dividends. Dividends on shares of Series Y Preferred Stock shall be non-cumulative. To the extent that any dividends on the shares of Series Y Preferred Stock with respect to any Dividend Period are not declared and paid, in full or otherwise, on the Dividend Payment Date for such Dividend Period, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable, and the Corporation shall have no obligation to pay, and the holders of Series Y Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period on or after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series Y Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Corporation.

(c)    Priority of Dividends. So long as any share of Series Y Preferred Stock remains outstanding, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in shares of Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such Junior Stock by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series Y Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, in each case, unless full dividends on all outstanding shares of Series Y Preferred Stock for the immediately preceding Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. The foregoing limitations do not apply to purchases or acquisitions of the Corporation’s Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted. Subject to the succeeding sentence, for so long as any shares of Series Y Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Stock for any period unless full dividends on all outstanding shares of Series Y Preferred Stock for the immediately preceding Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. To the extent the Corporation declares dividends on the Series Y Preferred Stock and on any Parity Stock but cannot make full payment of such declared dividends, the Corporation will allocate the dividend payments on a pro rata basis among the holders of the shares of Series Y Preferred Stock and the holders of any Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation will allocate dividend payments based on the ratio between the then-current dividend payments due on the shares of Series Y Preferred Stock and the aggregate of the current and accrued dividends due on the outstanding Parity Stock. No interest will be payable in respect of any dividend payment on shares of Series Y Preferred Stock that may be in arrears. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any Junior Stock from time to time out of any funds legally available therefor, and the shares of Series Y Preferred Stock shall not be entitled to participate in any such dividend.

Section 5.    Liquidation Rights.

(a)    Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series Y Preferred Stock shall be entitled, out of assets legally available for distribution to stockholders of the Corporation, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series Y Preferred Stock upon liquidation and the rights of the Corporation’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share, plus any dividends which have been declared but not yet paid, without accumulation of any undeclared dividends, to the date of liquidation. The holders of Series Y Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.

(b)     Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all holders of Series Y Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series Y Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences, plus any dividends which have been declared but not yet paid, of Series Y Preferred Stock and all such Parity Stock.

(c)     Residual Distributions. If the liquidation preference plus any dividends which have been declared but not yet paid has been paid in full to all holders of Series Y Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d)     Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section 6.     Redemption.

(a)     Optional Redemption. The Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors, may redeem out of funds legally available therefor, (i) in whole or in part, the shares of Series Y Preferred Stock at the time outstanding, at any time on or after January 27, 2020 or (ii) in whole but not in part, at any time within 90 days after a Capital Treatment Event, in each case upon notice given as provided in Section 6(b) below. The redemption price for shares of Series Y Preferred Stock redeemed pursuant to (i) or (ii) of the preceding sentence shall be $25,000 per share plus (except as otherwise provided below) dividends that have accrued but have not been paid for the then-current Dividend Period to but excluding the redemption date, without accumulation of any undeclared dividends. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the Dividend Payment Date as provided in Section 4 above.
(b)     Notice of Redemption. Notice of every redemption of shares of Series Y Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series Y Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series Y Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of Series Y Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. Notwithstanding the foregoing, if the Series Y Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC.
(c)    Partial Redemption. In case of any redemption of only part of the shares of Series Y Preferred Stock at the time outstanding, the shares of Series Y Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series Y Preferred Stock in proportion to the number of Series Y Preferred Stock held by such holders or by lot. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series Y Preferred Stock shall be redeemed from time to time.
(d)     Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors or any duly authorized committee of the Board of Directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company at any time after the redemption date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.
Section 7.     Voting Rights.

(a)    General. The holders of Series Y Preferred Stock shall not be entitled to vote on any matter except as set forth in paragraphs 7(b) and 7(c) below or as required by law.

(b)    Special Voting Right.
(i)    Voting Right. If and whenever dividends on the Series Y Preferred Stock or any other class or series of preferred stock that ranks on parity with Series Y Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable, have not been paid in an aggregate amount equal to, as to any class or series, the equivalent of at least six or more quarterly Dividend Periods (whether consecutive or not), the number of directors constituting the Board of Directors shall be increased by two, and the holders of the Series Y Preferred Stock (together with holders of any class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist), shall have the right, voting separately as a single class without regard to series, to the exclusion of the holders of common stock, to elect two directors of the Corporation to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the election of such directors must not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the holders of shares of Series Y Preferred Stock and any other class or series of preferred stock that ranks on parity with Series Y Preferred Stock as to payment of dividends having equivalent voting rights is a “Preferred Director.”
(ii)    Election. The election of the Preferred Directors will take place at any annual meeting of stockholders or any special meeting of the holders of Series Y Preferred Stock and any other class or series of the Corporation’s stock that ranks on parity with Series Y Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Corporation may, and upon the written request of any holder of Series Y Preferred Stock (addressed to the secretary at the Corporation’s principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series Y Preferred Stock and any other class or series of preferred stock that ranks on parity with Series Y Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid for the election of the two directors to be elected by them as provided in Section 7(b)(iii) below. The Preferred Directors shall each be entitled to one vote per director on any matter.
(iii)     Notice of Special Meeting. Notice for a special meeting to elect the Preferred Directors will be given in a similar manner to that provided in the Corporation’s By-laws for a special meeting of the stockholders. If the secretary of the Corporation does not call a special meeting within 20 days after receipt of any such request, then any holder of Series Y Preferred Stock may (at the Corporation’s expense) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Corporation. The Preferred Directors elected at any such special meeting will hold office until the next annual meeting of the Corporation’s stockholders unless they have been previously terminated or removed pursuant to Section 7(b)(iv). In case any vacancy in the office of a Preferred Director occurs (other than prior to the initial election of the Preferred Directors), the vacancy may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by the vote of the holders of the Series Y Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the stockholders.

(iv)    Termination; Removal. Whenever full dividends have been paid regularly on the Series Y Preferred Stock and any other class or series of preferred stock that ranks on parity with Series Y Preferred Stock as to payment of dividends, if any, for the equivalent of at least four quarterly Dividend Periods, then the right of the holders of Series Y Preferred Stock to elect the Preferred Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods). The terms of office of the Preferred Directors will immediately terminate, and the number of directors constituting the Board of Directors will be reduced accordingly. Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series Y Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this Section 7(b).

(c)    Other Voting Rights. So long as any shares of the Series Y Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least 66⅔% of the voting power of the Series Y Preferred Stock and the holders of any other Parity Stock entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or at any meeting called for the purpose, authorize, create or issue any capital stock ranking senior to the Series Y Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized capital stock into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock. Further, so long as any shares of the Series Y Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least 66⅔% of the shares of the Series Y Preferred Stock, amend, alter or repeal any provision of this Certificate of Designations or the Certificate of Incorporation of the Corporation, including by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of the Series Y Preferred Stock.
Notwithstanding the foregoing, (i) any increase in the amount of authorized common stock or authorized preferred stock, or any increase or decrease in the number of shares of any series of preferred stock, or the authorization, creation and issuance of other classes or series of capital stock, in each case ranking on a parity with or junior to the shares of the Series Y Preferred Stock as to dividends and distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such powers, preferences or special rights and (ii) a merger or consolidation of the Corporation with or into another entity in which the shares of the Series Y Preferred Stock (A) remain outstanding or (B) are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have powers, preferences or special rights that are not materially less favorable than the Series Y Preferred Stock shall not be deemed to adversely affect the powers, preferences or special rights of the Series Y Preferred Stock.

(d)    No Vote if Shares Redeemed. No vote or consent of the holders of the Series Y Preferred Stock shall be required pursuant to Section 7(b) or 7(c) if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, the Corporation shall have redeemed or shall have called for redemption all outstanding shares of Series Y Preferred Stock, with proper notice and sufficient funds having been set aside for such redemption, in each case pursuant to Section 6 above.

(e)    Procedures for Voting and Consents. Other than as set forth in Section 7(b), the rules and procedures for calling and conducting any meeting of the holders of Series Y Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation and By-laws of the Corporation and to applicable law.

Section 8.     Preemption and Conversion. The holders of Series Y Preferred Stock shall not have any rights of preemption or rights to convert such Series Y Preferred Stock into shares of any other class of capital stock of the Corporation.

Section 9.     Rank. Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designations to the contrary, the Board of Directors or any authorized committee of the Board of Directors, without the vote of the holders of the Series Y Preferred Stock, may authorize and issue additional shares of Junior Stock or Parity Stock.

Section 10.     Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell Series Y Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors or any duly authorized committee of the Board of Directors may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 11.    Unissued or Reacquired Shares. Shares of Series Y Preferred Stock not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 12.     No Sinking Fund. Shares of Series Y Preferred Stock are not subject to the operation of a sinking fund.

IN WITNESS WHEREOF, Bank of America Corporation has caused this Certificate of Designations to be executed by its duly authorized officer on this 26th day of January, 2015.

BANK OF AMERICA CORPORATION

By:	/s/ ROSS E. JEFFRIES, JR.
Name:	Ross E. Jeffries, Jr.
Title:	Deputy General Counsel
and Corporate Secretary

CERTIFICATE OF DESIGNATIONS
OF
FIXED-TO-FLOATING RATE
NON-CUMULATIVE PREFERRED STOCK, SERIES AA
OF
BANK OF AMERICA CORPORATION

Bank of America Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that, pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, which authorize the issuance of not more than 100,000,000 shares of preferred stock, par value $0.01 per share, and pursuant to authority conferred upon the New Preferred Stock Committee of the Board of Directors (the “Committee”) in accordance with Section 141(c) of the General Corporation Law of the State of Delaware (the “General Corporation Law”), the following resolutions were duly adopted by the Committee pursuant to the written consent of the Committee duly adopted on March 12, 2015, in accordance with Section 141(f) of the General Corporation Law:

RESOLVED, that, pursuant to the authority vested in the Committee and in accordance with the resolutions of the Board of Directors dated January 12, 2015, the provisions of the Amended and Restated Certificate of Incorporation, the By-laws of the Corporation, and applicable law, a series of Preferred Stock, par value $0.01 per share, of the Corporation be, and hereby is, created, and that the designation and number of shares of such series, and the voting and other powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1.    Designation.

The designation of the series of preferred stock shall be “Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series AA” (the “Series AA Preferred Stock”). Each share of Series AA Preferred Stock shall be identical in all respects to every other share of Series AA Preferred Stock. Series AA Preferred Stock will rank equally with Parity Stock, if any, will rank senior to Junior Stock and will rank junior to Senior Stock, if any, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2.    Number of Shares.

The number of authorized shares of Series AA Preferred Stock shall be 76,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series AA Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors or any duly authorized committee of the Board of Directors and by the filing of a certificate pursuant to the provisions of the

General Corporation Law stating that such increase or decrease, as the case may be, has been so authorized. The Corporation shall have the authority to issue fractional shares of Series AA Preferred Stock.

Section 3.    Definitions.

As used herein with respect to Series AA Preferred Stock:

“Business Day” means, for the Fixed Rate Period, each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York or in Charlotte, North Carolina; and, for the Floating Rate Period, each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York or in Charlotte, North Carolina and is a London Banking Day.
“Calculation Agent” shall mean The Bank of New York Mellon Trust Company, N.A., or such other bank or entity as may be appointed by the Corporation to act as calculation agent for the Series AA Preferred Stock during the Floating Rate Period (as defined below).
“Capital Treatment Event” means the good faith determination by the Corporation that, as a result of any: (i) amendment to, clarification of, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any shares of the Series AA Preferred Stock; (ii) proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any shares of the Series AA Preferred Stock; or (iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of any shares of the Series AA Preferred Stock, there is more than an insubstantial risk that the Corporation shall not be entitled to treat an amount equal to the full liquidation preference of all shares of the Series AA Preferred Stock then outstanding as “additional Tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the Board of Governors of the Federal Reserve System or other appropriate federal banking agency, as then in effect and applicable, for as long as any share of the Series AA Preferred Stock is outstanding.

“Depositary Company” shall have the meaning set forth in Section 6(d) hereof.
“Dividend Determination Date” shall have the meaning set forth below in the definition of “Three-Month LIBOR.”
“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.
“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.
“DTC” means The Depository Trust Company, together with its successors and assigns.
“Fixed Rate Period” shall have the meaning set forth in Section 4(a) hereof.
“Floating Rate Period” shall have the meaning set forth in Section 4(a) hereof.
“Junior Stock” means the Corporation’s common stock and any other class or series of stock of the Corporation now existing or hereafter authorized over which Series AA Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England.
“Parity Stock” means the Corporation’s (a) 7% Cumulative Redeemable Preferred Stock, Series B, (b) 6.204% Non-Cumulative Preferred Stock, Series D, (c) Floating Rate Non-Cumulative Preferred Stock, Series E, (d) Floating Rate Non-Cumulative Preferred Stock, Series F, (e) Adjustable Rate Non-Cumulative Preferred Stock, Series G, (f) 6.625% Non-Cumulative Preferred Stock, Series I, (g) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K, (h) 7.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series L, (i) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M, (j) 6% Non-Cumulative Perpetual Preferred Stock, Series T, (k) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series U, (l) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series V, (m) 6.625% Non-Cumulative Preferred Stock, Series W, (n) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series X, (o) 6.500% Non-Cumulative Preferred Stock, Series Y, (p) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series Z, (q) Floating Rate Non-Cumulative Preferred Stock, Series 1, (r) Floating Rate Non-Cumulative Preferred Stock, Series 2, (s) 6.375% Non-Cumulative Preferred Stock, Series 3, (t) Floating Rate Non-Cumulative Preferred Stock, Series 4, (u) Floating Rate Non-Cumulative Preferred Stock, Series 5, and (v) any other class or series of stock of the Corporation hereafter authorized that ranks on a par with the Series AA Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
“Reuters Screen Page “LIBOR01”” means the display page so designated on Reuters (or any other page as may replace that page on that service, or any other service as may be nominated as the information vendor, for the purpose of displaying London interbank offered rates for U.S. dollar deposits).
“Senior Stock” means any class or series of stock of the Corporation now existing or hereafter authorized which has preference or priority over the Series AA Preferred Stock as to the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.
“Series AA Preferred Stock” shall have the meaning set forth in Section 1 hereof.
“Three-Month LIBOR” means, with respect to any Dividend Period in the Floating Rate Period, the offered rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Dividend Period that appears on Reuters Screen Page “LIBOR01” as of 11:00 a.m. (London time) on the second London Banking Day immediately preceding the first day of that Dividend Period (the “Dividend Determination Date”). If such rate does not appear on Reuters Screen Page “LIBOR01,” Three-Month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (in consultation with the Corporation), at approximately 11:00 a.m., London time on the second London Banking Day immediately preceding the first day of that Dividend Period. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, Three-Month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of such quotations. If fewer than two quotations are provided, Three-Month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of the rates quoted by three major banks in New York City selected by the Calculation Agent (in consultation with the Corporation), at approximately 11:00 a.m., New York City time, on the first day of that Dividend Period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the Calculation Agent (in consultation with the Corporation) to provide quotations are quoting as described above, Three-Month LIBOR for that Dividend Period will be the same as Three-Month LIBOR as determined for the previous Dividend Period, or in the case of the first Dividend Period in the Floating Rate Period, the most recent rate that could have been determined in accordance with the first sentence of this paragraph had the dividend rate been a floating rate during the Fixed Rate Period (as defined below). The Calculation Agent’s establishment of Three-Month LIBOR and calculation of the amount of dividends for each Dividend Period in the Floating Rate Period will be on file at the principal offices of the Corporation, will be made available to any holder of Series AA Preferred Stock upon request and will be final and binding in the absence of manifest error.

Section 4.     Dividends.

(a)    Rate. Holders of Series AA Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of funds legally available for the payment of dividends, non-cumulative cash dividends based on the liquidation preference of $25,000 per share of Series AA Preferred Stock, and no more, payable (x) for the Fixed Rate Period, semi-annually in arrears on March 17 and September 17 of each year, beginning on September 17, 2015, and (y) for the Floating Rate Period, quarterly in arrears on each March 17, June 17, September 17 and December 17, beginning on June 17, 2025; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (unless, for the Fixed Rate Period, that day falls in the next calendar year or, for the Floating Rate Period, that day falls in the next calendar month, then in each such case payment of such dividend will occur on the immediately preceding Business Day) (i) on or prior to March 17, 2025, without any interest or other payment in respect of such delay, and (ii) after March 17, 2025, with dividends accruing to the actual payment date (each such day on which dividends are payable a “Dividend Payment Date”). The period from, and including, the date of issuance of the Series AA Preferred Stock or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series AA Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to (1) 6.100%, for each Dividend Period from the issue date to, but excluding, March 17, 2025 (the “Fixed Rate Period”), and (2) thereafter, Three-Month LIBOR plus a spread of 3.898%, for each Dividend Period from, and including, March 17, 2025 (the “Floating Rate Period”). The record date for payment of dividends on the Series AA Preferred Stock shall be the first day of the calendar month in which the Dividend Payment Date falls or such other record date fixed by the Board of Directors or a duly authorized committee of the Board of Directors that is not more than 60 days nor less than 10 days prior to such Dividend Payment Date. For the Fixed Rate Period, the amount of dividends payable shall be computed on the basis of a 360-day year of twelve 30-day months. For the Floating Rate Period, the amount of dividends payable shall be computed on the basis of a 360-day year and the actual number of days elapsed in a Dividend Period. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upward.

(b)    Non-Cumulative Dividends. Dividends on shares of Series AA Preferred Stock shall be non-cumulative. To the extent that any dividends on the shares of Series AA Preferred Stock with respect to any Dividend Period are not declared and paid, in full or otherwise, on the Dividend Payment Date for such Dividend Period, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable, and the Corporation shall have no obligation to pay, and the holders of Series AA Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period on or after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series AA Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Corporation.

(c)    Priority of Dividends. So long as any share of Series AA Preferred Stock remains outstanding, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in shares of Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such Junior Stock by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series AA Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, in each case, unless full dividends on all outstanding shares of Series AA Preferred Stock for the immediately preceding Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. The foregoing limitations do not apply to purchases or acquisitions of the Corporation’s Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted. Subject to the succeeding sentence, for so long as any shares of Series AA Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Stock for any period unless full dividends on all outstanding shares of Series AA Preferred Stock for the immediately preceding Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. To the extent the Corporation declares dividends on the Series AA Preferred Stock and on any Parity Stock but cannot make full payment of such declared dividends, the Corporation will allocate the dividend payments on a pro rata basis among the holders of the shares of Series AA Preferred Stock and the holders of any Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation will allocate dividend payments based on the ratio between the then-current dividend payments due on the shares of Series AA Preferred Stock and the aggregate of the current and accrued dividends due on the outstanding Parity Stock. No interest will be payable in respect of any dividend payment on shares of Series AA Preferred Stock that may be in arrears. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any Junior Stock from time to time out of any funds legally available therefor, and the shares of Series AA Preferred Stock shall not be entitled to participate in any such dividend.
Section 5.    Liquidation Rights.
(a)    Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series AA Preferred Stock shall be entitled, out of assets legally available for distribution to stockholders of the Corporation, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series AA Preferred Stock upon liquidation and the rights of the Corporation’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share, plus any dividends which have been declared but not yet paid, without accumulation of any undeclared dividends, to the date of liquidation. The holders of Series AA Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.
(b)     Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all holders of Series AA Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series AA Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences, plus any dividends which have been declared but not yet paid, of Series AA Preferred Stock and all such Parity Stock.

(c)     Residual Distributions. If the liquidation preference plus any dividends which have been declared but not yet paid has been paid in full to all holders of Series AA Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d)     Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section 6.     Redemption.

(a)     Optional Redemption. The Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors, may redeem out of funds legally available therefor, (i) in whole or in part, the shares of Series AA Preferred Stock at the time outstanding, at any time on or after March 17, 2025, or (ii) in whole but not in part, at any time within 90 days after a Capital Treatment Event, in each case upon notice given as provided in Section 6(b) below. The redemption price for shares of Series AA Preferred Stock redeemed pursuant to (i) or (ii) of the preceding sentence shall be $25,000 per share plus (except as otherwise provided below) dividends that have accrued but have not been paid for the then-current Dividend Period to but excluding the redemption date, without accumulation of any undeclared dividends. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the Dividend Payment Date as provided in Section 4 above.

(b)     Notice of Redemption. Notice of every redemption of shares of Series AA Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series AA Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series AA Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of Series AA Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. Notwithstanding the foregoing, if the Series AA Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC.

(c)    Partial Redemption. In case of any redemption of only part of the shares of Series AA Preferred Stock at the time outstanding, the shares of Series AA Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series AA Preferred Stock in proportion to the number of Series AA Preferred Stock held by such holders or by lot. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series AA Preferred Stock shall be redeemed from time to time.

(d)     Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors or any duly authorized committee of the Board of Directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company at any time after the redemption date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.
Section 7.     Voting Rights.

(a)    General. The holders of Series AA Preferred Stock shall not be entitled to vote on any matter except as set forth in paragraphs 7(b) and 7(c) below or as required by law.

(b)    Special Voting Right.

(i)    Voting Right. If and whenever dividends on the Series AA Preferred Stock or any other class or series of preferred stock that ranks on parity with Series AA Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable, have not been paid in an aggregate amount equal to, as to any class or series, the equivalent of at least three or more semi-annual or six or more quarterly Dividend Periods (whether consecutive or not), as applicable, the number of directors constituting the Board of Directors shall be increased by two, and the holders of the Series AA Preferred Stock (together with holders of any class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist), shall have the right, voting separately as a single class without regard to series, to the exclusion of the holders of common stock, to elect two directors of the Corporation to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the election of such directors must not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the holders of shares of Series AA Preferred Stock and any other class or series of preferred stock that ranks on parity with Series AA Preferred Stock as to payment of dividends having equivalent voting rights is a “Preferred Director.”

(ii)    Election. The election of the Preferred Directors will take place at any annual meeting of stockholders or any special meeting of the holders of Series AA Preferred Stock and any other class or series of the Corporation’s stock that ranks on parity with Series AA Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Corporation may, and upon the written request of any holder of Series AA Preferred Stock (addressed to the secretary at the Corporation’s principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series AA Preferred Stock and any other class or series of preferred stock that ranks on parity with Series AA Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid for the election of the two directors to be elected by them as provided in Section 7(b)(iii) below. The Preferred Directors shall each be entitled to one vote per director on any matter.

(iii)     Notice of Special Meeting. Notice for a special meeting to elect the Preferred Directors will be given in a similar manner to that provided in the Corporation’s By-laws for a special meeting of the stockholders. If the secretary of the Corporation does not call a special meeting within 20 days after receipt of any such request, then any holder of Series AA Preferred Stock may (at the Corporation’s expense) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Corporation. The Preferred Directors elected at any such special meeting will hold office until the next annual meeting of the Corporation’s stockholders unless they have been previously terminated or removed pursuant to Section 7(b)(iv). In case any vacancy in the office of a Preferred Director occurs (other than prior to the initial election of the Preferred Directors), the vacancy may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by the vote of the holders of the Series AA Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the stockholders.

(iv)     Termination; Removal. Whenever full dividends have been paid regularly on the Series AA Preferred Stock and any other class or series of preferred stock that ranks on parity with Series AA Preferred Stock as to payment of dividends, if any, for the equivalent of at least two semi-annual or four quarterly Dividend Periods, as applicable, then the right of the holders of Series AA Preferred Stock to elect the Preferred Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods). The terms of office of the Preferred Directors will immediately terminate, and the number of directors constituting the Board of Directors will be reduced accordingly. Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series AA Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this Section 7(b).
(c)    Other Voting Rights. So long as any shares of the Series AA Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least 66⅔% of the voting power of the Series AA Preferred Stock and the holders of any other Parity Stock entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or at any meeting called for the purpose, authorize, create or issue any capital stock ranking senior to the Series AA Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized capital stock into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock. Further, so long as any shares of the Series AA Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least 66⅔% of the shares of the Series AA Preferred Stock, amend, alter or repeal any provision of this Certificate of Designations or the Certificate of Incorporation of the Corporation, including by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of the Series AA Preferred Stock.

Notwithstanding the foregoing, (i) any increase in the amount of authorized common stock or authorized preferred stock, or any increase or decrease in the number of shares of any series of preferred stock, or the authorization, creation and issuance of other classes or series of capital stock, in each case ranking on a parity with or junior to the shares of the Series AA Preferred Stock as to dividends and distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such powers, preferences or special rights and (ii) a merger or consolidation of the Corporation with or into another entity in which the shares of the Series AA Preferred Stock (A) remain outstanding or (B) are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have powers, preferences or special rights that are not materially less favorable than the Series AA Preferred Stock shall not be deemed to adversely affect the powers, preferences or special rights of the Series AA Preferred Stock.

(d)    No Vote if Shares Redeemed. No vote or consent of the holders of the Series AA Preferred Stock shall be required pursuant to Section 7(b) or 7(c) if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, the Corporation shall have redeemed or shall have called for redemption all outstanding shares of Series AA Preferred Stock, with proper notice and sufficient funds having been set aside for such redemption, in each case pursuant to Section 6 above.

(e)    Procedures for Voting and Consents. Other than as set forth in Section 7(b), the rules and procedures for calling and conducting any meeting of the holders of Series AA Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation and By-laws of the Corporation and to applicable law.

Section 8.     Preemption and Conversion. The holders of Series AA Preferred Stock shall not have any rights of preemption or rights to convert such Series AA Preferred Stock into shares of any other class of capital stock of the Corporation.

Section 9.     Rank. Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designations to the contrary, the Board of Directors or any authorized committee of the Board of Directors, without the vote of the holders of the Series AA Preferred Stock, may authorize and issue additional shares of Junior Stock or Parity Stock.

Section 10.     Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell Series AA Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors or any duly authorized committee of the Board of Directors may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 11.    Unissued or Reacquired Shares. Shares of Series AA Preferred Stock not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 12.     No Sinking Fund. Shares of Series AA Preferred Stock are not subject to the operation of a sinking fund.

IN WITNESS WHEREOF, Bank of America Corporation has caused this Certificate of Designations to be executed by its duly authorized officer on this 17th day of March, 2015.

BANK OF AMERICA CORPORATION

By:	/s/ ROSS E. JEFFRIES, JR.
Name:	Ross E. Jeffries, Jr.
Title:	Deputy General Counsel
and Corporate Secretary

CERTIFICATE OF DESIGNATIONS
OF
6.200% NON-CUMULATIVE PREFERRED STOCK, SERIES CC
OF
BANK OF AMERICA CORPORATION

Bank of America Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that, pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, which authorize the issuance of not more than 100,000,000 shares of preferred stock, par value $0.01 per share, and pursuant to authority conferred upon the New Preferred Stock Committee of the Board of Directors (the “Committee”) in accordance with Section 141(c) of the General Corporation Law of the State of Delaware (the “General Corporation Law”), the following resolutions were duly adopted by the Committee pursuant to the written consent of the Committee duly adopted on January 21, 2016, in accordance with Section 141(f) of the General Corporation Law:

RESOLVED, that, pursuant to the authority vested in the Committee and in accordance with the resolutions of the Board of Directors dated January 12, 2015, the provisions of the Amended and Restated Certificate of Incorporation, the By-laws of the Corporation, and applicable law, a series of Preferred Stock, par value $0.01 per share, of the Corporation be, and hereby is, created, and that the designation and number of shares of such series, and the voting and other powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1.    Designation.

The designation of the series of preferred stock shall be “6.200% Non-Cumulative Preferred Stock, Series CC” (the “Series CC Preferred Stock”). Each share of Series CC Preferred Stock shall be identical in all respects to every other share of Series CC Preferred Stock. Series CC Preferred Stock will rank equally with Parity Stock, if any, will rank senior to Junior Stock and will rank junior to Senior Stock, if any, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2.    Number of Shares.

The number of authorized shares of Series CC Preferred Stock shall be 44,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series CC Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors or any duly authorized committee of the Board of Directors and by the filing of a certificate pursuant to the provisions of the General Corporation Law stating that such increase or decrease, as the case may be, has been so authorized. The Corporation shall have the authority to issue fractional shares of Series CC Preferred Stock.

Section 3.    Definitions.

As used herein with respect to Series CC Preferred Stock:

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York or in Charlotte, North Carolina.
“Capital Treatment Event” means the good faith determination by the Corporation that, as a result of any: (i) amendment to, clarification of, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any shares of the Series CC Preferred Stock; (ii) proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any shares of the Series CC Preferred Stock; or (iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of any shares of the Series CC Preferred Stock, there is more than an insubstantial risk that the Corporation shall not be entitled to treat an amount equal to the full liquidation preference of all shares of the Series CC Preferred Stock then outstanding as “additional Tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the Board of Governors of the Federal Reserve System or other appropriate federal banking agency, as then in effect and applicable, for as long as any share of the Series CC Preferred Stock is outstanding.
“Depositary Company” shall have the meaning set forth in Section 6(d) hereof.
“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.
“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.
“DTC” means The Depository Trust Company, together with its successors and assigns.
“Junior Stock” means the Corporation’s common stock and any other class or series of stock of the Corporation now existing or hereafter authorized over which Series CC Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.
“Parity Stock” means the Corporation’s (a) 7% Cumulative Redeemable Preferred Stock, Series B, (b) 6.204% Non-Cumulative Preferred Stock, Series D, (c) Floating Rate Non-Cumulative Preferred Stock, Series E, (d) Floating Rate Non-Cumulative Preferred Stock, Series F, (e) Adjustable Rate Non-Cumulative Preferred Stock, Series G, (f) 6.625% Non-Cumulative Preferred Stock, Series I, (g) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K, (h) 7.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series L, (i) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M, (j) 6% Non-Cumulative Perpetual Preferred Stock, Series T, (k) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series U, (l) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series V, (m) 6.625% Non-Cumulative Preferred Stock, Series W, (n) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series X, (o) 6.500% Non-Cumulative Preferred Stock, Series Y, (p) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series Z, (q) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series AA, (r) Floating Rate Non-Cumulative Preferred Stock, Series 1, (s) Floating Rate Non-

Cumulative Preferred Stock, Series 2, (t) 6.375% Non-Cumulative Preferred Stock, Series 3, (u) Floating Rate Non-Cumulative Preferred Stock, Series 4, (v) Floating Rate Non-Cumulative Preferred Stock, Series 5, and (w) any other class or series of stock of the Corporation hereafter authorized that ranks on a par with the Series CC Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
“Senior Stock” means any class or series of stock of the Corporation now existing or hereafter authorized which has preference or priority over the Series CC Preferred Stock as to the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.
“Series CC Preferred Stock” shall have the meaning set forth in Section 1 hereof.
Section 4.     Dividends.

(a)    Rate. Holders of Series CC Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of funds legally available for the payment of dividends, non-cumulative cash dividends based on the liquidation preference of $25,000 per share of Series CC Preferred Stock, and no more, payable quarterly in arrears on January 29, April 29, July 29 and October 29 of each year, beginning on April 29, 2016; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (unless that day falls in the next calendar year, in which case payment of such dividend will occur on the immediately preceding Business Day), without any interest or other payment in respect of such delay (each such day on which dividends are payable a “Dividend Payment Date”). The period from, and including, the date of issuance of the Series CC Preferred Stock or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series CC Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to 6.200%. The record date for payment of dividends on the Series CC Preferred Stock shall be the first day of the calendar month in which the Dividend Payment Date falls or such other record date fixed by the Board of Directors or a duly authorized committee of the Board of Directors that is not more than 60 days nor less than 10 days prior to such Dividend Payment Date. The amount of dividends payable shall be computed on the basis of a 360-day year of twelve 30-day months. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upward.

(b)    Non-Cumulative Dividends. Dividends on shares of Series CC Preferred Stock shall be non-cumulative. To the extent that any dividends on the shares of Series CC Preferred Stock with respect to any Dividend Period are not declared and paid, in full or otherwise, on the Dividend Payment Date for such Dividend Period, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable, and the Corporation shall have no obligation to pay, and the holders of Series CC Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period on or after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series CC Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Corporation.

(c)    Priority of Dividends. So long as any share of Series CC Preferred Stock remains outstanding, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in shares of Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such Junior Stock by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series CC Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, in each case, unless full dividends on all outstanding shares of Series CC Preferred Stock for the immediately preceding Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. The foregoing limitations do not apply to purchases or acquisitions of the Corporation’s Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted. Subject to the succeeding sentence, for so long as any shares of Series CC Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Stock for any period unless full dividends on all outstanding shares of Series CC Preferred Stock for the immediately preceding Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. To the extent the Corporation declares dividends on the Series CC Preferred Stock and on any Parity Stock but cannot make full payment of such declared dividends, the Corporation will allocate the dividend payments on a pro rata basis among the holders of the shares of Series CC Preferred Stock and the holders of any Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation will allocate dividend payments based on the ratio between the then-current dividend payments due on the shares of Series CC Preferred Stock and the aggregate of the current and accrued dividends due on the outstanding Parity Stock. No interest will be payable in respect of any dividend payment on shares of Series CC Preferred Stock that may be in arrears. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any Junior Stock from time to time out of any funds legally available therefor, and the shares of Series CC Preferred Stock shall not be entitled to participate in any such dividend.

Section 5.    Liquidation Rights.

(a)    Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series CC Preferred Stock shall be entitled, out of assets legally available for distribution to stockholders of the Corporation, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series CC Preferred Stock upon liquidation and the rights of the Corporation’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share, plus any dividends which have been declared but not yet paid, without accumulation of any undeclared dividends, to the date of liquidation. The holders of Series CC Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.

(b)     Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all holders of Series CC Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series CC Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences, plus any dividends which have been declared but not yet paid, of Series CC Preferred Stock and all such Parity Stock.

(c)     Residual Distributions. If the liquidation preference plus any dividends which have been declared but not yet paid has been paid in full to all holders of Series CC Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d)     Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section 6.     Redemption.

(a)     Optional Redemption. The Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors, may redeem out of funds legally available therefor, (i) in whole or in part, the shares of Series CC Preferred Stock at the time outstanding, at any time on or after January 29, 2021 or (ii) in whole but not in part, at any time within 90 days after a Capital Treatment Event, in each case upon notice given as provided in Section 6(b) below. The redemption price for shares of Series CC Preferred Stock redeemed pursuant to (i) or (ii) of the preceding sentence shall be $25,000 per share plus (except as otherwise provided below) dividends that have accrued but have not been paid for the then-current Dividend Period to but excluding the redemption date, without accumulation of any undeclared dividends. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the Dividend Payment Date as provided in Section 4 above.

(b)     Notice of Redemption. Notice of every redemption of shares of Series CC Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series CC Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series CC Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of Series CC Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. Notwithstanding the foregoing, if the Series CC Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC.

(c)    Partial Redemption. In case of any redemption of only part of the shares of Series CC Preferred Stock at the time outstanding, the shares of Series CC Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series CC Preferred Stock in proportion to the number of Series CC Preferred Stock held by such holders or by lot. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series CC Preferred Stock shall be redeemed from time to time.

(d)     Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors or any duly authorized committee of the Board of Directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company at any time after the redemption date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

Section 7.     Voting Rights.

(a)    General. The holders of Series CC Preferred Stock shall not be entitled to vote on any matter except as set forth in paragraphs 7(b) and 7(c) below or as required by law.

(b)    Special Voting Right.

(i)    Voting Right. If and whenever dividends on the Series CC Preferred Stock or any other class or series of preferred stock that ranks on parity with Series CC Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable, have not been paid in an aggregate amount equal to, as to any class or series, the equivalent of at least six or more quarterly Dividend Periods (whether consecutive or not), the number of directors constituting the Board of Directors shall be increased by two, and the holders of the Series CC Preferred Stock (together with holders of any class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist), shall have the right, voting separately as a single class without regard to series, to the exclusion of the holders of common stock, to elect two directors of the Corporation to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the election of such directors must not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the holders of shares of Series CC Preferred Stock and any other class or series of preferred stock that ranks on parity with Series CC Preferred Stock as to payment of dividends having equivalent voting rights is a “Preferred Director.”

(ii)    Election. The election of the Preferred Directors will take place at any annual meeting of stockholders or any special meeting of the holders of Series CC Preferred Stock and any other class or series of the Corporation’s stock that ranks on parity with Series CC Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Corporation may, and upon the written request of any holder of Series CC Preferred Stock (addressed to the secretary at the Corporation’s principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series CC Preferred Stock and any other class or series of preferred stock that ranks on parity with Series CC Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid for the election of the two directors to be elected by them as provided in Section 7(b)(iii) below. The Preferred Directors shall each be entitled to one vote per director on any matter.

(iii)     Notice of Special Meeting. Notice for a special meeting to elect the Preferred Directors will be given in a similar manner to that provided in the Corporation’s By-laws for a special meeting of the stockholders. If the secretary of the Corporation does not call a special meeting within 20 days after receipt of any such request, then any holder of Series CC Preferred Stock may (at the Corporation’s expense) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Corporation. The Preferred Directors elected at any such special meeting will hold office until the next annual meeting of the Corporation’s stockholders unless they have been previously terminated or removed pursuant to Section 7(b)(iv). In case any vacancy in the office of a Preferred Director occurs (other than prior to the initial election of the Preferred Directors), the vacancy may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by the vote of the holders of the Series CC Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the stockholders.

(iv)    Termination; Removal. Whenever full dividends have been paid regularly on the Series CC Preferred Stock and any other class or series of preferred stock that ranks on parity with Series CC Preferred Stock as to payment of dividends, if any, for the equivalent of at least four quarterly Dividend Periods, then the right of the holders of Series CC Preferred Stock to elect the Preferred Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods). The terms of office of the Preferred Directors will immediately terminate, and the number of directors constituting the Board of Directors will be reduced accordingly. Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series CC Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this Section 7(b).

(c)    Other Voting Rights. So long as any shares of the Series CC Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least 66⅔% of the voting power of the Series CC Preferred Stock and the holders of any other Parity Stock entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or at any meeting called for the purpose, authorize, create or issue any capital stock ranking senior to the Series CC Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized capital stock into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock. Further, so long as any shares of the Series CC Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least 66⅔% of the shares of the Series CC Preferred Stock, amend, alter or repeal any provision of this Certificate of

Designations or the Certificate of Incorporation of the Corporation, including by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of the Series CC Preferred Stock.

Notwithstanding the foregoing, (i) any increase in the amount of authorized common stock or authorized preferred stock, or any increase or decrease in the number of shares of any series of preferred stock, or the authorization, creation and issuance of other classes or series of capital stock, in each case ranking on a parity with or junior to the shares of the Series CC Preferred Stock as to dividends and distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such powers, preferences or special rights and (ii) a merger or consolidation of the Corporation with or into another entity in which the shares of the Series CC Preferred Stock (A) remain outstanding or (B) are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have powers, preferences or special rights that are not materially less favorable than the Series CC Preferred Stock shall not be deemed to adversely affect the powers, preferences or special rights of the Series CC Preferred Stock.

(d)    No Vote if Shares Redeemed. No vote or consent of the holders of the Series CC Preferred Stock shall be required pursuant to Section 7(b) or 7(c) if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, the Corporation shall have redeemed or shall have called for redemption all outstanding shares of Series CC Preferred Stock, with proper notice and sufficient funds having been set aside for such redemption, in each case pursuant to Section 6 above.

(e)    Procedures for Voting and Consents. Other than as set forth in Section 7(b), the rules and procedures for calling and conducting any meeting of the holders of Series CC Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation and By-laws of the Corporation and to applicable law.

Section 8.     Preemption and Conversion. The holders of Series CC Preferred Stock shall not have any rights of preemption or rights to convert such Series CC Preferred Stock into shares of any other class of capital stock of the Corporation.

Section 9.     Rank. Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designations to the contrary, the Board of Directors or any authorized committee of the Board of Directors, without the vote of the holders of the Series CC Preferred Stock, may authorize and issue additional shares of Junior Stock or Parity Stock.

Section 10.     Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell Series CC Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors or any duly authorized committee of the Board of Directors may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 11.    Unissued or Reacquired Shares. Shares of Series CC Preferred Stock not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 12.     No Sinking Fund. Shares of Series CC Preferred Stock are not subject to the operation of a sinking fund.

IN WITNESS WHEREOF, Bank of America Corporation has caused this Certificate of Designations to be executed by its duly authorized officer on this 29th day of January, 2016.

BANK OF AMERICA CORPORATION

By:	/s/ Ross E. Jeffries, Jr.
Ross E. Jeffries, Jr.
Deputy General Counsel and Corporate Secretary

CERTIFICATE OF DESIGNATIONS
OF
FIXED-TO-FLOATING RATE
NON-CUMULATIVE PREFERRED STOCK, SERIES DD
OF
BANK OF AMERICA CORPORATION

Bank of America Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that, pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, which authorize the issuance of not more than 100,000,000 shares of preferred stock, par value $0.01 per share, and pursuant to authority conferred upon the New Preferred Stock Committee of the Board of Directors (the “Committee”) in accordance with Section 141(c) of the General Corporation Law of the State of Delaware (the “General Corporation Law”), the following resolutions were duly adopted by the Committee pursuant to the written consent of the Committee duly adopted on March 7, 2016, in accordance with Section 141(f) of the General Corporation Law:

RESOLVED, that, pursuant to the authority vested in the Committee and in accordance with the resolutions of the Board of Directors dated January 12, 2015, the provisions of the Amended and Restated Certificate of Incorporation, the By-laws of the Corporation, and applicable law, a series of Preferred Stock, par value $0.01 per share, of the Corporation be, and hereby is, created, and that the designation and number of shares of such series, and the voting and other powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1.    Designation.

The designation of the series of preferred stock shall be “Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series DD” (the “Series DD Preferred Stock”). Each share of Series DD Preferred Stock shall be identical in all respects to every other share of Series DD Preferred Stock. Series DD Preferred Stock will rank equally with Parity Stock, if any, will rank senior to Junior Stock and will rank junior to Senior Stock, if any, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2.    Number of Shares.

The number of authorized shares of Series DD Preferred Stock shall be 40,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series DD Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors or any duly authorized committee of the Board of Directors and by the filing of a certificate pursuant to the provisions of the

General Corporation Law stating that such increase or decrease, as the case may be, has been so authorized. The Corporation shall have the authority to issue fractional shares of Series DD Preferred Stock.

Section 3.    Definitions.

As used herein with respect to Series DD Preferred Stock:
“Business Day” means, for the Fixed Rate Period, each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York or in Charlotte, North Carolina; and, for the Floating Rate Period, each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York or in Charlotte, North Carolina and is a London Banking Day.
“Calculation Agent” shall mean The Bank of New York Mellon Trust Company, N.A., or such other bank or entity as may be appointed by the Corporation to act as calculation agent for the Series DD Preferred Stock during the Floating Rate Period (as defined below).
“Capital Treatment Event” means the good faith determination by the Corporation that, as a result of any: (i) amendment to, clarification of, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any shares of the Series DD Preferred Stock; (ii) proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any shares of the Series DD Preferred Stock; or (iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of any shares of the Series DD Preferred Stock, there is more than an insubstantial risk that the Corporation shall not be entitled to treat an amount equal to the full liquidation preference of all shares of the Series DD Preferred Stock then outstanding as “additional Tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the Board of Governors of the Federal Reserve System or other appropriate federal banking agency, as then in effect and applicable, for as long as any share of the Series DD Preferred Stock is outstanding.
“Depositary Company” shall have the meaning set forth in Section 6(d) hereof.
“Dividend Determination Date” shall have the meaning set forth below in the definition of “Three-Month LIBOR.”
“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.
“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.
“DTC” means The Depository Trust Company, together with its successors and assigns.
“Fixed Rate Period” shall have the meaning set forth in Section 4(a) hereof.

“Floating Rate Period” shall have the meaning set forth in Section 4(a) hereof.
“Junior Stock” means the Corporation’s common stock and any other class or series of stock of the Corporation now existing or hereafter authorized over which Series DD Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.
“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England.
“Parity Stock” means the Corporation’s (a) 7% Cumulative Redeemable Preferred Stock, Series B, (b) 6.204% Non-Cumulative Preferred Stock, Series D, (c) Floating Rate Non-Cumulative Preferred Stock, Series E, (d) Floating Rate Non-Cumulative Preferred Stock, Series F, (e) Adjustable Rate Non-Cumulative Preferred Stock, Series G, (f) 6.625% Non-Cumulative Preferred Stock, Series I, (g) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K, (h) 7.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series L, (i) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M, (j) 6% Non-Cumulative Perpetual Preferred Stock, Series T, (k) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series U, (l) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series V, (m) 6.625% Non-Cumulative Preferred Stock, Series W, (n) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series X, (o) 6.500% Non-Cumulative Preferred Stock, Series Y, (p) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series Z, (q) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series AA, (r) 6.200% Non-Cumulative Preferred Stock, Series CC, (s) Floating Rate Non-Cumulative Preferred Stock, Series 1, (t) Floating Rate Non-Cumulative Preferred Stock, Series 2, (u) 6.375% Non-Cumulative Preferred Stock, Series 3, (v) Floating Rate Non-Cumulative Preferred Stock, Series 4, (w) Floating Rate Non-Cumulative Preferred Stock, Series 5, and (x) any other class or series of stock of the Corporation hereafter authorized that ranks on a par with the Series DD Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
“Reuters Screen Page “LIBOR01”” means the display page so designated on Reuters (or any other page as may replace that page on that service, or any other service as may be nominated as the information vendor, for the purpose of displaying London interbank offered rates for U.S. dollar deposits).
“Senior Stock” means any class or series of stock of the Corporation now existing or hereafter authorized which has preference or priority over the Series DD Preferred Stock as to the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.
“Series DD Preferred Stock” shall have the meaning set forth in Section 1 hereof.
“Three-Month LIBOR” means, with respect to any Dividend Period in the Floating Rate Period, the offered rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Dividend Period that appears on Reuters Screen Page “LIBOR01” as of 11:00 a.m. (London time) on the second London Banking Day immediately preceding the first day of that Dividend Period (the “Dividend Determination Date”). If such rate does not appear on Reuters Screen Page “LIBOR01,” Three-Month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected and identified by the Corporation, at approximately 11:00 a.m., London time on the second London Banking Day immediately preceding the first day of that Dividend Period. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, Three-Month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of such quotations. If fewer than two quotations are provided, Three-Month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of the rates quoted by three major banks in New York City selected and identified by the Corporation, at approximately 11:00 a.m., New York City time, on the first day of that Dividend Period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected and identified by the Corporation to provide quotations are quoting as described above, Three-Month LIBOR for that Dividend Period will be the same as Three-Month LIBOR as determined for the previous Dividend Period, or in the case of the first Dividend Period in the Floating Rate Period, the most recent rate that could have been determined in accordance with the first sentence of this paragraph had the dividend rate been a floating rate during the Fixed Rate Period (as defined below). The Calculation Agent’s establishment of Three-Month LIBOR and calculation of the amount of dividends for each Dividend Period in the Floating Rate Period will be on file at the principal offices of the Corporation, will be made available to any holder of Series DD Preferred Stock upon request and will be final and binding in the absence of manifest error.
Section 4.     Dividends.
(a)    Rate. Holders of Series DD Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of funds legally available for the payment of dividends, non-cumulative cash dividends based on the liquidation preference of $25,000 per share of Series DD Preferred Stock, and no more, payable (x) for the Fixed Rate Period, semi-annually in arrears on March 10 and September 10 of each year, beginning on September 10, 2016, and (y) for the Floating Rate Period, quarterly in arrears on each March 10, June 10, September 10 and December 10, beginning on June 10, 2026; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (unless, for the Fixed Rate Period, that day falls in the next calendar year or, for the Floating Rate Period, that day falls in the next calendar month, then in each such case payment of such dividend will occur on the immediately preceding Business Day) (i) on or prior to March 10, 2026, without any interest or other payment in respect of such delay, and (ii) after March 10, 2026, with dividends accruing to the actual payment date (each such day on which dividends are payable a “Dividend Payment Date”). The period from, and including, the date of issuance of the Series DD Preferred Stock or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series DD Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to (1) 6.300%, for each Dividend

Period from the issue date to, but excluding, March 10, 2026 (the “Fixed Rate Period”), and (2) thereafter, Three-Month LIBOR plus a spread of 4.553%, for each Dividend Period from, and including, March 10, 2026 (the “Floating Rate Period”). The record date for payment of dividends on the Series DD Preferred Stock shall be the fifteenth day of the calendar month preceding the month in which the Dividend Payment Date falls or such other record date fixed by the Board of Directors or a duly authorized committee of the Board of Directors that is not more than 60 days nor less than 10 days prior to such Dividend Payment Date. For the Fixed Rate Period, the amount of dividends payable shall be computed on the basis of a 360-day year of twelve 30-day months. For the Floating Rate Period, the amount of dividends payable shall be computed on the basis of a 360-day year and the actual number of days elapsed in a Dividend Period. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upward.
(b)    Non-Cumulative Dividends. Dividends on shares of Series DD Preferred Stock shall be non-cumulative. To the extent that any dividends on the shares of Series DD Preferred Stock with respect to any Dividend Period are not declared and paid, in full or otherwise, on the Dividend Payment Date for such Dividend Period, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable, and the Corporation shall have no obligation to pay, and the holders of Series DD Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period on or after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series DD Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Corporation.
(c)    Priority of Dividends. So long as any share of Series DD Preferred Stock remains outstanding, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in shares of Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such Junior Stock by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series DD Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, in each case, unless full dividends on all outstanding shares of Series DD Preferred Stock for the immediately preceding Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. The foregoing limitations do not apply to purchases or acquisitions of the Corporation’s Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted. Subject to the succeeding sentence, for so long as any shares of Series DD Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Stock for any period unless full dividends on all outstanding shares of Series DD Preferred Stock for the immediately preceding Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. To the extent the Corporation declares dividends on the Series DD Preferred Stock and on any Parity Stock but cannot make full payment of such declared dividends, the Corporation will allocate the dividend payments on a pro rata basis among the holders of the shares of Series DD Preferred Stock and the holders of any Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation will allocate dividend payments based on the ratio between the then-current dividend payments due on the shares of Series DD Preferred Stock and the aggregate of the current and accrued dividends due on the outstanding Parity Stock. No interest will be payable in respect of any dividend payment on shares of Series DD Preferred Stock that may be in arrears. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any Junior Stock from time to time out of any funds legally available therefor, and the shares of Series DD Preferred Stock shall not be entitled to participate in any such dividend.
Section 5.    Liquidation Rights.
(a)    Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series DD Preferred Stock shall be entitled, out of assets legally available for distribution to stockholders of the Corporation, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series DD Preferred Stock upon liquidation and the rights of the Corporation’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share, plus any dividends which have been declared but not yet paid, without accumulation of any undeclared dividends, to the date of liquidation. The holders of Series DD Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.
(b)     Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all holders of Series DD Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series DD Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences, plus any dividends which have been declared but not yet paid, of Series DD Preferred Stock and all such Parity Stock.
(c)     Residual Distributions. If the liquidation preference plus any dividends which have been declared but not yet paid has been paid in full to all holders of Series DD Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.
(d)     Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.
Section 6.     Redemption.
(a)     Optional Redemption. The Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors, may redeem out of funds legally available therefor, (i) in whole or in part, the shares of Series DD Preferred Stock at the time outstanding, at any time on or after March 10, 2026, or (ii) in whole but not in part, at any time within 90 days after a Capital Treatment Event, in each case upon notice given as provided in Section 6(b) below. The redemption price for shares of Series DD Preferred Stock redeemed pursuant to (i) or (ii) of the preceding sentence shall be $25,000 per share plus (except as otherwise provided below) dividends that have accrued but have not been paid for the then-current Dividend Period to but excluding the redemption date, without accumulation of any undeclared dividends. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the Dividend Payment Date as provided in Section 4 above.
(b)     Notice of Redemption. Notice of every redemption of shares of Series DD Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series DD Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series DD Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of Series DD Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. Notwithstanding the foregoing, if the Series DD Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC.

(c)    Partial Redemption. In case of any redemption of only part of the shares of Series DD Preferred Stock at the time outstanding, the shares of Series DD Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series DD Preferred Stock in proportion to the number of Series DD Preferred Stock held by such holders or by lot. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series DD Preferred Stock shall be redeemed from time to time.

(d)     Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors or any duly authorized committee of the Board of Directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company at any time after the redemption date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.
Section 7.     Voting Rights.
(a)    General. The holders of Series DD Preferred Stock shall not be entitled to vote on any matter except as set forth in paragraphs 7(b) and 7(c) below or as required by law.
(b)    Special Voting Right.
(i)    Voting Right. If and whenever dividends on the Series DD Preferred Stock or any other class or series of preferred stock that ranks on parity with Series DD Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable, have not been paid in an aggregate amount equal to, as to any class or series, the equivalent of at least three or more semi-annual or six or more quarterly Dividend Periods (whether consecutive or not), as applicable, the number of directors constituting the Board of Directors shall be increased by two, and the holders of the Series DD Preferred Stock (together with holders of any class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist), shall have the right, voting separately as a single class without regard to series, to the exclusion of the holders of common stock, to elect two directors of the Corporation to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the election of such directors must not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the holders of shares of Series DD Preferred Stock and any other class or series of preferred stock that ranks on parity with Series DD Preferred Stock as to payment of dividends having equivalent voting rights is a “Preferred Director.”
(ii)    Election. The election of the Preferred Directors will take place at any annual meeting of stockholders or any special meeting of the holders of Series DD Preferred Stock and any other class or series of the Corporation’s stock that ranks on parity with Series DD Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Corporation may, and upon the written request of any holder of Series DD Preferred Stock (addressed to the secretary at the Corporation’s principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series DD Preferred Stock and any other class or series of preferred stock that ranks on parity with Series DD Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid for the election of the two directors to be elected by them as provided in Section 7(b)(iii) below. The Preferred Directors shall each be entitled to one vote per director on any matter.
(iii)     Notice of Special Meeting. Notice for a special meeting to elect the Preferred Directors will be given in a similar manner to that provided in the Corporation’s By-laws for a special meeting of the stockholders. If the secretary of the Corporation does not call a special meeting within 20 days after receipt of any such request, then any holder of Series DD Preferred Stock may (at the Corporation’s expense) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Corporation. The Preferred Directors elected at any such special meeting will hold office until the next annual meeting of the Corporation’s stockholders unless they have been previously terminated or removed pursuant to Section 7(b)(iv). In case any vacancy in the office of a Preferred Director occurs (other than prior to the initial election of the Preferred Directors), the vacancy may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by the vote of the holders of the Series DD Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the stockholders.
(iv)     Termination; Removal. Whenever full dividends have been paid regularly on the Series DD Preferred Stock and any other class or series of preferred stock that ranks on parity with Series DD Preferred Stock as to payment of dividends, if any, for the equivalent of at least two semi-annual or four quarterly Dividend Periods, as applicable, then the right of the holders of Series DD Preferred Stock to elect the Preferred Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods). The terms of office of the Preferred Directors will immediately terminate, and the number of directors constituting the Board of Directors will be reduced accordingly. Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series DD Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this Section 7(b).
(c)    Other Voting Rights. So long as any shares of the Series DD Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least 66⅔% of the voting power of the Series DD Preferred Stock and the holders of any other Parity Stock entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or at any meeting called for the purpose, authorize, create or issue any capital stock ranking senior to the Series DD Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized capital stock into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock. Further, so long as any shares of the Series DD Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least 66⅔% of the shares of the Series DD Preferred Stock, amend, alter or repeal any provision of this Certificate of Designations or the Certificate of Incorporation of the Corporation, including by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of the Series DD Preferred Stock.
Notwithstanding the foregoing, (i) any increase in the amount of authorized common stock or authorized preferred stock, or any increase or decrease in the number of shares of any series of preferred stock, or the authorization, creation and issuance of other classes or series of capital stock, in each case ranking on a parity with or junior to the shares of the Series DD Preferred Stock as to dividends and distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such powers, preferences or special rights and (ii) a merger or consolidation of the Corporation with or into another entity in which the shares of the Series DD Preferred Stock (A) remain outstanding or (B) are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have powers, preferences or special rights that are not materially less favorable than the Series DD Preferred Stock shall not be deemed to adversely affect the powers, preferences or special rights of the Series DD Preferred Stock.
(d)    No Vote if Shares Redeemed. No vote or consent of the holders of the Series DD Preferred Stock shall be required pursuant to Section 7(b) or 7(c) if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, the Corporation shall have redeemed or shall have called for redemption all outstanding shares of Series DD Preferred Stock, with proper notice and sufficient funds having been set aside for such redemption, in each case pursuant to Section 6 above.
(e)    Procedures for Voting and Consents. Other than as set forth in Section 7(b), the rules and procedures for calling and conducting any meeting of the holders of Series DD Preferred

Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation and By-laws of the Corporation and to applicable law.
Section 8.     Preemption and Conversion. The holders of Series DD Preferred Stock shall not have any rights of preemption or rights to convert such Series DD Preferred Stock into shares of any other class of capital stock of the Corporation.
Section 9.     Rank. Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designations to the contrary, the Board of Directors or any authorized committee of the Board of Directors, without the vote of the holders of the Series DD Preferred Stock, may authorize and issue additional shares of Junior Stock or Parity Stock.

Section 10.     Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell Series DD Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors or any duly authorized committee of the Board of Directors may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 11.    Unissued or Reacquired Shares. Shares of Series DD Preferred Stock not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 12.     No Sinking Fund. Shares of Series DD Preferred Stock are not subject to the operation of a sinking fund.

IN WITNESS WHEREOF, Bank of America Corporation has caused this Certificate of Designations to be executed by its duly authorized officer on this 10th day of March, 2016.

BANK OF AMERICA CORPORATION

By:	/s/ Ross E. Jeffries, Jr.
Ross E. Jeffries, Jr.
Deputy General Counsel and Corporate Secretary

CERTIFICATE OF DESIGNATIONS
OF
6.000% NON-CUMULATIVE PREFERRED STOCK, SERIES EE
OF
BANK OF AMERICA CORPORATION

Bank of America Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that, pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, which authorize the issuance of not more than 100,000,000 shares of preferred stock, par value $0.01 per share, and pursuant to authority conferred upon the New Preferred Stock Committee of the Board of Directors (the “Committee”) in accordance with Section 141(c) of the General Corporation Law of the State of Delaware (the “General Corporation Law”), the following resolutions were duly adopted by the Committee pursuant to the written consent of the Committee duly adopted on April 18, 2016, in accordance with Section 141(f) of the General Corporation Law:

Resolved, that, pursuant to the authority vested in the Committee and in accordance with the resolutions of the Board of Directors dated January 12, 2015, the provisions of the Amended and Restated Certificate of Incorporation, the By-laws of the Corporation, and applicable law, a series of Preferred Stock, par value $0.01 per share, of the Corporation be, and hereby is, created, and that the designation and number of shares of such series, and the voting and other powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1.    Designation.

The designation of the series of preferred stock shall be “6.000% Non-Cumulative Preferred Stock, Series EE” (the “Series EE Preferred Stock”). Each share of Series EE Preferred Stock shall be identical in all respects to every other share of Series EE Preferred Stock. Series EE Preferred Stock will rank equally with Parity Stock, if any, will rank senior to Junior Stock and will rank junior to Senior Stock, if any, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2.    Number of Shares.

The number of authorized shares of Series EE Preferred Stock shall be 36,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series EE Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors or any duly authorized committee of the Board of Directors and by the filing of a certificate pursuant to the provisions of the General Corporation Law stating that such increase or decrease, as the case may be, has been so authorized. The Corporation shall have the authority to issue fractional shares of Series EE Preferred Stock.

Section 3.    Definitions.

As used herein with respect to Series EE Preferred Stock:

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York or in Charlotte, North Carolina.
“Capital Treatment Event” means the good faith determination by the Corporation that, as a result of any: (i) amendment to, clarification of, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any shares of the Series EE Preferred Stock; (ii) proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any shares of the Series EE Preferred Stock; or (iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of any shares of the Series EE Preferred Stock, there is more than an insubstantial risk that the Corporation shall not be entitled to treat an amount equal to the full liquidation preference of all shares of the Series EE Preferred Stock then outstanding as “additional Tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the Board of Governors of the Federal Reserve System or other appropriate federal banking agency, as then in effect and applicable, for as long as any share of the Series EE Preferred Stock is outstanding.

“Depositary Company” shall have the meaning set forth in Section 6(d) hereof.
“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.
“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.
“DTC” means The Depository Trust Company, together with its successors and assigns.
“Junior Stock” means the Corporation’s common stock and any other class or series of stock of the Corporation now existing or hereafter authorized over which Series EE Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.
“Parity Stock” means the Corporation’s (a) 7% Cumulative Redeemable Preferred Stock, Series B, (b) 6.204% Non-Cumulative Preferred Stock, Series D, (c) Floating Rate Non-Cumulative Preferred Stock, Series E, (d) Floating Rate Non-Cumulative Preferred Stock, Series F, (e) Adjustable Rate Non-Cumulative Preferred Stock, Series G, (f) 6.625% Non-Cumulative Preferred Stock, Series I, (g) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K, (h) 7.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series L, (i) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M, (j) 6% Non-Cumulative Perpetual Preferred Stock, Series T, (k) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series U, (l) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series V, (m) 6.625% Non-Cumulative Preferred Stock, Series W, (n) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series X, (o) 6.500% Non-Cumulative Preferred Stock, Series Y, (p) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series Z, (q) Fixed-to-Floating Rate Non-Cumulative Preferred

Stock, Series AA, (r) 6.200% Non-Cumulative Preferred Stock, Series CC, (s) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series DD, (t) Floating Rate Non-Cumulative Preferred Stock, Series 1, (u) Floating Rate Non-Cumulative Preferred Stock, Series 2, (v) 6.375% Non-Cumulative Preferred Stock, Series 3, (w) Floating Rate Non-Cumulative Preferred Stock, Series 4, (x) Floating Rate Non-Cumulative Preferred Stock, Series 5, and (y) any other class or series of stock of the Corporation hereafter authorized that ranks on a par with the Series EE Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
“Senior Stock” means any class or series of stock of the Corporation now existing or hereafter authorized which has preference or priority over the Series EE Preferred Stock as to the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.
“Series EE Preferred Stock” shall have the meaning set forth in Section 1 hereof.
Section 4.     Dividends.

(a)    Rate. Holders of Series EE Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of funds legally available for the payment of dividends, non-cumulative cash dividends based on the liquidation preference of $25,000 per share of Series EE Preferred Stock, and no more, payable quarterly in arrears on January 25, April 25, July 25 and October 25 of each year, beginning on July 25, 2016; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (unless that day falls in the next calendar year, in which case payment of such dividend will occur on the immediately preceding Business Day), without any interest or other payment in respect of such delay (each such day on which dividends are payable a “Dividend Payment Date”). The period from, and including, the date of issuance of the Series EE Preferred Stock or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series EE Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to 6.000%. The record date for payment of dividends on the Series EE Preferred Stock shall be the first day of the calendar month in which the Dividend Payment Date falls or such other record date fixed by the Board of Directors or a duly authorized committee of the Board of Directors that is not more than 60 days nor less than 10 days prior to such Dividend Payment Date. The amount of dividends payable shall be computed on the basis of a 360-day year of twelve 30-day months. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upward.

(b)    Non-Cumulative Dividends. Dividends on shares of Series EE Preferred Stock shall be non-cumulative. To the extent that any dividends on the shares of Series EE Preferred Stock with respect to any Dividend Period are not declared and paid, in full or otherwise, on the Dividend Payment Date for such Dividend Period, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable, and the Corporation shall have no obligation to pay, and the holders of Series EE Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period on or after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series EE Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Corporation.

(c)    Priority of Dividends. So long as any share of Series EE Preferred Stock remains outstanding, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in shares of Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such Junior Stock by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series EE Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, in each case, unless full dividends on all outstanding shares of Series EE Preferred Stock for the immediately preceding Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. The foregoing limitations do not apply to purchases or acquisitions of the Corporation’s Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted. Subject to the succeeding sentence, for so long as any shares of Series EE Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Stock for any period unless full dividends on all outstanding shares of Series EE Preferred Stock for the immediately preceding Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. To the extent the Corporation declares dividends on the Series EE Preferred Stock and on any Parity Stock but cannot make full payment of such declared dividends, the Corporation will allocate the dividend payments on a pro rata basis among the holders of the shares of Series EE Preferred Stock and the holders of any Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation will allocate dividend payments based on the ratio between the then-current dividend payments due on the shares of Series EE Preferred Stock and the aggregate of the current and accrued dividends due on the outstanding Parity Stock. No interest will be payable in respect of any dividend payment on shares of Series EE Preferred Stock that may be in arrears. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any Junior Stock from time to time out of any funds legally available therefor, and the shares of Series EE Preferred Stock shall not be entitled to participate in any such dividend.

Section 5.    Liquidation Rights.

(a)    Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series EE Preferred Stock shall be entitled, out of assets legally available for distribution to stockholders of the Corporation, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series EE Preferred Stock upon liquidation and the rights of the Corporation’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share, plus any dividends which have been declared but not yet paid, without accumulation of any undeclared dividends, to the date of liquidation. The holders of Series EE Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.

(b)     Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all holders of Series EE Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series EE Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences, plus any dividends which have been declared but not yet paid, of Series EE Preferred Stock and all such Parity Stock.

(c)     Residual Distributions. If the liquidation preference plus any dividends which have been declared but not yet paid has been paid in full to all holders of Series EE Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d)     Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section 6.     Redemption.

(a)     Optional Redemption. The Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors, may redeem out of funds legally available therefor, (i) in whole or in part, the shares of Series EE Preferred Stock at the time outstanding, at any time on or after April 25, 2021 or (ii) in whole but not in part, at any time within 90 days after a Capital Treatment Event, in each case upon notice given as provided in Section 6(b) below. The redemption price for shares of Series EE Preferred Stock redeemed pursuant to (i) or (ii) of the preceding sentence shall be $25,000 per share plus (except as otherwise provided below) dividends that have accrued but have not been paid for the then-current Dividend Period to but excluding the redemption date, without accumulation of any undeclared dividends. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the Dividend Payment Date as provided in Section 4 above.

(b)     Notice of Redemption. Notice of every redemption of shares of Series EE Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series EE Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series EE Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of Series EE Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. Notwithstanding the foregoing, if the Series EE Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC.

(c)    Partial Redemption. In case of any redemption of only part of the shares of Series EE Preferred Stock at the time outstanding, the shares of Series EE Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series EE Preferred Stock in proportion to the number of Series EE Preferred Stock held by such holders or by lot. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series EE Preferred Stock shall be redeemed from time to time.

(d)     Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors or any duly authorized committee of the Board of Directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company at any time after the redemption date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

Section 7.     Voting Rights.

(a)    General. The holders of Series EE Preferred Stock shall not be entitled to vote on any matter except as set forth in paragraphs 7(b) and 7(c) below or as required by law.

(b)    Special Voting Right.

(i)    Voting Right. If and whenever dividends on the Series EE Preferred Stock or any other class or series of preferred stock that ranks on parity with Series EE Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable, have not been paid in an aggregate amount equal to, as to any class or series, the equivalent of at least six or more quarterly Dividend Periods (whether consecutive or not), the number of directors constituting the Board of Directors shall be increased by two, and the holders of the Series EE Preferred Stock (together with holders of any class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist), shall have the right, voting separately as a single class without regard to series, to the exclusion of the holders of common stock, to elect two directors of the Corporation to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the election of such directors must not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the holders of shares of Series EE Preferred Stock and any other class or series of preferred stock that ranks on parity with Series EE Preferred Stock as to payment of dividends having equivalent voting rights is a “Preferred Director.”

(ii)    Election. The election of the Preferred Directors will take place at any annual meeting of stockholders or any special meeting of the holders of Series EE Preferred Stock and any other class or series of the Corporation’s stock that ranks on parity with Series EE Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Corporation may, and upon the written request of any holder of Series EE Preferred Stock (addressed to the secretary at the Corporation’s principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series EE Preferred Stock and any other class or series of preferred stock that ranks on parity with Series EE Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid for the election of the two directors to be elected by them as provided in Section 7(b)(iii) below. The Preferred Directors shall each be entitled to one vote per director on any matter.

(iii)     Notice of Special Meeting. Notice for a special meeting to elect the Preferred Directors will be given in a similar manner to that provided in the Corporation’s By-laws for a special meeting of the stockholders. If the secretary of the Corporation does not call a special meeting within 20 days after receipt of any such request, then any holder of Series EE Preferred Stock may (at the Corporation’s expense) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Corporation. The Preferred Directors elected at any such special meeting will hold office until the next annual meeting of the Corporation’s stockholders unless they have been previously terminated or removed pursuant to Section 7(b)(iv). In case any vacancy in the office of a Preferred Director occurs (other than prior to the initial election of the Preferred Directors), the vacancy may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by the vote of the holders of the Series EE Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the stockholders.

(iv)    Termination; Removal. Whenever full dividends have been paid regularly on the Series EE Preferred Stock and any other class or series of preferred stock that ranks on parity with Series EE Preferred Stock as to payment of dividends, if any, for the equivalent of at least four quarterly Dividend Periods, then the right of the holders of Series EE Preferred Stock to elect the Preferred Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods). The terms of office of the Preferred Directors will immediately terminate, and the number of directors constituting the Board of Directors will be reduced accordingly. Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series EE Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this Section 7(b).

(c)    Other Voting Rights. So long as any shares of the Series EE Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least 66⅔% of the voting power of the Series EE Preferred Stock and the holders of any other Parity Stock entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or at any meeting called for the purpose, authorize, create or issue any capital stock ranking senior to the Series EE Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized capital stock into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock. Further, so long as any shares of the Series EE Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least 66⅔% of the shares of the Series EE Preferred Stock, amend, alter or repeal any provision of this Certificate of Designations or the Certificate of Incorporation of the Corporation, including by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of the Series EE Preferred Stock.

Notwithstanding the foregoing, (i) any increase in the amount of authorized common stock or authorized preferred stock, or any increase or decrease in the number of shares of any series of preferred stock, or the authorization, creation and issuance of other classes or series of capital stock, in each case ranking on a parity with or junior to the shares of the Series EE Preferred Stock as to dividends and distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such powers, preferences or special rights and (ii) a merger or consolidation of the Corporation with or into another entity in which the shares of the Series EE Preferred Stock (A) remain outstanding or (B) are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have powers, preferences or special rights that are not materially less favorable than the Series EE Preferred Stock shall not be deemed to adversely affect the powers, preferences or special rights of the Series EE Preferred Stock.

(d)    No Vote if Shares Redeemed. No vote or consent of the holders of the Series EE Preferred Stock shall be required pursuant to Section 7(b) or 7(c) if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, the Corporation shall have redeemed or shall have called for redemption all outstanding shares of Series EE Preferred Stock, with proper notice and sufficient funds having been set aside for such redemption, in each case pursuant to Section 6 above.

(e)    Procedures for Voting and Consents. Other than as set forth in Section 7(b), the rules and procedures for calling and conducting any meeting of the holders of Series EE Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation and By-laws of the Corporation and to applicable law.

Section 8.     Preemption and Conversion. The holders of Series EE Preferred Stock shall not have any rights of preemption or rights to convert such Series EE Preferred Stock into shares of any other class of capital stock of the Corporation.

Section 9.     Rank. Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designations to the contrary, the Board of Directors or any authorized committee of the Board of Directors, without the vote of the holders of the Series EE Preferred Stock, may authorize and issue additional shares of Junior Stock or Parity Stock.

Section 10.     Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell Series EE Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors or any duly authorized committee of the Board of Directors may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 11.    Unissued or Reacquired Shares. Shares of Series EE Preferred Stock not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 12.     No Sinking Fund. Shares of Series EE Preferred Stock are not subject to the operation of a sinking fund.

IN WITNESS WHEREOF, Bank of America Corporation has caused this Certificate of Designations to be executed by its duly authorized officer on this 25th day of April, 2016.

BANK OF AMERICA CORPORATION

By:	/s/ Ross E. Jeffries, Jr.
Ross E. Jeffries, Jr.
Deputy General Counsel and Corporate Secretary

CERTIFICATE OF DESIGNATIONS
OF
FIXED-TO-FLOATING RATE
NON-CUMULATIVE PREFERRED STOCK, SERIES FF
OF
BANK OF AMERICA CORPORATION

Bank of America Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that, pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, which authorize the issuance of not more than 100,000,000 shares of preferred stock, par value $0.01 per share, and pursuant to authority conferred upon the Preferred Stock Committee of the Board of Directors (the “Committee”) in accordance with Section 141(c) of the General Corporation Law of the State of Delaware (the “General Corporation Law”), the following resolutions were duly adopted by the Committee pursuant to the written consent of the Committee duly adopted on March 8, 2018, in accordance with Section 141(f) of the General Corporation Law:

RESOLVED, that, pursuant to the authority vested in the Committee and in accordance with the resolutions of the Board of Directors dated January 31, 2018, the provisions of the Amended and Restated Certificate of Incorporation, the By-laws of the Corporation, and applicable law, a series of Preferred Stock, par value $0.01 per share, of the Corporation be, and hereby is, created, and that the designation and number of shares of such series, and the voting and other powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1.    Designation.

The designation of the series of preferred stock shall be “Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series FF” (the “Series FF Preferred Stock”). Each share of Series FF Preferred Stock shall be identical in all respects to every other share of Series FF Preferred Stock. Series FF Preferred Stock will rank equally with Parity Stock, if any, will rank senior to Junior Stock and will rank junior to Senior Stock, if any, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2.    Number of Shares.

The number of authorized shares of Series FF Preferred Stock shall be 94,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series FF Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors or any duly authorized committee of the Board of Directors and by the filing of a certificate pursuant to the provisions of the General Corporation Law stating that such increase or decrease, as the case may be, has been so authorized. The Corporation shall have the authority to issue fractional shares of Series FF Preferred Stock.

Section 3.    Definitions.

As used herein with respect to Series FF Preferred Stock:

“Business Day” means, for the Fixed Rate Period, each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York or in Charlotte, North Carolina; and, for the Floating Rate Period, each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York or in Charlotte, North Carolina and is a London Banking Day.
“Calculation Agent” shall mean The Bank of New York Mellon Trust Company, N.A., or such other bank or entity as may be appointed by the Corporation to act as calculation agent for the Series FF Preferred Stock during the Floating Rate Period.
“Capital Treatment Event” means the good faith determination by the Corporation that, as a result of any: (i) amendment to, clarification of, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any shares of the Series FF Preferred Stock; (ii) proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any shares of the Series FF Preferred Stock; or (iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of any shares of the Series FF Preferred Stock, there is more than an insubstantial risk that the Corporation shall not be entitled to treat an amount equal to the full liquidation preference of all shares of the Series FF Preferred Stock then outstanding as “additional Tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the Board of Governors of the Federal Reserve System or other appropriate federal banking agency, as then in effect and applicable, for as long as any share of the Series FF Preferred Stock is outstanding.

“Depositary Company” shall have the meaning set forth in Section 6(d) hereof.
“Dividend Determination Date” shall have the meaning set forth below in the definition of “Three-Month LIBOR.”
“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.
“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.
“DTC” means The Depository Trust Company, together with its successors and assigns.
“Fixed Rate Period” shall have the meaning set forth in Section 4(a) hereof.
“Floating Rate Period” shall have the meaning set forth in Section 4(a) hereof.
“Junior Stock” means the Corporation’s common stock and any other class or series of stock of the Corporation now existing or hereafter authorized over which Series FF Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.
“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England.
“Parity Stock” means the Corporation’s (a) 7% Cumulative Redeemable Preferred Stock, Series B, (b) 6.204% Non-Cumulative Preferred Stock, Series D, (c) Floating Rate Non-Cumulative Preferred Stock, Series E, (d) Floating Rate Non-Cumulative Preferred Stock, Series F, (e) Adjustable Rate Non-Cumulative Preferred Stock, Series G, (f) 6.625% Non-Cumulative Preferred Stock, Series I, (g) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K, (h) 7.25% Non-Cumulative Perpetual

Convertible Preferred Stock, Series L, (i) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M, (j) 6% Non-Cumulative Perpetual Preferred Stock, Series T, (k) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series U, (l) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series V, (m) 6.625% Non-Cumulative Preferred Stock, Series W, (n) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series X, (o) 6.500% Non-Cumulative Preferred Stock, Series Y, (p) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series Z, (q) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series AA, (r) 6.200% Non-Cumulative Preferred Stock, Series CC, (s) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series DD, (t) 6.000% Non-Cumulative Preferred Stock, Series EE, (u) Floating Rate Non-Cumulative Preferred Stock, Series 1, (v) Floating Rate Non-Cumulative Preferred Stock, Series 2, (w) 6.375% Non-Cumulative Preferred Stock, Series 3, (x) Floating Rate Non-Cumulative Preferred Stock, Series 4, (y) Floating Rate Non-Cumulative Preferred Stock, Series 5, and (z) any other class or series of stock of the Corporation hereafter authorized that ranks on a par with the Series FF Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
“Reuters Screen Page “LIBOR01”” means the display page so designated on Reuters (or any other page as may replace that page on that service, or any other service as may be nominated as the information vendor, for the purpose of displaying London interbank offered rates for U.S. dollar deposits).
“Senior Stock” means any class or series of stock of the Corporation now existing or hereafter authorized which has preference or priority over the Series FF Preferred Stock as to the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.
“Series FF Preferred Stock” shall have the meaning set forth in Section 1 hereof.
“Three-Month LIBOR” means, with respect to any Dividend Period in the Floating Rate Period, the London interbank offered rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Dividend Period that appears on Reuters Screen Page “LIBOR01” at approximately 11:00 a.m. (London time) on the second London Banking Day immediately preceding the first day of that Dividend Period (the “Dividend Determination Date”). If no offered rate appears on Reuters Screen Page “LIBOR01” on the relevant Dividend Determination Date at approximately 11:00 a.m., London time, then the Corporation will select and identify to the Calculation Agent four major banks in the London interbank market, and the Calculation Agent will request the principal London offices of each of such banks to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time. If at least two quotations are provided, Three-Month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. If less than two quotations are provided, the Corporation will select and identify to the Calculation Agent three major banks in New York City, and the Calculation Agent will request each of such banks to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the Dividend Determination Date for loans in U.S. dollars to leading European banks for a three-month period for the applicable Dividend Period in an amount of at least $1,000,000. If three quotations are provided, Three-Month LIBOR will be the arithmetic average of the quotations provided. Otherwise, Three-Month LIBOR for that Dividend Period will be equal to Three-Month LIBOR in effect for the then-current Dividend Period or in the case of the first Dividend Period in the Floating Rate Period, the most recent rate that could have been determined in accordance with the first sentence of this paragraph had the dividend rate been a floating rate during the Fixed Rate Period.
Notwithstanding the foregoing, if the Calculation Agent determines on or prior to the relevant Dividend Determination Date, after consultation with the Corporation, that Three-Month LIBOR has been discontinued, then the Corporation will appoint in its sole discretion an investment bank of national standing, which may be an affiliate of the Corporation, to determine whether there is a substitute or successor base rate to Three-Month LIBOR that is consistent with accepted market practice. If such investment bank of national standing determines that there is such a substitute or successor base rate, the Calculation Agent shall use such substitute or successor base rate. In such case, the Calculation Agent will implement changes to the business day convention, the definition of Business Day, the Dividend Determination Date and any method for obtaining the substitute or successor base rate if such rate is unavailable on the relevant Business Day, in a manner that is consistent with industry accepted practices for such substitute or successor base rate, all as directed by the investment bank of national standing. If the investment bank of national standing determines that there is no such substitute or successor base rate as so provided above, Three-Month LIBOR for that Dividend Period will be determined in accordance with the steps provided in the immediately preceding paragraph.
Section 4.     Dividends.

(a)    Rate. Holders of Series FF Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of funds legally available for the payment of dividends, non-cumulative cash dividends based on the liquidation preference of $25,000 per share of Series FF Preferred Stock, and no more, payable (x) for the Fixed Rate Period, semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2018, and (y) for the Floating Rate Period, quarterly in arrears on each March 15, June 15, September 15 and December 15, beginning on June 15, 2028; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (unless, for the Fixed Rate Period, that day falls in the next calendar year or, for the Floating Rate Period, that day falls in the next calendar month, then in each such case payment of such dividend will occur on the immediately preceding Business Day) (i) on or prior to March 15, 2028, without any interest or other payment in respect of such delay, and (ii) after March 15, 2028, with dividends accruing to the actual payment date (each such day on which dividends are payable a “Dividend Payment Date”). The period from, and including, the date of issuance of the Series FF Preferred Stock or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series FF Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to (1) 5.875%, for each Dividend Period from the issue date to, but excluding, March 15, 2028 (the “Fixed Rate Period”), and (2) thereafter, Three-Month LIBOR plus a spread of 2.931%, for each Dividend Period from, and including, March 15, 2028 (the “Floating Rate Period”). The record date for payment of dividends on the Series FF Preferred Stock shall be the first day of the calendar month in which the Dividend Payment Date falls or such other record date fixed by the Board of Directors or a duly authorized committee of the Board of Directors that is not more than 60 days nor less than 10 days prior to such Dividend Payment Date. For the Fixed Rate Period, the amount of dividends payable shall be computed on the basis of a 360-day year of twelve 30-day months. For the Floating Rate Period, the amount of dividends payable shall be computed on the basis of a 360-day year and the actual number of days elapsed in a Dividend Period. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upward. The Calculation Agent’s establishment of Three-Month LIBOR and calculation of the amount of dividends for each Dividend Period in the Floating Rate Period will be on file at the principal offices of the Corporation, will be made available to any holder of Series FF Preferred Stock upon request and will be final and binding in the absence of manifest error.

(b)    Non-Cumulative Dividends. Dividends on shares of Series FF Preferred Stock shall be non-cumulative. To the extent that any dividends on the shares of Series FF Preferred Stock with respect to any Dividend Period are not declared and paid, in full or otherwise, on the Dividend Payment Date for such Dividend Period, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable, and the Corporation shall have no obligation to pay, and the holders of Series FF Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period on or after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series FF Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Corporation.

(c)    Priority of Dividends. So long as any share of Series FF Preferred Stock remains outstanding, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in shares of Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such Junior Stock by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series FF Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, in each case, unless full dividends on all outstanding shares of Series FF Preferred Stock for the immediately preceding Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. The foregoing limitations do not apply to purchases or acquisitions of the Corporation’s Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted. Subject to the succeeding sentence, for so long as any shares of Series FF Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Stock for any period unless full dividends on all outstanding shares of Series FF Preferred Stock for the immediately preceding Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. To the extent the Corporation declares dividends on the Series FF Preferred Stock and on any Parity Stock but cannot make full payment of such declared dividends, the Corporation will allocate the dividend payments on a pro rata basis among the holders of the shares of Series FF Preferred Stock and the holders of any Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation will allocate dividend payments based on the ratio between the then-current dividend payments due on the shares of Series FF Preferred Stock and the aggregate of the current and accrued dividends due on the outstanding Parity Stock. No interest will be payable in respect of any dividend payment on shares of Series FF Preferred Stock that may be in arrears. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any Junior Stock from time to time out of any funds legally available therefor, and the shares of Series FF Preferred Stock shall not be entitled to participate in any such dividend.

Section 5.    Liquidation Rights.

(a)    Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series FF Preferred Stock shall be entitled, out of assets legally available for distribution to stockholders of the Corporation, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series FF Preferred Stock upon liquidation and the rights of the Corporation’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share, plus any dividends which have been declared but not yet paid, without accumulation of any undeclared dividends, to the date of liquidation. The holders of Series FF Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.

(b)     Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all holders of Series FF Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series FF Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences, plus any dividends which have been declared but not yet paid, of Series FF Preferred Stock and all such Parity Stock.

(c)     Residual Distributions. If the liquidation preference plus any dividends which have been declared but not yet paid has been paid in full to all holders of Series FF Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d)     Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section 6.     Redemption.

(a)     Optional Redemption. The Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors, may redeem out of funds legally available therefor, (i) in whole or in part, the shares of Series FF Preferred Stock at the time outstanding, at any time on or after March 15, 2028, or (ii) in whole but not in part, at any time within 90 days after a Capital Treatment Event, in each case upon notice given as provided in Section 6(b) below. The redemption price for shares of Series FF Preferred Stock redeemed pursuant to (i) or (ii) of the preceding sentence shall be $25,000 per share plus (except as otherwise provided below) dividends that have accrued but have not been paid for the then-current Dividend Period to but excluding the redemption date, without accumulation of any undeclared dividends. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the Dividend Payment Date as provided in Section 4 above.

(b)     Notice of Redemption. Notice of every redemption of shares of Series FF Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation. Such mailing shall be at least 30 calendar days and not more than 60 calendar days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series FF Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series FF Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of Series FF Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. Notwithstanding the foregoing, if the Series FF Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC.

(c)    Partial Redemption. In case of any redemption of only part of the shares of Series FF Preferred Stock at the time outstanding, the shares of Series FF Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series FF Preferred Stock in proportion to the number of Series FF Preferred Stock held by such holders or by lot. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series FF Preferred Stock shall be redeemed from time to time.

(d)     Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors or any duly authorized committee of the Board of Directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company at any time after the redemption date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

Section 7.     Voting Rights.

(a)    General. The holders of Series FF Preferred Stock shall not be entitled to vote on any matter except as set forth in paragraphs 7(b) and 7(c) below or as required by law.

(b)    Special Voting Right.

(i)    Voting Right. If and whenever dividends on the Series FF Preferred Stock or any other class or series of preferred stock that ranks on parity with Series FF Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable, have not been paid in an aggregate amount equal to, as to any class or series, the equivalent of at least three or more semi-annual or six or more quarterly Dividend Periods (whether consecutive or not), as applicable, the number of directors constituting the Board of Directors shall be increased by two, and the holders of the

Series FF Preferred Stock (together with holders of any class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist), shall have the right, voting separately as a single class without regard to series, to the exclusion of the holders of common stock, to elect two directors of the Corporation to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the election of such directors must not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the holders of shares of Series FF Preferred Stock and any other class or series of preferred stock that ranks on parity with Series FF Preferred Stock as to payment of dividends having equivalent voting rights is a “Preferred Director.”

(ii)    Election. The election of the Preferred Directors will take place at any annual meeting of stockholders or any special meeting of the holders of Series FF Preferred Stock and any other class or series of the Corporation’s stock that ranks on parity with Series FF Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Corporation may, and upon the written request of any holder of Series FF Preferred Stock (addressed to the secretary at the Corporation’s principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series FF Preferred Stock and any other class or series of preferred stock that ranks on parity with Series FF Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid for the election of the two directors to be elected by them as provided in Section 7(b)(iii) below. The Preferred Directors shall each be entitled to one vote per director on any matter.

(iii)     Notice of Special Meeting. Notice for a special meeting to elect the Preferred Directors will be given in a similar manner to that provided in the Corporation’s By-laws for a special meeting of the stockholders. If the secretary of the Corporation does not call a special meeting within 20 days after receipt of any such request, then any holder of Series FF Preferred Stock may (at the Corporation’s expense) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Corporation. The Preferred Directors elected at any such special meeting will hold office until the next annual meeting of the Corporation’s stockholders unless they have been previously terminated or removed pursuant to Section 7(b)(iv). In case any vacancy in the office of a Preferred Director occurs (other than prior to the initial election of the Preferred Directors), the vacancy may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by the vote of the holders of the Series FF Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the stockholders.

(iv)     Termination; Removal. Whenever full dividends have been paid regularly on the Series FF Preferred Stock and any other class or series of preferred stock that ranks on parity with Series FF Preferred Stock as to payment of dividends, if any, for the equivalent of at least two semi-annual or four quarterly Dividend Periods, as applicable, then the right of the holders of Series FF Preferred Stock to elect the Preferred Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods). The terms of office of the Preferred Directors will immediately terminate, and the number of directors constituting the Board of Directors will be reduced accordingly. Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series FF Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this Section 7(b).

(c)    Other Voting Rights. So long as any shares of the Series FF Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least 66⅔% of the voting power of the Series FF Preferred Stock and the holders of any other Parity Stock entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or at any meeting called for the purpose, authorize, create or issue any capital stock ranking senior to the Series FF Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized capital stock into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock. Further, so long as any shares of the Series FF Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least 66⅔% of the shares of the Series FF Preferred Stock, amend, alter or repeal any provision of this Certificate of Designations or the Certificate of Incorporation of the Corporation, including by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of the Series FF Preferred Stock.

Notwithstanding the foregoing, (i) any increase in the amount of authorized common stock or authorized preferred stock, or any increase or decrease in the number of shares of any series of preferred stock, or the authorization, creation and issuance of other classes or series of capital stock, in each case ranking on a parity with or junior to the shares of the Series FF Preferred Stock as to dividends and distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such powers, preferences or special rights and (ii) a merger or consolidation of the Corporation with or into another entity in which the shares of the Series FF Preferred Stock (A) remain outstanding or (B) are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have powers, preferences or special rights that are not materially less favorable than the Series FF Preferred Stock shall not be deemed to adversely affect the powers, preferences or special rights of the Series FF Preferred Stock.

(d)    No Vote if Shares Redeemed. No vote or consent of the holders of the Series FF Preferred Stock shall be required pursuant to Section 7(b) or 7(c) if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, the Corporation shall have redeemed or shall have called for redemption all outstanding shares of Series FF Preferred Stock, with proper notice and sufficient funds having been set aside for such redemption, in each case pursuant to Section 6 above.

(e)    Procedures for Voting and Consents. Other than as set forth in Section 7(b), the rules and procedures for calling and conducting any meeting of the holders of Series FF Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation and By-laws of the Corporation and to applicable law.

Section 8.     Preemption and Conversion. The holders of Series FF Preferred Stock shall not have any rights of preemption or rights to convert such Series FF Preferred Stock into shares of any other class of capital stock of the Corporation.

Section 9.     Rank. Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designations to the contrary, the Board of Directors or any authorized committee of the Board of Directors, without the vote of the holders of the Series FF Preferred Stock, may authorize and issue additional shares of Junior Stock or Parity Stock.

Section 10.     Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell Series FF Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors or any duly authorized committee of the Board of Directors may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 11.    Unissued or Reacquired Shares. Shares of Series FF Preferred Stock not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 12.     No Sinking Fund. Shares of Series FF Preferred Stock are not subject to the operation of a sinking fund.

IN WITNESS WHEREOF, Bank of America Corporation has caused this Certificate of Designations to be executed by its duly authorized officer on this 15th day of March, 2018.

BANK OF AMERICA CORPORATION

By:	/s/ ROSS E. JEFFRIES, JR.
Name:	Ross E. Jeffries, Jr.
Title:	Corporate Secretary and Deputy General Counsel

CERTIFICATE OF DESIGNATIONS
OF
6.000% NON-CUMULATIVE PREFERRED STOCK, SERIES GG
OF
BANK OF AMERICA CORPORATION

Bank of America Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that, pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, which authorize the issuance of not more than 100,000,000 shares of preferred stock, par value $0.01 per share, and pursuant to authority conferred upon the Preferred Stock Committee of the Board of Directors (the “Committee”) in accordance with Section 141(c) of the General Corporation Law of the State of Delaware (the “General Corporation Law”), the following resolutions were duly adopted by the Committee pursuant to the written consent of the Committee duly adopted on May 7, 2018, in accordance with Section 141(f) of the General Corporation Law:

Resolved, that, pursuant to the authority vested in the Committee and in accordance with the resolutions of the Board of Directors dated January 31, 2018, the provisions of the Amended and Restated Certificate of Incorporation, the By-laws of the Corporation, and applicable law, a series of Preferred Stock, par value $0.01 per share, of the Corporation be, and hereby is, created, and that the designation and number of shares of such series, and the voting and other powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1.    Designation.

The designation of the series of preferred stock shall be “6.000% Non-Cumulative Preferred Stock, Series GG” (the “Series GG Preferred Stock”). Each share of Series GG Preferred Stock shall be identical in all respects to every other share of Series GG Preferred Stock. Series GG Preferred Stock will rank equally with Parity Stock, if any, will rank senior to Junior Stock and will rank junior to Senior Stock, if any, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2.    Number of Shares.

The number of authorized shares of Series GG Preferred Stock shall be 55,200. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series GG Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors or any duly authorized committee of the Board of Directors and by the filing of a certificate pursuant to the provisions of the General Corporation Law stating that such increase or decrease, as the case may be, has been so authorized. The Corporation shall have the authority to issue fractional shares of Series GG Preferred Stock.

Section 3.    Definitions.

As used herein with respect to Series GG Preferred Stock:

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York or in Charlotte, North Carolina.

“Capital Treatment Event” means the good faith determination by the Corporation that, as a result of any: (i) amendment to, clarification of, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any shares of the Series GG Preferred Stock; (ii) proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any shares of the Series GG Preferred Stock; or (iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of any shares of the Series GG Preferred Stock, there is more than an insubstantial risk that the Corporation shall not be entitled to treat an amount equal to the full liquidation preference of all shares of the Series GG Preferred Stock then outstanding as “additional Tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the Board of Governors of the Federal Reserve System or other appropriate federal banking agency, as then in effect and applicable, for as long as any share of the Series GG Preferred Stock is outstanding.

“Depositary Company” shall have the meaning set forth in Section 6(d) hereof.
“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.
“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.
“DTC” means The Depository Trust Company, together with its successors and assigns.
“Junior Stock” means the Corporation’s common stock and any other class or series of stock of the Corporation now existing or hereafter authorized over which Series GG Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.
“Parity Stock” means the Corporation’s (a) 7% Cumulative Redeemable Preferred Stock, Series B, (b) 6.204% Non-Cumulative Preferred Stock, Series D, (c) Floating Rate Non-Cumulative Preferred Stock, Series E, (d) Floating Rate Non-Cumulative Preferred Stock, Series F, (e) Adjustable Rate Non-Cumulative Preferred Stock, Series G, (f) 6.625% Non-Cumulative Preferred Stock, Series I, (g) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K, (h) 7.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series L, (i) 6% Non-Cumulative Perpetual Preferred Stock, Series T, (j) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series U, (k) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series V, (l) 6.625% Non-Cumulative Preferred Stock, Series W, (m) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series X, (n) 6.500% Non-Cumulative Preferred Stock, Series Y, (o) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series Z, (p) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series AA, (q) 6.200% Non-Cumulative Preferred Stock, Series CC, (r) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series DD, (s) 6.000% Non-Cumulative Preferred Stock, Series EE, (t) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series FF, (u) Floating Rate Non-Cumulative Preferred Stock, Series 1, (v) Floating Rate Non-Cumulative Preferred Stock, Series 2, (w) 6.375% Non-Cumulative Preferred Stock, Series 3, (x) Floating Rate Non-Cumulative Preferred Stock, Series 4, (y) Floating Rate Non-Cumulative Preferred Stock, Series 5, and (z) any other class or series of stock of the Corporation hereafter authorized that ranks on a par with the Series GG Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
“Senior Stock” means any class or series of stock of the Corporation now existing or hereafter authorized which has preference or priority over the Series GG Preferred Stock as to the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Series GG Preferred Stock” shall have the meaning set forth in Section 1 hereof.
Section 4.     Dividends.

(a)    Rate. Holders of Series GG Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of funds legally available for the payment of dividends, non-cumulative cash dividends based on the liquidation preference of $25,000 per share of Series GG Preferred Stock, and no more, payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, beginning on August 16, 2018; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (unless that day falls in the next calendar year, in which case payment of such dividend will occur on the immediately preceding Business Day), without any interest or other payment in respect of such delay (each such day on which dividends are payable a “Dividend Payment Date”). The period from, and including, the date of issuance of the Series GG Preferred Stock or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series GG Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to 6.000%. The record date for payment of dividends on the Series GG Preferred Stock shall be the first day of the calendar month in which the Dividend Payment Date falls or such other record date fixed by the Board of Directors or a duly authorized committee of the Board of Directors that is not more than 60 days nor less than 10 days prior to such Dividend Payment Date. The amount of dividends payable shall be computed on the basis of a 360-day year of twelve 30-day months. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upward.

(b)    Non-Cumulative Dividends. Dividends on shares of Series GG Preferred Stock shall be non-cumulative. To the extent that any dividends on the shares of Series GG Preferred Stock with respect to any Dividend Period are not declared and paid, in full or otherwise, on the Dividend Payment Date for such Dividend Period, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable, and the Corporation shall have no obligation to pay, and the holders of Series GG Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period on or after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series GG Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Corporation.

(c)    Priority of Dividends. So long as any share of Series GG Preferred Stock remains outstanding, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in shares of Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such Junior Stock by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series GG Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, in each case, unless full dividends on all outstanding shares of Series GG Preferred Stock for the immediately preceding Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. The foregoing limitations do not apply to purchases or acquisitions of the Corporation’s Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted. Subject to the succeeding sentence, for so long as any shares of Series GG Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Stock for any period unless full dividends on all outstanding shares of Series GG Preferred Stock for the immediately preceding Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. To the extent the Corporation declares dividends on the Series GG Preferred Stock and on any Parity Stock but cannot make full payment of such declared dividends, the Corporation will allocate the dividend payments on a pro rata basis among the holders of the shares of Series GG Preferred Stock and the holders of any Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation will allocate dividend payments based on the ratio between the then-current dividend payments due on the shares of Series GG Preferred Stock and the aggregate of the current and accrued dividends due on the outstanding Parity Stock. No interest will be payable in respect of any dividend payment on shares of Series GG Preferred Stock that may be in arrears. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any Junior Stock from time to time out of any funds legally available therefor, and the shares of Series GG Preferred Stock shall not be entitled to participate in any such dividend.

Section 5.    Liquidation Rights.

(a)    Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series GG Preferred Stock shall be entitled, out of assets legally available for distribution to stockholders of the Corporation, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series GG Preferred Stock upon liquidation and the rights of the Corporation’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share, plus any dividends which have been declared but not yet paid, without accumulation of any undeclared dividends, to the date of liquidation. The holders of Series GG Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.

(b)     Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all holders of Series GG Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series GG Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences, plus any dividends which have been declared but not yet paid, of Series GG Preferred Stock and all such Parity Stock.

(c)     Residual Distributions. If the liquidation preference plus any dividends which have been declared but not yet paid has been paid in full to all holders of Series GG Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d)     Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section 6.     Redemption.

(a)     Optional Redemption. The Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors, may redeem out of funds legally available therefor, (i) in whole or in part, the shares of Series GG Preferred Stock at the time outstanding, at any time on or after May 16, 2023 or (ii) in whole but not in part, at any time within 90 days after a Capital Treatment Event, in each case upon notice given as provided in Section 6(b) below. The redemption price for shares of Series GG Preferred Stock redeemed pursuant to (i) or (ii) of the preceding sentence shall be $25,000 per share plus (except as otherwise provided below) dividends that have accrued but have not been paid for the then-current Dividend Period to but excluding the redemption date, without accumulation of any undeclared dividends. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the Dividend Payment Date as provided in Section 4 above.

(b)     Notice of Redemption. Notice of every redemption of shares of Series GG Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation. Such mailing shall be at least 30 calendar days and not more than 60 calendar days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series GG Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series GG Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of Series GG Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. Notwithstanding the foregoing, if the Series GG Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC.

(c)    Partial Redemption. In case of any redemption of only part of the shares of Series GG Preferred Stock at the time outstanding, the shares of Series GG Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series GG Preferred Stock in proportion to the number of Series GG Preferred Stock held by such holders or by lot. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series GG Preferred Stock shall be redeemed from time to time.

(d)     Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors or any duly authorized committee of the Board of Directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from the Corporation or such bank or trust company at any time after the redemption date from the funds so set aside or deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount set aside or deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

Section 7.     Voting Rights.

(a)    General. The holders of Series GG Preferred Stock shall not be entitled to vote on any matter except as set forth in paragraphs 7(b) and 7(c) below or as required by law.

(b)    Special Voting Right.

(i)    Voting Right. If and whenever dividends on the Series GG Preferred Stock or any other class or series of preferred stock that ranks on parity with Series GG Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable, have not been paid in an aggregate amount equal to, as to any class or series, the equivalent of at least six or more quarterly Dividend Periods (whether consecutive or not), the number of directors constituting the Board of Directors shall be increased by two, and the holders of the Series GG Preferred Stock (together with holders of any class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist), shall have the right, voting separately as a single class without regard to series, to the exclusion of the holders of common stock, to elect two directors of the Corporation to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the election of such directors must not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the holders of shares of Series GG Preferred Stock and any other class or series of preferred stock that ranks on parity with Series GG Preferred Stock as to payment of dividends having equivalent voting rights is a “Preferred Director.”

(ii)    Election. The election of the Preferred Directors will take place at any annual meeting of stockholders or any special meeting of the holders of Series GG Preferred Stock and any other class or series of the Corporation’s stock that ranks on parity with Series GG Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Corporation may, and upon the written request of any holder of Series GG Preferred Stock (addressed to the secretary at the Corporation’s principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series GG Preferred Stock and any other class or series of preferred stock that ranks on parity with Series GG Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid for the election of the two directors to be elected by them as provided in Section 7(b)(iii) below. The Preferred Directors shall each be entitled to one vote per director on any matter.

(iii)     Notice of Special Meeting. Notice for a special meeting to elect the Preferred Directors will be given in a similar manner to that provided in the Corporation’s By-laws for a special meeting of the stockholders. If the secretary of the Corporation does not call a special meeting within 20 days after receipt of any such request, then any holder of Series GG Preferred Stock may (at the Corporation’s expense) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Corporation. The Preferred Directors elected at any such special meeting will hold office until the next annual meeting of the Corporation’s stockholders unless they have been previously terminated or removed pursuant to Section 7(b)(iv). In case any vacancy in the office of a Preferred Director occurs (other than prior to the initial election of the Preferred Directors), the vacancy may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by the vote of the holders of the Series GG Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the stockholders.

(iv)    Termination; Removal. Whenever full dividends have been paid regularly on the Series GG Preferred Stock and any other class or series of preferred stock that ranks on parity with Series GG Preferred Stock as to payment of dividends, if any, for the equivalent of at least four quarterly Dividend Periods, then the right of the holders of Series GG Preferred Stock to elect the Preferred Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods). The terms of office of the Preferred Directors will immediately terminate, and the number of directors constituting the Board of Directors will be reduced accordingly. Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series GG Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this Section 7(b).

(c)    Other Voting Rights. So long as any shares of the Series GG Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least 66⅔% of the voting power of the Series GG Preferred Stock and the holders of any other Parity Stock entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or at any meeting called for the purpose, authorize, create or issue any capital stock ranking senior to the Series GG Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized capital stock into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock. Further, so long as any shares of the Series GG Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least 66⅔% of the shares of the Series GG Preferred Stock, amend, alter or repeal any provision of this Certificate of

Designations or the Certificate of Incorporation of the Corporation, including by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of the Series GG Preferred Stock.

Notwithstanding the foregoing, (i) any increase in the amount of authorized common stock or authorized preferred stock, or any increase or decrease in the number of shares of any series of preferred stock, or the authorization, creation and issuance of other classes or series of capital stock, in each case ranking on a parity with or junior to the shares of the Series GG Preferred Stock as to dividends and distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such powers, preferences or special rights and (ii) a merger or consolidation of the Corporation with or into another entity in which the shares of the Series GG Preferred Stock (A) remain outstanding or (B) are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have powers, preferences or special rights that are not materially less favorable than the Series GG Preferred Stock shall not be deemed to adversely affect the powers, preferences or special rights of the Series GG Preferred Stock.

(d)    No Vote if Shares Redeemed. No vote or consent of the holders of the Series GG Preferred Stock shall be required pursuant to Section 7(b) or 7(c) if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, the Corporation shall have redeemed or shall have called for redemption all outstanding shares of Series GG Preferred Stock, with proper notice and sufficient funds having been set aside or deposited for such redemption, in each case pursuant to Section 6 above.

(e)    Procedures for Voting and Consents. Other than as set forth in Section 7(b), the rules and procedures for calling and conducting any meeting of the holders of Series GG Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation and By-laws of the Corporation and to applicable law.

Section 8.     Preemption and Conversion. The holders of Series GG Preferred Stock shall not have any rights of preemption or rights to convert such Series GG Preferred Stock into shares of any other class of capital stock of the Corporation.

Section 9.     Rank. Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designations to the contrary, the Board of Directors or any authorized committee of the Board of Directors, without the vote of the holders of the Series GG Preferred Stock, may authorize and issue additional shares of Junior Stock or Parity Stock.

Section 10.     Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell Series GG Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors or any duly authorized committee of the Board of Directors may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 11.    Unissued or Reacquired Shares. Shares of Series GG Preferred Stock not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 12.     No Sinking Fund. Shares of Series GG Preferred Stock are not subject to the operation of a sinking fund

IN WITNESS WHEREOF, Bank of America Corporation has caused this Certificate of Designations to be executed by its duly authorized officer on this 16th day of May, 2018.

BANK OF AMERICA CORPORATION

By:	/s/ ROSS E. JEFFRIES, JR.
Name:	Ross E. Jeffries, Jr.
Title:	Deputy General Counsel and Corporate Secretary

CERTIFICATE OF DESIGNATIONS OF
5.875% NON-CUMULATIVE PREFERRED STOCK, SERIES HH
OF
BANK OF AMERICA CORPORATION

Bank of America Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that, pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, which authorize the issuance of not more than 100,000,000 shares of preferred stock, par value $0.01 per share, and pursuant to authority conferred upon the Preferred Stock Committee of the Board of Directors (the “Committee”) in accordance with Section 141(c) of the General Corporation Law of the State of Delaware (the “General Corporation Law”), the following resolutions were duly adopted by the Committee pursuant to the written consent of the Committee duly adopted on July 17, 2018, in accordance with Section 141(f) of the General Corporation Law:

Resolved, that, pursuant to the authority vested in the Committee and in accordance with the resolutions of the Board of Directors dated January 31, 2018, the provisions of the Amended and Restated Certificate of Incorporation, the By-laws of the Corporation, and applicable law, a series of Preferred Stock, par value $0.01 per share, of the Corporation be, and hereby is, created, and that the designation and number of shares of such series, and the voting and other powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1.    Designation.

The designation of the series of preferred stock shall be “5.875% Non-Cumulative Preferred Stock, Series HH” (the “Series HH Preferred Stock”). Each share of Series HH Preferred Stock shall be identical in all respects to every other share of Series HH Preferred Stock. Series HH Preferred Stock will rank equally with Parity Stock, if any, will rank senior to Junior Stock and will rank junior to Senior Stock, if any, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2.    Number of Shares.

The number of authorized shares of Series HH Preferred Stock shall be 34,160. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series HH Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors or any duly authorized committee of the Board of Directors and by the filing of a certificate pursuant to the provisions of the General Corporation Law stating that such increase or decrease, as the case may be, has been so authorized. The Corporation shall have the authority to issue fractional shares of Series HH Preferred Stock.

Section 3.    Definitions.

As used herein with respect to Series HH Preferred Stock:

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York or in Charlotte, North Carolina.
“Capital Treatment Event” means the good faith determination by the Corporation that, as a result of any: (i) amendment to, clarification of, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any shares of the Series HH Preferred Stock; (ii) proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any shares of the Series HH Preferred Stock; or (iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of any shares of the Series HH Preferred Stock, there is more than an insubstantial risk that the Corporation shall not be entitled to treat an amount equal to the full liquidation preference of all shares of the Series HH Preferred Stock then outstanding as “additional Tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the Board of Governors of the Federal Reserve System or other appropriate federal banking agency, as then in effect and applicable, for as long as any share of the Series HH Preferred Stock is outstanding.

“Depositary Company” shall have the meaning set forth in Section 6(d) hereof.
“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.
“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.
“DTC” means The Depository Trust Company, together with its successors and assigns.
“Junior Stock” means the Corporation’s common stock and any other class or series of stock of the Corporation now existing or hereafter authorized over which Series HH Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.
“Parity Stock” means the Corporation’s (a) 7% Cumulative Redeemable Preferred Stock, Series B, (b) 6.204% Non-Cumulative Preferred Stock, Series D, (c) Floating Rate Non-Cumulative Preferred Stock, Series E, (d) Floating Rate Non-Cumulative Preferred Stock, Series F, (e) Adjustable Rate Non-Cumulative Preferred Stock, Series G, (f) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K, (g) 7.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series L, (h) 6% Non-Cumulative Perpetual Preferred Stock, Series T, (i) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series U, (j) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series V, (k) 6.625% Non-Cumulative Preferred Stock, Series W, (l) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series X, (m) 6.500% Non-Cumulative Preferred Stock, Series Y, (n) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series Z, (o) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series AA, (p) 6.200% Non-Cumulative Preferred Stock, Series CC, (q) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series DD, (r) 6.000% Non-Cumulative Preferred Stock, Series EE, (s) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series FF, (t) 6.000% Non-Cumulative Preferred Stock, Series GG, (u) Floating Rate Non-Cumulative Preferred Stock, Series 1, (v) Floating Rate Non-Cumulative Preferred Stock, Series 2, (w) 6.375% Non-Cumulative Preferred Stock, Series 3, (x) Floating Rate Non-Cumulative Preferred Stock, Series 4, (y) Floating Rate Non-Cumulative Preferred Stock, Series 5, and (z) any other class or series of stock of the Corporation hereafter authorized that ranks on a par with the Series HH Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
“Senior Stock” means any class or series of stock of the Corporation now existing or hereafter authorized which has preference or priority over the Series HH Preferred Stock as to the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.
“Series HH Preferred Stock” shall have the meaning set forth in Section 1 hereof.
Section 4.     Dividends.

(a)    Rate. Holders of Series HH Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of funds legally available for the payment of dividends, non-cumulative cash dividends based on the liquidation preference of $25,000 per share of Series HH Preferred Stock, and no more, payable quarterly in arrears on January 24, April 24, July 24 and October 24 of each year, beginning on October 24, 2018; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (unless that day falls in the next calendar year, in which case payment of such dividend will occur on the immediately preceding Business Day), without any interest or other payment in respect of such delay (each such day on which dividends are payable a “Dividend Payment Date”). The period from, and including, the date of issuance of the Series HH Preferred Stock or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series HH Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to 5.875%. The record date for payment of dividends on the Series HH Preferred Stock shall be the first day of the calendar month in which the Dividend Payment Date falls or such other record date fixed by the Board of Directors or a duly authorized committee of the Board of Directors that is not more than 60 days nor less than 10 days prior to such Dividend Payment Date. The amount of dividends payable shall be computed on the basis of a 360-day year of twelve 30-day months. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upward.

(b)    Non-Cumulative Dividends. Dividends on shares of Series HH Preferred Stock shall be non-cumulative. To the extent that any dividends on the shares of Series HH Preferred Stock with respect to any Dividend Period are not declared and paid, in full or otherwise, on the Dividend Payment Date for such Dividend Period, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable, and the Corporation shall have no obligation to pay, and the holders of Series HH Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period on or after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series HH Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Corporation.

(c)    Priority of Dividends. So long as any share of Series HH Preferred Stock remains outstanding, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in shares of Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such Junior Stock by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series HH Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, in each case, unless full dividends on all outstanding shares of Series HH Preferred Stock for the immediately preceding Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. The foregoing limitations do not apply to purchases or acquisitions of the Corporation’s Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted. Subject to the succeeding sentence, for so long as any shares of Series HH Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Stock for any period unless full dividends on all outstanding shares of Series HH Preferred Stock for the immediately preceding Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. To the extent the Corporation declares dividends on the Series HH Preferred Stock and on any Parity Stock but cannot make full payment of such declared dividends, the Corporation will allocate the dividend payments on a pro rata basis among the holders of the shares of Series HH Preferred Stock and the holders of any Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation will allocate dividend payments based on the ratio between the then-current dividend payments due on the shares of Series HH Preferred Stock and the aggregate of the current and accrued dividends due on the outstanding Parity Stock. No interest will be payable in respect of any dividend payment on shares of Series HH Preferred Stock that may be in arrears. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any Junior Stock from time to time out of any funds legally available therefor, and the shares of Series HH Preferred Stock shall not be entitled to participate in any such dividend.

Section 5.    Liquidation Rights.

(a)    Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series HH Preferred Stock shall be entitled, out of assets legally available for distribution to stockholders of the Corporation, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series HH Preferred Stock upon liquidation and the rights of the Corporation’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share, plus any dividends which have been declared but not yet paid, without accumulation of any undeclared dividends, to the date of liquidation. The holders of Series HH Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.

(b)     Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all holders of Series HH Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series HH Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences, plus any dividends which have been declared but not yet paid, of Series HH Preferred Stock and all such Parity Stock.

(c)     Residual Distributions. If the liquidation preference plus any dividends which have been declared but not yet paid has been paid in full to all holders of Series HH Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d)     Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section 6.     Redemption.

(a)     Optional Redemption. The Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors, may redeem out of funds legally available therefor, (i) in whole or in part, the shares of Series HH Preferred Stock at the time outstanding, at any time on or after July 24, 2023 or (ii) in whole but not in part, at any time within 90 days after a Capital Treatment Event, in each case upon notice given as provided in Section 6(b) below. The redemption price for shares of Series HH Preferred Stock redeemed pursuant to (i) or (ii) of the preceding sentence shall be $25,000 per share plus (except as otherwise provided below) dividends that have accrued but have not been paid for the then-current Dividend Period to but excluding the redemption date, without accumulation of any undeclared dividends. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the Dividend Payment Date as provided in Section 4 above.

(b)     Notice of Redemption. Notice of every redemption of shares of Series HH Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation. Such mailing shall be at least 30 calendar days and not more than 60 calendar days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series HH Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series HH Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of Series HH Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. Notwithstanding the foregoing, if the Series HH Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC.

(c)    Partial Redemption. In case of any redemption of only part of the shares of Series HH Preferred Stock at the time outstanding, the shares of Series HH Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series HH Preferred Stock in proportion to the number of Series HH Preferred Stock held by such holders or by lot. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series HH Preferred Stock shall be redeemed from time to time.

(d)     Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors or any duly authorized committee of the Board of Directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from the Corporation or such bank or trust company at any time after the redemption date from the funds so set aside or deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount set aside or deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

Section 7.     Voting Rights.

(a)    General. The holders of Series HH Preferred Stock shall not be entitled to vote on any matter except as set forth in paragraphs 7(b) and 7(c) below or as required by law.

(b)    Special Voting Right.

(i)    Voting Right. If and whenever dividends on the Series HH Preferred Stock or any other class or series of preferred stock that ranks on parity with Series HH Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable, have not been paid in an aggregate amount equal to, as to any class or series, the equivalent of at least six or more quarterly Dividend Periods (whether consecutive or not), the number of directors constituting the Board of Directors shall be increased by two, and the holders of the Series HH Preferred Stock (together with holders of any class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist), shall have the right, voting separately as a single class without regard to series, to the exclusion of the holders of common stock, to elect two directors of the Corporation to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the election of such directors must not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the holders of shares of Series HH Preferred Stock and any other class or series of preferred stock that ranks on parity with Series HH Preferred Stock as to payment of dividends having equivalent voting rights is a “Preferred Director.”

(ii)    Election. The election of the Preferred Directors will take place at any annual meeting of stockholders or any special meeting of the holders of Series HH Preferred Stock and any other class or series of the Corporation’s stock that ranks on parity with Series HH Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Corporation may, and upon the written request of any holder of Series HH Preferred Stock (addressed to the secretary at the Corporation’s principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series HH Preferred Stock and any other class or series of preferred stock that ranks on parity with Series HH Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid for the election of the two directors to be elected by them as provided in Section 7(b)(iii) below. The Preferred Directors shall each be entitled to one vote per director on any matter.

(iii)     Notice of Special Meeting. Notice for a special meeting to elect the Preferred Directors will be given in a similar manner to that provided in the Corporation’s By-laws for a special meeting of the stockholders. If the secretary of the Corporation does not call a special meeting within 20 days after receipt of any such request, then any holder of Series HH Preferred Stock may (at the Corporation’s expense) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Corporation. The Preferred Directors elected at any such special meeting will hold office until the next annual meeting of the Corporation’s stockholders unless they have been previously terminated or removed pursuant to Section 7(b)(iv). In case any vacancy in the office of a Preferred Director occurs (other than prior to the initial election of the Preferred Directors), the vacancy may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by the vote of the holders of the Series HH Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the stockholders.

(iv)    Termination; Removal. Whenever full dividends have been paid regularly on the Series HH Preferred Stock and any other class or series of preferred stock that ranks on parity with Series HH Preferred Stock as to payment of dividends, if any, for the equivalent of at least four quarterly Dividend Periods, then the right of the holders of Series HH Preferred Stock to elect the Preferred Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods). The terms of office of the Preferred Directors will immediately terminate, and the number of directors constituting the Board of Directors will be reduced accordingly. Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series HH Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this Section 7(b).

(c)    Other Voting Rights. So long as any shares of the Series HH Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least 66⅔% of the voting power of the Series HH Preferred Stock and the holders of any other Parity Stock entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or at any meeting called for the purpose, authorize, create or issue any capital stock ranking senior to the Series HH Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized capital stock into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock. Further, so long as any shares of the Series HH Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least 66⅔% of the shares of the Series HH Preferred Stock, amend, alter or repeal any provision of this Certificate of Designations or the Certificate of Incorporation of the Corporation, including by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of the Series HH Preferred Stock.

Notwithstanding the foregoing, (i) any increase in the amount of authorized common stock or authorized preferred stock, or any increase or decrease in the number of shares of any series of preferred stock, or the authorization, creation and issuance of other classes or series of capital stock, in each case ranking on a parity with or junior to the shares of the Series HH Preferred Stock as to dividends and distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such powers, preferences or special rights and (ii) a merger or consolidation of the Corporation with or into another entity in which the shares of the Series HH Preferred Stock (A) remain outstanding or (B) are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have powers, preferences or special rights that are not materially less favorable than the Series HH Preferred Stock shall not be deemed to adversely affect the powers, preferences or special rights of the Series HH Preferred Stock.

(d)    No Vote if Shares Redeemed. No vote or consent of the holders of the Series HH Preferred Stock shall be required pursuant to Section 7(b) or 7(c) if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, the Corporation shall have redeemed or shall have called for redemption all outstanding shares of Series HH Preferred Stock, with proper notice and sufficient funds having been set aside or deposited for such redemption, in each case pursuant to Section 6 above.

(e)    Procedures for Voting and Consents. Other than as set forth in Section 7(b), the rules and procedures for calling and conducting any meeting of the holders of Series HH Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation and By-laws of the Corporation and to applicable law.

Section 8.     Preemption and Conversion. The holders of Series HH Preferred Stock shall not have any rights of preemption or rights to convert such Series HH Preferred Stock into shares of any other class of capital stock of the Corporation.

Section 9.     Rank. Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designations to the contrary, the Board of Directors or any authorized committee of the Board of Directors, without the vote of the holders of the Series HH Preferred Stock, may authorize and issue additional shares of Junior Stock or Parity Stock.

Section 10.     Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell Series HH Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors or any duly authorized committee of the Board of Directors may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 11.    Unissued or Reacquired Shares. Shares of Series HH Preferred Stock not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 12.     No Sinking Fund. Shares of Series HH Preferred Stock are not subject to the operation of a sinking fund.

IN WITNESS WHEREOF, Bank of America Corporation has caused this Certificate of Designations to be executed by its duly authorized officer on this 24th day of July, 2018.

BANK OF AMERICA CORPORATION

By:	/s/ ROSS E. JEFFRIES, JR.
Name:	Ross E. Jeffries, Jr.
Title:	Deputy General Counsel and Corporate Secretary

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